ACE SECURITIES CORP.
Depositor

OCWEN LOAN SERVICING, LLC
a Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION
a Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION
Master Servicer and Securities Administrator

HSBC BANK USA, NATIONAL ASSOCIATION
Trustee

POOLING AND SERVICING AGREEMENT

Dated as of May 31, 2006

ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2

Asset Backed Pass-Through Certificates

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

SECTION 1.01	Defined Terms.
SECTION 1.02	Allocation of Certain Interest Shortfalls.
ARTICLE II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES
SECTION 2.01	Conveyance of the Mortgage Loans.
SECTION 2.02	Acceptance of REMIC I by Trustee.
SECTION 2.03	Repurchase or Substitution of Mortgage Loans.
SECTION 2.04	Representations and Warranties of the Master Servicer.
SECTION 2.05	Representations, Warranties and Covenants of Ocwen and Wells Fargo.
SECTION 2.06	Issuance of the REMIC I Regular Interests and the Class R-I Interest.
SECTION 2.07	Conveyance of the REMIC I Regular Interests; Acceptance of REMIC I by the Trustee.
SECTION 2.08	Issuance of the Residual Certificates.
SECTION 2.09	Establishment of the Trust.
SECTION 2.10	Purpose and Powers of the Trust.
SECTION 2.11	Representations and Warranties of the Trustee.

ARTICLE III ADMINISTRATION AND SERVICING OF THE OCWEN MORTGAGE LOANS AND WELLS FARGO MORTGAGE LOANS; ACCOUNTS

SECTION 3.01	Ocwen and Wells Fargo to Act as a Servicer.
SECTION 3.02	Sub-Servicing Agreement Between Each Servicer and Sub-Servicers.
SECTION 3.03	Successor Sub-Servicers.
SECTION 3.04	No Contractual Relationship Between Sub-Servicer, Subcontractor, Trustee or the Certificateholders.
SECTION 3.05	Assumption or Termination of Sub-Servicing Agreement by Successor Servicer.
SECTION 3.06	Collection of Certain Mortgage Loan Payments.
SECTION 3.07	Collection of Taxes, Assessments and Similar Items; Servicing Accounts.
SECTION 3.08	Collection Accounts, Simple Interest Excess Sub-Account and Distribution Account.
SECTION 3.09	Withdrawals from the Collection Accounts and Distribution Account.
SECTION 3.10	Investment of Funds in the Investment Accounts.
SECTION 3.11	Maintenance of Hazard Insurance, Errors and Omissions and Fidelity Coverage and Primary Mortgage Insurance.
SECTION 3.12	Enforcement of Due-on-Sale Clauses; Assumption Agreements.
SECTION 3.13	Realization Upon Defaulted Mortgage Loans.
SECTION 3.14	Trustee to Cooperate; Release of Mortgage Files.
SECTION 3.15	Servicing Compensation.
SECTION 3.16	Collection Account Statements.
SECTION 3.17	Annual Statement as to Compliance.
SECTION 3.18	Assessments of Compliance and Attestation Reports.
SECTION 3.19	Annual Certification; Additional Information.
SECTION 3.20	Access to Certain Documentation.
SECTION 3.21	Title, Management and Disposition of REO Property.
SECTION 3.22	Obligations of Each Servicer in Respect of Prepayment Interest Shortfalls; Relief Act Interest Shortfalls.
SECTION 3.23	Obligations of Each Servicer in Respect of Mortgage Rates and Monthly Payments.
SECTION 3.24	Reserve Fund.
SECTION 3.25	Advance Facility.
SECTION 3.26	The Servicer’s Indemnification Obligation.

ARTICLE IV ADMINISTRATION AND MASTER SERVICING OF THE MORTGAGE LOANS BY THE MASTER SERVICER

SECTION 4.01	Master Servicer.
SECTION 4.02	REMIC-Related Covenants.
SECTION 4.03	Monitoring of the Servicers.
SECTION 4.04	Fidelity Bond.
SECTION 4.05	Power to Act; Procedures.
SECTION 4.06	Due-on-Sale Clauses; Assumption Agreements.
SECTION 4.07	Documents, Records and Funds in Possession of Master Servicer To Be Held for Trustee.
SECTION 4.08	Standard Hazard Insurance and Flood Insurance Policies.
SECTION 4.09	Presentment of Claims and Collection of Proceeds.
SECTION 4.10	Maintenance of Primary Mortgage Insurance Policies.
SECTION 4.11	Trustee to Retain Possession of Certain Insurance Policies and Documents.
SECTION 4.12	Realization Upon Defaulted Mortgage Loans.
SECTION 4.13	Compensation for the Master Servicer.
SECTION 4.14	REO Property.
SECTION 4.15	Master Servicer Annual Statement of Compliance.
SECTION 4.16	Master Servicer Assessments of Compliance.
SECTION 4.17	Master Servicer Attestation Reports.
SECTION 4.18	Annual Certification.
SECTION 4.19	Obligation of the Master Servicer in Respect of Prepayment Interest Shortfalls.
SECTION 4.20	Prepayment Penalty Verification.

ARTICLE V PAYMENTS TO CERTIFICATEHOLDERS

SECTION 5.01	Distributions.
SECTION 5.02	Statements to Certificateholders.
SECTION 5.03	Servicer Reports; P&I Advances.
SECTION 5.04	Allocation of Realized Losses.
SECTION 5.05	Compliance with Withholding Requirements.
SECTION 5.06	Reports Filed with Securities and Exchange Commission.
ARTICLE VI	THE CERTIFICATES
SECTION 6.01	The Certificates.
SECTION 6.02	Registration of Transfer and Exchange of Certificates.
SECTION 6.03	Mutilated, Destroyed, Lost or Stolen Certificates.
SECTION 6.04	Persons Deemed Owners.
SECTION 6.05	Certain Available Information.
ARTICLE VII	THE DEPOSITOR, OCWEN, WELLS FARGO AND THE MASTER SERVICER
SECTION 7.01	Liability of the Depositor, Ocwen, Wells Fargo and the Master Servicer.
SECTION 7.02	Merger or Consolidation of the Depositor, Ocwen, Wells Fargo or the Master Servicer.
SECTION 7.03	Limitation on Liability of the Depositor, Ocwen, Wells Fargo, the Master Servicer and Others.
SECTION 7.04	Limitation on Resignation of Ocwen and Wells Fargo.
SECTION 7.05	Limitation on Resignation of the Master Servicer.
SECTION 7.06	Assignment of Master Servicing.
SECTION 7.07	Rights of the Depositor in Respect of Ocwen, Wells Fargo and the Master Servicer.
SECTION 7.08	Duties of the Credit Risk Manager.
SECTION 7.09	Limitation Upon Liability of the Credit Risk Manager.
SECTION 7.10	Removal of the Credit Risk Manager.
SECTION 7.11	Transfer of Servicing by Sponsor.

ARTICLE VIII DEFAULT

SECTION 8.01	Servicer Events of Default.
SECTION 8.02	Master Servicer to Act; Appointment of Successor.
SECTION 8.03	Notification to Certificateholders.
SECTION 8.04	Waiver of Servicer Events of Default.

ARTICLE IX CONCERNING THE TRUSTEE AND THE SECURITIES ADMINISTRATOR

SECTION 9.01	Duties of Trustee and Securities Administrator.
SECTION 9.02	Certain Matters Affecting Trustee and Securities Administrator.
SECTION 9.03	Trustee and Securities Administrator not Liable for Certificates or Mortgage Loans.
SECTION 9.04	Trustee and Securities Administrator May Own Certificates.
SECTION 9.05	Fees and Expenses of Trustee, Custodians and Securities Administrator.
SECTION 9.06	Eligibility Requirements for Trustee and Securities Administrator.
SECTION 9.07	Resignation and Removal of Trustee and Securities Administrator.
SECTION 9.08	Successor Trustee or Securities Administrator.
SECTION 9.09	Merger or Consolidation of Trustee or Securities Administrator.
SECTION 9.10	Appointment of Co-Trustee or Separate Trustee.
SECTION 9.11	Appointment of Office or Agency.
SECTION 9.12	Representations and Warranties.

ARTICLE X TERMINATION

SECTION 10.01	Termination Upon Repurchase or Liquidation of All Mortgage Loans.
SECTION 10.02	Additional Termination Requirements.

ARTICLE XI REMIC PROVISIONS

SECTION 11.01	REMIC Administration.
SECTION 11.02	Prohibited Transactions and Activities.
SECTION 11.03	Indemnification.

ARTICLE XII MISCELLANEOUS PROVISIONS

SECTION 12.01	Amendment.
SECTION 12.02	Recordation of Agreement; Counterparts.
SECTION 12.03	Limitation on Rights of Certificateholders.
SECTION 12.04	Governing Law.
SECTION 12.05	Notices.
SECTION 12.06	Severability of Provisions.
SECTION 12.07	Notice to Rating Agencies.
SECTION 12.08	Article and Section References.
SECTION 12.09	Grant of Security Interest.
SECTION 12.10	Survival of Indemnification.
SECTION 12.11	Servicing Agreement.
SECTION 12.12	Intention of the Parties and Interpretation.

Exhibits

Exhibit A-1	Form of Class A Certificate
Exhibit A-2	Form of Class M Certificate
Exhibit A-3	Form of Class CE-1 Certificate
Exhibit A-4	Form of Class CE-2 Certificate
Exhibit A-5	Form of Class P Certificate
Exhibit A-6	Form of Class R Certificate
Exhibit B-1
Form of Transferor Representation Letter and Form of Transferee Representation Letter in Connection with Transfer of the Class CE-1 Certificates, Class CE-2 Certificates, Class P Certificates and Residual Certificates Pursuant to Rule 144A Under the Securities Act

Exhibit B-2
Form of Transferor Representation Letter and Form of Transferee Representation Letter in Connection with Transfer of the Class CE-1 Certificates, Class CE-2 Certificates, Class P Certificates and Residual Certificates Pursuant to Rule 501 (a) Under the Securities Act

Exhibit B-3	Form of Transfer Affidavit and Agreement and Form of Transferor Affidavit in Connection with Transfer of Residual Certificates
Exhibit C	Form of Back-Up Certification
Exhibit D	Form of Power of Attorney
Exhibit E	Servicing Criteria
Exhibit F	Mortgage Loan Purchase Agreement
Exhibit G	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit H	Additional Disclosure Notification
Exhibit I	Assignment, Assumption and Recognition Agreement and Servicing Agreement

Schedule 1	Mortgage Loan Schedule
Schedule 2	Prepayment Charge Schedule
Schedule 3	Standard File Layout - Delinquency Reporting
Schedule 4	Standard File Layout - Master Servicing
Schedule 5	Standard File Layout - Simple Interest Mortgage Loans
Schedule 6	Servicing Advance Schedule

This Pooling and Servicing Agreement, is dated and effective as of May 31, 2006, among ACE SECURITIES CORP., as Depositor, OCWEN LOAN SERVICING, LLC, as a Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer and Securities Administrator and HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee.

PRELIMINARY STATEMENT:

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest of the Trust Fund created hereunder. The Trust Fund will consist of a segregated pool of assets comprised of the Mortgage Loans and certain other related assets subject to this Agreement.

REMIC I

As provided herein, the Securities Administrator will elect to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets subject to this Agreement (other than the Reserve Fund) as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I”. The Class R-I Interest will be the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions (as defined herein). The following table irrevocably sets forth the designation, the REMIC I Remittance Rate, the initial Uncertificated Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests (as defined herein). None of the REMIC I Regular Interests will be certificated.

Designation	REMIC I Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date (1)
I-LTAA	Variable(2)	$142,256,013.86	December 2045
I-LTA	Variable(2)	$995,070.00	December 2045
I-LTM1	Variable(2)	$181,450.00	December 2045
I-LTM2	Variable(2)	$116,130.00	December 2045
I-LTM3	Variable(2)	$48,630.00	December 2045
I-LTM4	Variable(2)	$23,950.00	December 2045
I-LTM5	Variable(2)	$22,500.00	December 2045
I-LTZZ	Variable(2)	$1,515,453.96	December 2045
I-LTP	Variable(2)	$100.00	December 2045
I-LTCE2	Variable(2)	N/A(3)	December 2045

 ________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC I Regular Interest.

(2)	Calculated in accordance with the definition of “REMIC I Remittance Rate” herein.

(3)
REMIC I Regular Interest I-LTCE2 will not have an Uncertificated Balance, but will accrue interest on its Notional Amount calculated in accordance with the definition of “REMIC I Remittance Rate” herein.

REMIC II

As provided herein, the Securities Administrator will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II.” The Class R-II Interest will evidence the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Classes of Certificates.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date (1)
Class A	Variable(2)	$99,507,000.00	December 2045
Class M-1	Variable(2)	$18,145,000.00	December 2045
Class M-2	Variable(2)	$11,613,000.00	December 2045
Class M-3	Variable(2)	$4,863,000.00	December 2045
Class M-4	Variable(2)	$2,395,000.00	December 2045
Class M-5	Variable(2)	$2,250,000.00	December 2045
Class P	N/A(3)	$100.00	December 2045
Class CE-1	N/A(4)	$6,386,197.82	December 2045
Class CE-2	N/A(5)	N/A(6)	December 2045

________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each Class of Certificates.

(2)	Calculated in accordance with the definition of “Pass-Through Rate” herein.

(3)	The Class P Certificates will not accrue interest.

(4)
The Class CE-1 Certificates will accrue interest at their variable Pass-Through Rate on the Notional Amount of the Class CE-1 Certificates outstanding from time to time which shall equal the Uncertificated Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest I-LTP). The Class CE-1 Certificates will not accrue interest on their Certificate Principal Balance.

(5)
The Class CE-2 Certificates are an interest only class and for each Distribution Date the Class CE-2 Certificates will be entitled to receive 100% of the amounts distributed on REMIC I Regular Interest I-LTCE2.

(6)
For federal income tax purposes, the Class CE-2 Certificates will not have a Certificate Principal Balance, but will have a Notional Amount equal to the Notional Amount of REMIC I Regular Interest I-LTCE2.

As of the Cut-off Date, the Mortgage Loans had an aggregate Scheduled Principal Balance equal to $145,159,297.82.

In consideration of the mutual agreements herein contained, the Depositor, Ocwen, Wells Fargo, the Master Servicer, the Securities Administrator and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Defined Terms.

Whenever used in this Agreement, including, without limitation, in the Preliminary Statement hereto, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article. Unless otherwise specified, all calculations described herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“60-day Delinquent Mortgage Loan”: With respect to any Mortgage Loan or any date of determination, the excess, if any, of (i) the number of days the most delinquent Monthly Payment for such Mortgage Loan was delinquent as of the close of business on the last day of the related Due Period minus (ii) the number of days the most delinquent Monthly Payment for such Mortgage Loan was delinquent as of the close of business on the Cut-off Date, is greater than or equal to 60.

“Accepted Master Servicing Practices”: With respect to any Mortgage Loan, as applicable, either (x) those customary mortgage master servicing practices of prudent mortgage servicing institutions that master service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Master Servicer (except in its capacity as successor to a Servicer (other than Wells Fargo)), or (y) as provided in Section 3.01 hereof, but in no event below the standard set forth in clause (x).

“Accepted Servicing Practices”: As defined in Section 3.01.

“Account”: The Collection Accounts and the Distribution Account as the context may require.

“Accrued Certificate Interest”: With respect to any Class A, Mezzanine, Class CE-1 or Class CE-2 Certificate and each Distribution Date, interest accrued during the related Interest Accrual Period at the Pass-Through Rate for such Certificate for such Distribution Date on the Certificate Principal Balance, in the case of the Class A Certificates and the Mezzanine Certificates, or on the Notional Amount in the case of the Class CE-1 Certificates and the Class CE-2 Certificates, of such Certificate immediately prior to such Distribution Date. The Class P Certificates are not entitled to distributions in respect of interest and, accordingly, will not accrue interest. All distributions of interest on the Class A Certificates and the Mezzanine Certificates will be calculated on the basis of a 360-day year and the actual number of days in the applicable Interest Accrual Period. All distributions of interest on the Class CE-1 Certificates and Class CE-2 Certificates will be based on a 360 day year consisting of twelve 30 day months. Accrued Certificate Interest with respect to each Distribution Date, as to any Class A, Mezzanine or Class CE-1 Certificate shall be reduced by an amount equal to the portion allocable to such Certificate pursuant to Section 1.02 hereof, if any, of the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.22 or Section 4.19 of this Agreement or pursuant to the Servicing Agreement and (b) the aggregate amount of any Relief Act Interest Shortfall, if any, for such Distribution Date. In addition, Accrued Certificate Interest with respect to each Distribution Date, as to any Class CE-1 Certificate, shall be reduced by an amount equal to the portion allocable to such Class CE-1 Certificate of Realized Losses, if any, pursuant to Section 1.02 and Section 5.04 hereof.

“Additional Disclosure Notification”: Has the meaning set forth in Section 5.06(a)(ii).

“Additional Form 10-D Disclosure”: Has the meaning set forth in Section 5.06(a) of this Agreement.

“Additional Form 10-K Disclosure”: Has the meaning set forth in Section 5.06(d) of this Agreement.

“Additional Servicer”: Means each affiliate of a Servicer that Services any of the Mortgage Loans and each Person who is not an affiliate of a Servicer that Services the Mortgage Loans. For clarification purposes, the Master Servicer and the Securities Administrator are Additional Servicers.

“Adjustable Rate Mortgage Loan”: Each of the Mortgage Loans identified in the Mortgage Loan Schedule as having a Mortgage Rate that is subject to adjustment.

“Adjustment Date”: With respect to each Adjustable Rate Mortgage Loan, the first day of the month in which the Mortgage Rate of an Adjustable Rate Mortgage Loan changes pursuant to the related Mortgage Note. The first Adjustment Date following the Cut-off Date as to each Adjustable Rate Mortgage Loan is set forth in the Mortgage Loan Schedule.

“Administration Fees”: The sum of (i) the Servicing Fee, (ii) the Master Servicing Fee and (iii) the Credit Risk Management Fee.

“Administration Fee Rate”: The sum of (i) the Servicing Fee Rate, (ii) the Master Servicing Fee Rate and (iii) the Credit Risk Management Fee Rate.

“Advance Facility”: As defined in Section 3.25(a).

“Advance Financing Person”: As defined in Section 3.25(a).

“Advance Reimbursement Amounts”: As defined in Section 3.25(b).

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Loss Severity Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred on any Mortgage Loans from the Cut-off Date to the last day of the preceding calendar month and the denominator of which is the aggregate principal balance of such Mortgage Loans immediately prior to the liquidation of such Mortgage Loans.

“Agreement”: This Pooling and Servicing Agreement, including all exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Allocated Realized Loss Amount”: With respect to any Class of Mezzanine Certificates and any Distribution Date, an amount equal to the sum of any Realized Loss allocated to that Class of Certificates on the Distribution Date pursuant to Section 5.04 and any Allocated Realized Loss Amount for that Class remaining unpaid from the previous Distribution Date.

“Amounts Held for Future Distribution”: As to any Distribution Date, the aggregate amount held in the Custodial Account and the Collection Accounts at the close of business on the immediately preceding Determination Date on account of (i) all Monthly Payments or portions thereof received in respect of the related Mortgage Loans due after the related Due Period and (ii) Principal Prepayments and Liquidation Proceeds received in respect of such Mortgage Loans after the last day of the related Prepayment Period.

“Annual Statement of Compliance”: As defined in Section 3.17.

“Arrearages”: With respect to each Mortgage Loan, the amount, if any, equal to the interest portion of the payments due on such Mortgage Loan on or prior to the Cut-off Date but not yet received by the related Servicer by such date, as shown on the Mortgage Loan Schedule.

“Assignment”: An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale and assignment of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages secured by Mortgaged Properties located in the same county, if permitted by law.

“Assignment Agreement”: The Assignment, Assumption and Recognition Agreement, dated as of June 26, 2006, by and among the Sponsor, the Depositor and SPS evidencing the assignment of the Servicing Agreement, to the extent of the servicing of the SPS Mortgage Loans, to the Depositor.

“Authorized Officers”: A managing director of the whole loan trading desk and a managing director in global markets.

“Available Distribution Amount”: With respect to any Distribution Date, an amount equal to (1) the sum of (a) the aggregate of the amounts on deposit in the Custodial Account, the Collection Accounts and the Distribution Account as of the close of business on the related Servicer Remittance Date, (b) the aggregate of any amounts deposited in the Distribution Account by the Servicers or the Master Servicer in respect of Prepayment Interest Shortfalls for such Distribution Date pursuant to Section 3.22 or Section 4.19 of this Agreement or pursuant to the Servicing Agreement, (c) the aggregate of any P&I Advances for such Distribution Date made by the Servicers pursuant to Section 5.03 of this Agreement or pursuant to the Servicing Agreement and (d) the aggregate of any P&I Advances made by a successor Servicer (including the Master Servicer or the Trustee) for such Distribution Date pursuant to Section 8.02 of this Agreement or the Servicing Agreement, reduced (to an amount not less than zero) by (2) the portion of the amount described in clause (1)(a) above that represents (i) Amounts Held for Future Distribution, (ii) Principal Prepayments on the Mortgage Loans received after the related Prepayment Period (together with any interest payments received with such Principal Prepayments to the extent they represent the payment of interest accrued on the Mortgage Loans during a period subsequent to the related Prepayment Period), (iii) Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries received in respect of the Mortgage Loans after the related Prepayment Period, (iv) amounts reimbursable or payable to the Depositor, the Servicers, the Trustee, the Master Servicer, the Securities Administrator, the Custodians or the Credit Risk Manager pursuant to Section 3.09 or Section 9.05 of this Agreement or otherwise payable in respect of Extraordinary Trust Fund Expenses or reimbursable or payable under the Servicing Agreement, (v) the Credit Risk Management Fee, (vi) amounts deposited in the Custodial Account, a Collection Account or the Distribution Account in error, (vii) the amount of any Prepayment Charges collected by the Servicers in connection with the Principal Prepayment of any of the Mortgage Loans and (viii) amounts reimbursable to a successor Servicer (including the Master Servicer or the Trustee) pursuant to Section 8.02 of this Agreement or pursuant to the Servicing Agreement.

“Balloon Mortgage Loan”: A Mortgage Loan that provides for the payment of the unamortized principal balance of such Mortgage Loan in a single payment, that is substantially greater than the preceding monthly payment at the maturity of such Mortgage Loan.

“Balloon Payment”: A payment of the unamortized principal balance of a Mortgage Loan in a single payment, that is substantially greater than the preceding Monthly Payment at the maturity of such Mortgage Loan.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978 (Title 11 of the United States Code), as amended.

“Book-Entry Certificates”: The Offered Certificates for so long as the Certificates of such Class shall be registered in the name of the Depository or its nominee.

“Book-Entry Custodian”: The custodian appointed pursuant to Section 6.01.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking or savings and loan institutions in the States of New York, Florida, Maryland, Minnesota, Utah or in the city in which the Corporate Trust Office of the Trustee is located, are authorized or obligated by law or executive order to be closed.

“Cash-Out Refinancing”: A Refinanced Mortgage Loan the proceeds of which are more than a nominal amount in excess of the principal balance of any existing first mortgage plus any subordinate mortgage on the related Mortgaged Property and related closing costs.

“Certificate”: Any one of ACE Securities Corp., Asset Backed Pass-Through Certificates, Series 2006-SD2, Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class CE-1, Class CE-2, Class P and Class R issued under this Agreement.

“Certificate Factor”: With respect to any Class of Certificates (other than the Residual Certificates) as of any Distribution Date, a fraction, expressed as a decimal carried to six places, the numerator of which is the aggregate Certificate Principal Balance (or Notional Amount, in the case of the Class CE-1 Certificates and Class CE-2 Certificates) of such Class of Certificates on such Distribution Date (after giving effect to any distributions of principal and allocations of Realized Losses resulting in reduction of the Certificate Principal Balance (or Notional Amount, in the case of the Class CE-1 Certificates and Class CE-2 Certificates) of such Class of Certificates to be made on such Distribution Date), and the denominator of which is the initial aggregate Certificate Principal Balance (or Notional Amount, in the case of the Class CE-1 Certificates and Class CE-2 Certificates) of such Class of Certificates as of the Closing Date.

“Certificate Margin”: With respect to the Class A Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTA, 0.300% in the case of each Distribution Date through and including the Optional Termination Date and 0.600% in the case of each Distribution Date thereafter.

With respect to the Class M-1 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM1, 0.550% in the case of each Distribution Date through and including the Optional Termination Date and 0.825% in the case of each Distribution Date thereafter.

With respect to the Class M-2 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM2, 1.350% in the case of each Distribution Date through and including the Optional Termination Date and 1.850% in the case of each Distribution Date thereafter.

With respect to the Class M-3 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM3, 2.500% in the case of each Distribution Date through and including the Optional Termination Date and 3.000% in the case of each Distribution Date thereafter.

With respect to the Class M-4 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM4, 2.500% in the case of each Distribution Date through and including the Optional Termination Date and 3.000% in the case of each Distribution Date thereafter.

With respect to the Class M-5 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM5, 2.500% in the case of each Distribution Date through and including the Optional Termination Date and 3.000% in the case of each Distribution Date thereafter.

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, except that a Disqualified Organization or a Non-United States Person shall not be a Holder of a Residual Certificate for any purposes hereof, and solely for the purposes of giving any consent pursuant to this Agreement, any Certificate registered in the name of or beneficially owned by the Depositor, the Sponsor, a Servicer, the Master Servicer, the Securities Administrator, the Trustee or any Affiliate thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent has been obtained, except as otherwise provided in Section 12.01 of this Agreement. The Trustee and the Securities Administrator may conclusively rely upon a certificate of the Depositor, the Sponsor, the Master Servicer, the Securities Administrator or a Servicer in determining whether a Certificate is held by an Affiliate thereof. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and participating members thereof, except as otherwise specified herein; provided, however, that the Trustee and the Securities Administrator shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Principal Balance”: With respect to each Class A, Mezzanine or Class P Certificate as of any date of determination, the Certificate Principal Balance of such Certificate on the Distribution Date immediately prior to such date of determination plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate pursuant to Section 5.04 of this Agreement, minus all distributions allocable to principal made thereon and Realized Losses allocated thereto, if any, on such immediately prior Distribution Date (or, in the case of any date of determination up to and including the first Distribution Date, the initial Certificate Principal Balance of such Certificate, as stated on the face thereof). With respect to each Class CE-1 Certificate as of any date of determination, an amount equal to the Percentage Interest evidenced by such Certificate times the excess, if any, of (A) the then aggregate Uncertificated Balances of the REMIC I Regular Interests over (B) the then aggregate Certificate Principal Balances of the Class A, Mezzanine and Class P Certificates then outstanding. The aggregate initial Certificate Principal Balance of each Class of Regular Certificates is set forth in the Preliminary Statement hereto.

“Certificate Register”: The register maintained pursuant to Section 6.02 of this Agreement.

“Certification Parties”: Has the meaning set forth in Section 3.19 of this Agreement.

“Certifying Person”: Has the meaning set forth in Section 3.19 of this Agreement.

“Class”: Collectively, all of the Certificates bearing the same class designation.

“Class A Certificate”: Any one of the Class A Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-1 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class A Principal Distribution Amount”: With respect to any Distribution Date on or after the Stepdown Date and on which a Trigger Event is not in effect, the excess of (x) the Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 35.70% and (ii) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) minus the product of (i) 0.50% and (ii) the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

“Class CE-1 Certificate”: Any one of the Class CE-1 Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-3 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class CE-2 Certificate”: Any one of the Class CE-2 Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-4 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-1 Certificate”: Any one of the Class M-1 Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-2 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-1 Principal Distribution Amount”: With respect to any Distribution Date on or after the Stepdown Date and on which a Trigger Event is not in effect, the excess of (x) the sum of (i) the Certificate Principal Balance of the Class A Certificates (after taking into account the payment of the Class A Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 60.70% and (ii) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) minus the product of (i) 0.50% and (ii) the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

“Class M-2 Certificate”: Any one of the Class M-2 Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-2 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-2 Principal Distribution Amount”: With respect to any Distribution Date on or after the Stepdown Date and on which a Trigger Event is not in effect, the excess of (x) the sum of (i) the Certificate Principal Balance of the Class A Certificates (after taking into account the payment of the Class A Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the payment of the Class M-1 Principal Distribution Amount on such Distribution Date) and (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 76.70% and (ii) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) minus the product of (i) 0.50% and (ii) the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

“Class M-3 Certificate”: Any one of the Class M-3 Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-2 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-3 Principal Distribution Amount”: With respect to any Distribution Date on or after the Stepdown Date and on which a Trigger Event is not in effect, the excess of (x) the sum of (i) the Certificate Principal Balance of the Class A Certificates (after taking into account the payment of the Class A Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the payment of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the payment of the Class M-2 Principal Distribution Amount on such Distribution Date) and (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 83.40% and (ii) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) minus the product of (i) 0.50% and (ii) the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

“Class M-4 Certificate”: Any one of the Class M-4 Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-2 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-4 Principal Distribution Amount”: With respect to any Distribution Date on or after the Stepdown Date and on which a Trigger Event is not in effect, the excess of (x) the sum of (i) the Certificate Principal Balance of the Class A Certificates (after taking into account the payment of the Class A Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the payment of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the payment of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the payment of the Class M-3 Principal Distribution Amount on such Distribution Date) and (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 86.70% and (ii) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) minus the product of (i) 0.50% and (ii) the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

“Class M-5 Certificate”: Any one of the Class M-5 Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-2 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-5 Principal Distribution Amount”: With respect to any Distribution Date on or after the Stepdown Date and on which a Trigger Event is not in effect, the excess of (x) the sum of (i) the Certificate Principal Balance of the Class A Certificates (after taking into account the payment of the Class A Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the payment of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the payment of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the payment of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the payment of the Class M-4 Principal Distribution Amount on such Distribution Date) and (v) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 89.80% and (ii) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced and unscheduled collections of principal received during the related Prepayment Period) minus the product of (i) 0.50% and (ii) the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

“Class P Certificate”: Any one of the Class P Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-5 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class R Certificates”: Any one of the Class R Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-6, and evidencing the Class R-I Interest and the Class R-II Interest.

“Class R-I Interest”: The uncertificated residual interest in REMIC I.

“Class R-II Interest”: The uncertificated residual interest in REMIC II.

“Closing Date”: June 26, 2006.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collection Account”: Each separate account or accounts created and maintained, or caused to be created and maintained, by each of Ocwen and Wells Fargo pursuant to Section 3.08(a) of this Agreement, which shall be entitled (i) with respect to the Ocwen Mortgage Loans, “Ocwen Loan Servicing, LLC, as Servicer for HSBC Bank USA, National Association, as Trustee, in trust for the registered holders of ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2, Asset Backed Pass-Through Certificates” and (ii) with respect to the Wells Fargo Mortgage Loans, “Wells Fargo Bank, National Association, as Servicer for HSBC Bank USA, National Association, as Trustee, in trust for the registered holders of ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2, Asset Backed Pass-Through Certificates. Each Collection Account must be an Eligible Account.

“Commission”: The Securities and Exchange Commission.

“Controlling Person”: Means, with respect to any Person, any other Person who “controls” such Person within the meaning of the Securities Act.

“Corporate Trust Office”: The principal corporate trust office of the Trustee or the Securities Administrator, as the case may be, at which, at any particular time, its corporate trust business in connection with this Agreement shall be administered, which office at the date of the execution of this instrument is located at (i) with respect to the Trustee, HSBC Bank USA, National Association, 452 Fifth Avenue, New York, New York 10018, Attention: ACE Securities Corp., 2006-SD2, or at such other address as the Trustee may designate from time to time by notice to the Certificateholders, the Depositor, the Master Servicer, the Securities Administrator and the Servicers or (ii) with respect to the Securities Administrator, (A) for purposes of Certificate transfers and surrender, Wells Fargo Bank, National Association, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust (ACE 2006-SD2), and (B) for all other purposes, Wells Fargo Bank, National Association, P.O. Box 98, Columbia, Maryland 21046, Attention: Corporate Trust (ACE 2006-SD2) (or for overnight deliveries, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust (ACE 2006-SD2)), or at such other address as the Securities Administrator may designate from time to time by notice to the Certificateholders, the Depositor, the Master Servicer, the Servicers and the Trustee.

“Corresponding Certificate”: With respect to each REMIC I Regular Interest, as follows:

REMIC I Regular Interest	Class
REMIC I Regular Interest I-LTA	A
REMIC I Regular Interest I-LTM1	M-1
REMIC I Regular Interest I-LTM2	M-2
REMIC I Regular Interest I-LTM3	M-3
REMIC I Regular Interest I-LTM4	M-4
REMIC I Regular Interest I-LTM5	M-5
REMIC I Regular Interest I-LTP	P
REMIC I Regular Interest I-LTCE2	CE-2

“Credit Enhancement Percentage”: For any Distribution Date is the percentage obtained by dividing (x) the aggregate Certificate Principal Balance of the Subordinate Certificates (which includes the Overcollateralization Amount) by (y) the aggregate principal balance of the Mortgage Loans, calculated after taking into account collections of principal on the Mortgage Loans and distribution of the Principal Distribution Amount to the holders of the Certificates then entitled to distributions of principal on the Distribution Date.

“Credit Risk Management Agreements”: The agreements between the Credit Risk Manager and each Servicer and/or Master Servicer, each regarding the loss mitigation and advisory services to be provided by the Credit Risk Manager.

“Credit Risk Management Fee”: The amount payable to the Credit Risk Manager on each Distribution Date as compensation for all services rendered by it in the exercise and performance of any and all powers and duties of the Credit Risk Manager under the Credit Risk Management Agreements, which amount shall equal one-twelfth of the product of (i) the Credit Risk Management Fee Rate multiplied by (ii) the Scheduled Principal Balance of the Mortgage Loans and any related REO Properties as of the first day of the related Due Period.

“Credit Risk Management Fee Rate”: 0.0200% per annum.

“Credit Risk Manager”: Risk Management Group, LLC, a New York limited liability company, and its successors and assigns.

“Custodial Account”: The separate account or accounts maintained by SPS under the Servicing Agreement.

“Custodial Agreement”: Either (i) the DBNTC Custodial Agreement or (ii) the Wells Fargo Custodial Agreement, or any other custodial agreement entered into after the date hereof with respect to any Mortgage Loan subject to this Agreement.

“Custodian”: DBNTC or Wells Fargo Bank, National Association or any other custodian appointed under any custodial agreement entered into after the date of this Agreement.

“Cut-off Date”: With respect to each Mortgage Loan, the close of business on May 31, 2006. With respect to all Qualified Substitute Mortgage Loans, their respective dates of substitution. References herein to the “Cut-off Date,” when used with respect to more than one Mortgage Loan, shall be to the respective Cut-off Dates for such Mortgage Loans.

“DBNTC”: Deutsche Bank National Trust Company, a national banking association, or its successor in interest.

“DBNTC Custodial Agreement”: The Custodial Agreement, dated as of May 31, 2006, among the Trustee, DBNTC, Ocwen, SPS and Wells Fargo, as may be amended or supplemented from time to time.

“Debt Service Reduction”: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction resulting from a Deficient Valuation.

“Deficient Valuation”: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificates”: As defined in Section 6.01(b) of this Agreement.

“Deleted Mortgage Loan”: A Mortgage Loan replaced or to be replaced by a Qualified Substitute Mortgage Loan.

“Delinquency Percentage”: As of the last day of the related Due Period, the rolling six month average of a fraction, expressed as a percentage, the numerator of which is the aggregate Scheduled Principal Balance of all 60-day Delinquent Mortgage Loans, as of the close of business of the last day of the related Due Period, provided that in the case of (i) Mortgage Loans that are the subject of forebearance plans and (ii) Mortgage Loans with respect to which the related Mortgagor is the subject of bankruptcy proceedings, delinquency shall be deemed to mean delinquency of the Monthly Payment due under the related forebearance plan or bankruptcy plan, as applicable, and the denominator of which is the aggregate Scheduled Principal Balance of the Mortgage Loans and REO Properties as of the close of business of the last day of the related Due Period.

“Depositor”: ACE Securities Corp., a Delaware corporation, or its successor in interest.

“Depository”: The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository, for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Institution”: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations (or, in the case of a depository institution that is the principal subsidiary of a holding company, such holding company has unsecured commercial paper or other short-term unsecured debt obligations) that are rated at least A-1+ by S&P, F-1+ by Fitch and P-1 by Moody’s (or, if such Rating Agencies are no longer rating the Offered Certificates, comparable ratings by any other nationally recognized statistical rating agency then rating the Offered Certificates).

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to (i) Ocwen and each Distribution Date, the 15th day of the calendar month in which such Distribution Date occurs, or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day and (ii) Wells Fargo and each Distribution Date, the Business Day preceding the related Servicer Remittance Date. With respect to SPS, the date specified in the Servicing Agreement. The Determination Date for purposes of Article X hereof shall mean the 15th day of the month or, if such 15th day is not a Business Day, the first Business Day following such 15th day.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by REMIC I other than through an Independent Contractor; provided, however, that the related Servicer, on behalf of the Trustee, shall not be considered to Directly Operate an REO Property solely because the related Servicer establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

“Disqualified Organization”: Any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) an “electing large partnership” and (vi) any other Person so designated by the Trustee based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any Trust REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The separate trust account or accounts created and maintained by the Securities Administrator pursuant to Section 3.08(c) of this Agreement in the name of the Securities Administrator for the benefit of the Certificateholders and designated “Wells Fargo Bank, National Association, in trust for registered holders of ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2”. Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement. The Distribution Account must be an Eligible Account.

“Distribution Date”: The 25th day of any month, or if such 25th day is not a Business Day, the Business Day immediately following such 25th day, commencing in July 2006.

“Due Date”: With respect to each Distribution Date, the day of the month on which the Monthly Payment is due on a Mortgage Loan during the related Due Period, exclusive of any days of grace.

“Due Period”: With respect to the Distribution Date in July 2006, the period commencing on June 1, 2006 and ending on July 1, 2006, and with respect to any Distribution Date thereafter, the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

“Eligible Account”: Any of (i) an account or accounts maintained with a Depository Institution, (ii) an account or accounts the deposits in which are fully insured by the FDIC or (iii) a trust account or accounts maintained with a federal depository institution or state chartered depository institution acting in its fiduciary capacity. Eligible Accounts may bear interest.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time.

“Estate in Real Property”: A fee simple estate in a parcel of land.

“Excess Liquidation Proceeds”: To the extent that such amount is not required by law to be paid to the related Mortgagor, the amount, if any, by which Liquidation Proceeds with respect to a liquidated Mortgage Loan exceed the sum of (i) the outstanding principal balance of such Mortgage Loan and accrued but unpaid interest at the related Net Mortgage Rate through the last day of the month in which the related Liquidation Event occurs, plus (ii) related liquidation expenses or other amounts to which the related Servicer is entitled to be reimbursed from Liquidation Proceeds with respect to such liquidated Mortgage Loan pursuant to Section 3.09 of this Agreement or pursuant to the Servicing Agreement.

“Excess Servicing Fee”: As defined in Section 5.01(b) of this Agreement.

“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Extraordinary Trust Fund Expense”: Any amounts payable or reimbursable to the Trustee, the Master Servicer, the Securities Administrator, the Custodians, the Credit Risk Manager or any director, officer, employee or agent of any such Person from the Trust Fund pursuant to the terms of this Agreement and any amounts payable from the Distribution Account in respect of taxes pursuant to Section 11.01(g)(v) of this Agreement or pursuant to the Servicing Agreement.

“Fannie Mae”: Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Sponsor or the Terminator pursuant to or as contemplated by Section 2.03, Section 3.13(c) or Section 10.01 of this Agreement), a determination made by the related Servicer that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the related Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered, which determination shall be evidenced by a certificate of a Servicing Officer of the related Servicer delivered to the Master Servicer and maintained in its records.

“Fitch”: Fitch Ratings or any successor thereto.

“Foreclosure Restricted Mortgage Loans”: A Mortgage Loan that was 90 or more days delinquent as of the Closing Date and which was not current under a repayment plan and identified as such on the Mortgage Loan Schedule.

“Form 8-K Disclosure Information”: Has the meaning set forth in Section 5.06(b).

“Freddie Mac”: Freddie Mac, formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Gross Margin”: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage set forth in the related Mortgage Note that is added to the related Index on each Adjustment Date in accordance with the terms of the related Mortgage Note used to determine the Mortgage Rate for such Adjustable Rate Mortgage Loan.

“Independent”: When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(B) of the Commission’s Regulation S-X. When used with respect to any specified Person, any such Person who (a) is in fact independent of the Depositor, the Master Servicer, the Securities Administrator, the Servicers, the Sponsor, any originator and their respective Affiliates, (b) does not have any direct financial interest in or any material indirect financial interest in the Depositor, the Master Servicer, the Securities Administrator, the Servicers, the Sponsor, any originator or any Affiliate thereof, (c) is not connected with the Depositor, the Master Servicer, the Securities Administrator, the Servicers, the Sponsor, any originator or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions and (d) is not a member of the immediate family of a Person defined on clause (b) or (c) above.

“Independent Contractor”: Either (i) any Person (other than a Servicer) that would be an “independent contractor” with respect to REMIC I within the meaning of Section 856(d)(3) of the Code if REMIC I were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates), so long as REMIC I does not receive or derive any income from such Person and provided that the relationship between such Person and REMIC I is at arm’s length, all within the meaning of Treasury Regulation Section 1.856-4(b)(5), or (ii) any other Person (including any Servicer) if the Trustee has received an Opinion of Counsel to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Index”: As of any Adjustment Date, the index applicable to the determination of the Mortgage Rate on each Adjustable Rate Mortgage Loan will generally be (i) the average of the interbank offered rates for six-month United States dollar deposits in the London market as published in The Wall Street Journal and as most recently available either (a) as of the first Business Day 45 days prior to such Adjustment Date or (b) as of the first Business Day of the month preceding the month of such Adjustment Date, as specified in the related Mortgage Note, (ii) the average of the interbank offered rates for one-year United States dollar deposits in the London market as published in The Wall Street Journal and as most recently available either (a) as of the first business day 45 days prior to that Adjustment Date or (b) as of the first business day of the month preceding the month of the Adjustment Date, as specified in the related mortgage note or (iii) the weekly average yield on United States Treasury Securities adjusted to a constant maturity of one year, as published in the Federal Reserve Statistical Release H.15 (519) as most recently announced as of a date 45 days prior to that Adjustment Date.

“Insurance Proceeds”: Proceeds of any title policy, hazard policy or other insurance policy, covering a Mortgage Loan or the related Mortgaged Property, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor or a senior lienholder in accordance with Accepted Servicing Practices, subject to the terms and conditions of the related Mortgage Note and Mortgage.

“Interest Accrual Period”: With respect to any Distribution Date and the Offered Certificates, the period commencing on the Distribution Date of the month immediately preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing on the Closing Date) and ending on the day preceding such Distribution Date. With respect to any Distribution Date and the Class CE-1 Certificates and Class CE-2 Certificates and the REMIC I Regular Interests, the one-month period ending on the last day of the calendar month immediately preceding the month in which such Distribution Date occurs.

“Interest Carry Forward Amount”: With respect to any Distribution Date and any Class of Offered Certificates, the sum of (i) the amount, if any, by which (a) the Interest Distribution Amount for such Class as of the immediately preceding Distribution Date exceeded (b) the actual amount distributed on such Class in respect of interest on such immediately preceding Distribution Date and (ii) the amount of any Interest Carry Forward Amount for such Class remaining unpaid from the previous Distribution Date, plus accrued interest on such sum calculated at the related Pass-Through Rate for the most recently ended Interest Accrual Period.

“Interest Determination Date”: With respect to the Class A Certificates, the Mezzanine Certificates, REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4 and REMIC I Regular Interest I-LTM5 and any Interest Accrual Period therefor, the second London Business Day preceding the commencement of such Interest Accrual Period.

“Interest Distribution Amount”: With respect to any Distribution Date and any Class A Certificate, any Mezzanine Certificate, any Class CE-1 Certificate and any Class CE-2 Certificate, the aggregate Accrued Certificate Interest on the Certificates of such Class for such Distribution Date.

“Interest Remittance Amount”: With respect to any Distribution Date, the portion of the Available Distribution Amount for such Distribution Date that represents interest received or advanced on the Mortgage Loans (other than any Simple Interest Excess, if applicable, and net of the Administration Fees, Arrearages collected by the Servicers and any Prepayment Charges and after taking into account amounts payable or reimbursable to the Trustee, the Custodians, the Securities Administrator, the Master Servicer, the Credit Risk Manager or the Servicers pursuant to this Agreement, the Servicing Agreement or the Custodial Agreements, as applicable), plus any amounts withdrawn from the Simple Interest Excess Sub-Account.

“Last Scheduled Distribution Date”: The Distribution Date occurring in December 2045, which is the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date.

“Late Collections”: With respect to any Mortgage Loan and any Due Period, all amounts received subsequent to the Determination Date immediately following such Due Period with respect to such Mortgage Loan, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

“Liquidation Event”: With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made as to such Mortgage Loan or (iii) such Mortgage Loan is removed from REMIC I by reason of its being purchased, sold or replaced pursuant to or as contemplated by Section 2.03, Section 3.13(c) or Section 10.01 of this Agreement. With respect to any REO Property, either of the following events: (i) a Final Recovery Determination is made as to such REO Property or (ii) such REO Property is removed from REMIC I by reason of its being purchased pursuant to Section 10.01 of this Agreement.

“Liquidation Proceeds”: The amount (other than Insurance Proceeds, amounts received in respect of the rental of any REO Property prior to REO Disposition, or required to be released to a Mortgagor or a senior lienholder in accordance with applicable law or the terms of the related Mortgage Loan Documents) received by the related Servicer in connection with (i) the taking of all or a part of a Mortgaged Property by exercise of the power of eminent domain or condemnation (other than amounts required to be released to the Mortgagor or a senior lienholder), (ii) the liquidation of a defaulted Mortgage Loan through a trustee’s sale, foreclosure sale or otherwise, (iii) the repurchase, substitution or sale of a Mortgage Loan or an REO Property pursuant to or as contemplated by Section 2.03, Section 3.13(c), Section 3.21 or Section 10.01 of this Agreement or pursuant to the Servicing Agreement or (iv) any Subsequent Recoveries.

“Loan-to-Value Ratio”: As of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at such date and the denominator of which is the Value of the related Mortgaged Property.

“London Business Day”: Any day on which banks in the Cities of London and New York are open and conducting transactions in United States dollars.

“Loss Severity Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the amount of Realized Losses incurred on a Mortgage Loan and the denominator of which is the principal balance of such Mortgage Loan immediately prior to the liquidation of such Mortgage Loan.

“Marker Rate”: With respect to the Class CE-1 Certificates and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the REMIC I Remittance Rate for each of REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5 and REMIC I Regular Interest I-LTZZ, with the rate on each such REMIC I Regular Interest (other than REMIC I Regular Interest I-LTZZ) subject to a cap equal to the lesser of (i) the related One-Month LIBOR Pass-Through Rate and (ii) the related Net WAC Pass-Through Rate for the Corresponding Certificates for the purpose of this calculation for such Distribution Date and with the rate on REMIC I Regular Interest I-LTZZ subject to a cap of zero for the purpose of this calculation; provided however, each such cap for each REMIC I Regular Interest shall be multiplied by a fraction the numerator of which is the actual number of days in the related Interest Accrual Period and the denominator of which is 30.

“Master Servicer”: As of the Closing Date, Wells Fargo Bank, National Association and thereafter, its respective successors in interest who meet the qualifications of this Agreement. The Master Servicer and the Securities Administrator shall at all times be the same Person or an Affiliate.

“Master Servicer Event of Default”: One or more of the events described in Section 8.01(b) of this Agreement.

“Master Servicing Fee”: With respect to each Mortgage Loan and for any calendar month, an amount equal to one twelfth of the product of the Master Servicing Fee Rate multiplied by the Scheduled Principal Balance of the Mortgage Loans as of the Due Date in the preceding calendar month.

“Master Servicing Fee Rate”: 0.0575% per annum.

“Maximum I-LTZZ Uncertificated Interest Deferral Amount”: With respect to any Distribution Date, the excess of (i) accrued interest at the REMIC I Remittance Rate applicable to REMIC I Regular Interest I-LTZZ for such Distribution Date on a balance equal to the Uncertificated Balance of REMIC I Regular Interest I-LTZZ minus the REMIC I Overcollateralization Amount, in each case for such Distribution Date, over (ii) Uncertificated Interest on REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4 and REMIC I Regular Interest I-LTM5 for such Distribution Date, with the rate on each such REMIC I Regular Interest subject to a cap equal to the lesser of (i) the related One-Month LIBOR Pass-Through Rate and (ii) the related Net WAC Pass-Through Rate for the Corresponding Certificates for the purpose of this calculation for such Distribution Date; provided however, each such cap for each REMIC I Regular Interest shall be multiplied by a fraction the numerator of which is the actual number of days in the related Interest Accrual Period and the denominator of which is 30.

“Maximum Mortgage Rate”: With respect to each Adjustable Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the maximum Mortgage Rate thereunder.

“MERS”: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS® System”: The system of recording transfers of mortgages electronically maintained by MERS.

“Mezzanine Certificate”: Any Class M-1, Class M-2, Class M-3, Class M-4 or Class M-5 Certificate.

“MIN”: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

“Minimum Mortgage Rate”: With respect to each Adjustable Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the minimum Mortgage Rate thereunder.

“MOM Loan”: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

“Monthly Payment”: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan which is payable by the related Mortgagor from time to time under the related Mortgage Note, a bankruptcy or a forebearance plan determined: (a) after giving effect to (i) any Deficient Valuation and/or Debt Service Reduction with respect to such Mortgage Loan and (ii) any reduction in the amount of interest collectible from the related Mortgagor pursuant to the Relief Act or similar state laws; (b) without giving effect to any extension granted or agreed to by the related Servicer pursuant to Section 3.01 of this Agreement or pursuant to the Servicing Agreement; and (c) on the assumption that all other amounts, if any, due under such Mortgage Loan are paid when due.

“Moody’s”: Moody’s Investors Service, Inc. or any successor in interest.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second lien on, or first or second priority security interest in, a Mortgaged Property securing a Mortgage Note.

“Mortgage File”: The Mortgage Loan Documents pertaining to a particular Mortgage Loan.

“Mortgage Loan”: Each mortgage loan transferred and assigned to the Trustee and the Mortgage Loan Documents for which have been delivered to the applicable Custodian pursuant to Section 2.01 of this Agreement and pursuant to the related Custodial Agreement, as held from time to time as a part of the Trust Fund, the Mortgage Loans so held being identified in the Mortgage Loan Schedule.

“Mortgage Loan Documents”: The documents evidencing or relating to each Mortgage Loan delivered to the applicable Custodian under the related Custodial Agreement on behalf of the Trustee.

“Mortgage Loan Purchase Agreement”: Shall mean the Mortgage Loan Purchase Agreement, dated as of June 26, 2006, between the Depositor and the Sponsor, a copy of which is attached hereto as Exhibit F.

“Mortgage Loan Schedule”: As of any date, the list of Mortgage Loans included in REMIC I on such date, separately identifying the Mortgage Loans, attached hereto as Schedule 1. The Depositor shall deliver or cause the delivery of the initial Mortgage Loan Schedule to the related Servicer, the Master Servicer, the Custodians and the Trustee on the Closing Date. The Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan:

(i)	the Mortgage Loan identifying number;

(ii)	the Mortgagor’s first and last name;

(iii)	the street address of the Mortgaged Property including the state and zip code;

(iv)	a code indicating whether the Mortgaged Property is owner-occupied;

(v)	the type of Residential Dwelling constituting the Mortgaged Property;

(vi)	the original months to maturity;

(vii)	the original date of the Mortgage Loan and the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

(viii)	the Loan-to-Value Ratio at origination;

(ix)	the Mortgage Rate in effect immediately following the Cut-off Date;

(x)	the date on which the first Monthly Payment was due on the Mortgage Loan;

(xi)	the stated maturity date;

(xii)	the amount of the Monthly Payment at origination;

(xiii)	the amount of the Monthly Payment (including as set forth in a forebearance plan or in connection with a bankruptcy proceeding) as of the Cut-off Date;

(xiv)	the last Due Date on which a Monthly Payment was actually applied to the Scheduled Principal Balance;

(xv)	the original principal amount of the Mortgage Loan;

(xvi)	the Scheduled Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date;

(xvii)	with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date;

(xviii)	with respect to each Adjustable Rate Mortgage Loan, the Gross Margin;

(xix)	a code indicating the purpose of the loan (i.e., purchase financing, rate/term refinancing, cash-out refinancing);

(xx)	with respect to each Adjustable Rate Mortgage Loan, the Maximum Mortgage Rate under the terms of the Mortgage Note;

(xxi)	with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Rate under the terms of the Mortgage Note;

(xxii)	the Mortgage Rate at origination;

(xxiii)	with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap;

(xxiv)	with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the Cut-off Date;

(xxv)	with respect to each Adjustable Rate Mortgage Loan, the related Index;

(xxvi)	the date on which the first Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date;

(xxvii)	a code indicating whether the Mortgage Loan is an Adjustable Rate Mortgage Loan or a fixed rate Mortgage Loan;

(xxviii)	a code indicating the documentation style (i.e., full, stated or limited);

(xxix)
a code indicating if the Mortgage Loan is subject to a primary insurance policy or lender paid mortgage insurance policy, the name of the insurer and, if applicable, the rate payable in connection therewith;

(xxx)	the Appraised Value of the Mortgaged Property;

(xxxi)	the sale price of the Mortgaged Property, if applicable;

(xxxii)	a code indicating whether the Mortgage Loan is subject to a Prepayment Charge, the term of such Prepayment Charge and the amount of such Prepayment Charge;

(xxxiii)	the product type (e.g., 2/28, 15 year fixed, 30 year fixed, 15/30 balloon, etc.);

(xxxiv)	the Mortgagor’s debt to income ratio;

(xxxv)	the FICO score at origination;

(xxxvi)	the amount of any Arrearage;

(xxxvii)	a code indicating a Foreclosure Restricted Mortgage Loan;

(xxxviii)	whether such Mortgage Loan is a Simple Interest Mortgage Loan;

(xxxix)	with respect to each Mortgage Loan registered on MERS, the MIN:

(xl)	a code indicating whether the Mortgage Loan is secured by a first or second lien;

(xli)	the Servicing Fee;

(xlii)	the applicable Servicer; and

(xliii)	the applicable Custodian.

The Mortgage Loan Schedule shall set forth the following information with respect to the Mortgage Loans in the aggregate as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans. The Mortgage Loan Schedule shall be amended from time to time by the Depositor in accordance with the provisions of this Agreement. With respect to any Qualified Substitute Mortgage Loan, the Cut-off Date shall refer to the related Cut-off Date for such Mortgage Loan, determined in accordance with the definition of Cut-off Date herein.

“Mortgage Note”: The original executed note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Rate”: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, which rate with respect to each Adjustable Rate Mortgage Loan (A) as of any date of determination until the first Adjustment Date following the Cut-off Date shall be the rate set forth in the Mortgage Loan Schedule as the Mortgage Rate in effect immediately following the Cut-off Date and (B) as of any date of determination thereafter shall be the rate as adjusted on the most recent Adjustment Date equal to the sum, rounded to the nearest 0.125% as provided in the Mortgage Note, of the related Index, as most recently available as of a date prior to the Adjustment Date as set forth in the related Mortgage Note, plus the related Gross Margin; provided that the Mortgage Rate on such Adjustable Rate Mortgage Loan on any Adjustment Date shall never be more than the lesser of (i) the sum of the Mortgage Rate in effect immediately prior to the Adjustment Date plus the related Periodic Rate Cap, if any, and (ii) the related Maximum Mortgage Rate, and shall never be less than the greater of (i) the Mortgage Rate in effect immediately prior to the Adjustment Date less the Periodic Rate Cap, if any, and (ii) the related Minimum Mortgage Rate. With respect to each Mortgage Loan that becomes an REO Property, as of any date of determination, the annual rate determined in accordance with the immediately preceding sentence as of the date such Mortgage Loan became an REO Property.

“Mortgaged Property”: The underlying property securing a Mortgage Loan, including any REO Property, consisting of an Estate in Real Property improved by a Residential Dwelling.

“Mortgagor”: The obligor on a Mortgage Note.

“Net Monthly Excess Cashflow”: With respect to any Distribution Date, the sum of (i) the amount of any collections in respect of Arrearages on the Mortgage Loans, (ii) any Overcollateralization Reduction Amount for such Distribution Date and (iii) the excess of (x) the Available Distribution Amount for such Distribution Date over (y) the sum of (A) the Senior Interest Distribution Amount payable to the Holders of the Class A Certificates, (B) the aggregate Interest Distribution Amounts payable to the Holders of the Mezzanine Certificates and (C) the Principal Remittance Amount.

“Net Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property) as of any date of determination, a per annum rate of interest equal to the then applicable Mortgage Rate for such Mortgage Loan minus the Administration Fee Rate.

“Net Simple Interest Excess”: As of any Distribution Date, an amount equal to the excess, if any, of the aggregate amount of Simple Interest Excess with respect to the Mortgage Loans over the amount of Simple Interest Shortfall with respect to the Mortgage Loans.

“Net Simple Interest Shortfall”: As of any Distribution Date, an amount equal to the excess, if any, of the aggregate amount of Simple Interest Shortfall with respect to the Mortgage Loans over the amount of Simple Interest Excess with respect to the Mortgage Loans.

“Net WAC Pass-Through Rate”: The Net WAC Pass-Through Rate for any Distribution Date and the Offered Certificates is a rate per annum (adjusted for the actual number of days elapsed in the related Interest Accrual Period) equal to the weighted average of the Net Mortgage Rates on the then outstanding Mortgage Loans, weighted based on their Scheduled Principal Balances as of the first day of the calendar month preceding the month in which such Distribution Date occurs. For federal income tax purposes, the economic equivalent of such rate shall be expressed as the weighted average of (adjusted for the actual number of days elapsed in the related Interest Accrual Period) the REMIC I Remittance Rates on the REMIC I Regular Interests, weighted on the basis of the Uncertificated Balance of each such REMIC I Regular Interest.

“Net WAC Rate Carryover Amount”: With respect to any Offered Certificate and any Distribution Date on which the Pass-Through Rate is limited to the applicable Net WAC Pass-Through Rate, an amount equal to the sum of (i) the excess of (x) the amount of interest such Class would have been entitled to receive on such Distribution Date if the applicable Net WAC Pass-Through Rate would not have been applicable to such Class on such Distribution Date over (y) the amount of interest paid to such Class on such Distribution Date at the applicable Net WAC Pass-Through Rate plus (ii) the related Net WAC Rate Carryover Amount for the previous Distribution Date not previously distributed to such Class together with interest thereon at a rate equal to the Pass-Through Rate for such Class for the most recently ended Interest Accrual Period without taking into account the applicable Net WAC Pass-Through Rate.

“New Lease”: Any lease of REO Property entered into on behalf of REMIC I, including any lease renewed or extended on behalf of REMIC I, if REMIC I has the right to renegotiate the terms of such lease.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the related Servicer or a successor to the related Servicer (including the Trustee or the Master Servicer) will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related Late Collections, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein or in the Servicing Agreement.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the related Servicer or a successor to a Servicer, will not or, in the case of a proposed Servicing Advance, would not be ultimately recoverable from related Late Collections, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein or in the Servicing Agreement.

“Non-United States Person”: Any Person other than a United States Person.

“Notional Amount”: With respect to the Class CE-1 Certificates and any Distribution Date, the Uncertificated Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest I-LTP) for such Distribution Date. As of the Closing Date, the Notional Amount of the Class CE-1 Certificates is equal to $145,159,197.82.

With respect to the Class CE-2 Certificates and any Distribution Date, the Notional Amount of REMIC I Regular Interest I-LTCE2 for such Distribution Date.

With respect to REMIC I Regular Interest I-LTCE2 and any Distribution Date, the sum of the aggregate principal balances of the (i) Ocwen Mortgage Loans, (ii) Wells Fargo Mortgage Loans and (iii) SPS Mortgage Loans for such Distribution Date.

“Ocwen”: Ocwen Loan Servicing, LLC or any successor thereto appointed hereunder in connection with the servicing and administration of the Ocwen Mortgage Loans.

“Ocwen Mortgage Loans”: The Mortgage Loans serviced by Ocwen pursuant to the terms of this Agreement as specified on the Mortgage Loan Schedule.

“Ocwen Servicing Fee Rate”: 0.41% per annum.

“Offered Certificates”: The Class A Certificates and the Mezzanine Certificates, collectively.

“Officer’s Certificate”: With respect to any Person, a certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a vice president (however denominated), or by the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of such Person (or in the case of a Person that is not a corporation, signed by the person or persons having like responsibilities).

“One-Month LIBOR”: With respect to the Class A Certificates, the Mezzanine Certificates, REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5 and any Interest Accrual Period therefor, the rate determined by the Securities Administrator on the related Interest Determination Date on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such Interest Determination Date; provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the offered rates of the Reference Banks for one-month U.S. dollar deposits, as of 11:00 a.m. (London time) on such Interest Determination Date. In such event, the Securities Administrator will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If on such Interest Determination Date, two or more Reference Banks provide such offered quotations, One-Month LIBOR for the related Interest Accrual Period shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 1/16). If on such Interest Determination Date, fewer than two Reference Banks provide such offered quotations, One-Month LIBOR for the related Interest Accrual Period shall be the higher of (i) LIBOR as determined on the previous Interest Determination Date and (ii) the Reserve Interest Rate. Notwithstanding the foregoing, if, under the priorities described above, LIBOR for an Interest Determination Date would be based on LIBOR for the previous Interest Determination Date for the third consecutive Interest Determination Date, the Securities Administrator shall select an alternative comparable index (over which the Securities Administrator has no control), used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent party. The establishment of One-Month LIBOR by the Securities Administrator and the Securities Administrator’s subsequent calculation of the One-Month LIBOR Pass-Through Rates for the relevant Interest Accrual Period, shall, in the absence of manifest error, be final and binding.

“One-Month LIBOR Pass-Through Rate”: With respect to the Class A Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTA, a per annum rate equal to One-Month LIBOR plus the related Certificate Margin.

With respect to the Class M-1 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM1, a per annum rate equal to One-Month LIBOR plus the related Certificate Margin.

With respect to the Class M-2 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM2, a per annum rate equal to One-Month LIBOR plus the related Certificate Margin.

With respect to the Class M-3 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM3, a per annum rate equal to One-Month LIBOR plus the related Certificate Margin.

With respect to the Class M-4 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM4, a per annum rate equal to One-Month LIBOR plus the related Certificate Margin.

With respect to the Class M-5 Certificates and, for purposes of the definition of “Marker Rate”, REMIC I Regular Interest I-LTM5, a per annum rate equal to One-Month LIBOR plus the related Certificate Margin.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the related Servicer, the Securities Administrator or the Master Servicer, acceptable to the Trustee, except that any opinion of counsel relating to (a) the qualification of any REMIC as a REMIC or (b) compliance with the REMIC Provisions must be an opinion of Independent counsel.

“Optional Termination Date”: The Distribution Date on which the aggregate principal balance of the Mortgage Loans (and properties acquired in respect thereof) remaining in the Trust Fund as of the last day of the related Due Period is less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

“Overcollateralization Amount”: With respect to any Distribution Date, the excess, if any, of (a) the sum of the aggregate Scheduled Principal Balances of the Mortgage Loans and REO Properties immediately following such Distribution Date over (b) the sum of the aggregate Certificate Principal Balances of the Class A Certificates, the Mezzanine Certificates and the Class P Certificates as of such Distribution Date (after taking into account the payment of the Principal Remittance Amount on such Distribution Date).

“Overcollateralization Increase Amount”: With respect to any Distribution Date is the amount of Net Monthly Excess Cashflow actually applied as an accelerated payment of principal to the Classes of Offered Certificates then entitled to distributions of principal to the extent the Required Overcollateralization Amount exceeds the Overcollateralization Amount.

“Overcollateralization Reduction Amount”: With respect to any Distribution Date, the lesser of (i) the amount by which the Overcollateralization Amount exceeds the Required Overcollateralization Amount and (ii) the Principal Remittance Amount; provided however that on any Distribution Date on which a Trigger Event is in effect, the Overcollateralization Reduction Amount shall equal zero.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate, including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: As to any Mortgage Loan or REO Property, any advance made by a Servicer in respect of any Determination Date pursuant to Section 5.03 of this Agreement or pursuant to the Servicing Agreement, an Advance Financing Person pursuant to Section 3.25 of this Agreement or in respect of any Distribution Date by a successor Servicer pursuant to Section 8.02 of this Agreement or pursuant to the Servicing Agreement (which advances shall not include principal or interest shortfalls due to bankruptcy proceedings or application of the Relief Act or similar state or local laws.)

“Pass-Through Rate”: With respect to the Class A Certificates and the Mezzanine Certificates and any Distribution Date, a rate per annum equal to the lesser of (i) the One-Month LIBOR Pass-Through Rate for such Distribution Date and (ii) the applicable Net WAC Pass- Through Rate for the Distribution Date.

With respect to the Class CE-1 Certificates and any Distribution Date, a rate per annum equal to the percentage equivalent of a fraction, the numerator of which is the sum of the amounts calculated pursuant to clauses (i) through (x) below, and the denominator of which is the aggregate Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5 and REMIC I Regular Interest I-LTZZ. For purposes of calculating the Pass-Through Rate for the Class CE-1 Certificates, the numerator is equal to the sum of the following components:

(i)  the REMIC I Remittance Rate for REMIC I Regular Interest I-LTAA minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC II Regular Interest I-LTAA;

(ii)  the REMIC I Remittance Rate for REMIC I Regular Interest I-LTA minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC I Regular Interest I-LTA;

(iii)  the REMIC I Remittance Rate for REMIC I Regular Interest I-LTM1 minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC I Regular Interest I-LTM1;

(iv)  the REMIC I Remittance Rate for REMIC I Regular Interest I-LTM2 minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC I Regular Interest I-LTM2;

(v)  the REMIC I Remittance Rate for REMIC I Regular Interest I-LTM3 minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC I Regular Interest I-LTM3;

(vi)  the REMIC I Remittance Rate for REMIC I Regular Interest I-LTM4 minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC I Regular Interest I-LTM4;

(vii)  the REMIC I Remittance Rate for REMIC I Regular Interest I-LTM5 minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC I Regular Interest I-LTM5;

(viii)  the REMIC I Remittance Rate for REMIC I Regular Interest I-LTZZ minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC I Regular Interest I-LTZZ; and

(ix)  100% of the interest on REMIC I Regular Interest I-LTP.

With respect to the Class CE-2 Certificates and any Distribution Date, an amount equal to 100% of the amounts distributed on REMIC I Regular Interest I-LTCE2.

“PCAOB”: Means the Public Company Accounting Oversight Board.

“Percentage Interest”: With respect to any Class of Certificates (other than the Residual Certificates), the undivided percentage ownership in such Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the initial Certificate Principal Balance represented by such Certificate and the denominator of which is the aggregate initial Certificate Principal Balance or Notional Amount of all of the Certificates of such Class. The Offered Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Certificate Principal Balances of $25,000 and integral multiples of $1.00 in excess thereof. The Class P Certificates are issuable only in Percentage Interests corresponding to initial Certificate Principal Balances of $20 and integral multiples thereof. The Class CE-1 Certificates and the Class CE-2 Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Notional Amounts of $10,000 and integral multiples of $1.00 in excess thereof; provided, however, that a single Certificate of each such Class of Certificates may be issued having a Percentage Interest corresponding to the remainder of the aggregate initial Notional Amount of such Class or to an otherwise authorized denomination for such Class plus such remainder. With respect to any Residual Certificate, the undivided percentage ownership in such Class evidenced by such Certificate, as set forth on the face of such Certificate. The Residual Certificates are issuable in Percentage Interests of 20% and integral multiples of 5% in excess thereof.

“Periodic Rate Cap”: With respect to each Adjustable Rate Mortgage Loan and any Adjustment Date therefor, the fixed percentage set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Rate for such Adjustable Rate Mortgage Loan may increase or decrease (without regard to the Maximum Mortgage Rate or the Minimum Mortgage Rate) on such Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Depositor, Ocwen, Wells Fargo, the Master Servicer, the Trustee or any of their respective Affiliates:

(i)  direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)  (A) demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by or federal funds sold by any depository institution or trust company (including the Trustee or its agent acting in their respective commercial capacities) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state authorities, so long as, at the time of such investment or contractual commitment providing for such investment, such depository institution or trust company (or, if the only Rating Agency is S&P, in the case of the principal depository institution in a depository institution holding company, debt obligations of the depository institution holding company) or its ultimate parent has a short-term uninsured debt rating in the highest available rating category of Moody’s, Fitch and S&P and provided that each such investment has an original maturity of no more than 365 days; and provided further that, if the only Rating Agency is S&P and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and, provided further that, if the original maturity of such short-term obligations of a domestic branch of a foreign depository institution or trust company shall exceed 30 days, the short-term rating of such institution shall be A-1+ in the case of S&P if S&P is the Rating Agency; and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

(iii)  repurchase obligations with a term not to exceed 30 days with respect to any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) rated A-1+ or higher by S&P, F-1 or higher by Fitch and A-2 or higher by Moody’s, provided, however, that collateral transferred pursuant to such repurchase obligation must be of the type described in clause (i) above and must (A) be valued daily at current market prices plus accrued interest, (B) pursuant to such valuation, be equal, at all times, to 105% of the cash transferred by a party in exchange for such collateral and (C) be delivered to such party or, if such party is supplying the collateral, an agent for such party, in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities;

(iv)  securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

(v)  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

(vi)  units of money market funds that have been rated “AAA” by Fitch (if rated by Fitch), “AAA” by S&P or “Aaa” by Moody’s including any such money market fund managed or advised by the Master Servicer, the Trustee or any of their Affiliates; and

(vii)  if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing securities having ratings equivalent to its highest initial rating of the Class A Certificates;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

“Permitted Transferee”: Any Transferee of a Residual Certificate other than a Disqualified Organization or Non-United States Person.

“Person”: Any individual, limited liability company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: Any employee benefit plan or certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that are subject to ERISA or Section 4975 of the Code.

“Prepayment Assumption”: A prepayment rate for the Mortgage Loans of 25% CPR. The Prepayment Assumption is used solely for determining the accrual of original issue discount on the Certificates for federal income tax purposes. A CPR (or Constant Prepayment Rate) represents an annualized constant assumed rate of prepayment each month of a pool of mortgage loans relative to its outstanding principal balance for the life of such pool.

“Prepayment Charge”: With respect to any Principal Prepayment, any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

“Prepayment Charge Schedule”: As of any date, the list of Mortgage Loans providing for a Prepayment Charge included in the Trust Fund on such date, attached hereto as Schedule 2 (including the prepayment charge summary attached thereto). The Depositor shall deliver or cause the delivery of the Prepayment Charge Schedule to the related Servicer, the Master Servicer and the Trustee on the Closing Date. The Prepayment Charge Schedule shall set forth the following information with respect to each Prepayment Charge:

(i)  the Mortgage Loan identifying number;

(ii)  a code indicating the type of Prepayment Charge;

(iii)  the date on which the first Monthly Payment was due on the related Mortgage Loan;

(iv)  the term of the related Prepayment Charge;

(v)  the original Scheduled Principal Balance of the related Mortgage Loan; and

(vi)  the Scheduled Principal Balance of the related Mortgage Loan as of the Cut-off Date.

“Prepayment Interest Excess”: With respect to each Ocwen Mortgage Loan or Wells Fargo Mortgage Loan that was the subject of a Principal Prepayment in full during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Distribution Date occurs and (i) with respect to Ocwen, the Determination Date of the calendar month in which such Distribution Date occurs, and (ii) with respect to Wells Fargo, the 13th day of the month in which such Distribution Date occurs, an amount equal to interest (to the extent received) at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the last date through which interest is collected from the related Mortgagor. Ocwen and Wells Fargo may withdraw such Prepayment Interest Excess from the related Collection Account in accordance with Section 3.09(a)(x) of this Agreement. The entitlement of SPS, if any, with respect to Prepayment Interest Excess is set forth in the Servicing Agreement.

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each such Mortgage Loan that was the subject of a Principal Prepayment in full or in part during the portion of the related Prepayment Period occurring between the first day of the related Prepayment Period and the last day of the calendar month preceding the month in which such Distribution Date occurs that was applied by the related Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Prepayment Period, an amount equal to interest at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding such Distribution Date. The obligations of Ocwen, Wells Fargo and the Master Servicer in respect of any Prepayment Interest Shortfall are set forth in Section 3.22 and Section 4.19, respectively of this Agreement. The obligations of SPS in respect of any Prepayment Interest Shortfalls are set forth in the Servicing Agreement.

“Prepayment Period”: With respect to (i) the Ocwen Mortgage Loans and any Distribution Date, the calendar month preceding the month in which the related Distribution Date occurs with respect to Principal Prepayments in part, and the period beginning on the 16th day of the month preceding the related Distribution Date (or, the period commencing on the Cut-off Date, in connection with the first Prepayment Period) and ending on the 15th day of the month in which such Distribution Date occurs with respect to Principal Prepayments in full, (ii) the Wells Fargo Mortgage Loans, the calendar month preceding the month in which the related Distribution Date occurs with respect to Principal Prepayments in part, and the period beginning on the 14th day of the month preceding the related Distribution Date (or the period commencing on the Cut-off Date, in connection with the first Prepayment Period) and ending on the 13th day of the month in which such Distribution Date occurs with respect to Principal Prepayments in full. With respect to the SPS Mortgage Loans, the period specified in the Servicing Agreement.

“Principal Prepayment”: Any voluntary payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any Due Date in any month or months subsequent to the month of prepayment.

“Principal Distribution Amount”: With respect to any Distribution Date will be the sum of (i) the principal portion of all Monthly Payments on the Mortgage Loans due during the related Due Period, whether or not received on or prior to the related Determination Date; (ii) the principal portion of all proceeds received in respect of the repurchase of a Mortgage Loan or, in the case of a substitution, certain amounts representing a principal adjustment, during the immediately preceding calendar month pursuant to or as contemplated by Section 2.03, Section 3.13(c) and Section 10.01 of this Agreement; (iii) the principal portion of all other unscheduled collections, including Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries, and all Principal Prepayments in full and in part received during the related Prepayment Period, to the extent applied as recoveries of principal on the Mortgage Loans, net in each case of payments or reimbursements to the Trustee, the Custodians, the Master Servicer, the Credit Risk Manager, the Securities Administrator or the Servicers and (iv) the amount of any Overcollateralization Increase Amount for such Distribution Date minus (v) the amount of any Overcollateralization Reduction Amount for such Distribution Date.

“Principal Remittance Amount”: With respect to any Distribution Date will be the sum of the amounts described in clauses (i) through (iii) of the definition of Principal Distribution Amount.

“Purchase Price”: With respect to any Mortgage Loan or REO Property to be purchased pursuant to or as contemplated by Section 2.03, Section 3.13(c) or Section 10.01 of this Agreement, and as confirmed by a certification of a Servicing Officer of the related Servicer to the Trustee, an amount equal to the sum of (i) 100% of the Scheduled Principal Balance thereof as of the date of purchase (or such other price as provided in Section 10.01 of this Agreement), (ii) in the case of (x) a Mortgage Loan, accrued interest on such Scheduled Principal Balance at the applicable Net Mortgage Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or a P&I Advance by a Servicer, which payment or P&I Advance had as of the date of purchase been distributed pursuant to Section 5.01 of this Agreement, through the end of the calendar month in which the purchase is to be effected and (y) an REO Property, the sum of (1) accrued interest on such Scheduled Principal Balance at the applicable Net Mortgage Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or a P&I Advance by a Servicer through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, plus (2) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such purchase is to be effected, net of the total of all net rental income, Insurance Proceeds, Liquidation Proceeds and P&I Advances that as of the date of purchase had been distributed as or to cover REO Imputed Interest pursuant to Section 5.01 of this Agreement, (iii) any unreimbursed Servicing Advances and P&I Advances (including Nonrecoverable P&I Advances and Nonrecoverable Servicing Advances) and any unpaid Servicing Fees allocable to such Mortgage Loan or REO Property, (iv) any amounts previously withdrawn from the related Collection Account pursuant to Section 3.09(a)(ix) and Section 3.13(b) of this Agreement or the Custodial Account pursuant to corresponding sections of the Servicing Agreement and (v) in the case of a Mortgage Loan required to be purchased pursuant to Section 2.03 of this Agreement, expenses reasonably incurred or to be incurred by a Servicer or the Trustee in respect of the breach or defect giving rise to the purchase obligation and any costs and damages incurred by the Trust Fund and the Trustee in connection with any violation by any such Mortgage Loan of any predatory or abusive lending law.

“QIB”: As defined in Section 6.01(d).

“Qualified Substitute Mortgage Loan”: A mortgage loan substituted for a Deleted Mortgage Loan pursuant to the terms of this Agreement which must, on the date of such substitution, (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Scheduled Principal Balance of the Deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs, (ii) have a Mortgage Rate not less than (and not more than one percentage point in excess of) the Mortgage Rate of the Deleted Mortgage Loan, (iii) if the mortgage loan is an Adjustable Rate Mortgage Loan, have a Maximum Mortgage Rate not less than the Maximum Mortgage Rate on the Deleted Mortgage Loan, (iv) if the mortgage loan is an Adjustable Rate Mortgage Loan, have a Minimum Mortgage Rate not less than the Minimum Mortgage Rate of the Deleted Mortgage Loan, (v) if the mortgage loan is an Adjustable Rate Mortgage Loan, have a Gross Margin equal to the Gross Margin of the Deleted Mortgage Loan, (vi) if the mortgage loan is an Adjustable Rate Mortgage Loan, have a next Adjustment Date not more than two months later than the next Adjustment Date on the Deleted Mortgage Loan, (vii) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, (viii) have the same Due Date as the Due Date on the Deleted Mortgage Loan, (ix) have a Loan-to-Value Ratio as of the date of substitution equal to or lower than the Loan-to-Value Ratio of the Deleted Mortgage Loan as of such date, (x) be secured by the same lien priority on the related Mortgaged Property as the Deleted Mortgage Loan, (xi) have a credit grade at least equal to the credit grading assigned on the Deleted Mortgage Loan, (xii) be a “qualified mortgage” as defined in the REMIC Provisions and (xiii) conform to each representation and warranty set forth in Section 6 of the Mortgage Loan Purchase Agreement applicable to the Deleted Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more Deleted Mortgage Loans, the amounts described in clause (i) hereof shall be determined on the basis of aggregate principal balances, the Mortgage Rates described in clause (ii) hereof shall be determined on the basis of weighted average Mortgage Rates, the terms described in clause (vii) hereof shall be determined on the basis of weighted average remaining term to maturity, the Loan-to-Value Ratios described in clause (ix) hereof shall be satisfied as to each such mortgage loan, the credit grades described in clause (x) hereof shall be satisfied as to each such mortgage loan and, except to the extent otherwise provided in this sentence, the representations and warranties described in clause (xii) hereof must be satisfied as to each Qualified Substitute Mortgage Loan or in the aggregate, as the case may be.

“Rate/Term Refinancing”: A Refinanced Mortgage Loan, the proceeds of which are not more than a nominal amount in excess of the existing first mortgage loan and any subordinate mortgage loan on the related Mortgaged Property and related closing costs, and were used exclusively (except for such nominal amount) to satisfy the then existing first mortgage loan and any subordinate mortgage loan of the Mortgagor on the related Mortgaged Property and to pay related closing costs.

“Rating Agency or Rating Agencies”: Fitch and S&P or their successors. If such agencies or their successors are no longer in existence, “Rating Agencies” shall be such nationally recognized statistical rating agencies, or other comparable Persons, designated by the Depositor, notice of which designation shall be given to the Trustee and the Servicers.

“Realized Loss”: With respect to each Mortgage Loan as to which a Final Recovery Determination has been made, an amount (not less than zero), as reported by the related Servicer to the Master Servicer (in substantially the form of Schedule 4 hereto, or another form mutually acceptable to the related Servicer and the Master Servicer), equal to (i) the unpaid principal balance of such Mortgage Loan as of the commencement of the calendar month in which the Final Recovery Determination was made, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor through the end of the calendar month in which such Final Recovery Determination was made, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on such Mortgage Loan and (B) on a principal amount equal to the Scheduled Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) any amounts previously withdrawn from the related Collection Account or the Custodial Account in respect of such Mortgage Loan pursuant to Section 3.09(a)(ix) and Section 3.13(b) of this Agreement or pursuant to corresponding sections of the Servicing Agreement, minus (iv) the proceeds, if any, received in respect of such Mortgage Loan during the calendar month in which such Final Recovery Determination was made, net of amounts that are payable therefrom to the related Servicer with respect to such Mortgage Loan pursuant to Section 3.09(a)(iii) of this Agreement or pursuant to the Servicing Agreement.

With respect to any REO Property as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of the related Mortgage Loan as of the date of acquisition of such REO Property on behalf of REMIC I, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor in respect of the related Mortgage Loan through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on the related Mortgage Loan and (B) on a principal amount equal to the Scheduled Principal Balance of the related Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such Final Recovery Determination was made, plus (iv) any amounts previously withdrawn from the related Collection Account or the Custodial Account in respect of the related Mortgage Loan pursuant to Section 3.09(a)(ix) and Section 3.13(b) of this Agreement or pursuant to corresponding sections of the Servicing Agreement, as applicable, minus (v) the aggregate of all P&I Advances and Servicing Advances (in the case of Servicing Advances, without duplication of amounts netted out of the rental income, Insurance Proceeds and Liquidation Proceeds described in clause (vi) below) made by the related Servicer in respect of such REO Property or the related Mortgage Loan for which the related Servicer has been or, in connection with such Final Recovery Determination, will be reimbursed pursuant to Section 3.21 of this Agreement or pursuant to the Servicing Agreement out of rental income, Insurance Proceeds and Liquidation Proceeds received in respect of such REO Property, minus (vi) the total of all net rental income, Insurance Proceeds and Liquidation Proceeds received in respect of such REO Property that has been, or in connection with such Final Recovery Determination, will be transferred to the Distribution Account pursuant to Section 3.21 of this Agreement or pursuant to the Servicing Agreement.

With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

With respect to each Mortgage Loan which has become the subject of a Debt Service Reduction, the portion, if any, of the reduction in each affected Monthly Payment attributable to a reduction in the Mortgage Rate imposed by a court of competent jurisdiction. Each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment.

To the extent the related Servicer receives Subsequent Recoveries, with respect to any Mortgage Loan, the amount of Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are applied to reduce the Certificate Principal Balance of any Class of Certificates on any Distribution Date.

“Record Date”: With respect to each Distribution Date and the Offered Certificates, the Business Day immediately preceding such Distribution Date for so long as such Certificates are Book-Entry Certificates. With respect to each Distribution Date and any other Class of Certificates, including any Definitive Certificates, the last day of the calendar month immediately preceding the month in which such Distribution Date occurs.

“Reference Banks”: Barclays Bank PLC, The Tokyo Mitsubishi Bank and National Westminster Bank PLC and their successors in interest; provided, however, that if any of the foregoing banks are not suitable to serve as a Reference Bank, then any leading banks selected by the Securities Administrator which are engaged in transactions in Eurodollar deposits in the International Eurocurrency market (i) with an established place of business in London, (ii) not controlling, under the control of or under common control with the Depositor or any Affiliate thereof and (iii) which have been designated as such by the Securities Administrator.

“Refinanced Mortgage Loan”: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

“Regular Certificate”: Any Class A Certificate, Mezzanine Certificate, Class CE-1 Certificate, Class CE-2 Certificate or Class P Certificate.

“Regular Interest”: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

“Regulation AB”: Means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation S Permanent Global Certificate”: As defined in Section 6.01(c).

“Regulation S Temporary Global Certificate”: As defined in Section 6.01(c).

“Release Date”: The 40th day after the later of (i) commencement of the offering of the Class CE-1 Certificates or the Class CE-2 Certificates and (ii) the Closing Date.

“Relevant Servicing Criteria”: Means the Servicing Criteria applicable to the various parties, as set forth on Exhibit E attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Master Servicer, the Securities Administrator, the Trustee or the Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to such parties.

“Relief Act”: The Servicemembers Civil Relief Act, as amended, or similar state or local laws.

“Relief Act Interest Shortfall”: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Relief Act.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC I”: The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder, with respect to which a REMIC election is to be made, consisting of: (i) such Mortgage Loans and Prepayment Charges as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto, and together with all collections thereon and proceeds thereof; (ii) any REO Property, together with all collections thereon and proceeds thereof; (iii) the Trustee’s rights with respect to the Mortgage Loans under all insurance policies required to be maintained pursuant to this Agreement and any proceeds thereof; (iv) the Depositor’s rights under the Mortgage Loan Purchase Agreement (including any security interest created thereby), the Assignment Agreement and the Servicing Agreement; and (v) the Collection Accounts, the Custodial Account, the Distribution Account and any REO Account, and such assets that are deposited therein from time to time and any investments thereof, together with any and all income, proceeds and payments with respect thereto. Notwithstanding the foregoing, however, REMIC I specifically excludes (i) all Prepayment Charges payable in connection with Principal Prepayments made before the Cut-off Date, and (ii) the Reserve Fund and any amounts on deposit therein from time to time and any proceeds thereof.

“REMIC I Interest Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of (i) the aggregate Scheduled Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) the REMIC I Remittance Rate for REMIC I Regular Interest I-LTAA minus the Marker Rate, divided by (b) 12.

“REMIC I Overcollateralization Amount”: With respect to any date of determination, (i) 1% of the aggregate Uncertificated Balances of the REMIC I Regular Interests (other than the REMIC I Regular Interest I-LTP) minus (ii) the aggregate of the Uncertificated Balances of REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4 and REMIC I Regular Interest I-LTM5, in each case as of such date of determination.

“REMIC I Principal Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of (i) the aggregate Scheduled Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two times the aggregate of the Uncertificated Balances of REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5 and the denominator of which is the aggregate of the Uncertificated Balances of REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5 and REMIC I Regular Interest I-LTZZ.

“REMIC I Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a “regular interest” in REMIC I. Each REMIC I Regular Interest shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC I Regular Interests are set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTAA”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTAA shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTA”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTA shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTM1”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTM1 shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTM2”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTM2 shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTM3”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTM3 shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTM4”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTM4 shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTM5”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTM5 shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTP”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTP shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTZZ”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTZZ shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Regular Interest I-LTCE2”: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-LTCE2 shall accrue interest at the related REMIC I Remittance Rate in effect from time to time. REMIC I Regular Interest I-LTCE2 shall not be entitled to distributions of principal.

“REMIC I Remittance Rate”: With respect to REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTZZ and REMIC I Regular Interest I-LTP, the weighted average of the Net Mortgage Rates of the Mortgage Loans. With respect to REMIC I Regular Interest I-LTCE2, a weighted average per annum rate, determined on a Mortgage Loan by Mortgage Loan basis (and solely with respect to the Ocwen Mortgage Loans, Wells Fargo Mortgage Loans and SPS Mortgage Loans), equal to the excess, if any, of (i) the excess of (a) the Mortgage Rate for each such Mortgage Loan over (b) the sum of the (x) Ocwen Servicing Fee Rate, Wells Fargo Servicing Fee Rate or SPS Servicing Fee Rate, as applicable, and provided, however, that each such rate shall be subject to a cap equal to the Servicing Fee Rate, (y) the Master Servicing Fee Rate and (z) Credit Risk Management Fee Rate, over (ii) the Net Mortgage Rate of each such Mortgage Loan.

“REMIC I Required Overcollateralization Amount”: 1% of the Required Overcollateralization Amount.

“REMIC II”: The segregated pool of assets consisting of all of the REMIC I Regular Interests conveyed in trust to the Trustee, for the benefit of the REMIC II Certificateholders pursuant to Section 2.07 of this Agreement, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC II Certificate”: Any Regular Certificate or Class R Certificate.

“REMIC II Certificateholder”: The Holder of any REMIC II Certificate.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Report”: A report by Ocwen or Wells Fargo pursuant to Section 5.03(a) of this Agreement or by SPS pursuant to the Servicing Agreement.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code as being included in the term “rents from real property.”

“REO Account”: The account or accounts maintained, or caused to be maintained, by Ocwen or Wells Fargo in respect of an REO Property pursuant to Section 3.21 of this Agreement or by SPS pursuant to the Servicing Agreement.

“REO Disposition”: The sale or other disposition of an REO Property on behalf of REMIC I.

“REO Imputed Interest”: As to any REO Property, for any calendar month during which such REO Property was at any time part of REMIC I, one month’s interest at the applicable Net Mortgage Rate on the Scheduled Principal Balance of such REO Property (or, in the case of the first such calendar month, of the related Mortgage Loan, if appropriate) as of the close of business on the Distribution Date in such calendar month.

“REO Principal Amortization”: With respect to any REO Property, for any calendar month, the excess, if any, of (a) the aggregate of all amounts received in respect of such REO Property during such calendar month, whether in the form of rental income, sale proceeds (including, without limitation, that portion of the Termination Price paid in connection with a purchase of all of the Mortgage Loans and REO Properties pursuant to Section 10.01 of this Agreement that is allocable to such REO Property) or otherwise, net of any portion of such amounts (i) payable in respect of the proper operation, management and maintenance of such REO Property or (ii) payable or reimbursable to Ocwen or Wells Fargo, as applicable, pursuant to Section 3.21(d) of this Agreement or SPS pursuant to the Servicing Agreement for unpaid Servicing Fees in respect of the related Mortgage Loan and unreimbursed Servicing Advances and P&I Advances in respect of such REO Property or the related Mortgage Loan, over (b) the REO Imputed Interest in respect of such REO Property for such calendar month.

“REO Property”: A Mortgaged Property acquired by a Servicer or its nominee on behalf of REMIC I through foreclosure or deed-in-lieu of foreclosure, as described in Section 3.21 of this Agreement or by SPS pursuant to the Servicing Agreement.

“Reportable Event”: Has the meaning set forth in Section 5.06(b) of this Agreement.

“Required Overcollateralization Amount”: With respect to any Distribution Date (i) prior to the Stepdown Date, the product of (a) 5.10% and (b) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date, (ii) on or after the Stepdown Date provided a Trigger Event is not in effect, the greater of (a) the product of (x) 10.20% and (y) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period and (b) an amount equal to the product of (x) 0.50% and (y) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date, and (iii) on or after the Stepdown Date and a Trigger Event is in effect, the Required Overcollateralization Amount for the immediately preceding Distribution Date. Notwithstanding the foregoing, on and after any Distribution Date following the reduction of the aggregate Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates to zero, the Required Overcollateralization Amount shall be zero.

“Reserve Fund”: A fund created pursuant to Section 3.24 which shall be an asset of the Trust Fund but which shall not be an asset of any Trust REMIC.

“Reserve Interest Rate”: With respect to any Interest Determination Date, the rate per annum that the Securities Administrator determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/16%) of the one-month U.S. dollar lending rates which New York City banks selected by the Securities Administrator, after consultation with the Depositor, are quoting on the relevant Interest Determination Date to the principal London offices of leading banks in the London interbank market or (ii) in the event that the Securities Administrator can determine no such arithmetic mean, the lowest one-month U.S. dollar lending rate which New York City banks selected by the Securities Administrator are quoting on such Interest Determination Date to leading European banks.

“Residential Dwelling”: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a Fannie Mae eligible condominium project, (iv) a townhouse, (v) a manufactured home, or (vi) a detached one-family dwelling in a planned unit development, none of which is a mobile home.

“Residual Certificate”: Any one of the Class R Certificates.

“Residual Interest”: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

“Responsible Officer”: When used with respect to the Trustee, any officer of the Trustee having direct responsibility for the administration of this Agreement and, with respect to a particular matter, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Rule 144A”: As defined in Section 6.01(d).

“S&P”: Standard and Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc.

“Sarbanes-Oxley Act”: Means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: A written certification signed by an officer of the Master Servicer that complies with (i) the Sarbanes-Oxley Act of 2002, as amended from time to time, and (ii) Exchange Act Rules 13a-14(d) and 15d-14(d), as in effect from time to time; provided that if, after the Closing Date (a) the Sarbanes-Oxley Act of 2002 is amended, (b) the Rules referred to in clause (ii) are modified or superceded by any subsequent statement, rule or regulation of the Commission or any statement of a division thereof, or (c) any future releases, rules and regulations are published by the Commission from time to time pursuant to the Sarbanes-Oxley Act of 2002, which in any such case affects the form or substance of the required certification and results in the required certification being, in the reasonable judgment of the Master Servicer, materially more onerous that then form of the required certification as of the Closing Date, the Sarbanes-Oxley Certification shall be as agreed to by the Master Servicer, the Depositor and the Sponsor following a negotiation in good faith to determine how to comply with any such new requirements.

“Scheduled Principal Balance”: With respect to any Mortgage Loan: (a) as of the Cut-off Date, the outstanding principal balance of such Mortgage Loan as of such date as set forth on the Mortgage Loan Schedule; (b) as of any Due Date subsequent to the Cut-off Date up to and including the Due Date in the calendar month in which a Liquidation Event occurs with respect to such Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date, minus the sum of (i) the principal portion of each Monthly Payment due on or before such Due Date but subsequent to the Cut-off Date, whether or not received, (ii) the principal portion of all Monthly Payments due before the Cut-off Date and collected by the related Servicer after the Cut-off Date, (iii) all Principal Prepayments received before such Due Date but after the Cut-off Date, (iv) the principal portion of all Liquidation Proceeds and Insurance Proceeds received before such Due Date but after the Cut-off Date, net of any portion thereof that represents principal due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) on a Due Date occurring on or before the date on which such proceeds were received and (v) any Realized Loss incurred with respect thereto as a result of a Deficient Valuation occurring before such Due Date, but only to the extent such Realized Loss represents a reduction in the portion of principal of such Mortgage Loan not yet due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) as of the date of such Deficient Valuation; and (c) as of any Due Date subsequent to the occurrence of a Liquidation Event with respect to such Mortgage Loan, zero. With respect to any REO Property: (a) as of any Due Date subsequent to the date of its acquisition on behalf of the Trust Fund up to and including the Due Date in the calendar month in which a Liquidation Event occurs with respect to such REO Property, an amount (not less than zero) equal to the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date in the calendar month in which such REO Property was acquired, minus the aggregate amount of REO Principal Amortization, if any, in respect of REO Property for all previously ended calendar months; and (b) as of any Due Date subsequent to the occurrence of a Liquidation Event with respect to such REO Property, zero.

“Securities Act”: The Securities Act of 1933, as amended and the rules and regulations thereunder.

“Securities Administrator”: As of the Closing Date, Wells Fargo Bank, National Association and thereafter, its respective successors in interest that meet the qualifications of this Agreement. The Securities Administrator and the Master Servicer shall at all times be the same Person or Affiliates.

“Senior Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the Interest Distribution Amount for such Distribution Date for the Class A Certificates and (ii) the Interest Carry Forward Amount, if any, for such Distribution Date for the Class A Certificates.

“Servicer”: Ocwen, Wells Fargo or SPS, or any successor thereto appointed hereunder or under the Servicing Agreement, as applicable, in connection with the servicing and administration of the related Mortgage Loans.

“Servicer Event of Default”: One or more of the events described in Section 8.01(a).

“Servicer Remittance Date”: With respect to any Distribution Date and (i) (A) Wells Fargo, on or before the close of business on the 22nd day of the month in which such Distribution Date occurs and (B) Ocwen, on or before 12:00 noon New York time on the 22nd day of the month in which such Distribution Date occurs; provided that if such 22nd day of a given month is not a Business Day, the Servicer Remittance Date for such month shall be the Business Day immediately preceding such 22nd day and (ii) SPS, as set forth in the Servicing Agreement.

“Servicer Report”: A report (substantially in the form of Schedules 3, 4 and 5 hereto) or otherwise in form and substance acceptable to the related Servicer, the Master Servicer and the Securities Administrator on an electronic data file or tape prepared by the related Servicer pursuant to Section 5.03(a) of this Agreement or pursuant to the Servicing Agreement, as applicable, with such additions, deletions and modifications as agreed to by the Master Servicer, the Securities Administrator and the related Servicer.

“Service(s)(ing)”: Means, in accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer’ set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the residential mortgage-backed securitization market.

“Servicing Advances”: The customary and reasonable “out-of-pocket” costs and expenses incurred prior to or on or after the Cut-off Date (the amounts incurred prior to the Cut-off Date shall be identified on the Servicing Advance Schedule by (a) the related Servicer with respect to any Mortgage Loans that were transferred to such Servicer prior to the Cut-off Date and/or (b) the Depositor with respect to any Mortgage Loans that were transferred to the related Servicer after the Cut-off Date, as applicable) by a Servicer in connection with a default, delinquency or other unanticipated event by such Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including but not limited to foreclosures, in respect of a particular Mortgage Loan, including any expenses incurred in relation to any such proceedings that result from the Mortgage Loan being registered on the MERS® System, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property, (iv) the performance of its obligations under Section 3.01, Section 3.07, Section 3.11, Section 3.13 and Section 3.21 of this Agreement or under the Servicing Agreement, as applicable, and (v) obtaining any legal documentation required to be included in the Mortgage File and/or correcting any outstanding title issues (i.e. any lien or encumbrance on the Mortgaged Property that prevents the effective enforcement of the intended lien position) reasonably necessary for the related Servicer to perform its obligations under this Agreement or under the Servicing Agreement, as applicable. Servicing Advances also include any reasonable “out-of-pocket” cost and expenses (including legal fees) incurred by the related Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments to the extent not recovered from the Mortgagor or otherwise payable under this Agreement or under the Servicing Agreement, as applicable. The Servicers shall not be required to make any Nonrecoverable Servicing Advances.

“Servicing Advance Schedule”: With respect to any Servicing Advances incurred prior to the Cut-off Date, the schedule or schedules provided by (a) the related Servicer with respect to any Mortgage Loans that were transferred to such Servicer prior to the Cut-off Date and/or (b) the Depositor with respect to any Mortgage Loans that were transferred to the related Servicer after the Cut-off Date, as applicable, to the Master Servicer and, if such schedule is provided by the Depositor, the related Servicer, on the earlier of the date on which such Servicer seeks reimbursement for a Servicing Advance made prior to the Cut-off Date, which schedule or schedules shall contain the information set forth on Schedule 6.

“Servicing Agreement”: The Servicing Agreement, dated as of May 31, 2006, by and between the Sponsor and SPS, as modified by the Assignment Agreement.

“Servicing Criteria”: Means the criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing Fee”: With respect to each Mortgage Loan and for any calendar month, an amount equal to one-twelfth of the product of the Servicing Fee Rate multiplied by the Scheduled Principal Balance of the Mortgage Loans as of the Due Date in the preceding calendar month. The Servicing Fee is payable solely from collections of interest on the Mortgage Loans or as otherwise provided herein or in the Servicing Agreement; provided, however, the Servicers shall only be entitled to a portion of the servicing fee calculated at the Ocwen Servicing Fee Rate, the Wells Fargo Servicing Fee Rate or the SPS Servicing Fee Rate, as applicable.

“Servicing Fee Rate”: 0.50% per annum.

“Servicing Function Participant”: Means any Sub-Servicer, Subcontractor or any other Person, other than each Servicer, the Master Servicer, each Custodian, the Trustee and the Securities Administrator, that is determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, without regard to any threshold referenced therein.

“Servicing Officer”: Any officer of the related Servicer or Master Servicer involved in, or responsible for, the administration and servicing of Mortgage Loans, whose name and specimen signature appear on a list of Servicing Officers furnished by the related Servicer or the Master Servicer to the Trustee, the Master Servicer (in the case of a Servicer), the Securities Administrator and the Depositor on the Closing Date, as such list may from time to time be amended.

“Simple Interest Excess”: As of any Determination Date for each Simple Interest Qualifying Loan, the excess, if any, of (i) the portion of the Monthly Payment received from the Mortgagor for such Mortgage Loan allocable to interest with respect to the related Due Period, over (ii) 30 days’ interest on the Scheduled Principal Balance of such Mortgage Loan at the Mortgage Rate.

“Simple Interest Excess Sub-Account”: The sub-account of the Collection Account established by each of Ocwen and Wells Fargo pursuant to Section 3.08(b). Each Simple Interest Excess Sub-Account shall be an Eligible Account.

“Simple Interest Mortgage Loan”: Any Mortgage Loan for which the interest due thereon is calculated based on the actual number of days elapsed between the date on which interest was last paid through the date on which the most current payment is received and identified as such on the Mortgage Loan Schedule.

“Simple Interest Qualifying Loan”: As of any Determination Date, any Simple Interest Mortgage Loan that was neither prepaid in full during the related Due Period, nor delinquent with respect to a payment that became due during the related Due Period as of the close of business on the Determination Date following such Due Period.

“Simple Interest Shortfall”: As of any Determination Date for each Simple Interest Qualifying Loan, the excess, if any, of (i) 30 days’ interest on the Scheduled Principal Balance of such Mortgage Loan at the Mortgage Rate, over (ii) the portion of the Monthly Payment received from the Mortgagor for such Mortgage Loan allocable to interest with respect to the related Due Period.

“Single Certificate”: With respect to any Class of Certificates (other than the Residual Certificates), a hypothetical Certificate of such Class evidencing a Percentage Interest for such Class corresponding to an initial Certificate Principal Balance of $1,000. With respect to the Residual Certificates, a hypothetical Certificate of such Class evidencing a 100% Percentage Interest in such Class.

“Sponsor”: DB Structured Products, Inc. or its successor in interest, in its capacity as seller under the Mortgage Loan Purchase Agreement.

“SPS”: Select Portfolio Servicing, Inc. or any successor thereto.

“SPS Mortgage Loans”: The Mortgage Loans being serviced by SPS pursuant to the Servicing Agreement.

“SPS Servicing Fee Rate”: 0.40% per annum.

“Startup Day”: With respect to each Trust REMIC, the day designated as such pursuant to Section 11.01(b) hereof.

“Stepdown Date”: The earlier to occur of (i) the later to occur of (a) the Distribution Date occurring in July 2009 and (b) the first Distribution Date on which the Credit Enhancement Percentage (calculated for this purpose only after taking into account collections of principal on the Mortgage Loans but prior to any distribution of the Principal Distribution Amount to the holders of the Certificates then entitled to distributions of principal on such Distribution Date) is equal to or greater than 64.30% and (ii) the first Distribution Date following the Distribution Date on which the Certificate Principal Balance of the Class A Certificates has been reduced to zero.

“Subcontractor”: means any vendor, subcontractor or other Person that is not responsible for the overall servicing of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB (without regard to any threshold percentage specified therein) with respect to Mortgage Loans under the direction or authority of any Servicer (or a Sub-Servicer of any Servicer), the Master Servicer, the Trustee, the Custodian or the Securities Administrator.

“Subordinate Certificates”: Collectively, the Mezzanine Certificates and the Class CE-1 Certificates.

“Subsequent Recoveries”: As of any Distribution Date, amounts received during the related Prepayment Period by the related Servicer specifically related to a defaulted Mortgage Loan or disposition of an REO Property prior to the related Prepayment Period that resulted in a Realized Loss, after the liquidation or disposition of such defaulted Mortgage Loan, net of any amounts reimbursable to such Servicer related to obtaining such Subsequent Recovery.

“Sub-Servicer”: Means any Person that (i) is considered to be a Servicing Function Participant, (ii) services Mortgage Loans on behalf of any Servicer, the Master Servicer, the Securities Administrator or the Trustee, and (iii) is responsible for the performance (whether directly or through sub-servicers or Subcontractors) of Servicing functions required to be performed under this Agreement or any related Sub-Servicing Agreement that is identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Agreement”: The written contract between a Servicer and a Sub-Servicer relating to servicing and administration of certain Mortgage Loans as provided in Section 3.02 of this Agreement or the Servicing Agreement, as applicable.

“Substitution Shortfall Amount”: As defined in Section 2.03 of this Agreement.

“Tax Returns”: The federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of the Trust REMICs under the REMIC Provisions, together with any and all other information reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Telerate Page 3750”: The display designated as page “3750” on the Dow Jones Telerate Capital Markets Report (or such other page as may replace page 3750 on that report for the purpose of displaying London interbank offered rates of major banks).

“Termination Price”: As defined in Section 10.01.

“Terminator”: As defined in Section 10.01.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor”: Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

“Trigger Event”: A Trigger Event has occurred with respect to a Distribution Date on or after the Stepdown Date if either (x) the Delinquency Percentage exceeds 24.75% of the Senior Credit Enhancement Percentage with respect to such Distribution Date or (y) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period divided by the aggregate principal balance of the Mortgage Loans as of the Cut-off Date exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date	Percentage
July 2009 to June 2010	3.75%, plus 1/12 of 1.25% for each month thereafter
July 2010 to June 2011	5.00%, plus 1/12 of 1.00% for each month thereafter
July 2011 to June 2012	6.00%, plus 1/12 of 0.25% for each month thereafter
July 2012 and thereafter	6.25%

“Trust”: ACE Securities Corp., Home Equity Loan Trust, Series 2006-SD2, the trust created hereunder.

“Trust Fund”: Collectively, all of the assets of REMIC I, REMIC II and the Reserve Fund and any amounts on deposit therein and any proceeds thereof, and the Prepayment Charges.

“Trust REMIC”: REMIC I or REMIC II.

“Trustee”: HSBC Bank USA, National Association a national banking association, or its successor in interest, or any successor trustee appointed as herein provided.

“Uncertificated Balance”: The principal amount of each of the REMIC I Regular Interests outstanding as of any date of determination. As of the Closing Date, the Uncertificated Balance of each REMIC I Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial uncertificated balance. On each Distribution Date, the Uncertificated Balance of each REMIC I Regular Interest shall be reduced by all distributions of principal made on such REMIC I Regular Interest on such Distribution Date pursuant to Section 5.01 of this Agreement and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 5.04 of this Agreement and the Uncertificated Balance of REMIC I Regular Interest I-LTZZ shall be increased by interest deferrals as provided in Section 5.01(a)(1)(i) of this Agreement. The Uncertificated Balance of each REMIC I Regular Interest shall never be less than zero.

“Uncertificated Interest”: With respect to any REMIC I Regular Interest for any Distribution Date, one month’s interest at the REMIC I Remittance Rate applicable to such REMIC I Regular Interest for such Distribution Date, accrued on the Uncertificated Balance thereof immediately prior to such Distribution Date. Uncertificated Interest in respect of each REMIC I Regular Interests shall accrue on the basis of a 360-day year consisting of twelve 30-day months. Uncertificated Interest with respect to each Distribution Date, as to any REMIC I Regular Interest, shall be reduced by an amount equal to the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.22 or Section 4.19 of this Agreement or pursuant to the Servicing Agreement and (b) the aggregate amount of any Relief Act Interest Shortfall, if any allocated, in each case, to such REMIC I Regular Interest or REMIC I Regular Interest pursuant to Section 1.02 of this Agreement. In addition, Uncertificated Interest with respect to each Distribution Date, as to any Uncertificated REMIC Regular Interest, shall be reduced by Realized Losses, if any, allocated to such Uncertificated REMIC Regular Interest pursuant to Section 1.02 and Section 5.04 of this Agreement.

“Uninsured Cause”: Any cause of damage to a Mortgaged Property such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant to Section 3.11 of this Agreement.

“United States Person”: A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof (except, in the case of a partnership, to the extent provided in regulations) provided that, for purposes solely of the restrictions on the transfer of any Class R Certificate, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are required to be United States Persons, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter I of the Code), and which was treated as a United States person on August 20, 1996 may elect to continue to be treated as a United States person notwithstanding the previous sentence. The term “United States” shall have the meaning set forth in Section 7701 of the Code.

“Value”: With respect to any Mortgaged Property, the lesser of (i) the lesser of (a) the value thereof as determined by an appraisal made for the related originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and Freddie Mac and (b) the value thereof as determined by a review appraisal conducted by the related originator of the Mortgage Loan in accordance with the related originator’s underwriting guidelines, (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, (A) in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the lesser of (1) the value determined by an appraisal made for the related originator of the Mortgage Loan of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and Freddie Mac and (2) the value thereof as determined by a review appraisal conducted by the related originator of the Mortgage Loan in accordance with the related originator’s underwriting guidelines, and (B) in the case of a Mortgage Loan originated in connection with a “lease-option purchase,” such value of the Mortgaged Property is based on the lower of the value determined by an appraisal made for the related originator of such Mortgage Loan at the time of origination or the sale price of such Mortgaged Property if the “lease option purchase price” was set less than 12 months prior to origination, and is based on the value determined by an appraisal made for the originator of such Mortgage Loan at the time of origination if the “lease option purchase price” was set 12 months or more prior to origination and (iii) the value determined pursuant to a broker’s price opinion or an automated value model conducted on behalf of the Sponsor.

“Verification Report”: As defined in Section 4.20.

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any such Certificate. With respect to any date of determination, 98% of all Voting Rights will be allocated among the Holders of the Class A Certificates, the Mezzanine Certificates and the Class CE-1 Certificates in proportion to the then outstanding Certificate Principal Balances of their respective Certificates, 1% of all Voting Rights will be allocated among the Holders of the Class P Certificates and 1% of all Voting Rights will be allocated among the Holders of the Class R Certificates. The Voting Rights allocated to each Class of Certificate shall be allocated among Holders of each such Class in accordance with their respective Percentage Interests as of the most recent Record Date.

“Wells Fargo”: Wells Fargo Bank, National Association or any successor thereto, in its capacity as a Servicer hereunder.

“Wells Fargo Custodial Agreement”: The Custodial Agreement dated as of May 31, 2006, among the Trustee, Wells Fargo as a Servicer, Ocwen and Wells Fargo Bank, National Association as a Custodian, as may be amended or supplemented from time to time.

“Wells Fargo Mortgage Loans”: The Mortgage Loans serviced by Wells Fargo pursuant to the terms of this Agreement as specified on the Mortgage Loan Schedule.

“Wells Fargo Servicing Fee Rate”: 0.50% per annum.

SECTION 1.02  Allocation of Certain Interest Shortfalls.

For purposes of calculating the amount of Accrued Certificate Interest and the amount of the Interest Distribution Amount for the Class A, Mezzanine and Class CE-1 Certificates for any Distribution Date, (1) the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to Section 3.22 of this Agreement or pursuant to the Servicing Agreement or by the Master Servicer pursuant to Section 4.19 of this Agreement) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to the Class CE-1 Certificates, second, to the Class M-5 Certificates, third, to the Class M-4 Certificates, fourth, to the Class M-3 Certificates, fifth, to the Class M-2 Certificates, sixth, to the Class M-1 Certificates and seventh, to the Class A Certificates, in each case based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Certificate Principal Balance or Notional Amount, as applicable, of each such Certificate and (2) the aggregate amount of any Realized Losses allocated to the Mezzanine Certificates and Net WAC Rate Carryover Amounts paid to the Class A Certificates and the Mezzanine Certificates incurred for any Distribution Date shall be allocated to the Class CE-1 Certificates on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Certificate Principal Balance or Notional Amount thereof, as applicable.

For purposes of calculating the amount of Uncertificated Interest for the REMIC I Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to Section 3.22 of this Agreement or the Servicing Agreement or by the Master Servicer pursuant to Section 4.19 of this Agreement) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5 and REMIC I Regular Interest I-LTZZ pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rate on the respective Uncertificated Balance of each such REMIC I Regular Interest.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01  Conveyance of the Mortgage Loans.

The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee, on behalf of the Trust, without recourse, for the benefit of the Certificateholders, all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in and to the Mortgage Loans identified on the Mortgage Loan Schedule, the rights (but not the obligations) of the Depositor under the Mortgage Loan Purchase Agreement and the Assignment Agreement (including, without limitation the right to enforce the obligations of the other parties thereto thereunder) and the right to all other assets included or to be included in REMIC I. Such assignment includes all interest and principal received by the Depositor and the Servicers on or with respect to the Mortgage Loans (including all payments of principal and interest due on such Mortgage Loans on or before the Cut-off Date, but not paid by the related Mortgagors by such date). A copy of the Mortgage Loan Purchase Agreement is attached hereto.

In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with the related Custodian pursuant to the related Custodial Agreement the documents with respect to each Mortgage Loan as described under Section 2 of the Custodial Agreement (the “Mortgage Loan Documents”). In connection with such delivery and as further described in the Custodial Agreements, the Custodians will be required to review such Mortgage Loan Documents and deliver to the Trustee, the Depositor, the related Servicer and the Sponsor certifications (in the forms attached to the Custodial Agreements) with respect to such review with exceptions noted thereon. In addition, under the Custodial Agreements the Depositor will be required to cure certain defects with respect to the Mortgage Loan Documents for the related Mortgage Loans after the delivery thereof by the Depositor to the Custodians as more particularly set forth therein.

Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge that the functions of the Trustee with respect to the custody, acceptance, inspection and release of the Mortgage Files, including, but not limited to certain insurance policies and documents contemplated by Section 4.11 of this Agreement, and preparation and delivery of the certifications shall be performed by the Custodians pursuant to the terms and conditions of the Custodial Agreements.

The Depositor shall deliver or cause the related originator to deliver to the related Servicer copies of all trailing documents required to be included in the related Mortgage File at the same time the originals or certified copies thereof are delivered to the Trustee or Custodians, such documents including the mortgagee policy of title insurance and any Mortgage Loan Documents upon return from the recording office. The Servicers shall not be responsible for any custodian fees or other costs incurred in obtaining such documents and the Depositor shall cause the Servicers to be reimbursed for any such costs the Servicers may incur in connection with performing their obligations under this Agreement or the Servicing Agreement, as applicable.

The Mortgage Loans permitted by the terms of this Agreement to be included in the Trust are limited to (i) Mortgage Loans (which the Depositor acquired pursuant to the Mortgage Loan Purchase Agreement, which contains, among other representations and warranties, a representation and warranty of the Sponsor that no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 or as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C) or as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9) or a “high risk home loan” under the Illinois High Risk Home Loan Act, effective as of January 1, 2004), and (ii) Qualified Substitute Mortgage Loans (which, by definition as set forth herein and referred to in the Mortgage Loan Purchase Agreement, are required to conform to, among other representations and warranties, the representation and warranty of the Sponsor that no Qualified Substitute Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 or as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C) or as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9)). The Depositor and the Trustee on behalf of the Trust understand and agree that it is not intended that any Mortgage Loan be included in the Trust that is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003, as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C) or as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9) or a “high risk home loan” under the Illinois High Risk Home Loan Act, effective as of January 1, 2004.

SECTION 2.02  Acceptance of REMIC I by Trustee.

The Trustee acknowledges receipt, subject to the provisions of Section 2.01 hereof and Section 2 of the Custodial Agreements, of the Mortgage Loan Documents and all other assets included in the definition of “REMIC I” under clauses (i), (iii), (iv) and (v) (to the extent of amounts deposited into the Distribution Account) and declares that it holds (or the applicable Custodian on its behalf holds) and will hold such documents and the other documents delivered to it constituting a Mortgage Loan Document, and that it holds (or the applicable Custodian on its behalf holds) or will hold all such assets and such other assets included in the definition of “REMIC I” in trust for the exclusive use and benefit of all present and future Certificateholders.

SECTION 2.03  Repurchase or Substitution of Mortgage Loans.

(a)  Upon discovery or receipt of notice (i) of any materially defective document in a Mortgage File or that a document is missing from a Mortgage File, other than a defective or missing document with respect to the Mortgage Loans listed on Schedule A to the Mortgage Loan Purchase Agreement, or (ii) of a breach by the Sponsor of any representation, warranty or covenant under the Mortgage Loan Purchase Agreement in respect of any Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders, which notice shall be provided in accordance with Section 9.02(a)(viii), the Trustee shall promptly notify the Sponsor and the related Servicer of such defect, missing document or breach and request that the Sponsor deliver such missing document, cure such defect or breach within sixty (60) days from the date the Sponsor was notified of such missing document, defect or breach, and if the Sponsor does not deliver such missing document or cure such defect or breach in all material respects during such period, the Trustee shall enforce the obligations of the Sponsor under the Mortgage Loan Purchase Agreement to repurchase such Mortgage Loan from REMIC I at the Purchase Price within ninety (90) days after the date on which the Sponsor was notified of such missing document, defect or breach, if and to the extent that the Sponsor is obligated to do so under the Mortgage Loan Purchase Agreement. The Purchase Price for the repurchased Mortgage Loan shall be remitted to the related Servicer for deposit in the related Collection Account or the Custodial Account, as applicable, and the Trustee, upon receipt of written certification from the related Servicer of such deposit, shall release or cause the applicable Custodian (upon receipt of a request for release in the form attached to the related Custodial Agreement) to release to the Sponsor the related Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as the Sponsor shall furnish to it and as shall be necessary to vest in the Sponsor any Mortgage Loan released pursuant hereto, and the Trustee shall not have any further responsibility with regard to such Mortgage File. In lieu of repurchasing any such Mortgage Loan as provided above, if so provided in the Mortgage Loan Purchase Agreement, the Sponsor may cause such Mortgage Loan to be removed from REMIC I (in which case it shall become a Deleted Mortgage Loan) and substitute one or more Qualified Substitute Mortgage Loans in the manner and subject to the limitations set forth in Section 2.03(b) of this Agreement. It is understood and agreed that the obligation of the Sponsor to cure or to repurchase (or to substitute for) any Mortgage Loan as to which a document is missing, a material defect in a constituent document exists or as to which such a breach has occurred and is continuing shall constitute the sole remedy respecting such omission, defect or breach available to the Trustee and the Certificateholders.

In addition, promptly upon the earlier of discovery by a Servicer or receipt of notice by a Servicer of the breach of the representation or covenant of the Sponsor set forth in Section 5(xvii) of the Mortgage Loan Purchase Agreement which materially and adversely affects the interests of the Holders of the Class P Certificates in any Prepayment Charge, such Servicer shall promptly notify the Sponsor and the Trustee of such breach. The Trustee shall enforce the obligations of the Sponsor under the Mortgage Loan Purchase Agreement to remedy such breach to the extent and in the manner set forth in the Mortgage Loan Purchase Agreement.

(b)  Any substitution of Qualified Substitute Mortgage Loans for Deleted Mortgage Loans made pursuant to Section 2.03(a) of this Agreement must be effected prior to the date which is two years after the Startup Day for REMIC I.

As to any Deleted Mortgage Loan for which the Sponsor substitutes a Qualified Substitute Mortgage Loan or Loans, such substitution shall be effected by the Sponsor delivering to the Trustee or the applicable Custodian on behalf of the Trustee, for such Qualified Substitute Mortgage Loan or Loans, the Mortgage Note, the Mortgage, the Assignment to the Trustee, and such other documents and agreements, with all necessary endorsements thereon, as are required by Section 2 of the Custodial Agreements, as applicable, together with an Officers’ Certificate providing that each such Qualified Substitute Mortgage Loan satisfies the definition thereof and specifying the Substitution Shortfall Amount (as described below), if any, in connection with such substitution. The applicable Custodian on behalf of the Trustee shall acknowledge receipt of such Qualified Substitute Mortgage Loan or Loans and, within ten (10) Business Days thereafter, review such documents and deliver to the Depositor, the Trustee and the related Servicer, with respect to such Qualified Substitute Mortgage Loan or Loans, an initial certification pursuant to the related Custodial Agreement, with any applicable exceptions noted thereon. Within one year of the date of substitution, the applicable Custodian on behalf of the Trustee shall deliver to the Depositor, the Trustee and the related Servicer a final certification pursuant to the related Custodial Agreement with respect to such Qualified Substitute Mortgage Loan or Loans, with any applicable exceptions noted thereon. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution are not part of REMIC I and will be retained by the Sponsor. For the month of substitution, distributions to Certificateholders will reflect the Monthly Payment due on such Deleted Mortgage Loan on or before the Due Date in the month of substitution, and the Sponsor shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Mortgage Loan. The Depositor shall give or cause to be given written notice to the Certificateholders that such substitution has taken place, shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan or Loans and shall deliver a copy of such amended Mortgage Loan Schedule to the Trustee and the related Servicer. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall constitute part of the Trust Fund and shall be subject in all respects to the terms of this Agreement and the Mortgage Loan Purchase Agreement, including all applicable representations and warranties thereof included herein or in the Mortgage Loan Purchase Agreement.

For any month in which the Sponsor substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the related Servicer will determine the amount (the “Substitution Shortfall Amount”), if any, by which the aggregate Purchase Price of all such Deleted Mortgage Loans exceeds the aggregate of, as to each such Qualified Substitute Mortgage Loan, the Scheduled Principal Balance thereof as of the date of substitution, together with one month’s interest on such Scheduled Principal Balance at the applicable Net Mortgage Rate, plus all outstanding P&I Advances and Servicing Advances (including Nonrecoverable P&I Advances and Nonrecoverable Servicing Advances) related thereto. On the date of such substitution, the Sponsor will deliver or cause to be delivered to the related Servicer for deposit in the related Collection Account or the Custodial Account an amount equal to the Substitution Shortfall Amount, if any, and the Trustee or the applicable Custodian on behalf of the Trustee, upon receipt of the related Qualified Substitute Mortgage Loan or Loans, upon receipt of a request for release in the form attached to the related Custodial Agreement and certification by the related Servicer of such deposit, shall release to the Sponsor the related Mortgage File or Files and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as the Sponsor shall deliver to it and as shall be necessary to vest therein any Deleted Mortgage Loan released pursuant hereto.

In addition, the Sponsor shall obtain at its own expense and deliver to the Trustee an Opinion of Counsel to the effect that such substitution will not cause (a) any federal tax to be imposed on any Trust REMIC, including without limitation, any federal tax imposed on “prohibited transactions” under Section 860F(a)(1) of the Code or on “contributions after the startup date” under Section 860G(d)(1) of the Code, or (b) any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(c)  Upon discovery by the Depositor, the Sponsor, a Servicer or the Trustee that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall within two (2) Business Days give written notice thereof to the other parties. In connection therewith, the Sponsor shall repurchase or substitute one or more Qualified Substitute Mortgage Loans for the affected Mortgage Loan within ninety (90) days of the earlier of discovery or receipt of such notice with respect to such affected Mortgage Loan. Such repurchase or substitution shall be made by (i) the Sponsor if the affected Mortgage Loan’s status as a non-qualified mortgage is or results from a breach of any representation, warranty or covenant made by the Sponsor under the Mortgage Loan Purchase Agreement or (ii) the Depositor, if the affected Mortgage Loan’s status as a non-qualified mortgage does not result from a breach of a representation or warranty. Any such repurchase or substitution shall be made in the same manner as set forth in Section 2.03(a) of this Agreement. The Trustee shall reconvey to the Sponsor the Mortgage Loan to be released pursuant hereto in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased for breach of a representation or warranty.

(d) With respect to a breach of the representations made pursuant to Section 5(xvii) of the Mortgage Loan Purchase Agreement that materially and adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders, the Sponsor shall be required to take the actions set forth in this Section 2.03 of this Agreement.

(e) Within ninety (90) days of the earlier of discovery by Ocwen or Wells Fargo or receipt of notice by Ocwen or Wells Fargo of the breach of any representation, warranty or covenant of Ocwen or Wells Fargo, as applicable, set forth in Section 2.05 of this Agreement, which materially and adversely affects the interests of the Certificateholders in any Mortgage Loan or Prepayment Charge, Ocwen or Wells Fargo, as applicable, shall cure such breach in all material respects.

SECTION 2.04  Representations and Warranties of the Master Servicer.

The Master Servicer hereby represents, warrants and covenants to Ocwen, Wells Fargo, the Depositor and the Trustee, for the benefit of each of the Trustee and the Certificateholders, that as of the Closing Date or as of such date specifically provided herein:

(i)  The Master Servicer is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Master Servicer;

(ii)  The Master Servicer has the full power and authority to conduct its business as presently conducted by it and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Master Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(iii)  The execution and delivery of this Agreement by the Master Servicer, the consummation by the Master Servicer of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Master Servicer and will not (A) result in a breach of any term or provision of the charter and by-laws of the Master Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Master Servicer is a party or by which it may be bound, or any statute, order or regulation applicable to the Master Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Master Servicer; and the Master Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Master Servicer’s knowledge, would in the future materially and adversely affect, (x) the ability of the Master Servicer to perform its obligations under this Agreement or (y) the business, operations, financial condition, properties or assets of the Master Servicer taken as a whole;

(iv)  The Master Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant made by it and contained in this Agreement;

(v)  No litigation is pending against the Master Servicer that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Master Servicer to perform any of its other obligations hereunder in accordance with the terms hereof;

(vi)  There are no actions or proceedings against, or investigations known to it of, the Master Servicer before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Master Servicer of its obligations under, or validity or enforceability of, this Agreement;

(vii)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the consummation by it of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date; and

(viii)  There are no affiliations, relationships or transactions relating to the Master Servicer of a type that are described under Item 1119 of Regulation AB with DBNTC, the Depositor, the Sponsor, any Servicer (other than Wells Fargo), the Credit Risk Manager, the Trustee or Quick Loan Funding, Inc.

It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.04 shall survive the resignation or termination of the parties hereto and the termination of this Agreement and shall inure to the benefit of the Trustee, the Depositor and the Certificateholders.

SECTION 2.05  Representations, Warranties and Covenants of Ocwen and Wells Fargo.

(a)  Ocwen hereby represents, warrants and covenants to the Master Servicer, Wells Fargo, the Securities Administrator, the Depositor and the Trustee, for the benefit of each of such Persons and the Certificateholders that as of the Closing Date or as of such date specifically provided herein:

(i)  Ocwen is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation, and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by Ocwen in any state in which a Mortgaged Property related to an Ocwen Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Ocwen Mortgage Loan and to service the Ocwen Mortgage Loans in accordance with the terms of this Agreement;

(ii)  Ocwen has the full power and authority to conduct its business as presently conducted by it and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. Ocwen has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Ocwen, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(iii)  The execution and delivery of this Agreement by Ocwen, the servicing of the Ocwen Mortgage Loans by Ocwen hereunder, the consummation by Ocwen of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of Ocwen and will not (A) result in a breach of any term or provision of the charter or by-laws of Ocwen or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which Ocwen is a party or by which it may be bound, or any statute, order or regulation applicable to Ocwen of any court, regulatory body, administrative agency or governmental body having jurisdiction over Ocwen; and Ocwen is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to Ocwen’s knowledge, would in the future materially and adversely affect, (x) the ability of Ocwen to perform its obligations under this Agreement, (y) the business, operations, financial condition, properties or assets of Ocwen taken as a whole or (z) the legality, validity or enforceability of this Agreement;

(iv)  Ocwen does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant made by it and contained in this Agreement;

(v)  No litigation is pending against Ocwen that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of Ocwen to service the Ocwen Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

(vi)  There are no actions or proceedings against, or investigations known to it of, Ocwen before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by Ocwen of its obligations under, or the validity or enforceability of, this Agreement;

(vii)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Ocwen of, or compliance by Ocwen with, this Agreement or the consummation by it of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

(viii)  Ocwen has fully furnished and will continue to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis; and

(ix)  Ocwen is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Ocwen Mortgage Loans that are registered with MERS.

(b)  Wells Fargo hereby represents, warrants and covenants to the Master Servicer, Ocwen, the Securities Administrator, the Depositor and the Trustee, for the benefit of each of such Persons and the Certificateholders that as of the Closing Date or as of such date specifically provided herein:

(i)  Wells Fargo is a national banking association duly organized and validly existing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by Wells Fargo in any state in which a Mortgaged Property related to a Wells Fargo Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Wells Fargo Mortgage Loan and to service the Wells Fargo Mortgage Loans in accordance with the terms of this Agreement;

(ii)  Wells Fargo has the full power and authority to conduct its business as presently conducted by it and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. Wells Fargo has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Wells Fargo, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws administered by the FDIC affecting the contract obligations of insured banks and affecting the enforcement of creditors’ rights generally and by general principles of equity;

(iii)  The execution and delivery of this Agreement by Wells Fargo, the servicing of the Wells Fargo Mortgage Loans by Wells Fargo hereunder, the consummation by Wells Fargo of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of Wells Fargo and will not (A) result in a breach of any term or provision of the charter or by-laws of Wells Fargo or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which Wells Fargo is a party or by which it may be bound, or any statute, order or regulation applicable to Wells Fargo of any court, regulatory body, administrative agency or governmental body having jurisdiction over Wells Fargo; and Wells Fargo is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to Wells Fargo’s knowledge, would in the future materially and adversely affect, (x) the ability of Wells Fargo to perform its obligations under this Agreement, (y) the business, operations, financial condition, properties or assets of Wells Fargo taken as a whole or (z) the legality, validity or enforceability of this Agreement;

(iv)  Wells Fargo does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant made by it and contained in this Agreement;

(v)  No litigation is pending against Wells Fargo that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of Wells Fargo to service the Wells Fargo Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

(vi)  There are no actions or proceedings against, or investigations known to it of, Wells Fargo before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by Wells Fargo of its obligations under, or the validity or enforceability of, this Agreement;

(vii)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Wells Fargo of, or compliance by Wells Fargo with, this Agreement or the consummation by it of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

(viii)  Wells Fargo has fully furnished and will continue to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis; and

(ix)  Wells Fargo is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Wells Fargo Mortgage Loans that are registered with MERS.

(c)  It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive the resignation or termination of the parties hereto, the termination of this Agreement and the delivery of the Mortgage Files to the related Custodian and shall inure to the benefit of the Trustee, the Master Servicer, the Securities Administrator, the Depositor and the Certificateholders. Upon discovery by any such Person or Ocwen or Wells Fargo, as applicable, of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan, Prepayment Charge or the interests therein of the Certificateholders, the party discovering such breach shall give prompt written notice (but in no event later than two (2) Business Days following such discovery) to the Trustee. Subject to Section 8.01 of this Agreement, unless such breach shall not be susceptible of cure within ninety (90) days, the obligation of Ocwen or Wells Fargo, as applicable, set forth in Section 2.03(e) of this Agreement to cure breaches shall constitute the sole remedy against Ocwen or Wells Fargo, as applicable, available to the Certificateholders, the Depositor or the Trustee on behalf of the Certificateholders respecting a breach of the representations, warranties and covenants contained in this Section 2.05.

SECTION 2.06  Issuance of the REMIC I Regular Interests and the Class R-I Interest.

The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery to the applicable Custodian on its behalf of the Mortgage Loan Documents, subject to the provisions of Section 2.01 and Section 2.02 hereof and Section 2 of the related Custodial Agreement, together with the assignment to it of all other assets included in REMIC I, the receipt of which is hereby acknowledged. The interests evidenced by the Class R-I Interest, together with the REMIC I Regular Interests, constitute the entire beneficial ownership interest in REMIC I. The rights of the Holders of the Class R-I Interest and REMIC I (as holder of the REMIC I Regular Interests) to receive distributions from the proceeds of REMIC I in respect of the Class R-I Interest and the REMIC I Regular Interests, respectively, and all ownership interests evidenced or constituted by the Class R-I Interest and the REMIC I Regular Interests, shall be as set forth in this Agreement.

SECTION 2.07  Conveyance of the REMIC I Regular Interests; Acceptance of REMIC I by the Trustee.

The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee, without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests for the benefit of the Class R-II Interest and REMIC II (as holder of the REMIC I Regular Interests). The Trustee acknowledges receipt of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Class R-II Interest and REMIC II (as holder of the REMIC I Regular Interests). The rights of the Holder of the Class R-II Interest and REMIC II (as holder of the REMIC I Regular Interests) to receive distributions from the proceeds of REMIC II in respect of the Class R-II Interest and the Regular Certificates, respectively, and all ownership interests evidenced or constituted by the Class R-II Interest and the Regular Certificates, shall be as set forth in this Agreement. The Class R-II Interest and the Regular Certificates shall constitute the entire beneficial ownership interest in REMIC II.

SECTION 2.08  Issuance of the Residual Certificates.

The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and, concurrently therewith and in exchange therefor, pursuant to the written request of the Depositor executed by an officer of the Depositor, the Securities Administrator has executed and authenticated and the Trustee has delivered to or upon the order of the Depositor, the Class R Certificates in authorized denominations. The Class R Certificates evidence ownership in the Class R-I Interest and the Class R-II Interest.

SECTION 2.09  Establishment of the Trust.

The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust to be known, for convenience, as “ACE Securities Corp., Home Equity Loan Trust, Series 2006-SD2” and does hereby appoint HSBC Bank USA, National Association as Trustee in accordance with the provisions of this Agreement.

SECTION 2.10  Purpose and Powers of the Trust.

The purpose of the common law trust, as created hereunder, is to engage in the following activities:

(a)  acquire and hold the Mortgage Loans and the other assets of the Trust Fund and the proceeds therefrom;

(b)  to issue the Certificates sold to the Depositor in exchange for the Mortgage Loans;

(c)  to make payments on the Certificates;

(d)  to engage in those activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; and

(e)  subject to compliance with this Agreement, to engage in such other activities as may be required in connection with conservation of the Trust Fund and the making of distributions to the Certificateholders.

The trust is hereby authorized to engage in the foregoing activities. The Trustee shall not cause the trust to engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement (or those ancillary thereto) while any Certificate is outstanding, and this Section 2.10 may not be amended, without the consent of the Certificateholders evidencing 51% or more of the aggregate voting rights of the Certificates.

SECTION 2.11  Representations and Warranties of the Trustee.

The Trustee hereby represents and warrants to the Sponsor and the Depositor, for the benefit of each of the Certificateholders, that as of the Closing Date:

(a)  There are no affiliations relating to the Trustee of a type that are described under Item 1119(a) of Regulation AB; and

(b)  There are no legal proceedings pending or contemplated, including legal proceedings pending or contemplated by governmental authorities, against the Trustee that could be material to the Certificateholders.

ARTICLE III

ADMINISTRATION AND SERVICING OF THE OCWEN MORTGAGE LOANS
AND WELLS FARGO MORTGAGE LOANS; ACCOUNTS

SECTION 3.01  Ocwen and Wells Fargo to Act as a Servicer.

The obligations of each of Ocwen and Wells Fargo hereunder to service and administer the Mortgage Loans shall be limited to the Ocwen Mortgage Loans and the Wells Fargo Mortgage Loans, respectively, and with respect to the duties and obligations of each Servicer references herein to the related Mortgage Loans shall be limited to the Ocwen Mortgage Loans (and the related proceeds thereof and related REO Properties) in the case of Ocwen, and the Wells Fargo Mortgage Loans (and the related proceeds thereof and related REO Properties) in the case of Wells Fargo, and in no event shall either Servicer have any responsibility or liability with respect to any Mortgage Loans serviced by the other Servicer hereunder. In addition, from and after the Closing Date, the SPS Mortgage Loans will be serviced and administered by SPS pursuant to the Servicing Agreement, and neither Ocwen nor Wells Fargo will have any responsibility to service or administer such Mortgage Loans or have any other obligation with respect to such Mortgage Loans (including reporting or remitting funds to the Master Servicer). Except as otherwise expressly stated herein, references in this Article III to “Servicer” shall refer to Ocwen or Wells Fargo, as the case may be, and any successor thereto as a Servicer.

From and after the Closing Date with respect to the Ocwen Mortgage Loans and the Wells Fargo Mortgage Loans, Ocwen and Wells Fargo shall service and administer the related Mortgage Loans on behalf of the Trust Fund and in the best interests of and for the benefit of the Certificateholders (as determined by the related Servicer in its reasonable judgment) in accordance with the terms of this Agreement and the respective Mortgage Loans and all applicable law and regulations and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of prudent mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

(i)  any relationship that the related Servicer or any Affiliate of the related Servicer may have with the related Mortgagor;

(ii)  the ownership of any Certificate by the related Servicer or any Affiliate of the related Servicer;

(iii)  the related Servicer’s obligation to make P&I Advances or Servicing Advances; or

(iv)  the related Servicer’s right to receive compensation for its services hereunder.

To the extent consistent with the foregoing, the related Servicer shall also seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes with respect to the related Mortgage Loans and may waive (or permit a Sub-Servicer to waive) a Prepayment Charge with respect to Principal Prepayments only under the following circumstances: (i) such waiver is standard and customary in servicing similar Mortgage Loans and such waiver is related to a default or reasonably foreseeable default and would, in the reasonable judgment of the related Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan and, if such waiver is made in connection with a refinancing of the related Mortgage Loan, such refinancing is related to a default or a reasonably foreseeable default, (ii) such Prepayment Charge is unenforceable in accordance with applicable law or the collection of such related Prepayment Charge would otherwise violate applicable law or (iii) the collection of such Prepayment Charge would be considered “predatory” pursuant to written guidance published or issued by any applicable federal, state or local regulatory authority acting in its official capacity and having jurisdiction over such matters. Notwithstanding any provision in this Agreement to the contrary, in the event the Prepayment Charge payable under the terms of the Mortgage Note is less than the amount of the Prepayment Charge set forth in the Prepayment Charge Schedule or other information provided to the related Servicer, the related Servicer shall not have any liability or obligation with respect to such difference (including any obligation to recalculate any prepayment charges), and in addition shall not have any liability or obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Prepayment Charge Schedule.

Notwithstanding anything to the contrary contained in this Agreement, if Ocwen or Wells Fargo waives a Prepayment Charge in breach of the foregoing paragraph, Ocwen or Wells Fargo, as applicable will pay the amount of such waived Prepayment Charge, from its own funds without any right of reimbursement, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the related Collection Account within ninety (90) days of the earlier of discovery by Ocwen or Wells Fargo, as applicable, or receipt of notice by Ocwen or Wells Fargo, as applicable, of such breach. Furthermore, notwithstanding any other provisions of this Agreement, any payments made by Ocwen or Wells Fargo, as applicable, in respect of any waived Prepayment Charges pursuant to this paragraph shall be deemed to be paid outside of the Trust Fund.

In the event Ocwen or Wells Fargo waives a Prepayment Charge in connection with clauses (ii) or (iii) of the third paragraph of this section, Ocwen or Wells Fargo, as applicable, shall provide a written explanation of such Servicer’s determination to the Master Servicer, and the Master Servicer shall provide a copy of such writing to the Sponsor and the Depositor.

Subject only to the above-described servicing standards (the “Accepted Servicing Practices”) and the terms of this Agreement and of the respective Mortgage Loans, the related Servicer shall have full power and authority, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable with the goal of maximizing proceeds of the Mortgage Loan. Without limiting the generality of the foregoing, the related Servicer in its own name is hereby authorized and empowered by the Trustee when the related Servicer believes it appropriate in its best judgment, to execute and deliver, on behalf of the Trust Fund, the Certificateholders and the Trustee or any of them, and upon written notice to the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge or subordination, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee, for the benefit of the Trust Fund and the Certificateholders. The related Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The related Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.14 of this Agreement, the Trustee shall execute, at the written request of a Servicer, and furnish to the related Servicer a power of attorney in the form of Exhibit D hereto and other documents necessary or appropriate to enable the related Servicer to carry out its servicing and administrative duties hereunder or under the Servicing Agreement, as applicable, and furnished to the Trustee by the related Servicer, and the Trustee shall not be liable for the actions of the related Servicer under such powers of attorney and shall be indemnified by the related Servicer for any cost, liability or expense incurred by the Trustee in connection with the related Servicer’s use or misuse of any such power of attorney.

Each Servicer further is hereby authorized and empowered in its own name or in the name of the Sub-Servicer, when such Servicer or the Sub-Servicer, as the case may be, believes it is appropriate in its best judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, to execute and deliver, on behalf of the Trustee and the Certificateholders or any of them, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Trustee and its successors and assigns. Any reasonable expenses incurred in connection with the actions described in the preceding sentence or as a result of MERS discontinuing or becoming unable to continue operations in connection with the MERS® System, shall be reimbursable by the Trust Fund to such Servicer.

In accordance with Accepted Servicing Practices, the related Servicer shall make or cause to be made Servicing Advances as necessary for the purpose of effecting the payment of taxes and assessments on the Mortgaged Properties, which Servicing Advances shall be reimbursable in the first instance from related collections from the related Mortgagors pursuant to Section 3.07 of this Agreement, and further as provided in Section 3.09 of this Agreement; provided, however, the related Servicer shall only make such Servicing Advance if the related Mortgagor has not made such payment and if the failure to make such Servicing Advance would result in the loss of the related Mortgaged Property due to a tax sale or foreclosure as result of a tax lien; provided, however, that each Servicer shall be required to make such Servicing Advances only to the extent that such Servicing Advances, in the good faith judgment of such Servicer, will be recoverable by such Servicer out of Insurance Proceeds, Liquidation Proceeds, or otherwise out of the proceeds of the related Mortgage Loan. Any cost incurred by the related Servicer in effecting the payment of taxes and assessments on a Mortgaged Property shall not, for the purpose of calculating the Scheduled Principal Balance of such Mortgage Loan or distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

The parties to this Agreement acknowledge that Servicing Advances shall be reimbursable pursuant to Section 3.09 of this Agreement, and agree that no Servicing Advance shall be rejected or disallowed by any party unless it has been shown that such Servicing Advance was not made in accordance with the terms of this Agreement. Notwithstanding the foregoing, the parties hereto understand and agree that, with respect to any Mortgage Loan (1) the Master Servicer shall not approve the reimbursement of any Servicing Advance made with respect to such Mortgage Loan prior to the Cut-off Date (each, a “Pre-Cut-off Date Advance”) unless and until it has received a Servicing Advance Schedule listing the amount of Pre-Cut-off Date Advances made in respect of such Mortgage Loan from (a) the related Servicer with respect to any Mortgage Loans that were transferred to such Servicer prior to the Cut-off Date and/or (b) the Depositor with respect to any Mortgage Loans that were transferred to the related Servicer after the Cut-off Date, as applicable, (2) the aggregate Pre-Cut-off Date Advances reimbursable hereunder with respect to such Mortgage Loan shall not exceed the amount of Pre-Cut-off Date Advances for such Mortgage Loan shown on the Servicing Advance Schedule delivered to the Master Servicer, (3) the Depositor shall be deemed to have agreed with and approved the Pre-Cut-off Date Advances shown on any Servicing Advance Schedule furnished to the Master Servicer and (4) the Master Servicer will have no liability to the Depositor, any Servicer or any other Person, including any Certificateholder, for approving reimbursement of related Pre-Cut-off Date Advances so long as the aggregate amount of such advances reimbursed hereunder does not exceed of the amount of Pre-Cut-off Date Advances for such Mortgage Loan shown on the Servicing Advance Schedule.

Notwithstanding anything in this Agreement to the contrary, the related Servicer may not make any future advances with respect to a Mortgage Loan and the related Servicer shall not permit any modification with respect to any Mortgage Loan serviced by such Servicer that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such related Mortgage Loan (unless, as provided in Section 3.06 of this Agreement, the related Mortgagor is in default with respect to the related Mortgage Loan or such default is, in the judgment of the related Servicer, reasonably foreseeable) or any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC created hereunder to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions after the startup date” under the REMIC Provisions.

In the event that the Mortgage Loan Documents relating to any Mortgage Loan contain provisions requiring the related Mortgagor to arbitrate disputes (at the option of the Trustee, on behalf of the Trust), the Trustee hereby authorizes the related Servicer to waive the Trustee’s right or option to arbitrate disputes and to send written notice of such waiver to the Mortgagor, although the Mortgagor may still require arbitration at its option.

Ocwen and Wells Fargo will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis.

SECTION 3.02  Sub-Servicing Agreement Between Each Servicer and Sub-Servicers.

(a)  Each Servicer may arrange for the subservicing of any Mortgage Loan by a Sub-Servicer pursuant to a Sub-Servicing Agreement; provided that such sub-servicing arrangement and the terms of the related Sub-Servicing Agreement must provide for the servicing of such Mortgage Loans in a manner consistent with the servicing arrangements contemplated hereunder and the related Servicer shall cause any Sub-Servicer to comply with the provisions of this Agreement (including, without limitation, to provide the information required to be delivered under Sections 3.17, 3.18 and 3.19 hereof), to the same extent as if such Sub-Servicer were the Servicer. The related Servicer shall be responsible for obtaining from each Sub-Servicer and delivering to the Master Servicer any annual statement of compliance, assessment of compliance, attestation report and Sarbanes-Oxley related certification as and when required to be delivered. Each Sub-Servicer shall be (i) authorized to transact business in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Sub-Servicer to perform its obligations hereunder and under the Sub-Servicing Agreement and (ii) a Freddie Mac or Fannie Mae approved mortgage servicer. Notwithstanding the provisions of any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the related Servicer or a Sub-Servicer or reference to actions taken through the related Servicer or otherwise, the related Servicer shall remain obligated and liable to the Depositor, the Trustee and the Certificateholders for the servicing and administration of the Mortgage Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such Sub-Servicing Agreement or arrangements or by virtue of indemnification from the Sub-Servicer and to the same extent and under the same terms and conditions as if the related Servicer alone were servicing and administering the Mortgage Loans. Every Sub-Servicing Agreement entered into by the related Servicer shall contain a provision giving the successor Servicer the option to terminate such agreement in the event a successor Servicer is appointed. All actions of each Sub-Servicer performed pursuant to the related Sub-Servicing Agreement shall be performed as an agent of the related Servicer with the same force and effect as if performed directly by the related Servicer.

(b)  Notwithstanding the foregoing, each Servicer shall be entitled to outsource one or more separate servicing functions to a Subcontractor that does not meet the eligibility requirements for a Sub-Servicer, so long as such outsourcing does not constitute the delegation of such Servicer’s obligation to perform all or substantially all of the servicing of the related Mortgage Loans to such Subcontractor. The related Servicer shall promptly, upon request, provide to the Master Servicer, the Trustee and the Depositor a written description (in form and substance reasonably satisfactory to the Master Servicer, the Trustee and the Depositor) of the role and function of each Subcontractor utilized by the related Servicer, specifying (i) the identity of each such Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this subsection; provided, however, that the Servicer shall not be required to provide the information in clauses (i) or (ii) of this subsection until such time that the applicable assessment of compliance is due pursuant to Section 3.18 of this Agreement. The use by a Servicer of any such Subcontractor shall not release such Servicer from any of its obligations hereunder and such Servicer shall remain responsible hereunder for all acts and omissions of such Subcontractor as fully as if such acts and omissions were those of such Servicer, and such Servicer shall pay all fees and expenses of the Subcontractor from such Servicer’s own funds.

(c)  As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the related Servicer shall cause any such Subcontractor used by such Servicer for the benefit of the Master Servicer, the Trustee and the Depositor to comply with the provisions of Sections 3.18 and 3.19 of this Agreement to the same extent as if such Subcontractor were the related Servicer. The related Servicer shall be responsible for obtaining from each such Subcontractor and delivering to the Master Servicer, the Trustee and any Depositor any assessment of compliance, attestation report and Sarbanes-Oxley related certification required to be delivered by such Subcontractor under Sections 3.18 and 3.19, in each case as and when required to be delivered.

(d)  For purposes of this Agreement, the related Servicer shall be deemed to have received any collections, recoveries or payments with respect to the Mortgage Loans that are received by a Sub-Servicer regardless of whether such payments are remitted by the Sub-Servicer to such Servicer.

SECTION 3.03  Successor Sub-Servicers.

Any Sub-Servicing Agreement shall provide that the related Servicer shall be entitled to terminate any Sub-Servicing Agreement and to either itself directly service the related Mortgage Loans or enter into a Sub-Servicing Agreement with a successor Sub-Servicer which qualifies under Section 3.02 of this Agreement. Any Sub-Servicing Agreement shall include the provision that such agreement may be immediately terminated by any successor to the related Servicer without fee or, in the event a termination fee exists, such fee shall be payable by the related Servicer from its own funds without reimbursement therefor, in accordance with the terms of this Agreement, in the event that the related Servicer (or any successor to the related Servicer) shall, for any reason, no longer be the Servicer of the related Mortgage Loans (including termination due to a Servicer Event of Default). Each Servicer shall be entitled to enter into an agreement with its Sub-Servicer and Subcontractor for indemnification of such Servicer or Subcontractor, as applicable, by such Sub-Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

SECTION 3.04  No Contractual Relationship Between Sub-Servicer, Subcontractor, Trustee or the Certificateholders.

Any Sub-Servicing Agreement and any other transactions or services relating to the Mortgage Loans involving a Sub-Servicer or a Subcontractor, as applicable, shall be deemed to be between the Sub-Servicer or Subcontractor, as applicable, and the related Servicer alone, and the Master Servicer, the Trustee and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to any Sub-Servicer or Subcontractor except as set forth in Section 3.05 of this Agreement.

SECTION 3.05  Assumption or Termination of Sub-Servicing Agreement by Successor Servicer.

In connection with the assumption of the responsibilities, duties and liabilities and of the authority, power and rights of the related Servicer hereunder by a successor Servicer (which may be the Trustee or the Master Servicer) pursuant to Section 8.02 of this Agreement, it is understood and agreed that the related Servicer’s rights and obligations under any Sub-Servicing Agreement then in force between the related Servicer and a Sub-Servicer shall be assumed simultaneously by such successor Servicer without act or deed on the part of such successor Servicer; provided, however, that any successor Servicer may terminate the Sub-Servicer.

The related Servicer shall, upon the reasonable request of the Master Servicer, but at its own expense, deliver to the assuming party documents and records relating to each Sub-Servicing Agreement and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

The Servicing Fee payable to any such successor Servicer shall be payable from payments received on the Mortgage Loans in the amount and in the manner set forth in this Agreement.

SECTION 3.06  Collection of Certain Mortgage Loan Payments.

Each Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the related Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and Accepted Servicing Practices, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing, each Servicer may in its discretion (i) waive any late payment charge or, if applicable, penalty interest or (ii) extend the due dates for the Monthly Payments due on a Mortgage Note for a period of not greater than one-hundred and eighty (180) days; provided that any extension pursuant to this clause shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the related Servicer, such default is reasonably foreseeable, the related Servicer, consistent with Accepted Servicing Practices may waive, modify or vary any term of such Mortgage Loan (including, but not limited to, modifications that change the Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan), accept payment from the related Mortgagor of an amount less than the Scheduled Principal Balance in final satisfaction of such Mortgage Loan, or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor if in the related Servicer’s determination such waiver, modification, postponement or indulgence is not materially adverse to the interests of the Certificateholders (taking into account any estimated Realized Loss that might result absent such action). No Servicer shall be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note or otherwise or against any public or governmental authority with respect to a taking or condemnation) if it reasonably believes that enforcing the provision of the Mortgage or other instrument pursuant to which such payment is required is prohibited by applicable law.

SECTION 3.07  Collection of Taxes, Assessments and Similar Items; Servicing Accounts.

To the extent the terms of a Mortgage provide for Escrow Payments, the related Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all collections from the related Mortgagors (or related advances from Sub-Servicers) for the payment of taxes, assessments, fire, flood, and hazard insurance premiums, and comparable items for the account of the Mortgagors (“Escrow Payments”) shall be deposited and retained. Servicing Accounts shall be Eligible Accounts. The related Servicer shall deposit in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the related Servicer’s receipt thereof, all Escrow Payments collected on account of the related Mortgage Loans and shall thereafter deposit such Escrow Payments in the Servicing Accounts, in no event later than the second Business Day after the deposit of good funds into the clearing account, and retain therein, all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting the timely payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from a Servicing Account may be made by the related Servicer only to (i) effect timely payment of taxes, assessments, fire, flood, and hazard insurance premiums, and comparable items; (ii) reimburse itself out of related collections for any Servicing Advances made prior to the Cut-off Date by the Sponsor or the related Servicer to the extent not previously reimbursed or following the Cut-off Date by the related Servicer pursuant to Section 3.01 of this Agreement (with respect to taxes and assessments) and Section 3.11 of this Agreement (with respect to fire, flood and hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) for application to restore or repair the related Mortgaged Property in accordance with Section 3.11; (v) pay interest, if required and as described below, to Mortgagors on balances in the Servicing Account; or, only to the extent not required to be paid to the related Mortgagors, to pay itself interest on balances in the Servicing Account; or (vi) clear and terminate the Servicing Account at the termination of the related Servicer’s obligations and responsibilities in respect of the related Mortgage Loans under this Agreement in accordance with Article X. As part of its servicing duties, the related Servicer shall pay to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law and, to the extent that interest earned on funds in the Servicing Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. Notwithstanding the foregoing, the Servicers shall not be obligated to collect Escrow Payments if the related Mortgage Loan does not require such payments, but the related Servicer shall nevertheless be obligated to make Servicing Advances as provided in Section 3.01 and Section 3.11 of this Agreement. In the event a Servicer shall deposit in the Servicing Accounts any amount not required to be deposited therein, it may at any time withdraw such amount from the related Servicing Accounts, any provision to the contrary notwithstanding.

To the extent that a Mortgage does not provide for Escrow Payments, the related Servicer (i) shall determine whether any such payments are made by the Mortgagor in a manner and at a time that is necessary to avoid the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien and (ii) shall ensure that all insurance required to be maintained on the Mortgaged Property pursuant to this Agreement is maintained. If any such payment has not been made and the related Servicer receives notice of a tax lien with respect to the Mortgage Loan being imposed, the related Servicer shall, promptly and to the extent required to avoid loss of the Mortgaged Property, advance or cause to be advanced funds necessary to discharge such lien on the Mortgaged Property unless the related Servicer determines the advance to be nonrecoverable. Each Servicer assumes full responsibility for the payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances to effect such payments subject to its determination of recoverability.

SECTION 3.08  Collection Accounts, Simple Interest Excess Sub-Account and Distribution Account.

(a)  On behalf of the Trust Fund, each Servicer shall establish and maintain one or more “Collection Accounts”, held in trust for the benefit of the Trustee and the Certificateholders. On behalf of the Trust Fund, each Servicer shall deposit or cause to be deposited in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one (1) Business Day after such Servicer’s receipt thereof, and shall thereafter deposit in the related Collection Account, in no event later than two (2) Business Days after the deposit of good funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it on or subsequent to the Cut-off Date:

(i)  all payments on account of principal, including Principal Prepayments, on the related Mortgage Loans;

(ii)  all payments on account of interest (net of the related Servicing Fee payable to such Servicer and any Prepayment Interest Excess) on each related Mortgage Loan;

(iii)  all Insurance Proceeds and Liquidation Proceeds (other than proceeds collected in respect of any particular REO Property) and all Subsequent Recoveries with respect to the related Mortgage Loans;

(iv)  any amounts required to be deposited by the related Servicer pursuant to Section 3.10 of this Agreement in connection with any losses realized on Permitted Investments with respect to funds held in the related Collection Account;

(v)  any amounts required to be deposited by the related Servicer pursuant to the second paragraph of Section 3.11(a) of this Agreement in respect of any blanket policy deductibles;

(vi)  any Purchase Price or Substitution Shortfall Amount delivered to the related Servicer and all proceeds (net of amounts payable or reimbursable to the related Servicer, the Master Servicer, the Trustee, the Custodians or the Securities Administrator) of the related Mortgage Loans purchased in accordance with Section 2.03, Section 3.13 or Section 10.01 of this Agreement; and

(vii)  any Prepayment Charges collected by the related Servicer in connection with the Principal Prepayment of any of the related Mortgage Loans or amounts required to be deposited by the related Servicer in connection with a breach of its obligations under Section 2.05 of this Agreement.

The foregoing requirements for deposit in the related Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees or other similar fees need not be deposited by the related Servicer in the related Collection Account and may be retained by the related Servicer as additional servicing compensation. In the event a Servicer shall deposit in the related Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Collection Account, any provision herein to the contrary notwithstanding.

(b)  Except as set forth below, no later than the Closing Date, each Servicer servicing Simple Interest Mortgage Loans shall establish and maintain a sub-account of the related Collection Account titled “[Servicer’s name], Simple Interest Excess Sub-Account in trust for the Holders of ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2, Asset Backed Pass-Through Certificates”. The related Servicer shall, on each Determination Date transfer from the Collection Account to the Simple Interest Excess Sub-Account all Net Simple Interest Excess, if any, pursuant to Section 3.09(a)(xi) of this Agreement, and shall maintain a record of all such deposits. In lieu of establishing a Simple Interest Excess Sub-Account, each Servicer may maintain any Net Simple Interest Excess in the Collection Account and maintain a separate accounting therefor.

The related Servicer shall withdraw amounts on deposit in the Simple Interest Excess Sub-Account or in the related Collection Account (in respect of any Net Simple Interest Excess) on each Determination Date for deposit to the Distribution Account in an amount equal to the lesser of (i) the amount on deposit therein, and (ii) the Net Simple Interest Shortfall for such Distribution Date.

The related Servicer shall remit to the Securities Administrator which shall thereupon distribute to the Class CE-1 Certificateholder, based on the information provided to it by such Servicer, the amount of any Net Simple Interest Excess remaining in the Simple Interest Excess Sub-Account or in the related Collection Account, as applicable, on the Distribution Date each year occurring in December, commencing in December 2006. Such distributions shall be deemed to be made on a first-in, first-out basis. In addition, the related Servicer shall clear and terminate the Simple Interest Excess Sub-Account, if any, upon the termination of this Agreement and retain any funds remaining therein.

(c)  On behalf of the Trust Fund, the Securities Administrator shall establish and maintain one or more accounts (such account or accounts, the “Distribution Account”), held in trust for the benefit of the Trustee, the Trust Fund and the Certificateholders. On behalf of the Trust Fund, SPS shall deliver funds to the Securities Administrator for deposit in the Distribution Account as specified in the Servicing Agreement, and Ocwen and Wells Fargo shall deliver to the Securities Administrator in immediately available funds for deposit in the Distribution Account on the Servicer Remittance Date and with respect to Ocwen on or before 12:00 noon New York time on the Servicer Remittance Date, that portion of the Available Distribution Amount (calculated without regard to the references in clause (2) of the definition thereof to amounts that may be withdrawn from the Distribution Account) for the related Distribution Date then on deposit in the related Collection Account and the amount of all Prepayment Charges collected by Ocwen or Wells Fargo in connection with the Principal Prepayment of any of the related Mortgage Loans then on deposit in the related Collection Account and the amount of any funds reimbursable to an Advance Financing Person pursuant to Section 3.25 of this Agreement. If the balance on deposit in a Collection Account exceeds $100,000 as of the commencement of business on any Business Day and such Collection Account constitutes an Eligible Account solely pursuant to clause (ii) of the definition of “Eligible Account,” the related Servicer shall, on or before 5:00 p.m. New York time on such Business Day, withdraw from such Collection Account any and all amounts payable or reimbursable to the Depositor, such Servicer, the Trustee, the Master Servicer, the Securities Administrator or the Sponsor pursuant to Section 3.09 of this Agreement and shall pay such amounts to the Persons entitled thereto or shall establish a separate Collection Account (which shall also be an Eligible Account) and withdraw from the existing Collection Account the amount on deposit therein in excess of $100,000 and deposit such excess in the newly created Collection Account.

With respect to any remittance received by the Securities Administrator after the Servicer Remittance Date on which such payment was due, the Securities Administrator shall send written notice thereof to the related Servicer. The related Servicer shall pay to the Securities Administrator interest on any such late payment by such Servicer at an annual rate equal to Prime Rate (as defined in The Wall Street Journal) plus one percentage point, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the related Servicer to the Securities Administrator on the date such late payment is made and shall cover the period commencing with the day following the Servicer Remittance Date and ending with the Business Day on which such payment is made, both inclusive. The payment by the related Servicer of any such interest, or the failure of the Securities Administrator to notify the related Servicer of such interest, shall not be deemed an extension of time for payment or a waiver of any Event of Default by the related Servicer.

(d)  Funds in each Collection Account in each Simple Interest Excess Sub-Account and funds in the Distribution Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.10 of this Agreement. The related Servicer shall give notice to the Trustee, the Securities Administrator and the Master Servicer of the location of the Collection Account maintained by it when established and prior to any change thereof. The Securities Administrator shall give notice to the Servicers and the Depositor of the location of the Distribution Account when established and prior to any change thereof.

(e)  Funds held in a Collection Account at any time may be delivered by the related Servicer in immediately available funds to the Securities Administrator for deposit in the Distribution Account. In the event a Servicer shall deliver to the Securities Administrator for deposit in the Distribution Account any amount not required to be deposited therein, it may at any time request that the Securities Administrator withdraw such amount from the Distribution Account and remit to it any such amount, any provision herein to the contrary notwithstanding. In no event shall the Securities Administrator incur liability as a result of withdrawals from the Distribution Account at the direction of a Servicer in accordance with the immediately preceding sentence. In addition, each Servicer shall deliver to the Securities Administrator no later than the Servicer Remittance Date the amounts set forth in clauses (i) through (iv) below:

(i)  any P&I Advances, as required pursuant to Section 5.03 of this Agreement;

(ii)  any amounts required to be deposited pursuant to Section 3.21(d) or 3.21(f) of this Agreement in connection with any REO Property;

(iii)  any amounts to be paid in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 10.01 of this Agreement; and

(iv)  any amounts required to be deposited pursuant to Section 3.22 of this Agreement in connection with any Prepayment Interest Shortfalls.

SECTION 3.09  Withdrawals from the Collection Accounts and Distribution Account.

(a)  Each Servicer shall, from time to time, make withdrawals from the related Collection Account for any of the following purposes or as described in Section 5.03 of this Agreement:

(i)  to remit to the Securities Administrator for deposit in the Distribution Account the amounts required to be so remitted pursuant to Section 3.08(c) of this Agreement or permitted to be so remitted pursuant to the first sentence of Section 3.08(e) of this Agreement;

(ii)  subject to Section 3.13(d) of this Agreement, to reimburse itself (including any successor Servicer) for P&I Advances made by it, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees payable to such Servicer) of Monthly Payments on related Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 5.03 of this Agreement;

(iii)  subject to Section 3.13(d) of this Agreement, to pay itself any unpaid Servicing Fees payable to such Servicer and reimburse itself any unreimbursed Servicing Advances made by the Sponsor or the related Servicer prior to or following the Cut-off Date with respect to each Mortgage Loan, but only to the extent of any Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan or rental or other income from the related REO Property;

(iv)  to pay to itself as servicing compensation (in addition to the Servicing Fee payable to such Servicer) on the Servicer Remittance Date any interest or investment income earned on funds deposited in the related Collection Account and the Simple Interest Excess Sub-Account;

(v)  to pay to itself or the Sponsor, as the case may be, with respect to each Mortgage Loan that has previously been purchased or replaced pursuant to Section 2.03 or Section 3.13(c) of this Agreement all amounts received thereon not included in the Purchase Price or the Substitution Shortfall Amount;

(vi)  to reimburse itself (including any successor Servicer) for

(A) any P&I Advance or Servicing Advance previously made by it, which the related Servicer has determined to be a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance in accordance with the provisions of Section 5.03 of this Agreement; provided however, that a Servicer shall not be entitled to reimbursement for any Servicing Advance made prior to the Cut-off Date if such Servicer determines that such Servicing Advance constitutes a Nonrecoverable Servicing Advance;

(B) any unpaid Servicing Fees payable to such Servicer to the extent not recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Mortgage Loan under Section 3.08(a)(iii) of this Agreement; or

(C) any P&I Advance or Servicing Advance made with respect to a delinquent Mortgage Loan which Mortgage Loan has been modified by the Servicer in accordance with the terms of this Agreement; provided that the Servicer shall only reimburse itself for such P&I Advances and Servicing Advances at the time of such modification or as otherwise provided in this Section 3.09.

(vii)  to reimburse itself or the Depositor for expenses incurred by or reimbursable to itself or the Depositor, as the case may be, pursuant to Section 3.01 or Section 7.03 of this Agreement;

(viii)  to reimburse itself or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the purchase obligation under Section 2.03 of this Agreement that were included in the Purchase Price of the related Mortgage Loan, including any expenses arising out of the enforcement of the purchase obligation;

(ix)  to pay, or to reimburse itself for advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to Section 3.13(b) of this Agreement;

(x)  to pay to itself any Prepayment Interest Excess on the related Mortgage Loans to the extent not retained pursuant to Section 3.08(a)(ii) of this Agreement;

(xi)  to deposit in the Simple Interest Excess Sub-Account any amount required to be deposited therein pursuant to Section 3.08(b) of this Agreement; and

(xii)  to clear and terminate the related Collection Account pursuant to Section 10.01 of this Agreement.

Each Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the related Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (ii), (iii), (v), (vi), (vii), (viii), (ix), (x) and (xi) above.

(b)  The Securities Administrator shall, from time to time, make withdrawals from the Distribution Account, for any of the following purposes, without priority:

(i)  to make distributions to Certificateholders in accordance with Section 5.01 of this Agreement;

(ii)  to pay to itself, the Custodians and the Master Servicer amounts to which it is entitled pursuant to Section 9.05 or any other provision of this Agreement and any Extraordinary Trust Fund Expenses;

(iii)  to reimburse itself or the Master Servicer pursuant to Section 8.02 of this Agreement;

(iv)  [reserved];

(v)  to pay any amounts in respect of taxes pursuant to Section 11.01(g)(v) of this Agreement;

(vi)  to pay the Master Servicing Fee to the Master Servicer;

(vii)  to pay the Credit Risk Management Fee to the Credit Risk Manager;

(viii)  to pay the Excess Servicing Fee, if any, to the Class CE-2 Certificateholder pursuant to Section 5.01(b) of this Agreement; and

(ix)  to clear and terminate the Distribution Account pursuant to Section 10.01 of this Agreement.

SECTION 3.10  Investment of Funds in the Investment Accounts.

(a)  Each Servicer may direct, by means of written directions (which may be standing directions), any depository institution maintaining the related Collection Account or Simple Interest Excess Sub-Account to invest the funds in such Collection Account or Simple Interest Excess Sub-Account (for purposes of this Section 3.10, an “Investment Account”) in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Securities Administrator is the obligor thereon, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Securities Administrator is the obligor on such Permitted Investment. Amounts in the Distribution Account may be invested in Permitted Investments as directed in writing by the Master Servicer and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Securities Administrator is the obligor thereon, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Securities Administrator is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Securities Administrator shall be entitled to sole possession over each such investment in the Distribution Account and, subject to subsection (b) below, the income thereon, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Securities Administrator or its agent, together with any document of transfer necessary to transfer title to such investment to the Trustee or its nominee. In the event amounts on deposit in a Collection Account are at any time invested in a Permitted Investment payable on demand, the party with investment discretion over such Investment Account shall:

(x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y) demand payment of all amounts due thereunder promptly upon receipt by such party of written notice from the related Servicer that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)  All income and gain realized from the investment of funds deposited in the related Collection Account or Simple Interest Excess Sub-Account shall be for the benefit of the related Servicer and shall be subject to its withdrawal in accordance with Section 3.09 of this Agreement. Each Servicer shall deposit in the related Collection Account or Simple Interest Excess Sub-Account the amount of any loss incurred in respect of any such Permitted Investment made with funds in such account immediately upon realization of such loss. All earnings and gain realized from the investment of funds deposited in the Distribution Account shall be for the benefit of the Master Servicer. The Master Servicer shall remit from its own funds for deposit into the Distribution Account the amount of any loss incurred on Permitted Investments in the Distribution Account.

(c)  Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may and, subject to Section 9.01 and Section 9.02(a)(v) of this Agreement, shall, at the written direction of the related Servicer, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

(d)  The Trustee, the Master Servicer or their respective Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s or the Master Servicer’s economic self-interest for (i) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation shall not be considered an amount that is reimbursable or payable to the Trustee or the Master Servicer pursuant to Section 3.09 or Section 3.10 of this Agreement or otherwise payable in respect of Extraordinary Trust Fund Expenses. Such additional compensation shall not be an expense of the Trust Fund.

SECTION 3.11  Maintenance of Hazard Insurance, Errors and Omissions and Fidelity Coverage and Primary Mortgage Insurance.

(a)  The terms of each Mortgage Note require the related Mortgagor to maintain fire, flood and hazard insurance policies. To the extent such policies are not maintained, the related Servicer shall cause to be maintained for each Mortgaged Property related to a Mortgage Loan serviced by such Servicer fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of the current principal balance of such Mortgage Loan and the amount necessary to compensate fully for any damage or loss to the improvements which are a part of such property on a replacement cost basis, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. Each Servicer shall also cause to be maintained fire and hazard insurance on each REO Property with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property. Each Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the related Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with Accepted Servicing Practices, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the related Collection Account, subject to withdrawal pursuant to Section 3.09 of this Agreement, if received in respect of a Mortgage Loan, or in the REO Account, subject to withdrawal pursuant to Section 3.21 of this Agreement, if received in respect of an REO Property. Any cost incurred by a Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the related Mortgaged Property is located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) the Servicer shall cause to be maintained a flood insurance policy in an amount representing coverage equal to the lesser of: (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law that a Mortgaged Property or REO Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor’s behalf.

(b)  In the event that a Servicer shall obtain and maintain a blanket policy with an insurer having a General Policy Rating of B:VI or better in Best’s Key Rating Guide or otherwise acceptable to Fannie Mae or Freddie Mac insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations to cause fire and hazard insurance to be maintained on the Mortgaged Properties, it being understood and agreed that such policy may contain a deductible clause, in which case the related Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.11, and there shall have been one or more losses which would have been covered by such policy, deposit to the related Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the related Servicer agrees to prepare and present, on behalf of itself, the Trustee, the Trust Fund and the Certificateholders, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

(c)  Each Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of its respective obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the related Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. Each Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the related Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. A Servicer shall be deemed to have complied with this provision if an Affiliate of such Servicer, has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to such Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days’ prior written notice to the Trustee.

(d)  The Servicers shall not take any action that would result in noncoverage under any applicable primary mortgage insurance policy of any loss which, but for the actions of the related Servicer would have been covered thereunder. Each Servicer shall use its best efforts to keep in force and effect any applicable primary mortgage insurance policy and, to the extent that the related Mortgage Loan requires the Mortgagor to maintain such insurance, any other primary mortgage insurance applicable to any Mortgage Loan. Except as required by applicable law or the related Mortgage Loan Documents, the Servicers shall not cancel or refuse to renew any such primary mortgage insurance policy that is in effect at the date of the initial issuance of the related Mortgage Note and is required to be kept in force hereunder.

Each Servicer agrees to present on behalf of the Trustee and the Certificateholders claims to the applicable insurer under any primary mortgage insurance policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any primary mortgage insurance policies respecting defaulted Mortgage Loans. Pursuant to Section 3.08 of this Agreement, any amounts collected by a Servicer under any primary mortgage insurance policies shall be deposited in the related Collection Account, subject to withdrawal pursuant to Section 3.09 of this Agreement. Notwithstanding any provision to the contrary, a Servicer shall not have any responsibility with respect to a primary mortgage insurance policy unless such Servicer has been made aware of such policy, as reflected on the Mortgage Loan Schedule or otherwise and have been provided with adequate information to administer such policy.

(e)  A Servicer need not obtain the approval of the Master Servicer prior to releasing any Insurance Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. At a minimum, each Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds in excess of $10,000:

(i)  such Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii)  such Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens; and

(iii)  pending repairs or restoration, such Servicer shall place the Insurance Proceeds in the related Escrow Account, if any.

SECTION 3.12  Enforcement of Due-on-Sale Clauses; Assumption Agreements.

Each Servicer shall, to the extent it has knowledge of any conveyance of any Mortgaged Property by any related Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause, if any, applicable thereto; provided, however, that the related Servicer shall not exercise any such rights if prohibited by law from doing so. If a Servicer reasonably believes that it is unable under applicable law to enforce such “due-on-sale” clause, or if any of the other conditions set forth in the proviso to the preceding sentence apply, the related Servicer shall make reasonable efforts to enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The related Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note, provided that no such substitution shall be effective unless such person satisfies the then current underwriting criteria of the related Servicer for mortgage loans similar to the Mortgage Loans. In connection with any assumption or substitution, the related Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The related Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy. Any fee collected by the related Servicer in respect of an assumption or substitution of liability agreement will be retained by such Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Monthly Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The related Servicer shall notify the Trustee (or the applicable Custodian) that any such substitution or assumption agreement has been completed by forwarding to the Trustee (or the applicable Custodian) the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

Notwithstanding the foregoing paragraph or any other provision of this Agreement, the related Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the related Servicer may be restricted by law from preventing, for any reason whatever. For purposes of this Section 3.12, the term “assumption” is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

SECTION 3.13  Realization Upon Defaulted Mortgage Loans.

(a)  Each Servicer shall use its best efforts, consistent with Accepted Servicing Practices, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.06 of this Agreement. Each Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances by the related Servicer as contemplated in Section 3.09 and Section 3.21 of this Agreement. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the related Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan after reimbursement to itself for such expenses.

(b)  Notwithstanding the foregoing provisions of this Section 3.13 or any other provision of this Agreement, with respect to any Mortgage Loan as to which a Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, such Servicer shall not, on behalf of the Trust Fund, either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property, if, as a result of any such action, the Trust Fund, the Trustee or the Certificateholders would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless such Servicer has also previously determined, based on its reasonable judgment and a prudent report prepared by an Independent Person who regularly conducts environmental audits using customary industry standards, that:

(1) such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

(2) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this Section 3.13 shall be advanced by the related Servicer, subject to such Servicer’s right to be reimbursed therefor from the related Collection Account as provided in Section 3.09(a)(ix) of this Agreement, such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the related Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

If the related Servicer determines, as described above, that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then such Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund. The cost of any such compliance, containment, cleanup or remediation shall be advanced by the related Servicer, subject to such Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 3.09(a)(iii) or Section 3.09(a)(ix) of this Agreement, such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the related Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

(c)  The Class CE-1 Certificateholder shall have the right to purchase from REMIC I any Mortgage Loan which was not delinquent as of the Closing Date but which becomes delinquent in payment by 90 days or more and, in the event that the Class CE-1 Certificateholder fails to exercise such option, Ocwen shall have the right to purchase from REMIC I any such Mortgage Loan, which Ocwen determines in good faith will otherwise become subject to foreclosure proceedings (evidence of such determination to be delivered in writing to the Trustee, in form and substance satisfactory to Ocwen and the Trustee prior to purchase). The Purchase Price for any Mortgage Loan purchased pursuant to this clause (c) shall be (i) remitted to the Securities Administrator for deposit into the Distribution Account with respect to a purchase by the Class CE-1 Certificateholder or (ii) deposited in the related Collection Account with respect to a purchase by Ocwen, and the Trustee, upon receipt of written certification from the Securities Administrator or Ocwen, as applicable, of such deposit, shall release or cause to be released to the Class CE-1 Certificateholder or Ocwen, as applicable, the related Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as the Class CE-1 Certificateholder or Ocwen, as applicable, shall furnish and as shall be necessary to vest in the Class CE-1 Certificateholder or Ocwen, as applicable, title to any Mortgage Loan released pursuant hereto.

(d)  Proceeds received in connection with any Final Recovery Determination, as well as any recovery resulting from a partial collection of Insurance Proceeds or Liquidation Proceeds, in respect of any Mortgage Loan, will be applied in the following order of priority: first, to reimburse the related Servicer for any related unreimbursed Servicing Advances and P&I Advances, pursuant to Section 3.09(a)(ii) or Section 3.09(a)(iii) of this Agreement; second, to accrued and unpaid interest on the Mortgage Loan, to the date of the Final Recovery Determination, or to the Due Date prior to the Distribution Date on which such amounts are to be distributed if not in connection with a Final Recovery Determination; and third, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than the full amount of accrued and unpaid interest due on such Mortgage Loan, the amount of such recovery will be allocated by the related Servicer as follows: first, to unpaid Servicing Fees; and second, to the balance of the interest then due and owing. The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the related Servicer pursuant to Section 3.09(a)(iii) of this Agreement. The portion of the recovery allocated to interest (net of unpaid Servicing Fees) and the portion of the recovery allocated to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the related Servicer for any related unreimbursed P&I Advances or Servicing Advances in accordance with Section 3.09(a)(ii) and Section 3.09(a)(iii) of this Agreement and any other amounts reimbursable to such Servicer pursuant to Section 3.09 of this Agreement, and second, as part of the amounts to be transferred to the Distribution Account in accordance with Section 3.08(c) of this Agreement.

(e)  Notwithstanding the foregoing provisions of this Section 3.13 or any other provision of this Agreement, no Servicer shall acquire title to a Mortgaged Property related to a Foreclosure Restricted Mortgage Loan if acquiring title to such Mortgaged Property would cause the adjusted basis (for federal income tax purposes) of the Mortgaged Properties in respect of Foreclosure Restricted Mortgage Loans that are currently owned by REMIC I after foreclosure (along with any other assets owned by REMIC I other than “qualified mortgages” and “permitted investments” within the meaning of Section 860G of the Internal Revenue Code) to exceed 0.75% of the adjusted basis of the assets in REMIC I. Instead, such Servicer shall dispose of the Foreclosure Restricted Mortgage Loan for cash in a foreclosure sale. In addition, if such Servicer determines that, following a distribution on any Distribution Date, the adjusted basis of the REO Properties relating to such Foreclosure Restricted Mortgage Loans (along with any other assets owned by REMIC I other than “qualified mortgages” and “permitted investments” within the meaning of Section 860G of the Internal Revenue Code) exceeds 1.0% of the adjusted basis of the assets of REMIC I immediately after the Distribution Date, then prior to the next Distribution Date, such Servicer shall dispose of enough of such REO Properties for cash, so that the adjusted basis of such REO Properties relating to Foreclosure Restricted Mortgage Loans (along with any other assets owned by REMIC I other than “qualified mortgages” and “permitted investments” within the meaning of Section 860G of the Internal Revenue Code) will be less than 1.0% of the adjusted basis of the assets of REMIC I. In either event, such Servicer is permitted to acquire (for its own account and not on behalf of the Trust Fund) the REO Property at the foreclosure sale for an amount not less than the greater of: (i) the highest amount bid by any other person at the foreclosure sale, or (ii) the estimated fair market value of the REO Property, as determined by such Servicer in good faith. These restrictions will be lifted with respect to a Foreclosure Restricted Mortgage Loan if such Mortgage Loan becomes current for three consecutive Monthly Payments.

The Servicers and the Master Servicer agree to cooperate in providing each Servicer with the information regarding the Foreclosure Restricted Mortgage Loans serviced by the other Servicer in order to comply with this Section 3.13(e).

SECTION 3.14  Trustee to Cooperate; Release of Mortgage Files.

(a)  Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by a Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the related Servicer will promptly furnish to the applicable Custodian, on behalf of the Trustee, two copies of a request for release substantially in the form attached to the related Custodial Agreement signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the related Collection Account have been or will be so deposited) and shall request that such Custodian, on behalf of the Trustee, deliver to the related Servicer the related Mortgage File. Upon receipt of such certification and request, the applicable Custodian, on behalf of the Trustee, shall within five (5) Business Days release the related Mortgage File to the related Servicer and the Trustee and the applicable Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, the related Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the related Collection Account.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by the related Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The applicable Custodian, on behalf of the Trustee, shall, upon the request of the related Servicer, and delivery to the applicable Custodian of two copies of a request for release signed by a Servicing Officer substantially in the form attached to the related Custodial Agreement (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release within five (5) Business Days the related Mortgage File held in its possession or control to the related Servicer. Such trust receipt shall obligate the related Servicer to return the Mortgage File to the applicable Custodian on behalf of the Trustee, when the need therefor by such Servicer no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the applicable Custodian, on behalf of the Trustee, to the related Servicer.

Notwithstanding the foregoing, in connection with a Principal Prepayment in full of any Mortgage Loan, the Master Servicer may request release of the related Mortgage File from the applicable Custodian, in accordance with the provisions of the related Custodial Agreement, in the event the related Servicer fails to do so.

Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the related Servicer, any court pleadings, requests for trustee’s sale or other documents prepared and delivered to the Trustee and reasonably acceptable to it and necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. So long as no Servicer Event of Default shall have occurred and be continuing, the related Servicer shall have the right to execute any and all such court pleadings, requests and other documents as attorney-in-fact for, and on behalf of the Trustee. Notwithstanding the preceding sentence, the Trustee shall in no way be liable or responsible for the willful malfeasance of the Servicer, or for any wrongful or negligent actions taken by the Servicer, while the Servicer is acting in its capacity as attorney-in-fact for and on behalf of the Trustee.

SECTION 3.15  Servicing Compensation.

As compensation for its activities hereunder, Wells Fargo shall be entitled to the Servicing Fee calculated at the Servicing Fee Rate and Ocwen shall be entitled to a Servicing Fee calculated at the Ocwen Servicing Fee Rate with respect to each Mortgage Loan serviced by such Servicer payable solely from payments of interest in respect of such Mortgage Loan, subject to Section 3.22 of this Agreement. In addition, the related Servicer shall be entitled to recover unpaid Servicing Fees out of Insurance Proceeds or Liquidation Proceeds to the extent permitted by Section 3.09(a)(iii) of this Agreement and out of amounts derived from the operation and sale of an REO Property to the extent permitted by Section 3.21 of this Agreement. Subject to Section 3.25 of this Agreement, the right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the related Servicer’s responsibilities and obligations under this Agreement to the extent permitted herein.

Additional servicing compensation in the form of assumption fees, late payment charges, customary real estate referral fees and other miscellaneous fees (other than Prepayment Charges), and ancillary income shall be retained by the related Servicer only to the extent such fees or charges are received by such Servicer. Each Servicer shall also be entitled pursuant to Section 3.09(a)(iv) of this Agreement to withdraw from the related Collection Account and pursuant to Section 3.21(b) of this Agreement to withdraw from any REO Account, as additional servicing compensation, interest or other income earned on deposits therein, subject to Section 3.10 of this Agreement. In addition, each Servicer shall be entitled to retain or withdraw from the related Collection Account, pursuant to Section 3.09(a)(x) of this Agreement, any Prepayment Interest Excess with respect to the Mortgage Loans serviced by it as additional servicing compensation. Each Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided herein.

SECTION 3.16  Collection Account Statements.

Upon request, not later than fifteen days after each Distribution Date, each Servicer shall forward to the Master Servicer and with respect to Ocwen, to the Securities Administrator, the Trustee and the Depositor a statement prepared by the institution at which the related Collection Account is maintained setting forth the status of the related Collection Account as of the close of business on such Distribution Date and showing, for the period covered by such statement, the aggregate amount of deposits into and withdrawals from the related Collection Account of each category of deposit specified in Section 3.08(a) of this Agreement and each category of withdrawal specified in Section 3.09 of this Agreement. The Master Servicer shall forward the statement provided by Wells Fargo pursuant to the preceding sentence to the Securities Administrator, the Trustee and the Depositor, upon request, within a reasonable time after its receipt of such statement from Wells Fargo. Copies of such statement and any similar statements provided by the Servicers shall be provided by the Securities Administrator to any Certificateholder and to any Person identified to the Securities Administrator as a prospective transferee of a Certificate, upon request at the expense of the requesting party, provided such statement is delivered by the related Servicer to the Securities Administrator.

SECTION 3.17  Annual Statement as to Compliance.

(a)  (i) Ocwen shall deliver (and shall cause any Additional Servicer engaged by it to deliver) to the Master Servicer and the Depositor and (ii) Wells Fargo shall deliver (and shall cause any Additional Servicer engaged by it to deliver) to the Master Servicer and the Master Servicer shall deliver to the Depositor on behalf of Wells Fargo, on or before March 15 of each year, commencing in March 2007, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such party’s activities during the preceding calendar year or portion thereof and of such Servicer’s performance under this Agreement, or such other applicable agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such party has fulfilled all its obligations under this Agreement, or such other applicable agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Promptly after receipt of each such Officer’s Certificate from a Servicer or any Additional Servicer engaged by a Servicer, the Depositor shall review such Officer’s Certificate and, if applicable, consult with each such party, as applicable, as to the nature of any failures by such party, in the fulfillment of any of such Servicer’s obligations hereunder or, in the case of an Additional Servicer, under such other applicable agreement.

(b)  Failure of a Servicer to comply timely with this Section 3.17 shall be deemed a Servicer Event of Default as to such Servicer, automatically, without notice and without any cure period, and the Master Servicer may, in addition to whatever rights the Master Servicer may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of such Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating such Servicer for the same (other than the Servicer’s right to reimbursement of unreimbursed P&I Advances and Servicing Advances and accrued and unpaid Servicing Fees in the manner provided in this Agreement). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

SECTION 3.18  Assessments of Compliance and Attestation Reports.

(a)  By March 15 of each year, commencing in March 2007, each Servicer, at its own expense, shall furnish, and shall cause any Servicing Function Participant engaged by it to furnish, each at its own expense, to the Master Servicer, a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such party of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such party used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such party’s assessment of compliance with the Relevant Servicing Criteria as of and for the fiscal year covered by the Form 10-K required to be filed pursuant to Section 5.06(d), including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such party’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Notwithstanding the foregoing, neither Servicer nor any Servicing Function Participant engaged by a Servicer shall be required to deliver any assessments until March 31st in any given year so long as it has not received written confirmation from the Depositor that a Form 10-K is required to be filed in respect of the Trust for the preceding calendar year, however, notwithstanding anything herein to the contrary, no Subcontractor will be required to deliver any assessments in any such given year in which the Form 10-K is not required to be filed.

(b)  By March 15 of each year, commencing in March 2007, each Servicer, at its own expense, shall cause, and each Servicer shall cause any Servicing Function Participant engaged by it to cause, each at its own expense, a registered public accounting firm (which may also render other services to such Servicer or such other Servicing Function Participants, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Master Servicer, to the effect that (i) it has obtained a representation regarding certain matters from the management of such party, which includes an assertion that such party has complied with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such party’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language. Notwithstanding the foregoing, neither Servicer nor any Servicing Function Participant engaged by a Servicer shall be required to deliver or cause the delivery of such reports until March 31st in any given year so long as such Servicer has not received written confirmation from the Depositor that a Form 10-K is required to be filed in respect of the Trust for the preceding fiscal year, however, notwithstanding anything herein to the contrary, no Subcontractor will be required to deliver any report in any such given year in which the Form 10-K is not required to be filed.

(c)  Failure of a Servicer to comply timely with this Section 3.18 shall be deemed a Servicer Event of Default as to such Servicer, automatically, without notice and without any cure period, and the Master Servicer may, in addition to whatever rights the Master Servicer may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of such Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating such Servicer for the same (other than the Servicer’s right to reimbursement of unreimbursed P&I Advances and Servicing Advances and accrued and unpaid Servicing Fees in the manner provided for in this Agreement). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

SECTION 3.19  Annual Certification; Additional Information.

(a)  Each Servicer shall and shall cause any Servicing Function Participant engaged by it to, provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 15 of each year in which the Trust is subject to the reporting requirements of the Exchange Act a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit C, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. The officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. In the event a Servicer or any Servicing Function Participant engaged by it is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing agreement, as the case may be, such party shall provide a Back-Up Certification to the Certifying Person pursuant to this Section 3.19 with respect to the period of time it was subject to this Agreement or any applicable Sub-Servicing Agreement, as the case may be.

(b)  Each Servicer shall indemnify and hold harmless the Master Servicer, the Securities Administrator, the Trustee, the Depositor and their respective officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by such Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 3.19 or such Servicer’s negligence, bad faith or willful misconduct in connection therewith. Such indemnity shall survive the termination or resignation of the parties hereto or the termination of this Agreement. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, the Securities Administrator, the Trustee and the Depositor, then the related Servicer agrees that it shall contribute to the amount paid or payable by the Master Servicer, the Securities Administrator, the Trustee and the Depositor as a result of the losses, claims, damages or liabilities of the Master Servicer, the Securities Administrator, the Trustee and the Depositor in such proportion as is appropriate to reflect the relative fault of the Master Servicer, the Securities Administrator, the Trustee and the Depositor on the one hand and the related Servicer on the other in connection with a breach of such Servicer’s obligations under this Section 3.19.

(c)  Each Servicer shall provide to the Master Servicer prompt notice of the occurrence of any of the following:

(i)  any Servicer Event of Default under the terms of this Agreement, any merger, consolidation or sale of substantially all of the assets of such Servicer, such Servicer’s engagement of any Sub-Servicer to perform or assist in the performance of any of such Servicer’s obligations under this Agreement, any material litigation involving such Servicer that is material to the Certificateholders, and to the extent disclosure is required under Regulation AB, any affiliation or other significant relationship between such Servicer and the Sponsor, the Depositor, the Master Servicer, the Securities Administrator, the Trustee, the Custodians, another Servicer and Quick Loan Funding Inc.

(ii)  If the Servicer has knowledge of the occurrence of any of the events described in this clause (ii), then no later than ten days prior to the deadline for the filing of any Distribution Report on Form 10-D in respect of the Trust, such Servicer shall provide to the Master Servicer notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related Distribution Report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments relating to the Mortgage Loans serviced by the Servicer during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or servicer transaction covenants relating to the Mortgage Loans serviced by the Servicer (Item 1121(a)(12) of Regulation AB); and

(C) any material pool asset changes (such as, additions, substitutions or repurchases) relating to the Mortgage Loans serviced by the Servicer (Item 1121(a)(14) of Regulation AB).

(d)  Each Servicer shall provide to the Master Servicer and the Securities Administrator such additional information as the Master Servicer and the Securities Administrator may reasonably request, including evidence of the authorization of the person signing any certification or statement, financial information and reports and of the fidelity bond and errors and omissions insurance policy required to be maintained by such Servicer pursuant to this Agreement, and such other information related to such Servicer or its performance hereunder.

SECTION 3.20  Access to Certain Documentation.

Each Servicer shall provide to the Depositor and Trustee, access to the documentation regarding the Mortgage Loans required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the related Servicer designated by it. Nothing in this Section 3.20 shall limit the obligation of the related Servicer to comply with any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of such Servicer to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section. Nothing in this Section 3.20 shall require any Servicer to collect, create, collate or otherwise generate any information that it does not generate in its usual course of business. The Servicers shall not be required to make copies of or ship documents to any Person unless provisions have been made for the reimbursement of the costs thereof.

SECTION 3.21  Title, Management and Disposition of REO Property.

(a)  The deed or certificate of sale of any REO Property shall be taken in the name of the Trustee, or its nominee, on behalf of the Trust Fund and for the benefit of the Certificateholders. The related Servicer, on behalf of REMIC I, shall either sell any REO Property by the close of the third calendar year following the calendar year in which REMIC I acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code or request from the Internal Revenue Service, no later than sixty (60) days before the day on which the three-year grace period would otherwise expire an extension of the three-year grace period, unless such Servicer had delivered to the Trustee an Opinion of Counsel, addressed to the Trustee and the Depositor, to the effect that the holding by REMIC I of such REO Property subsequent to three years after its acquisition will not result in the imposition on any Trust REMIC created hereunder of taxes on “prohibited transactions” thereof, as defined in Section 860F of the Code, or cause any Trust REMIC hereunder to fail to qualify as a REMIC under Federal law at any time that any Certificates are outstanding. Each Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by any Trust REMIC created hereunder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC Provisions.

(b)  Each Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to REO Properties an account held in trust for the Trustee, on behalf of the Trust Fund and for the benefit of the Certificateholders (the “REO Account”), which shall be an Eligible Account. The related Servicer shall be permitted to allow the related Collection Account to serve as the REO Account, subject to the maintenance of separate ledgers for each REO Property. The related Servicer shall be entitled to retain or withdraw any interest income paid on funds deposited in the REO Account.

(c)  Each Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which such Servicer manages and operates similar property owned by it or any of its Affiliates, all on such terms and for such period as such Servicer deems to be in the best interests of Certificateholders. In connection therewith, the related Servicer shall deposit, or cause to be deposited in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after such Servicer’s receipt thereof, and shall thereafter deposit in the REO Account, in no event more than two Business Days after the deposit of good funds into the clearing account, all revenues received by it with respect to an REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property including, without limitation:

(i)  all insurance premiums due and payable in respect of such REO Property;

(ii)  all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

(iii)  all costs and expenses necessary to maintain such REO Property.

To the extent that amounts on deposit in the REO Account with respect to an REO Property are insufficient for the purposes set forth in clauses (i) through (iii) above with respect to such REO Property, the related Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, such Servicer would make such advances if such Servicer owned the REO Property and if in such Servicer’s judgment, the payment of such amounts will be recoverable from the rental or sale of the REO Property.

Subject to compliance with applicable laws and regulations as shall at any time be in force, and notwithstanding the foregoing, the related Servicer, on behalf of the Trust Fund, shall not:

(i)  enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)  permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)  authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)  allow any Person to Directly Operate any REO Property on any date more than ninety (90) days after its date of acquisition by the Trust Fund;

unless, in any such case, the related Servicer has obtained an Opinion of Counsel, provided to such Servicer and the Trustee, to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held by REMIC I, in which case such Servicer may take such actions as are specified in such Opinion of Counsel.

Each Servicer may contract with any Independent Contractor for the operation and management of any REO Property, provided that:

(i)  the terms and conditions of any such contract shall not be inconsistent herewith;

(ii)  any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above and remit all related revenues (net of such costs and expenses) to such Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(iii)  none of the provisions of this Section 3.21(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Servicer of any of its duties and obligations to the Trustee on behalf of the Trust Fund and for the benefit of the Certificateholders with respect to the operation and management of any such REO Property; and

(iv)  Such Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

Each Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of such Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. The related Servicer shall be solely liable for all fees owed by it to any such Independent Contractor, irrespective of whether such Servicer’s compensation pursuant to Section 3.15 of this Agreement is sufficient to pay such fees. Any such agreement shall include a provision that such agreement may be immediately terminated by any successor servicer (including the Master Servicer) without fee, in the event the related Servicer shall for any reason, no longer be the Servicer of the Mortgage Loans (including termination due to a Servicer Event of Default).

(d)  In addition to the withdrawals permitted under Section 3.21(c) of this Agreement, each Servicer may from time to time make withdrawals from the related REO Account for any REO Property: (i) to pay itself unpaid Servicing Fees in respect of the related Mortgage Loan; and (ii) to reimburse itself or any Sub-Servicer for unreimbursed Servicing Advances and Advances made in respect of such REO Property or the related Mortgage Loan. On the Servicer Remittance Date, the related Servicer shall withdraw from each REO Account maintained by it and deposit into the Distribution Account in accordance with Section 3.08(e)(ii) of this Agreement, for distribution on the related Distribution Date in accordance with Section 5.01 of this Agreement, the income from the related REO Property received during the prior calendar month, net of any withdrawals made pursuant to Section 3.21(c) of this Agreement or this Section 3.21(d).

(e)  Subject to the time constraints set forth in Section 3.21(a) of this Agreement, each REO Disposition shall be carried out by the related Servicer at such price and upon such terms and conditions as such Servicer shall deem necessary or advisable, as shall be normal and usual in accordance with Accepted Servicing Practices.

(f)  The proceeds from the REO Disposition, net of any amount required by law to be remitted to the Mortgagor under the related Mortgage Loan and net of any payment or reimbursement to the related Servicer as provided above, shall be deposited in the Distribution Account in accordance with Section 3.08(e)(ii) of this Agreement on the Servicer Remittance Date in the month following the receipt thereof for distribution on the related Distribution Date in accordance with Section 5.01 of this Agreement. Any REO Disposition shall be for cash only (unless changes in the REMIC Provisions made subsequent to the Startup Day allow a sale for other consideration).

(g)  Each Servicer shall file information returns (and shall provide a certification of a Servicing Officer to the Master Servicer that such filings have been made) with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code, respectively. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

SECTION 3.22  Obligations of Each Servicer in Respect of Prepayment Interest Shortfalls; Relief Act Interest Shortfalls.

Each Servicer shall deliver to the Securities Administrator for deposit into the Distribution Account on the Servicer Remittance Date and with respect to Ocwen on or before 12:00 noon New York time on the Servicer Remittance Date from its own funds an amount equal to the lesser of (i) the aggregate amount of the Prepayment Interest Shortfalls attributable to Principal Prepayments in full on the Mortgage Loans for the related Distribution Date resulting solely from voluntary Principal Prepayments received by the related Servicer during the portion of the Prepayment Period occurring from (i) with respect to Wells Fargo, the 14th day of the month preceding the month in which the related Distribution Date occurs and ending on the last day of the month preceding the month in which the related Distribution Date occurs and (ii) with respect to Ocwen, the 16th day of the month preceding the month in which the related Distribution Date occurs and ending on the last day of the month preceding the month in which the related Distribution Date occurs and (ii) the aggregate amount of the related Servicing Fees payable to the related Servicer on such Distribution Date with respect to the related Mortgage Loans. The Servicers shall not have the right to reimbursement for any amounts remitted to the Securities Administrator in respect of this Section 3.22. The Servicers shall not be obligated to pay the amounts set forth in this Section 3.22 with respect to shortfalls resulting from the application of the Relief Act.

SECTION 3.23  Obligations of Each Servicer in Respect of Mortgage Rates and Monthly Payments.

In the event that a shortfall in any collection on or liability with respect to any Mortgage Loan results from or is attributable to adjustments to Mortgage Rates, Monthly Payments or Scheduled Principal Balances that were made by the related Servicer in a manner not consistent with the terms of the related Mortgage Note and this Agreement, such Servicer, upon discovery or receipt of notice thereof, immediately shall deliver to the Securities Administrator for deposit in the Distribution Account from its own funds the amount of any such shortfall and shall indemnify and hold harmless the Trust Fund, the Trustee, the Securities Administrator, the Master Servicer, the Depositor and any successor servicer in respect of any such liability. Such indemnities shall survive the termination or discharge of this Agreement. Notwithstanding the foregoing, this Section 3.23 shall not limit the ability of the related Servicer to seek recovery of any such amounts from the related Mortgagor under the terms of the related Mortgage Note and Mortgage, to the extent permitted by applicable law.

SECTION 3.24  Reserve Fund.

(a)  No later than the Closing Date, the Securities Administrator shall establish and maintain a separate, segregated trust account entitled, “Reserve Fund, Wells Fargo Bank, National Association, in trust for the registered holders of ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2, Asset Backed Pass-Through Certificates.” On the Closing Date, the Depositor will deposit, or cause to be deposited, into the Reserve Fund $1,000.

(b)  On each Distribution Date, the Securities Administrator shall deposit into the Reserve Fund the amounts described in clause sixth of Section 5.01(a)(5) of this Agreement, rather than distributing such amounts to the Class CE-1 Certificateholders, and in clause seventh of Section 5.01(a)(5) of this Agreement. On each such Distribution Date, the Securities Administrator shall hold all such amounts for the benefit of the Holders of the Class A Certificates and the Mezzanine Certificates and will distribute such amounts to the Holders of the Class A Certificates and the Mezzanine Certificates, in the amounts and priorities set forth in Section 5.01(a) of this Agreement. If no Net WAC Rate Carryover Amounts are payable on a Distribution Date, the Securities Administrator shall deposit, into the Reserve Fund on behalf of the Class CE-1 Certificateholders, from amounts otherwise distributable to the Class CE-1 Certificateholders, an amount such that when added to other amounts already on deposit in the Reserve Fund, the aggregate amount on deposit therein is equal to $1,000.

(c)  It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Reserve Fund be disregarded as an entity separate from the Holder of the Class CE-1 Certificates unless and until the date when either (a) there is more than one Class CE-1 Certificateholder or (b) any Class of Certificates in addition to the Class CE-1 Certificates is recharacterized as an equity interest in the Reserve Fund for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Reserve Fund be treated as a partnership. The Securities Administrator shall not be required to prepare and file partnership tax returns in respect of such partnership unless it receives additional reasonable compensation (not to exceed $10,000 per year) for the preparation of such filings, written notification recognizing the creation of a partnership agreement or comparable documentation evidencing the partnership. All amounts deposited into the Reserve Fund (other than the initial deposit therein of $1,000) shall be treated as amounts distributed by REMIC II to the Holders of the Class CE-1 Certificates. Upon the termination of the Trust Fund, or the payment in full of the Class A Certificates and the Mezzanine Certificates, all amounts remaining on deposit in the Reserve Fund will be released by the Trust Fund and distributed to the Class CE-1 Certificateholders or their designees. The Reserve Fund constitutes an “outside reserve fund” within the meaning of Treasury Regulation § 1.860G-2(h). The Reserve Fund will be part of the Trust Fund but not part of any REMIC and any payments to the Holders of the Class A Certificates or the Mezzanine Certificates of Net WAC Rate Carryover Amounts will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860(G)(a)(1).

(d)  By accepting a Class CE-1 Certificate, each Class CE-1 Certificateholder hereby agrees that the Securities Administrator will deposit into the Reserve Fund the amounts described above on each Distribution Date rather than distributing such amounts to the Class CE-1 Certificateholders. By accepting a Class CE-1 Certificate, each Class CE-1 Certificateholder further agrees that its agreement to such action by the Securities Administrator is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance.

(e)  At the direction of the Holders of a majority in Percentage Interest in the Class CE-1 Certificates, the Securities Administrator shall direct any depository institution maintaining the Reserve Fund to invest the funds in such account in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Securities Administrator or an Affiliate manages or advises such investment, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Securities Administrator or an Affiliate manages or advises such investment. All income and gain earned upon such investment shall be deposited into the Reserve Fund. In no event shall the Securities Administrator be liable for any investments made pursuant to this clause (e). If the Holders of a majority in Percentage Interest in the Class CE-1 Certificates fail to provide investment instructions, funds on deposit in the Reserve Fund shall be held uninvested by the Securities Administrator without liability for interest or compensation.

(f)  For federal tax return and information reporting, the right of the Class A Certificateholders and the Mezzanine Certificateholders to receive payments from the Reserve Fund in respect of any Net WAC Rate Carryover Amount shall be assigned a value of $1,000.00.

SECTION 3.25  Advance Facility.

(a)  Notwithstanding anything to the contrary contained herein, (i) each Servicer is hereby authorized to enter into an advance facility (“Advance Facility”) but no more than two Advance Facilities without the prior written consent of the Trustee, which consent shall not be unreasonably withheld, under which (A) such Servicer sells, assigns or pledges to an advancing person (an “Advance Financing Person”) its rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances and/or (B) an Advance Financing Person agrees to finance some or all P&I Advances or Servicing Advances required to be made by such Servicer pursuant to this Agreement and (ii) each Servicer is hereby authorized to assign its rights to the Servicing Fee (which rights shall terminate upon the resignation, termination or removal of such Servicer pursuant to the terms of this Agreement); it being understood that neither the Trust Fund nor any party hereto shall have a right or claim (including without limitation any right of offset) to any amounts for reimbursement of P&I Advances or Servicing Advances so assigned or to the portion of the Servicing Fee so assigned. Subject to the provisions of the first sentence of this Section 3.25(a), no consent of the Depositor, Trustee, Master Servicer, Certificateholders or any other party is required before the related Servicer may enter into an Advance Facility, but such Servicer shall provide notice to the Depositor, Master Servicer and the Trustee of the existence of any such Advance Facility promptly upon the consummation thereof stating (a) the identity of the Advance Financing Person and (b) the identity of any Person (“Servicer’s Assignee”) who has the right to receive amounts in reimbursement of previously unreimbursed P&I Advances or Servicing Advances. Notwithstanding the existence of any Advance Facility under which an advancing person agrees to finance P&I Advances and/or Servicing Advances on the related Servicer’s behalf, such Servicer shall remain obligated pursuant to this Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

(b)  Reimbursement amounts (“Advance Reimbursement Amounts”) shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances made with respect to the Mortgage Loans for which the related Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming such Servicer had made the related P&I Advance(s) and/or Servicing Advance(s).

(c)  Each Servicer shall maintain and provide to any successor Servicer (with, upon request, a copy to the Trustee) a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advance Financing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information.

(d)  Reimbursement amounts distributed with respect to each Mortgage Loan shall be allocated to outstanding unreimbursed P&I Advances or Servicing Advances (as the case may be) made with respect to that Mortgage Loan on a “first-in, first out” (FIFO) basis. The documentation establishing any Advance Facility shall require the related Servicer to provide to the related Advance Financing Person or its designee loan-by-loan information with respect to each such reimbursement amount distributed to such Advance Financing Person or Advance Facility trustee on each Distribution Date, to enable the Advance Financing Person or Advance Facility trustee to make the FIFO allocation of each such reimbursement amount with respect to each Mortgage Loan. The related Servicer shall remain entitled to be reimbursed by the Advance Financing Person or Advance Facility trustee for all P&I Advances and Servicing Advances funded by the related Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advance Financing Person.

(e)  Any amendment to this Section 3.25 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 3.25, including amendments to add provisions relating to a successor Servicer, may be entered into by the Trustee, the Depositor and the related Servicer without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement, provided, that the Trustee has been provided an Opinion of Counsel that such amendment is authorized hereunder and has no material adverse effect on the Certificateholders, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund; provided, further, that the amendment shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency (instead of obtaining an Opinion of Counsel to such effect) stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such rating letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. Prior to entering into an Advance Facility, the related Servicer shall notify the lender under such facility in writing that: (a) the P&I Advances and/or Servicing Advances financed by and/or pledged to the lender are obligations owed to such Servicer on a non-recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of P&I Advances and/or Servicing Advances only to the extent provided herein, and neither the Master Servicer, the Securities Administrator, the Trustee nor the Trust are otherwise obligated or liable to repay any P&I Advances and/or Servicing Advances financed by the lender; (b) such Servicer will be responsible for remitting to the lender the applicable amounts collected by it as Servicing Fees and as reimbursement for P&I Advances and/or Servicing Advances funded by the lender, as applicable, subject to the restrictions and priorities created in this Agreement; and (c) neither the Master Servicer, the Securities Administrator nor the Trustee shall have any responsibility to calculate any amount payable under an Advance Facility or to track or monitor the administration of the financing arrangement between such Servicer and the lender or the payment of any amount under an Advance Facility.

(f)  The related Servicer shall indemnify the Master Servicer, the Securities Administrator, the Trustee and the Trust Fund for any cost, liability or expense relating to the Advance Facility including, without limitation, a claim, pending or threatened, by an Advance Financing Person.

SECTION 3.26  The Servicer’s Indemnification Obligation.

Each Servicer agrees to indemnify the Trustee, the Master Servicer and the Securities Administrator, from, and hold the Trustee, Master Servicer and the Securities Administrator harmless against, any loss, liability or expense (including reasonable attorney’s fees and expenses) incurred by any such Person by reason of such Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or by reason of such Servicer’s reckless disregard of its obligations and duties under this Agreement. Such indemnity shall survive the termination or discharge of this Agreement and the resignation or removal of the related Servicer, the Trustee, the Master Servicer and the Securities Administrator. Any payment hereunder made by the related Servicer to any such Person shall be from such Servicer’s own funds, without reimbursement from REMIC I therefor.

ARTICLE IV

ADMINISTRATION AND MASTER SERVICING
OF THE MORTGAGE LOANS BY THE MASTER SERVICER

SECTION 4.01  Master Servicer.

The Master Servicer shall, from and after the Closing Date, supervise, monitor and oversee the obligations of Ocwen and Wells Fargo under this Agreement and SPS under the Servicing Agreement to service and administer the related Mortgage Loans in accordance with the terms of this Agreement and the Servicing Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with the Servicers as necessary from time-to-time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by the Servicers and shall cause the Servicers to perform and observe the covenants, obligations and conditions to be performed or observed by the related Servicer under this Agreement or the Servicing Agreement, as applicable. The Master Servicer shall independently and separately monitor each Servicer’s servicing activities with respect to each related Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to each Servicer’s and Master Servicer’s records, and based on such reconciled and corrected information, prepare the statements specified in Section 5.03 and any other information and statements required to be provided by the Master Servicer hereunder. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of each Servicer to the Distribution Account pursuant to the terms hereof based on information provided to the Master Servicer by each Servicer.

The Trustee shall furnish the Servicers and the Master Servicer with any limited powers of attorney in the form set forth on Exhibit D hereto or attached to the Servicing Agreement, as applicable, and other documents in a form acceptable to the Trustee, and necessary or appropriate to enable the Servicers and the Master Servicer to service and administer the related Mortgage Loans and REO Properties. The Trustee shall have no responsibility for any action of the Master Servicer or the Servicers pursuant to any such limited power of attorney and shall be indemnified by the Master Servicer or the related Servicer, as applicable, for any cost, liability or expense incurred by the Trustee in connection with such Person’s misuse of any such power of attorney.

The Trustee, the Custodians and the Securities Administrator shall provide access to the records and documentation in possession of the Trustee, the Custodians or the Securities Administrator regarding the related Mortgage Loans and REO Property and the servicing thereof to the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee, the Custodians or the Securities Administrator; provided, however, that, unless otherwise required by law, none of the Trustee, the Custodians or the Securities Administrator shall be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee, the Custodians and the Securities Administrator shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s, the Custodians’ or the Securities Administrator’s actual costs.

The Trustee shall execute and deliver to the Servicers or the Master Servicer upon request any court pleadings, requests for trustee’s sale or other documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or any other Mortgage Loan Document; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or any other Mortgage Loan Document or otherwise available at law or equity.

SECTION 4.02  REMIC-Related Covenants.

For as long as each REMIC shall exist, the Trustee and the Securities Administrator shall act in accordance herewith to treat such REMIC as a REMIC, and the Trustee and the Securities Administrator shall comply with any directions of the Sponsor, the Servicers or the Master Servicer to assure such continuing treatment. In particular, the Trustee shall not (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion prepared at the expense of the Trust Fund; and (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.03 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of a Opinion of Counsel stating that such contribution will not result in an Adverse REMIC Event as defined in Section 11.01(f) of this Agreement.

SECTION 4.03  Monitoring of the Servicers.

(a)  The Master Servicer shall be responsible for monitoring the compliance by Ocwen and Wells Fargo with their duties under this Agreement and SPS with its duties under the Servicing Agreement. In the review of the related Servicer’s activities, the Master Servicer may rely upon an officer’s certificate of the related Servicer with regard to such Servicer’s compliance with the terms of this Agreement or the Servicing Agreement, as applicable. In the event that the Master Servicer, in its judgment, determines that a Servicer should be terminated in accordance with the terms hereof or the terms of the Servicing Agreement or that a notice should be sent pursuant to the terms hereof or the terms of the Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute a Servicer Event of Default, or an event of default under the Servicing Agreement, the Master Servicer shall notify the related Servicer, the Sponsor and the Trustee thereof and (i) with respect to Ocwen or SPS, the Master Servicer shall issue such notice or take such other action as it deems appropriate and (ii) with respect to Wells Fargo, the Trustee shall issue such notice or take such other action as it deems appropriate.

(b)  The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of Ocwen under this Agreement and SPS under the Servicing Agreement. The Trustee, for the benefit of the Certificateholders, shall enforce the obligations of Wells Fargo under this Agreement. In the event that Ocwen fails to perform its obligations in accordance with this Agreement the Master Servicer shall, subject to this Section and Article VIII, terminate the rights and obligations of Ocwen hereunder in accordance with the provisions of Article VIII of this Agreement. In the event that Wells Fargo fails to perform its obligations in accordance with this Agreement the Trustee shall, subject to this Section and Article VIII, terminate the rights and obligations of Wells Fargo hereunder in accordance with the provisions of Article VIII of this Agreement. In the event that SPS fails to perform its obligations in accordance with the Servicing Agreement, the Master Servicer shall terminate the rights and obligations of such Servicer as servicer in accordance with the Servicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. Except as set forth below, the Master Servicer shall pay the costs of such enforcement at its own expense, provided that the Master Servicer and the Trustee shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer or the Trustee, as applicable, shall have received reasonable indemnity for its costs and expenses in pursuing such action. To the extent that such costs and expenses are not indemnified by Ocwen, Wells Fargo or SPS hereunder or under the Servicing Agreement, then the Trustee and the Master Servicer shall be indemnified for such costs and expenses out of the Trust Fund.

(c)  The Master Servicer or, in the case of Wells Fargo, the Trustee, shall be entitled to be reimbursed by the related Servicer (or from amounts on deposit in the Distribution Account if the related Servicer is unable to fulfill its obligations hereunder or under the Servicing Agreement) for all reasonable out-of-pocket or third party costs associated with the transfer of servicing from the predecessor Servicer (or if the predecessor Servicer is the Master Servicer, from the related Servicer immediately preceding the Master Servicer), including without limitation, any reasonable out-of-pocket or third party costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Master Servicer or, in the case of Wells Fargo, the Trustee to correct any errors or insufficiencies in the servicing data or otherwise to enable a successor servicer (which may be the Master Servicer except with respect to the Wells Fargo Mortgage Loans) to service the related Mortgage Loans properly and effectively, upon presentation of reasonable documentation of such costs and expenses.

(d)  The Master Servicer shall require the Servicers to comply with the remittance requirements and other obligations set forth in this Agreement and the Servicing Agreement, as applicable.

(e)  If the Master Servicer acts as successor to a Servicer, it will not assume liability for the representations and warranties of the terminated Servicer. The Master Servicer shall not act as a successor to Wells Fargo in its capacity as the Servicer of the Wells Fargo Mortgage Loans.

SECTION 4.04  Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

SECTION 4.05  Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article XI, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds and Liquidation Proceeds, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 4.03, shall not permit a Servicer) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, would cause REMIC I or REMIC II to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action will not cause REMIC I or REMIC II to fail to qualify as a REMIC or result in the imposition of a tax upon REMIC I or REMIC II, as the case may be. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney prepared and delivered to it and reasonably acceptable to it by empowering the Master Servicer or the Servicers to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with this Agreement or the Servicing Agreement, and the Trustee shall execute and deliver such other documents prepared and delivered to it and reasonably acceptable to it, as the Master Servicer or the related Servicer may request, to enable the Master Servicer to master service and administer the related Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for the use or misuse of any such powers of attorney or such other executed documents delivered by the Trustee pursuant to this paragraph by the Master Servicer or the Servicers and shall be indemnified by the Master Servicer or the related Servicer, as applicable, for any cost, liability or expense incurred by the Trustee in connection with such Person’s use or misuse of any such power of attorney or such other executed documents delivered by the Trustee pursuant to this paragraph). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 9.10. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall not, except in those instances where it is taking action in the name of the Trustee, be deemed to be the agent of the Trustee.

SECTION 4.06  Due-on-Sale Clauses; Assumption Agreements.

To the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Servicers to enforce such clauses in accordance with this Agreement or the Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with this Agreement or the Servicing Agreement and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with this Agreement or the Servicing Agreement.

SECTION 4.07  Documents, Records and Funds in Possession of Master Servicer To Be Held for Trustee.

(a)  The Master Servicer shall transmit to the Trustee or the applicable Custodian such documents and instruments coming into the possession of the Master Servicer from time to time as are required by the terms hereof to be delivered to the Trustee or the applicable Custodian. Any funds received by the Master Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer as Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan shall be remitted to the Securities Administrator for deposit in the Distribution Account. The Master Servicer shall, and, subject to Section 3.20 of this Agreement or, to the extent provided therein, the Servicing Agreement, shall cause the Servicers to provide access to information and documentation regarding the Mortgage Loans to the Trustee, its agents and accountants at any time upon reasonable request and during normal business hours, and to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b)  All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds or Insurance Proceeds, shall be remitted to the Securities Administrator for deposit in the Distribution Account.

SECTION 4.08  Standard Hazard Insurance and Flood Insurance Policies.

For each Mortgage Loan, the Master Servicer shall enforce the obligation of Ocwen and Wells Fargo under this Agreement and SPS under the Servicing Agreement to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of this Agreement or the Servicing Agreement. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in Section 3.11 of the Agreement or the eligibility requirements set forth in the Servicing Agreement, as applicable, and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

SECTION 4.09  Presentment of Claims and Collection of Proceeds.

The Master Servicer shall enforce each Servicer’s obligations under this Agreement or under the Servicing Agreement, as applicable, to prepare and present on behalf of the Trustee and the Certificateholders all claims under the insurance policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to the Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Distribution Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable insurance policy need not be so deposited or remitted.

SECTION 4.10  Maintenance of Primary Mortgage Insurance Policies.

(a)  The Master Servicer shall not take, or permit a Servicer to take (to the extent such action is prohibited by this Agreement or the Servicing Agreement), any action that would result in noncoverage under any primary mortgage insurance policy of any loss which, but for the actions of the Master Servicer or the related Servicer, as applicable, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause the Servicers to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan in accordance with the provisions of this Agreement or the Servicing Agreement. The Master Servicer shall not, and shall not permit the Servicers to, cancel or refuse to renew any primary mortgage insurance policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement or the Servicing Agreement.

(b)  The Master Servicer agrees to cause the Servicers to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any primary mortgage insurance policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any primary mortgage insurance policies respecting defaulted Mortgage Loans.

SECTION 4.11  Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee or the applicable Custodian, as applicable, shall retain possession and custody of the originals (to the extent available) of any primary mortgage insurance policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer and the Servicers have otherwise fulfilled their respective obligations under this Agreement or the Servicing Agreement, as applicable, the Trustee or the applicable Custodian shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement and the related Custodial Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee or the applicable Custodian, upon the execution or receipt thereof the originals of any primary mortgage insurance policies, any certificates of renewal, and such other documents or instruments that constitute Mortgage Loan Documents that come into the possession of the Master Servicer from time to time.

SECTION 4.12  Realization Upon Defaulted Mortgage Loans.

Subject to Section 3.13(e) of this Agreement, the Master Servicer shall cause the Servicers to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with this Agreement or the Servicing Agreement, as applicable.

SECTION 4.13  Compensation for the Master Servicer.

As compensation for the activities of the Master Servicer hereunder, the Master Servicer shall be entitled to the Master Servicing Fee and the income from investment of or earnings on the funds from time to time in the Distribution Account, as provided in Section 3.10 of this Agreement. The Master Servicing Fee payable to the Master Servicer in respect of any Distribution Date shall be reduced in accordance with Section 4.19 of this Agreement. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

SECTION 4.14  REO Property.

(a)  In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall cause the Servicers to sell, any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement or the Servicing Agreement, as applicable. Further, the Master Servicer shall cause the Servicers to sell any REO Property prior to three years after the end of the calendar year of its acquisition by REMIC I unless (i) the Trustee shall have been supplied by the related Servicer with an Opinion of Counsel to the effect that the holding by the Trust Fund of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC hereunder as defined in Section 860F of the Code or cause any REMIC hereunder to fail to qualify as a REMIC at any time that any Certificates are outstanding, in which case the Trust Fund may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel) or (ii) the related Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable extension period. The Master Servicer shall cause the related Servicer to protect and conserve, such REO Property in the manner and to the extent required by this Agreement or the Servicing Agreement, as applicable, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)  The Master Servicer shall cause the Servicers to deposit all funds collected and received in connection with the operation of any REO Property in the REO Account or in the account designated for such amounts under the Servicing Agreement.

SECTION 4.15  Master Servicer Annual Statement of Compliance.

(a)  The Master Servicer and the Securities Administrator shall deliver (or otherwise make available) (and the Master Servicer and Securities Administrator shall cause any Additional Servicer or Servicing Function Participant engaged by it to deliver) to the Depositor and the Securities Administrator, and in the case of the Master Servicer, to the Trustee, on or before March 15 of each year, commencing in March 2007, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such party’s activities during the preceding calendar year or portion thereof and of such party’s performance under this Agreement, or such other applicable agreement in the case of an Additional Servicer or Servicing Function Participant, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such party has fulfilled all its obligations under this Agreement, or such other applicable agreement in the case of an Additional Servicer or Servicing Function Participant, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(b)  The Master Servicer shall include all annual statements of compliance received by it from the Servicers with its own annual statement of compliance to be submitted to the Securities Administrator pursuant to this Section.

(c)  In the event the Master Servicer, the Securities Administrator or any Servicing Function Participant engaged by such parties is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any applicable agreement in the case of a Servicing Function Participant, as the case may be, such party shall provide an Officer’s Certificate pursuant to this Section 4.15(c) or to such applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(d)  Failure of the Master Servicer to comply timely with this Section 4.15 shall be deemed a Master Servicer Event of Default, automatically, without notice and without any cure period, and the Trustee may, in addition to whatever rights the Trustee may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

(e)  Copies of such Master Servicer annual statements of compliance shall be provided to any Certificateholder upon request, by the Master Servicer or by the Trustee at the Master Servicer’s expense if the Master Servicer failed to provide such copies (unless (i) the Master Servicer shall have failed to provide the Trustee with such statement or (ii) the Trustee shall be unaware of the Master Servicer’s failure to provide such statement).

SECTION 4.16  Master Servicer Assessments of Compliance.

(a)  By March 15 of each year, commencing in March 2007, the Master Servicer and the Securities Administrator, each at its own expense, shall furnish, or otherwise make available, and each such party shall cause any Servicing Function Participant engaged by it to furnish, each at its own expense, to the Securities Administrator and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such party of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such party used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such party’s assessment of compliance with the Relevant Servicing Criteria as of and for the fiscal year covered by the Form 10-K required to be filed pursuant to Section 5.06(d), including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such party’s assessment of compliance with the Relevant Servicing Criteria as of and for such period.

(b)  No later than the end of each fiscal year for the Trust for which a Form 10-K is required to be filed, the Master Servicer shall forward to the Securities Administrator and the Depositor the name of each Servicing Function Participant engaged by it and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant (provided, however, that the Master Servicer need not provide such information to the Securities Administrator so long as the Master Servicer and the Securities Adminsitrator are the same Person). When the Master Servicer and the Securities Administrator (or any Servicing Function Participant engaged by them) submit their assessments to the Securities Administrator, such parties will also at such time include the assessment (and attestation pursuant to Section 4.17) of each Servicing Function Participant engaged by it.

(c)  Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall review each such report and, if applicable, consult with the Master Servicer, the Securities Administrator and any Servicing Function Participant engaged by such parties as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by each such party, and (ii) the Securities Administrator shall confirm that the assessments, taken as a whole, address all of the Servicing Criteria and taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit E and on any similar exhibit set forth in each servicing agreement in respect of the Servicer and notify the Depositor of any exceptions.

(d)  The Master Servicer shall include all annual reports on assessment of compliance received by it from the Servicers with its own assessment of compliance to be submitted to the Securities Administrator pursuant to this Section.

(e)  In the event the Master Servicer, the Securities Administrator or any Servicing Function Participant engaged by the parties is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement, as the case may be, such party shall provide a report on assessment of compliance pursuant to this Section 4.16 or to such other applicable agreement, notwithstanding any such termination, assignment or resignation.

(f)  Failure of the Master Servicer to comply timely with this Section 4.16 shall be deemed a Master Servicer Event of Default, automatically, without notice and without any cure period, and the Trustee may, in addition to whatever rights the Trustee may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

(g)  Delivery under this Section 4.16 of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Master Servicer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officer’s Certificate).

SECTION 4.17  Master Servicer Attestation Reports.

(a)  By March 15 of each year, commencing in March 2007, the Master Servicer and the Securities Administrator, each at its own expense, shall cause, and each such party shall cause any Servicing Function Participant engaged by it to cause, each at its own expense, a registered public accounting firm (which may also render other services to the Master Servicer, the Securities Administrator, or such other Servicing Function Participants, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish an attestation report to the Securities Administrator and the Depositor, to the effect that (i) it has obtained a representation regarding certain matters from the management of such party, which includes an assertion that such party has complied with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such party’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

(b)  Promptly after receipt of each such assessment of compliance and attestation report from the Master Servicer, the Securities Administrator or any Servicing Function Participant engaged by such parties, the Securities Administrator shall confirm that each assessment submitted pursuant to Section 4.16 is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions.

(c)  The Master Servicer shall include each such attestation received by it from the Servicers with its own attestation to be submitted to the Securities Administrator pursuant to this Section.

(d)  In the event the Master Servicer, the Securities Administrator or any Servicing Function Participant engaged by the parties is terminated assigns its rights and under, or resigns pursuant to the terms of this Agreement, or any applicable agreement in the case of a Servicing Function Participant, as the case may be, such party shall cause a registered public accounting firm to provide an attestation pursuant to this Section 4.17, or such other applicable agreement, notwithstanding any such termination, assignment or resignation.

(e)  Failure of the Master Servicer to comply timely with this Section 4.17 shall be deemed a Master Servicer Event of Default, automatically, without notice and without any cure period, and the Trustee may, in addition to whatever rights the Trustee may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

SECTION 4.18  Annual Certification.

Each Form 10-K required to be filed for the Trust pursuant to Section 5.06 shall include a certification (the “Sarbanes-Oxley Certification”) required to be included therewith pursuant to the Sarbanes-Oxley Act. Each of the Master Servicer and the Securities Administrator shall provide, and shall cause any Servicing Function Participant engaged by it to, provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 15 of each year in which the Trust is subject to the reporting requirements of the Exchange Act and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit C, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. The senior officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted by e-mail at cts.sec.notifications@wellsfargo.com or by facsimile at 410-715-2380. In the event the Master Servicer, the Securities Administrator or any Servicing Function Participant engaged by such parties is terminated, assigns its rights or duties under, or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement, as the case may be, such party shall provide a Back-Up Certification to the Certifying Person pursuant to this Section 4.18 with respect to the period of time it was subject to this Agreement or any applicable Sub-Servicing Agreement, as the case may be. Notwithstanding the foregoing, (i) the Master Servicer and the Securities Administrator shall not be required to deliver a Back-Up Certification to each other if both are the same Person and the Master Servicer is the Certifying Person and (ii) the Master Servicer shall not be obligated to sign the Sarbanes-Oxley Certification in the event that it does not receive any Back-Up Certification required to be furnished to it pursuant to this section or any servicing agreement.

SECTION 4.19  Obligation of the Master Servicer in Respect of Prepayment Interest Shortfalls.

In the event of any Prepayment Interest Shortfalls, the Master Servicer shall deposit into the Distribution Account not later than the related Distribution Date an amount equal to the lesser of (i) the aggregate amounts required to be paid by the Servicers with respect to Prepayment Interest Shortfalls attributable to Principal Prepayments in full on the Mortgage Loans for the related Distribution Date, and not so paid by the Servicers and (ii) the aggregate amount of the related Master Servicing Fees for such Distribution Date, without reimbursement therefor.

SECTION 4.20  Prepayment Penalty Verification.

On or prior to each Servicer Remittance Date, each Servicer shall provide, in an electronic format mutually acceptable to the Servicer and the Master Servicer, the data necessary for the Master Servicer to perform its verification duties set forth in this Section 4.20. The Master Servicer or a third party reasonably acceptable to the Master Servicer and the Depositor (the “Verification Agent”) will perform such verification duties and will use its best efforts to issue its findings in a report (the “Verification Report”) delivered to the Master Servicer and the Depositor within ten (10) Business Days following the related Distribution Date; provided, however, that if the Verification Agent is unable to issue the Verification Report within ten (10) Business Days following the Distribution Date, the Verification Agent may issue and deliver to the Master Servicer and the Depositor the Verification Report upon the completion of its verification duties. The Master Servicer shall forward the Verification Report to the related Servicer and shall notify such Servicer if the Master Servicer has determined that such Servicer did not deliver the appropriate Prepayment Charge to the Securities Administrator in accordance with this Agreement. Such written notification from the Master Servicer shall include the loan number, prepayment penalty code and prepayment penalty amount as calculated by the Master Servicer or the Verification Agent, as applicable, of each Mortgage Loan for which there is a discrepancy. If the related Servicer agrees with the verified amounts, such Servicer shall adjust the immediately succeeding Servicer Report and the amount remitted to the Securities Administrator with respect to prepayments accordingly. If the related Servicer disagrees with the determination of the Master Servicer, such Servicer shall, within fifteen (15) Business Days of its receipt of the Verification Report, notify the Master Servicer of such disagreement and provide the Master Servicer with detailed information to support its position. The related Servicer and the Master Servicer shall cooperate to resolve any discrepancy on or prior to the immediately succeeding Servicer Remittance Date, and such Servicer will indicate the effect of such resolution on the related Servicer Report and shall adjust the amount remitted with respect to prepayments on such Servicer Remittance Date accordingly.

During such time as the related Servicer and the Master Servicer are resolving discrepancies with respect to the Prepayment Charges, no payments in respect of any disputed Prepayment Charges will be remitted to the Securities Administrator for deposit in the Distribution Account and the Master Servicer shall not be obligated to deposit such payments, unless otherwise required pursuant to Section 8.01 hereof. In connection with such duties, the Master Servicer shall be able to rely solely on the information provided to it by the related Servicer in accordance with this Section. The Master Servicer shall not be responsible for verifying the accuracy of any of the information provided to it by the related Servicer.

ARTICLE V

PAYMENTS TO CERTIFICATEHOLDERS

SECTION 5.01  Distributions.

(a)  (1) On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC I to REMIC II on account of the REMIC I Regular Interests or withdrawn from the Distribution Account and distributed to the holders of the Class R Certificates, in respect of the Class R-I Interest, as the case may be:

(i)  to Holders of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTZZ, REMIC I Regular Interest I-LTCE2 and REMIC I Regular Interest I-LTP, pro rata, in an amount equal to (A) the Uncertificated Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates. Amounts payable as Uncertificated Interest in respect of REMIC I Regular Interest I-LTZZ shall be reduced when the REMIC I Overcollateralization Amount is less than the REMIC I Required Overcollateralization Amount, by the lesser of (x) the amount of such difference and (y) the Maximum I-LTZZ Uncertificated Interest Deferral Amount and such amount will be payable to the Holders of REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4 and REMIC I Regular Interest I-LTM5, in the same proportion as the Overcollateralization Increase Amount is allocated to the Corresponding Certificates and the Uncertificated Balance of REMIC I Regular Interest I-LTZZ shall be increased by such amount;

(ii)  to the Holders of REMIC I Regular Interests, in an amount equal to the remainder of the Available Distribution Amount for such Distribution Date after the distributions made pursuant to clause (i) above, allocated as follows:

(A) 98.00% of such remainder to the Holders of REMIC I Regular Interest I-LTAA, until the Uncertificated Balance of such Uncertificated REMIC I Regular Interest is reduced to zero;

(B) 2.00% of such remainder first to the Holders of REMIC I Regular Interest I-LTA, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4 and REMIC I Regular Interest I-LTM5, 1.00% of and in the same proportion as principal payments are allocated to the Corresponding Certificates, until the Uncertificated Balances of such REMIC I Regular Interests are reduced to zero and second to the Holders of REMIC I Regular Interest I-LTZZ, until the Uncertificated Balance of such REMIC I Regular Interest is reduced to zero;

(C) to the Holders of REMIC I Regular Interest I-LTP, (1) on each Distribution Date, 100% of the amount paid in respect of Prepayment Charges and (2) on the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter until $100 has been distributed pursuant to this clause; then

(D) any remaining amount to the Holders of the Class R-I Interest, in respect of the Class R-I Interest;

provided, however, that 98.00% and 2.00% of any principal payments that are attributable to an Overcollateralization Reduction Amount shall be allocated to Holders of REMIC I Regular Interest I-LTAA and REMIC I Regular Interest I-LTZZ, respectively.

Notwithstanding the distributions described in Section 5.01(a)(1), distributions of funds shall be made to Certificateholders only in accordance with Section 5.01(a)(2) through (5) and Section 5.01(b).

(2) On each Distribution Date, the Securities Administrator shall withdraw from the Distribution Account to the extent on deposit therein an amount equal to the Interest Remittance Amount and make the following disbursements and transfers in the order of priority described below, in each case to the extent of the Interest Remittance Amount remaining for such Distribution Date:

first, to the Holders of the Class A Certificates, the Senior Interest Distribution Amount allocable to such Class;

second, sequentially, to the Holders of the Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates, in that order, the Interest Distribution Amount allocable to each such Class; and

third, the portion, if any, of the Interest Remittance Amount remaining after application pursuant to clauses first and second above, will be applied as part of the Net Monthly Excess Cashflow for such Distribution Date, as described in Section 5.01(a)(5) below.

(3) On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the Securities Administrator shall withdraw from the Distribution Account to the extent on deposit therein an amount equal to the Principal Distribution Amount and distribute to the Certificateholders the following amounts, in the following order of priority:

first, to the Holders of the Class A Certificates, until the Certificate Principal Balance of the Class A Certificates has been reduced to zero; and

second, sequentially, to the Holders of the Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates, in that order, until the Certificate Principal Balance of each such Class has been reduced to zero.

(4) On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, the Securities Administrator shall withdraw from the Distribution Account to the extent on deposit therein an amount equal to the Principal Distribution Amount and distribute to the Certificateholders the following amounts, in the following order of priority:

first, to the Holders of the Class A Certificates, the Class A Principal Distribution Amount, until the Certificate Principal Balance of the Class A Certificates has been reduced to zero;

second, to the Holders of the Class M-1 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Holders of the Class A Certificates under clause first above, and (y) the Class M-1 Principal Distribution Amount, until the Certificate Principal Balance of the Class M-1 Certificates has been reduced to zero;

third, to the Holders of the Class M-2 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the sum of the amounts distributed to the Holders of the Class A Certificates under clause first above and to the Holders of the Class M-1 Certificates under clause second above, and (y) the Class M-2 Principal Distribution Amount, until the Certificate Principal Balance of the Class M-2 Certificates has been reduced to zero;

fourth, to the Holders of the Class M-3 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the sum of the amounts distributed to the Holders of the Class A Certificates under clause first above, to the Holders of the Class M-1 Certificates under clause second above and to the Holders of the Class M-2 Certificates under clause third above, and (y) the Class M-3 Principal Distribution Amount, until the Certificate Principal Balance of the Class M-3 Certificates has been reduced to zero;

fifth, to the Holders of the Class M-4 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the sum of the amounts distributed to the Holders of the Class A Certificates under clause first above, to the Holders of the Class M-1 Certificates under clause second above, to the Holders of the Class M-2 Certificates under clause third above and to the Holders of the Class M-3 Certificates under clause fourth above and (y) the Class M-4 Principal Distribution Amount, until the Certificate Principal Balance of the Class M-4 Certificates has been reduced to zero;

sixth, to the Holders of the Class M-5 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the sum of the amounts distributed to the Holders of the Class A Certificates under clause first above, to the Holders of the Class M-1 Certificates under clause second above, to the Holders of the Class M-2 Certificates under clause third above, to the Holders of the Class M-3 Certificates under clause fourth above and to the Holders of the Class M-4 Certificates under clause fifth above and (y) the Class M-5 Principal Distribution Amount, until the Certificate Principal Balance of the Class M-5 Certificates has been reduced to zero; and

seventh, the portion, if any, of the Principal Distribution Amount remaining after application pursuant to clauses first through sixth above, will be applied as part of the Net Monthly Excess Cashflow for such Distribution Date, as described in Section 5.01(a)(5) below.

(5) On each Distribution Date, the Net Monthly Excess Cashflow (or, in the case of clause first below, the Net Monthly Excess Cashflow exclusive of any Overcollateralization Reduction Amount) shall be distributed as follows:

first, to the Holders of the Class or Classes of Certificates then entitled to receive distributions in respect of principal, in an amount equal to the Overcollateralization Increase Amount for such Distribution Date, which shall be included in the Principal Distribution Amount and paid in accordance with the priorities set forth in Section 5.01(a)(3) and Section 5.01(a)(4) above;

second, sequentially, to the Holders of the Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates, in that order, in an amount equal to the Interest Carry Forward Amount allocable to each such Class;

third, sequentially, to the Holders of the Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates, in that order, in an amount equal to the Allocated Realized Loss Amount allocable to each such Class;

fourth, concurrently, to the Holders of the Class A Certificates, in an amount equal to such Certificates’ allocated share of any Prepayment Interest Shortfalls on the Mortgage Loans to the extent not covered by payments pursuant to Section 3.22 or 4.19 of this Agreement or pursuant to the Servicing Agreement and any shortfalls resulting from the application of the Relief Act or similar state or local law or the bankruptcy code with respect to the Mortgage Loans to the extent not previously reimbursed pursuant to Section 1.02 of this Agreement;

fifth, sequentially, to the Holders of the Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates, in an amount equal to each such Certificates’ allocated share of any Prepayment Interest Shortfalls on the Mortgage Loans to the extent not covered by payments pursuant to Section 3.22 or 4.19 of this Agreement or pursuant to the Servicing Agreement and any shortfalls resulting from the application of the Relief Act or similar state or local law or the bankruptcy code with respect to the Mortgage Loans to the extent not previously reimbursed pursuant to Section 1.02 of this Agreement;

sixth, to the Reserve Fund, the amount by which the Net WAC Rate Carryover Amounts, if any, with respect to the Offered Certificates exceeds the amount in the Reserve Fund that was not distributed on prior Distribution Dates;

seventh, to the Holders of the Class CE-1 Certificates the sum of (a) the Interest Distribution Amount and (b) any Overcollateralization Reduction Amount, in each case, for such Distribution Date; and

eighth, to the Holders of the Class R Certificates, in respect of the Class R-II Interest, any remaining amounts; provided that if such Distribution Date is the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule or any Distribution Date thereafter, then any such remaining amounts will be distributed first, to the Holders of the Class P Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and second, to the Holders of the Class R Certificates.

The Class CE-1 Certificates are intended to receive all principal and interest received by the Trust on the Mortgage Loans that is not otherwise distributable to any other Class of Regular Certificates or REMIC Regular Interests. If the Securities Administrator determines that the Residual Certificates are entitled to any distributions on any Distribution Date other than the final Distribution Date, the Securities Administrator, prior to any such distribution to any Residual Certificate, shall notify the Depositor of such impending distribution. Upon such notification, the Depositor will prepare and request that the other parties hereto enter into an amendment to this Agreement pursuant to Section 12.01, to revise such mistake in the distribution provisions. The consent of the Holder of the Class R Certificate is not required in connection with any such amendment,

On each Distribution Date, after making the distributions of the Available Distribution Amount as set forth above, the Securities Administrator will first, withdraw from the Reserve Fund all income from the investment of funds in the Reserve Fund and distribute such amount to the Holders of the Class CE-1 Certificates, and second, withdraw from the Reserve Fund, to the extent of amounts remaining on deposit therein, the amount of any Net WAC Rate Carryover Amount for such Distribution Date and distribute such amount first, concurrently to the Class A Certificates, on a pro rata basis; second, to the Class M-1 Certificates, third, to the Class M-2 Certificates, fourth, to the Class M-3 Certificates, fifth, to the Class M-4 Certificates and sixth, to the Class M-5 Certificates, in each case to the extent any Net WAC Rate Carryover Amount is allocable to each such Class.

(b)  On each Distribution Date, for so long as Ocwen is the Servicer of the Ocwen Mortgage Loans, Wells Fargo is the Servicer of the Wells Fargo Mortgage Loans or SPS is the servicer of the SPS Mortgage Loans, the Securities Administrator shall distribute to the Holders of the Class CE-2 Certificates, with respect to each such Mortgage Loan, one-twelfth of the product of (i) the excess of the Servicing Fee Rate over the Ocwen Servicing Fee Rate, the Wells Fargo Servicing Fee Rate and the SPS Servicing Fee Rate, as applicable, if any, multiplied by (ii) the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date in the preceding calendar month (the “Excess Servicing Fee”). On each Distribution Date, the Securities Administrator shall withdraw any amounts then on deposit in the Distribution Account that represent Prepayment Charges and shall distribute such amounts to the Class P Certificateholders as described above.

(c)  All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Payments in respect of each Class of Certificates on each Distribution Date will be made to the Holders of the respective Class of record on the related Record Date (except as otherwise provided in Section 5.01(e) or Section 10.01 of this Agreement respecting the final distribution on such Class), based on the aggregate Percentage Interest represented by their respective Certificates, and shall be made by wire transfer of immediately available funds to the account of any such Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Certificates having an initial aggregate Certificate Principal Balance that is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the initial Certificate Principal Balance of such Class of Certificates, or otherwise by check mailed by first class mail to the address of such Holder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the Corporate Trust Office of the Securities Administrator or such other location specified in the notice to Certificateholders of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Depositor, the Servicers, the Securities Administrator or the Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(d)  The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Agreement. None of the Holders of any Class of Certificates, the Trustee, the Servicers, the Securities Administrator or the Master Servicer shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

(e)  Except as otherwise provided in Section 10.01 of this Agreement, whenever the Securities Administrator expects that the final distribution with respect to any Class of Certificates will be made on the next Distribution Date, the Securities Administrator shall, no later than three (3) days before the related Distribution Date, mail to each Holder on such date of such Class of Certificates a notice to the effect that:

(i)  the Securities Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Securities Administrator therein specified, and

(ii)  no interest shall accrue on such Certificates from and after the end of the related Interest Accrual Period.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust by the Securities Administrator and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 5.01(e) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Securities Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Securities Administrator shall, directly or through an agent, mail a final notice to the remaining non-tendering Certificateholders concerning surrender of their Certificates but shall continue to hold any remaining funds for the benefit of non-tendering Certificateholders. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in such trust fund. If within one year after the final notice any such Certificates shall not have been surrendered for cancellation, the Securities Administrator shall pay to the Depositor all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Securities Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) on the final Distribution Date for final payment thereof in accordance with this Section 5.01(e). Any such amounts held in trust by the Securities Administrator shall be held uninvested in an Eligible Account.

(f)  Notwithstanding anything to the contrary herein, (i) in no event shall the Certificate Principal Balance of a Class A Certificate or a Mezzanine Certificate be reduced more than once in respect of any particular amount both (a) allocated to such Certificate in respect of Realized Losses pursuant to Section 5.04 of this Agreement and (b) distributed to the Holder of such Certificate in reduction of the Certificate Principal Balance thereof pursuant to this Section 5.01 from Net Monthly Excess Cashflow and (ii) in no event shall the Uncertificated Balance of a REMIC Regular Interest be reduced more than once in respect of any particular amount both (a) allocated to such REMIC Regular Interest in respect of Realized Losses pursuant to Section 5.04 of this Agreement and (b) distributed on such REMIC Regular Interest in reduction of the Uncertificated Balance thereof pursuant to this Section 5.01.

SECTION 5.02  Statements to Certificateholders.

On each Distribution Date, the Securities Administrator (based on the information set forth in the Servicer Reports for such Distribution Date and information provided by the Master Servicer) shall make available to each Holder of the Certificates and each Servicer, a statement as to the distributions made on such Distribution Date setting forth:

(i)  the amount of the distribution made on such Distribution Date to the Holders of the Certificates of each Class allocable to principal, and the amount of the distribution made on such Distribution Date to the Holders of the Class P Certificates allocable to Prepayment Charges;

(ii)  the amount of the distribution made on such Distribution Date to the Holders of the Certificates of each Class allocable to interest;

(iii)  the aggregate Servicing Fee received by the Servicers and Master Servicing Fee received by the Master Servicer during the related Due Period;

(iv)  applicable Interest Accrual Periods and general Distribution Dates;

(v)  the total cash flows received and the general sources thereof;

(vi)  the amount, if any, of other fees or expenses accrued and paid, with an identification of the payee and the general purpose of such fees;

(vii)  the amount of the related distribution to Holders of the Certificates (by class) allocable to principal, separately identifying (A) the aggregate amount of any Principal Prepayments included therein, (B) the aggregate of all scheduled payments of principal included therein and (C) any Overcollateralization Increase Amount included therein;

(viii)  the Interest Carry Forward Amounts and any Net WAC Rate Carryover Amounts for the related Certificates (if any);

(ix)  the aggregate amount of P&I Advances included in the distributions on the Distribution Date (including the general purpose of such P&I Advances);

(x)  the number and aggregate principal balance of any Mortgage Loans (not including any Liquidated Mortgage Loans as of the end of the Prepayment Period) that were (A) delinquent (exclusive of Mortgage Loans in foreclosure) using the “OTS” method (1) one scheduled payment is delinquent, (2) two scheduled payments are delinquent, (3) three scheduled payments are delinquent and (4) foreclosure proceedings have been commenced, and loss information for the period;

(xi)  the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans as of the related Due Date;

(xii)  with respect to any Mortgage Loan that was liquidated during the preceding calendar month, the loan number and Scheduled Principal Balance of, and Realized Loss on, such Mortgage Loan as of the end of the related Prepayment Period;

(xiii)  the total number and principal balance of any real estate owned, or REO Properties, as of the end of the related Prepayment Period;

(xiv)  whether the Stepdown Date has occurred and whether Trigger Event is in effect;

(xv)  the cumulative Realized Losses through the end of the preceding month;

(xvi)  if available, the book value of any REO Property as of the close of business on the last Business Day of the calendar month preceding the Distribution Date;

(xvii)  the aggregate amount of Principal Prepayments made during the related Prepayment Period and the aggregate amount of any Prepayment Charges received in respect thereof;

(xviii)  the aggregate amount of Realized Losses incurred during the related Prepayment Period and the aggregate amount of Realized Losses incurred since the Closing Date;

(xix)  the aggregate amount of Extraordinary Trust Fund Expenses withdrawn from the Distribution Account for such Distribution Date;

(xx)  the Certificate Principal Balance of the related Certificates before and after giving effect to the distribution of principal and allocation of Allocated Realized Loss Amounts on such Distribution Date;

(xxi)  the number and Scheduled Principal Balance of all the Mortgage Loans for the following Distribution Date;

(xxii)  the three-month rolling average of the percent equivalent of a fraction, the numerator of which is the aggregate Scheduled Principal Balance of the Mortgage Loans that are 60 days or more delinquent or are in bankruptcy or foreclosure or are REO Properties, and the denominator of which is the Scheduled Principal Balances of all of the Mortgage Loans;

(xxiii)  the Certificate Factor for each such Class of Certificates applicable to such Distribution Date;

(xxiv)  the Interest Distribution Amount in respect of the Class A Certificates, the Mezzanine Certificates and the Class CE-1 Certificates for such Distribution Date and the Interest Carry Forward Amount, if any, with respect to the Class A Certificates and the Mezzanine Certificates on such Distribution Date, and in the case of the Class A Certificates and the Mezzanine Certificates separately identifying any reduction thereof due to allocations of Prepayment Interest Shortfalls and interest shortfalls including the following: Realized Losses, Relief Act Interest Shortfalls and Net WAC Rate Carryover Amounts;

(xxv)  the aggregate amount of any Prepayment Interest Shortfall for such Distribution Date, to the extent not covered by payments by Ocwen and Wells Fargo pursuant to Section 3.22 of this Agreement, the Master Servicer pursuant to Section 4.19 of this Agreement or SPS pursuant to the Servicing Agreement;

(xxvi)  the aggregate amount of Relief Act Interest Shortfalls for such Distribution Date;

(xxvii)  the amount of, if any, of Net Monthly Excess Cashflow or excess spread and the application of such Net Monthly Excess Cashflow;

(xxviii)  the Required Overcollateralization Amount and the Credit Enhancement Percentage for such Distribution Date;

(xxix)  the Overcollateralization Increase Amount, if any, for such Distribution Date;

(xxx)  the Overcollateralization Reduction Amount, if any, for such Distribution Date;

(xxxi)  the Net WAC Rate Carryover Amount, if any, outstanding after reimbursements therefor on such Distribution Date;

(xxxii)  the respective Pass-Through Rates applicable to the Class A Certificates, the Mezzanine Certificates and the Class CE-1 Certificates for such Distribution Date;

(xxxiii)  the amount of any deposit to the Reserve Fund contemplated by Section 3.24(b);

(xxxiv)  the balance of the Reserve Fund prior to the deposit or withdrawal of any amounts on such Distribution Date;

(xxxv)  the amount of any deposit to the Reserve Fund pursuant to clause sixth of Section 5.01(a)(5);

(xxxvi)  the balance of the Reserve Fund after all deposits and withdrawals on such Distribution Date;

(xxxvii)  the Loss Severity Percentage with respect to each Mortgage Loan;

(xxxviii)  the Aggregate Loss Severity Percentage;

(xxxix)  the amount of the Prepayment Charges remitted by the Servicers; and

(xl)  the number and aggregate unpaid principal balance of (a) Mortgage Loans with respect to which bankruptcy protection is in force that are delinquent 60 or more days under an applicable bankruptcy plan as of the last day of the preceding calendar month and (b) Mortgage Loans that are the subject of forebearance plans that are delinquent 60 or more days under an applicable forebearance plan as of the last day of the preceding calendar month.

The Securities Administrator will make such statement (and, at its option, any additional files containing the same information in an alternative format) available each month to the Certificateholders and the Rating Agencies via the Securities Administrator’s internet website. The Securities Administrator’s internet website shall initially be located at http:\\www.ctslink.com and assistance in using the website can be obtained by calling the Securities Administrator’s customer service desk at 1-301-815-6600. Parties that are unable to use the above distribution options are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Securities Administrator shall have the right to change the way such statements are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Securities Administrator shall provide timely and adequate notification to all above parties regarding any such changes.

In the case of information furnished pursuant to subclauses (i) and (ii) above, the amounts shall be expressed as a dollar amount per Single Certificate of the relevant Class.

Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall furnish upon request to each Person who at any time during the calendar year was a Holder of a Regular Certificate a statement containing the information set forth in subclauses (i) through (iii) above, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to any requirements of the Code as from time to time are in force.

Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall furnish upon request to each Person who at any time during the calendar year was a Holder of a Residual Certificate a statement setting forth the amount, if any, actually distributed with respect to the Residual Certificates, as appropriate, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder.

The Securities Administrator shall, upon request, furnish to each Certificateholder during the term of this Agreement, such periodic, special, or other reports or information, whether or not provided for herein, as shall be reasonable with respect to the Certificateholder or otherwise with respect to the purposes of this Agreement, all such reports or information to be provided at the expense of the Certificateholder, in accordance with such reasonable and explicit instructions and directions as the Certificateholder may provide.

On each Distribution Date the Securities Administrator shall provide Bloomberg Financial Markets, L.P. (“Bloomberg”) CUSIP level factors for each Class of Certificates as of such Distribution Date, using a format and media mutually acceptable to the Securities Administrator and Bloomberg.

SECTION 5.03  Servicer Reports; P&I Advances.

(a)  On the 18th calendar day of each month, and if the 18th calendar day is not a Business Day, the immediately following Business Day and with respect to Ocwen on or before 12:00 noon New York time, each Servicer shall deliver to the Master Servicer and the Securities Administrator by telecopy or electronic mail (or by such other means as such Servicer, the Master Servicer and the Securities Administrator may agree from time to time) a remittance report containing such information with respect to the related Mortgage Loans and the related Distribution Date as is reasonably available to such Servicer as the Master Servicer or the Securities Administrator may reasonably require so as to enable the Master Servicer to master service the Mortgage Loans and oversee the servicing by such Servicer and the Securities Administrator to fulfill its obligations hereunder with respect to securities and tax reporting. Any report delivered by a Servicer pursuant to this Section 5.03(a) shall include the amount collected by such Servicer in respect of Arrearages and principal due on the Mortgage Loans prior to the Cut-off Date.

(b)  The amount of P&I Advances to be made by the related Servicer on any Distribution Date shall equal, subject to Section 5.03(d), (i) with respect to the Mortgage Loans other than the Simple Interest Mortgage Loans, the aggregate amount of Monthly Payments (net of the related Servicing Fees), due during the related Due Period in respect of the Mortgage Loans, which Monthly Payments were delinquent as of the close of business on the related Determination Date, (ii) with respect to the Simple Interest Mortgage Loans, thirty (30) days’ interest (net of the related Servicing Fees) on each such Simple Interest Mortgage Loan for which the Monthly Payment was due during the related Due Period which Monthly Payments were delinquent as of the close of business on the related Determination Date and (iii) with respect to each REO Property which was acquired during or prior to the related Prepayment Period and as to which an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the REO Imputed Interest on such REO Property for the most recently ended calendar month, over the net income from such REO Property deposited in the related Collection Account pursuant to Section 3.21 of this Agreement for distribution on such Distribution Date; provided, however, no Servicer shall be required to make P&I Advances with respect to any Monthly Payments due on a Mortgage Loan prior to the Cut-off Date, any Relief Act Interest Shortfalls, shortfalls due to bankruptcy proceedings or with respect to Prepayment Interest Shortfalls in excess of its obligations under Section 3.22 of this Agreement. For purposes of the preceding sentence, the Monthly Payment on each Balloon Mortgage Loan with a delinquent Balloon Payment is equal to the assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such Balloon Mortgage Loan. Notwithstanding the generality of the foregoing, for purposes of a Servicer’s determination of whether or not a P&I Advance is required to be made on a Mortgage Loan for which the Mortgagor has failed to make one or more Monthly Payments due on such Mortgage Loan on or prior to the Cut-off Date, any payment in an amount equal to a Monthly Payment received by the related Servicer during the Due Period relating to such Servicer Remittance Date shall be deemed to be the Monthly Payment due during such Due Period and the related Servicer shall not be required to make a P&I Advance with respect to such Mortgage Loan. In addition, no portion of such Monthly Payment received on such Mortgage Loan will constitute the receipt of an Arrearage with respect to such Mortgage Loan unless all Monthly Payments required to be made on such Mortgage Loan for all prior Due Periods occurring subsequent to the Cut-off Date have been received by the related Servicer.

On the Servicer Remittance Date and with respect to Ocwen by 12:00 noon New York time on the Servicer Remittance Date, each Servicer shall remit in immediately available funds to the Securities Administrator for deposit in the Distribution Account an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans serviced by such Servicer for the related Distribution Date either (i) from its own funds or (ii) from the related Collection Account, to the extent of any Amounts Held For Future Distribution on deposit therein (in which case it will cause to be made an appropriate entry in the records of the related Collection Account that Amounts Held For Future Distribution have been, as permitted by this Section 5.03, used by the related Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the related Servicer with respect to the Mortgage Loans. In addition, the related Servicer shall have the right to reimburse itself for any outstanding P&I Advance made from its own funds from Amounts Held for Future Distribution. Any Amounts Held For Future Distribution used by the related Servicer to make P&I Advances or to reimburse itself for outstanding P&I Advances shall be appropriately reflected in such Servicer’s records and replaced by such Servicer by deposit in the related Collection Account no later than the close of business on the Servicer Remittance Date immediately following the Due Period or Prepayment Period for which such amounts relate. The Securities Administrator will notify the related Servicer and the Master Servicer by the close of business on the Business Day prior to the Distribution Date in the event that the amount remitted by the related Servicer to the Securities Administrator on such date is less than the P&I Advances required to be made by such Servicer for the related Distribution Date.

(c) The obligation of each Servicer to make such P&I Advances with respect to the Mortgage Loans serviced by such Servicer is mandatory, notwithstanding any other provision of this Agreement but subject to (d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from the Trust Fund pursuant to any applicable provision of this Agreement, except as otherwise provided in this Section.

(d) Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by any Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, respectively. The determination by the related Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, respectively, shall be evidenced by a certification of a Servicing Officer delivered to the Master Servicer.

(e) Subject to and in accordance with the provisions of Article VIII of this Agreement, in the event a Servicer fails to make any required P&I Advance, then the Master Servicer (in its capacity as successor servicer) or any other successor Servicer shall be required to make such P&I Advance on the Distribution Date on which the related Servicer was required to make such Advance, subject to its determination of recoverability. Subject to and in accordance with the provisions of Article VIII of this Agreement, in the event Wells Fargo fails to make any required P&I Advance, then the successor servicer shall be required to make such P&I Advance on the Distribution Date on which Wells Fargo was required to make such Advance, subject to its determination of recoverability. In addition, in the event that SPS fails to make a required P&I Advance under the Servicing Agreement, the Master Servicer (in its capacity as successor Servicer) will be required to make such P&I Advance on the Distribution Date on which such Servicer was required to make such P&I Advance, subject to its determination of recoverability.

SECTION 5.04  Allocation of Realized Losses.

(a)  On or before 12:00 noon New York time on the 18th calendar day of each month, and if the 18th calendar day is not a Business Day, the immediately following Business Day, the related Servicer shall determine as to each Mortgage Loan serviced by such Servicer and any related REO Property and include in the monthly remittance report provided to the Master Servicer and the Securities Administrator (substantially in the form of Schedule 4 hereto), such information as is reasonably available to the related Servicer, as the Master Servicer or the Securities Administrator may reasonably require so as to enable the Master Servicer to master service the Mortgage Loans and oversee the servicing by the related Servicer and the Securities Administrator to fulfill its obligations hereunder with respect to securities and tax reporting, which shall include, but not be limited to: (i) the total amount of Realized Losses, if any, incurred in connection with any Final Recovery Determinations made during the related Prepayment Period; and (ii) the respective portions of such Realized Losses allocable to interest and allocable to principal. Prior to each Determination Date, the Servicers shall also determine as to each Mortgage Loan: (i) the total amount of Realized Losses, if any, incurred in connection with any Deficient Valuations made during the related Prepayment Period; and (ii) the total amount of Realized Losses, if any, incurred in connection with Debt Service Reductions in respect of Monthly Payments due during the related Due Period.

(b)  All Realized Losses on the Mortgage Loans allocated to any REMIC I Regular Interest pursuant to Section 5.04(c) of this Agreement for each Distribution Date will first, cause a reduction in Net Monthly Excess Cashflow for that Distribution Date and second, cause a reduction in the Overcollateralization Amount for that Distribution Date until reduced to zero. To the extent that Realized Losses on a Distribution Date cause the aggregate Certificate Principal Balance of the Offered Certificates (after taking into account all distributions on such Distribution Date) to exceed the aggregate Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period, such excess shall be allocated by the Securities Administrator as follows: first, to the Class M-5 Certificates, until the Certificate Principal Balance of the Class M-5 Certificates has been reduced to zero; second, to the Class M-4 Certificates, until the Certificate Principal Balance of the Class M-4 Certificates has been reduced to zero; third, to the Class M-3 Certificates, until the Certificate Principal Balance of the Class M-3 Certificates has been reduced to zero; fourth, to the Class M-2 Certificates, until the Certificate Principal Balance of the Class M-2 Certificates has been reduced to zero; and fifth, to the Class M-1 Certificates, until the Certificate Principal Balance of the Class M-1 Certificates has been reduced to zero. All Realized Losses to be allocated to the Certificate Principal Balances of all Classes on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of any Class of Certificates shall be to the Certificate Principal Balance of such Class immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class of Certificates, on such Distribution Date.

Any allocation of Realized Losses to a Mezzanine Certificate on any Distribution Date shall be made by reducing the Certificate Principal Balance thereof by the amount so allocated. No allocations of any Realized Losses shall be made to the Certificate Principal Balances of the Class A Certificates or the Class P Certificates.

As used herein, an allocation of a Realized Loss on a “pro rata basis” among two or more specified Classes of Certificates means an allocation on a pro rata basis, among the various Classes so specified, to each such Class of Certificates on the basis of their then outstanding Certificate Principal Balances prior to giving effect to distributions to be made on such Distribution Date. All Realized Losses and all other losses allocated to a Class of Certificates hereunder will be allocated among the, Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

In addition, in the event that a Servicer receives any Subsequent Recoveries, such Servicer shall deposit such funds into the related Collection Account pursuant to Section 3.08 of this Agreement or into the Custodial Account pursuant to the Servicing Agreement. If, after taking into account such Subsequent Recoveries the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Mezzanine Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Mezzanine Certificates pursuant to this Section 5.04 and not previously reimbursed to such Class of Mezzanine Certificates with Net Monthly Excess Cashflow pursuant to clause third of Section 5.01(a)(5) of this Agreement. The amount of any remaining Subsequent Recoveries will be applied to sequentially increase the Certificate Principal Balance of the Mezzanine Certificates, beginning with the Class of Mezzanine Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to such Class of Mezzanine Certificates pursuant to this Section 5.04 and not previously reimbursed to such Class of Mezzanine Certificates with Net Monthly Excess Cashflow pursuant to clause third of Section 5.01(a)(5). Holders of such Certificates will not be entitled to any payment in respect of current interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each Mezzanine Certificate of such Class in accordance with its respective Percentage Interest.

(c)  All Realized Losses on the Mortgage Loans shall be allocated by the Securities Administrator, on each Distribution Date to the following REMIC I Regular Interests in the specified percentages, as follows: first, to Uncertificated Interest payable to the REMIC I Regular Interest I-LTAA and REMIC I Regular Interest I-LTZZ up to an aggregate amount equal to the REMIC I Interest Loss Allocation Amount, 98.00% and 2.00%, respectively; second, to the Uncertificated Balances of the REMIC I Regular Interest I-LTAA and REMIC I Regular Interest I-LTZZ up to an aggregate amount equal to the REMIC I Principal Loss Allocation Amount, 98.00% and 2.00%, respectively; third, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM5 and REMIC I Regular Interest I-LTZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM5 has been reduced to zero; fourth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM4 and REMIC I Regular Interest I-LTZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM4 has been reduced to zero; fifth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM3 and REMIC I Regular Interest I-LTZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM3 has been reduced to zero; sixth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM2 and REMIC I Regular Interest I-LTZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM2 has been reduced to zero; and seventh, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM1 and REMIC I Regular Interest I-LTZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM1 has been reduced to zero.

SECTION 5.05  Compliance with Withholding Requirements.

Notwithstanding any other provision of this Agreement, the Trustee and the Securities Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Securities Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Securities Administrator shall indicate the amount withheld to such Certificateholders.

SECTION 5.06  Reports Filed with Securities and Exchange Commission.

(a)  (i)Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Securities Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Securities Administrator shall file each Form 10-D with a copy of the related Monthly Statement attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be reported by the parties set forth on Exhibit G to the Depositor and the Securities Administrator and directed and approved by the Depositor pursuant to the following paragraph, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

(ii)  As set forth on Exhibit G hereto, within 5 calendar days after the related Distribution Date, (A) certain parties to the ACE Securities Corp., Home Equity Loan Trust, Series 2006-SD2 transaction shall be required to provide to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible form, or in such other form as otherwise agreed upon by the Securities Administrator and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, together with an Additional Disclosure Notification in the form of Exhibit H hereto (an “Additional Disclosure Notification”) and (B) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

(iii)  After preparing the Form 10-D, the Securities Administrator shall forward electronically a copy of the Form 10-D to the Depositor (provided that such Form 10-D includes any Additional Form 10-D Disclosure). Within two (2) Business Days after receipt of such copy but no later than the 12th calendar day after the Distribution Date, the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. In the absence of receipt of any written changes or approval by the due date specified herein, or if the Depositor does not request a copy of a Form 10-D, the Securities Administrator shall be entitled to assume that such Form 10-D is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-D. A duly authorized representative of the Master Servicer shall sign each Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Securities Administrator will follow the procedures set forth in Section 5.06(c)(ii). Promptly (but no later than 1 Business Day) after filing with the Commission, the Securities Administrator will make available on its internet website a final executed copy of each Form 10-D filed by the Securities Administrator. Each party to this Agreement acknowledges that the performance by the Securities Administrator and the Master Servicer of their duties under this Section 5.06(a) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties as set forth in this Agreement. Neither the Securities Administrator nor the Master Servicer shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(b)  (i)Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor, the Securities Administrator shall prepare and file on behalf of the Trust a Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be reported by the parties set forth on Exhibit G to the Depositor and the Securities Administrator and directed and approved by the Depositor pursuant to the following paragraph, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, except as set forth in the next paragraph.

(ii)  As set forth on Exhibit G hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than the close of business New York City time on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties to the ACE Securities Corp., Home Equity Loan Trust, Series 2006-SD2 transaction shall be required to provide to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible form, or in such other form as otherwise agreed upon by the Securities Administrator and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, together with an Additional Disclosure Notification, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

(iii)  After preparing the Form 8-K, the Securities Administrator shall upon request, forward electronically a copy of the Form 8-K to the Depositor. Promptly, but no later than the close of business on the third Business Day after the Reportable Event, the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval by the third Business Day, or if the Depositor does not request a copy of a Form 8-K, the Securities Administrator shall be entitled to assume that such Form 8-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 8-K. A duly authorized representative of the Master Servicer shall sign each Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 5.06(c)(ii). Promptly (but no later than 1 Business Day) after filing with the Commission, the Securities Administrator will, make available on its internet website a final executed copy of each Form 8-K that has been prepared and filed by the Securities Administrator. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their duties under this Section 5.06(b) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Agreement. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, execute or arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(c)  (i)On or prior to January 30th of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall prepare and file a Form 15 suspension notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

(ii)  In the event that the Securities Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Securities Administrator will promptly notify electronically the Depositor. In the case of Form 10-D and 10-K, the parties to this Agreement will cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Securities Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended in connection with any Additional Form 10-D Disclosure (other than for the purpose of restating any Monthly Report), any Additional Form 10-K Disclosure or any Form 8-K Disclosure Information or any amendment to such disclosure, the Securities Administrator will notify electronically the Depositor only if the amendment pertains to an additional reporting item being revised and/or amended on such form, but not if an amendment is being filed as a result of a Remittance Report revision, and the Depositor will cooperate with the Securities Administrator in preparing any necessary 8-KA, 10-DA or 10-KA. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by a duly authorized representative, or senior officer in charge of the master servicing, as applicable, of the Master Servicer. The parties to this Agreement acknowledge that the performance by the Securities Administrator and the Master Servicer of their duties under this Section 5.06(c) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon each such party performing its duties under this Agreement. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, execute or arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(d)  (i)On or prior to the 90th day after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2007, the Securities Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Securities Administrator within the applicable time frames set forth in this Agreement, the related servicing agreement and custodial agreements, (i) an annual compliance statement for each Servicer, each Additional Servicer, the Master Servicer, the Securities Administrator and any Servicing Function Participant engaged by such parties (each, a “Reporting Servicer”) as described under Section 3.17 and Section 4.15 and in such other agreements, (ii)(A) the annual reports on assessment of compliance with servicing criteria for each Reporting Servicer, as described under Section 3.18 and Section 4.16, and in such other agreements and (B) if each Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 3.18 and Section 4.16 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if each Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 3.18 and Section 4.16 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (iii)(A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 3.18 and Section 4.17, or in such other agreement and (B) if any registered public accounting firm attestation report described under Section 3.18 and Section 4.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (iv) a Sarbanes-Oxley Certification as described in Section 3.20 and Section 4.18 (provided, however, that the Securities Administrator, at its discretion, may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB). Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be reported by the parties set forth on Exhibit G to the Depositor and the Securities Administrator and directed and approved by the Depositor pursuant to the following paragraph, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

(ii)  As set forth on Exhibit G hereto, no later than March 15 of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007, (i) the parties to the ACE Securities Corp., Home Equity Loan Trust, Series 2006-SD2 transaction shall be required to provide to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible form, or in such other form as otherwise agreed upon by the Securities Administrator and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, together with an Additional Disclosure Notification, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

(iii)  After preparing the Form 10-K, the Securities Administrator shall upon request, forward electronically a copy of the Form 10-K to the Depositor. Within three (3) Business Days after receipt of such copy, but in no event later than March 25th of each year that the Trust is subject to the Exchange Act reporting requirements, the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. In the absence of receipt of any written changes or approval by March 25th, or if the Depositor does not request a copy of a Form 10-K, the Securities Administrator shall be entitled to assume that such Form 10-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-K. A senior officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 5.06(c)(ii). Promptly (but no later than 1 Business Day) after filing with the Commission, the Securities Administrator will make available on its internet website a final executed copy of each Form 10-K filed by the Securities Administrator. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under this Section 5.06(d) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) strictly observing all applicable deadlines in the performance of their duties under this Section 5.06(d), Section 3.17, Section 3.18, Section 3.19, Section 4.16, Section 4.17 and Section 4.18. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(e)  Each of Form 10-D and Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Securities Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D and no later than March 15th with respect to the filing of a report on Form 10-K, if the answer to the question should be “no” as a result of filings that relate to other securitization transactions of the Depositor for which the Securities Administrator does not have the obligation to prepare and file Exchange Act reports.

(f)  The Securities Administrator shall indemnify and hold harmless the Depositor, the Trustee and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Master Servicer’s obligations under this Section 5.06 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith.

(g)  Notwithstanding the provisions of Section 12.01, this Section 5.06 may be amended without the consent of the Certificateholders.

ARTICLE VI

THE CERTIFICATES

SECTION 6.01  The Certificates.

(a)  The Certificates in the aggregate will represent the entire beneficial ownership interest in the Mortgage Loans and all other assets included in REMIC I and REMIC II.

The Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-6. The Certificates of each Class will be issuable in registered form only, in denominations of authorized Percentage Interests as described in the definition thereof. Each Certificate will share ratably in all rights of the related Class.

Upon original issue, the Certificates shall be executed and authenticated by the Securities Administrator and delivered by the Trustee to and upon the written order of the Depositor. The Certificates shall be executed by manual or facsimile signature on behalf of the Trust by the Securities Administrator by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Securities Administrator shall bind the Trust, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided herein executed by the Securities Administrator by manual signature, and such certificate of authentication shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

(b)  The Class A Certificates and the Mezzanine Certificates shall initially be issued as one or more Certificates held by the Book-Entry Custodian or, if appointed to hold such Certificates as provided below, the Depository and registered in the name of the Depository or its nominee and, except as provided below, registration of such Certificates may not be transferred by the Securities Administrator except to another Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. The Certificate Owners shall hold their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided below, shall not be entitled to definitive, fully registered Certificates (“Definitive Certificates”) in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures. The Securities Administrator is hereby initially appointed as the Book-Entry Custodian and hereby agrees to act as such in accordance herewith and in accordance with the agreement that it has with the Depository authorizing it to act as such. The Book-Entry Custodian may, and, if it is no longer qualified to act as such, the Book-Entry Custodian shall, appoint, by a written instrument delivered to the Depositor, the Servicers and, if the Trustee is not the Book-Entry Custodian, the Trustee, any other transfer agent (including the Depository or any successor Depository) to act as Book-Entry Custodian under such conditions as the predecessor Book-Entry Custodian and the Depository or any successor Depository may prescribe, provided that the predecessor Book-Entry Custodian shall not be relieved of any of its duties or responsibilities by reason of any such appointment of other than the Depository. If the Securities Administrator resigns or is removed in accordance with the terms hereof, the successor Securities Administrator or, if it so elects, the Depository shall immediately succeed to its predecessor’s duties as Book-Entry Custodian. The Depositor shall have the right to inspect, and to obtain copies of, any Certificates held as Book-Entry Certificates by the Book-Entry Custodian.

(c)  The Class CE-1 Certificates and the Class CE-2 Certificates initially offered and sold in offshore transactions in reliance on Regulation S shall be issued in the form of a temporary global certificate in definitive, fully registered form (each, a “Regulation S Temporary Global Certificate”), which shall be deposited with the Securities Administrator or an agent of the Securities Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository for the account of designated agents holding on behalf of Euroclear or Clearstream. Beneficial interests in each Regulation S Temporary Global Certificate may be held only through Euroclear or Clearstream; provided, however, that such interests may be exchanged for interests in a Definitive Certificate in accordance with the requirements described in Section 6.02. After the expiration of the Release Date, a beneficial interest in a Regulation S Temporary Global Certificate may be exchanged for a beneficial interest in the related permanent global certificate of the same Class (each, a “Regulation S Permanent Global Certificate”), in accordance with the procedures set forth in Section 6.02. Each Regulation S Permanent Global Certificate shall be deposited with the Securities Administrator or an agent of the Securities Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

(d)  The Class CE-1, Class CE-2 and Class P Certificates offered and sold to Qualified Institutional Buyers (“QIBs”) in reliance on Rule 144A under the Securities Act (“Rule 144A”) will be issued in the form of Definitive Certificates.

(e)  The Trustee, the Servicers, the Securities Administrator, the Master Servicer and the Depositor may for all purposes (including the making of payments due on the Book-Entry Certificates and global certificates) deal with the Depository as the authorized representative of the Certificate Owners with respect to the Book-Entry Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates and global certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates and global certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Securities Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

If (i)(A) the Depositor advises the Securities Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (B) the Depositor is unable to locate a qualified successor, (ii) the Depositor at its option advises the Securities Administrator in writing that it elects to terminate the book-entry system through the Depository or (iii) after the occurrence of a Servicer Event of Default, Certificate Owners representing in the aggregate not less than 51% of the Ownership Interests of the Book-Entry Certificates advise the Securities Administrator through the Depository, in writing, that the continuation of a book-entry system through the Depository is no longer in the best interests of the Certificate Owners, the Securities Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. The Holder of a Regulation S Permanent Global Certificate may request that its interest in a global certificate be exchanged for a Definitive Certificate. Upon surrender to the Securities Administrator of the Book-Entry Certificates or Regulation S Permanent Global Certificate by the Book-Entry Custodian or the Depository or the Regulation S Permanent Global Certificate by the Depository, as applicable, accompanied by registration instructions from the Depository for registration of transfer, the Securities Administrator shall cause the Definitive Certificates to be issued. Such Definitive Certificates will be issued in minimum denominations of $10,000 except that any beneficial ownership that was represented by a Book-Entry Certificate or a Regulation S Permanent Global Certificate, as applicable, in an amount less than $10,000 immediately prior to the issuance of a Definitive Certificate shall be issued in a minimum denomination equal to the amount represented by such Book-Entry Certificate or Regulation S Permanent Global Certificate, as applicable. None of the Depositor, the Servicers, the Master Servicer, the Securities Administrator or the Trustee shall be liable for any delay in the delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Securities Administrator, to the extent applicable with respect to such Definitive Certificates, and the Securities Administrator shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder.

SECTION 6.02  Registration of Transfer and Exchange of Certificates.

(a)  The Securities Administrator shall cause to be kept at one of the offices or agencies to be appointed by the Securities Administrator in accordance with the provisions of Section 9.11 of this Agreement, a Certificate Register for the Certificates in which, subject to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided.

(b)  No transfer of any Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or Residual Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of a Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or Residual Certificate is to be made without registration or qualification (other than in connection with the initial transfer of any such Certificate by the Depositor), the Securities Administrator shall require receipt of: (i) if such transfer is purportedly being made in reliance upon Rule 144A under the Securities Act, written certifications from the Certificateholder desiring to effect the transfer and from such Certificateholder’s prospective transferee, substantially in the form attached hereto as Exhibit B-1; (ii) if such transfer is purportedly being made in reliance upon Rule 501(a) under the Securities Act, written certifications from the Certificateholder desiring to effect the transfer and from such Certificateholder’s prospective transferee, substantially in the form attached hereto as Exhibit B-2; (iii) with respect to any Class CE-1, Class CE-2 or Class P Certificate, if such transfer is purportedly being made in reliance or Regulation S, a written certification from the prospective transferee, substantially in the form of Exhibit B-1 and (iv) in all other cases, an Opinion of Counsel satisfactory to the Securities Administrator that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer, the Securities Administrator or the Servicers), together with copies of the written certification(s) of the Certificateholder desiring to effect the transfer and/or such Certificateholder’s prospective transferee upon which such Opinion of Counsel is based, if any. Neither of the Depositor nor the Securities Administrator is obligated to register or qualify any such Certificates under the Securities Act or any other securities laws or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to effect the transfer of any such Certificate shall, and does hereby agree to, indemnify the Trustee, the Depositor, the Master Servicer, the Securities Administrator and the Servicers against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

A holder of a beneficial interest in a Regulation S Temporary Global Certificate must provide Euroclear or Clearstream, as the case may be, with a certificate in the form of Annex A to Exhibit B-1 hereto certifying that the beneficial owner of the interest in such Global Certificate is not a U.S. Person (as defined in Regulation S), and Euroclear or Clearstream, as the case may be, must provide to the Trustee and Securities Administrator a certificate in the form of Exhibit B-1 hereto prior to (i) the payment of interest or principal with respect to such holder’s beneficial interest in the Regulation S Temporary Global Certificate and (ii) any exchange of such beneficial interest for a beneficial interest in a Regulation S Permanent Global Certificate.

(c)  No transfer of a Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or Residual Certificate or any interest therein shall be made to any Plan, any Person acting, directly or indirectly, on behalf of any such Plan or any Person acquiring such Certificates with “Plan Assets” of a Plan within the meaning of the Department of Labor regulation promulgated at 29 C.F.R. § 2510.3-101 (“Plan Assets”) unless the Securities Administrator is provided with an Opinion of Counsel on which the Depositor, the Master Servicer, the Securities Administrator, the Trustee and the Servicers may rely, which establishes to the satisfaction of the Securities Administrator that the purchase of such Certificates is permissible under applicable law, will not constitute or result in any prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Servicers, the Trustee, the Master Servicer, the Securities Administrator or the Trust Fund to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Depositor, any Servicer, the Trustee, the Master Servicer, the Securities Administrator or the Trust Fund. An Opinion of Counsel will not be required in connection with the initial transfer of any such Certificate by the Depositor to an affiliate of the Depositor (in which case, the Depositor or any affiliate thereof shall have deemed to have represented that such affiliate is not a Plan or a Person investing Plan Assets) and the Securities Administrator shall be entitled to conclusively rely upon a representation (which, upon the request of the Securities Administrator, shall be a written representation) from the Depositor of the status of such transferee as an affiliate of the Depositor.

Each holder of a Mezzanine Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that Certificate or interest therein, that either (i) it is not a plan investor or (ii)(1) it is an insurance company, (2) the source of the funds used to acquire or hold the Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

If any Certificate or any interest therein is acquired or held in violation of the conditions described in this Section 6.02(c), the next preceding permitted beneficial owner will be treated as the beneficial owner of that Certificate, retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of any Certificate or interest therein was effected in violation of the conditions described in this Section 6.02(c) shall indemnify and hold harmless the Depositor, the Trustee, the Servicers, the Master Servicer, the Securities Administrator and the Trust Fund from and against any and all liabilities, claims, costs or expenses incurred by those parties as a result of that acquisition or holding.

(d)  (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Securities Administrator or its designee under clause (iii)(A) below to deliver payments to a Person other than such Person and to negotiate the terms of any mandatory sale under clause (iii)(B) below and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(A) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee.

(B) In connection with any proposed Transfer of any Ownership Interest in a Residual Certificate, the Securities Administrator shall require delivery to it, and shall not register the Transfer of any Residual Certificate until its receipt of, an affidavit and agreement (a “Transfer Affidavit and Agreement,” in the form attached hereto as Exhibit B-3) from the proposed Transferee, in form and substance satisfactory to the Securities Administrator, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 6.02(d) and agrees to be bound by them.

(C) Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if an authorized officer of the Securities Administrator who is assigned to this transaction has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

(D) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest in a Residual Certificate and (Y) not to transfer its Ownership Interest unless it provides a Transferor Affidavit (in the form attached hereto as Exhibit B-2) to the Securities Administrator stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee.

(E) Each Person holding or acquiring an Ownership Interest in a Residual Certificate, by purchasing an Ownership Interest in such Certificate, agrees to give the Securities Administrator written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Residual Certificate, if it is, or is holding an Ownership Interest in a Residual Certificate on behalf of, a “pass-through interest holder.”

(ii)  The Securities Administrator will register the Transfer of any Residual Certificate only if it shall have received the Transfer Affidavit and Agreement and all of such other documents as shall have been reasonably required by the Securities Administrator as a condition to such registration. In addition, no Transfer of a Residual Certificate shall be made unless the Securities Administrator shall have received a representation letter from the Transferee of such Certificate to the effect that such Transferee is a Permitted Transferee.

(iii)  (A) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 6.02(d), then the last preceding Permitted Transferee shall be restored, to the extent permitted by law, to all rights as holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. The Securities Administrator shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 6.02(d) or for making any payments due on such Certificate to the holder thereof or for taking any other action with respect to such holder under the provisions of this Agreement.

(B) If any purported Transferee shall become a holder of a Residual Certificate in violation of the restrictions in this Section 6.02(d) and to the extent that the retroactive restoration of the rights of the holder of such Residual Certificate as described in clause (iii)(A) above shall be invalid, illegal or unenforceable, then the Securities Administrator shall have the right, without notice to the holder or any prior holder of such Residual Certificate, to sell such Residual Certificate to a purchaser selected by the Securities Administrator on such terms as the Securities Administrator may choose. Such purported Transferee shall promptly endorse and deliver each Residual Certificate in accordance with the instructions of the Securities Administrator. Such purchaser may be the Securities Administrator itself or any Affiliate of the Securities Administrator. The proceeds of such sale, net of the commissions (which may include commissions payable to the Securities Administrator or its Affiliates), expenses and taxes due, if any, will be remitted by the Securities Administrator to such purported Transferee. The terms and conditions of any sale under this clause (iii)(B) shall be determined in the sole discretion of the Securities Administrator, and the Securities Administrator shall not be liable to any Person having an Ownership Interest in a Residual Certificate as a result of its exercise of such discretion.

(iv)  The Securities Administrator shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the “excess inclusions” of such Residual Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Certificate having as among its record holders at any time any Person which is a Disqualified Organization. Reasonable compensation for providing such information may be charged or collected by the Securities Administrator.

(v)  The provisions of this Section 6.02(d) set forth prior to this subsection (v) may be modified, added to or eliminated, provided that there shall have been delivered to the Securities Administrator at the expense of the party seeking to modify, add to or eliminate any such provision the following:

(A) written notification from each Rating Agency to the effect that the modification, addition to or elimination of such provisions will not cause such Rating Agency to downgrade its then-current ratings of any Class of Certificates; and

(B) an Opinion of Counsel, in form and substance satisfactory to the Securities Administrator, to the effect that such modification of, addition to or elimination of such provisions will not cause any Trust REMIC to cease to qualify as a REMIC and will not cause any Trust REMIC, as the case may be, to be subject to an entity-level tax caused by the Transfer of any Residual Certificate to a Person that is not a Permitted Transferee or a Person other than the prospective transferee to be subject to a REMIC-tax caused by the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee.

(e)  Subject to the preceding subsections, upon surrender for registration of transfer of any Certificate at any office or agency of the Securities Administrator maintained for such purpose pursuant to Section 9.11 of this Agreement, the Securities Administrator shall execute, authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new Certificates of the same Class of a like aggregate Percentage Interest.

(f)  At the option of the Holder thereof, any Certificate may be exchanged for other Certificates of the same Class with authorized denominations and a like aggregate Percentage Interest, upon surrender of such Certificate to be exchanged at any office or agency of the Securities Administrator maintained for such purpose pursuant to Section 9.11 of this Agreement. Whenever any Certificates are so surrendered for exchange, the Securities Administrator shall execute, authenticate and deliver, the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Securities Administrator) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Securities Administrator duly executed by, the Holder thereof or his attorney duly authorized in writing. In addition, with respect to each Class R Certificate, the holder thereof may exchange, in the manner described above, such Class R Certificate for two separate certificates, each representing such holder's respective Percentage Interest in the Class R-I Interest and the Class R-II Interest, respectively, in each case that was evidenced by the Class R Certificate being exchanged.

(g)  No service charge to the Certificateholders shall be made for any transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(h)  All Certificates surrendered for transfer and exchange shall be canceled and destroyed by the Securities Administrator in accordance with its customary procedures.

SECTION 6.03  Mutilated, Destroyed, Lost or Stolen Certificates.

If (i) any mutilated Certificate is surrendered to the Securities Administrator, or the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and of the ownership thereof, and (ii) there is delivered to the Securities Administrator such security or indemnity as may be required by it to save it harmless, then, in the absence of actual knowledge by the Securities Administrator that such Certificate has been acquired by a protected purchaser, the Securities Administrator, shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like denomination and Percentage Interest. Upon the issuance of any new Certificate under this Section, the Securities Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

SECTION 6.04  Persons Deemed Owners.

The Depositor, the Servicers, the Trustee, the Master Servicer, the Securities Administrator and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 5.01 and for all other purposes whatsoever, and none of the Depositor, the Servicers, the Trustee, the Master Servicer, the Securities Administrator or any agent of any of them shall be affected by notice to the contrary.

SECTION 6.05  Certain Available Information.

On or prior to the date of the first sale of any Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or Residual Certificate to an Independent third party, the Depositor shall provide to the Securities Administrator ten copies of any private placement memorandum or other disclosure document used by the Depositor in connection with the offer and sale of such Certificate. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Securities Administrator, the Depositor promptly shall inform the Securities Administrator of such event and shall deliver to the Securities Administrator ten copies of the private placement memorandum or disclosure document, as revised, amended or supplemented. The Securities Administrator shall maintain at its office as set forth in Section 12.05 hereof and shall make available free of charge during normal business hours for review by any Holder of a Certificate or any Person identified to the Securities Administrator as a prospective transferee of a Certificate, originals or copies of the following items: (i) in the case of a Holder or prospective transferee of a Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or Residual Certificate, the related private placement memorandum or other disclosure document relating to such Class of Certificates, in the form most recently provided to the Securities Administrator; and (ii) in all cases, (A) this Agreement and any amendments hereof entered into pursuant to Section 12.01 of this Agreement, (B) all monthly statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 5.02 of this Agreement since the Closing Date, and all other notices, reports, statements and written communications delivered to the Certificateholders of the relevant Class pursuant to this Agreement since the Closing Date and (C) any copies of all Officers’ Certificates of a Servicer since the Closing Date delivered to the Master Servicer to evidence such Person’s determination that any P&I Advance or Servicing Advance was, or if made, would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. Copies and mailing of any and all of the foregoing items will be available from the Securities Administrator upon request at the expense of the Person requesting the same.

ARTICLE VII

THE DEPOSITOR, OCWEN, WELLS FARGO AND THE MASTER SERVICER

SECTION 7.01  Liability of the Depositor, Ocwen, Wells Fargo and the Master Servicer.

The Depositor, Ocwen, Wells Fargo and the Master Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement upon them in their respective capacities as Depositor, Servicer and Master Servicer and undertaken hereunder by the Depositor, the related Servicer and the Master Servicer herein.

SECTION 7.02  Merger or Consolidation of the Depositor, Ocwen, Wells Fargo or the Master Servicer.

Subject to the following paragraph, the Depositor will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation. Subject to the following paragraph, Ocwen will keep in full effect its existence, rights and franchises as a limited liability company and Wells Fargo will keep in full effect its existence, rights and franchises as a national banking association. Subject to the following paragraph, the Master Servicer will keep in full effect its existence, rights and franchises as a national banking association. The Depositor, Ocwen, Wells Fargo and the Master Servicer each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

The Depositor, Ocwen, Wells Fargo or the Master Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, Ocwen, Wells Fargo or the Master Servicer shall be a party, or any Person succeeding to the business of the Depositor, such Servicer or the Master Servicer, shall be the successor of the Depositor, such Servicer or the Master Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that any successor to Ocwen, Wells Fargo or the Master Servicer shall meet the eligibility requirements set forth in clauses (i) and (iii) of the last paragraph of Section 8.02(a) or Section 7.06 of this Agreement.

SECTION 7.03  Limitation on Liability of the Depositor, Ocwen, Wells Fargo, the Master Servicer and Others.

None of the Depositor, Ocwen, Wells Fargo, the Securities Administrator, the Master Servicer or any of the directors, officers, employees or agents of the Depositor, Ocwen, Wells Fargo or the Master Servicer shall be under any liability to the Trust Fund or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Depositor Ocwen, Wells Fargo, the Securities Administrator, the Master Servicer or any such person against any breach of warranties, representations or covenants made herein or against any specific liability imposed on any such Person pursuant hereto or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, Ocwen, Wells Fargo, the Securities Administrator, the Master Servicer and any director, officer, employee or agent of the Depositor, Ocwen, Wells Fargo, the Securities Administrator and the Master Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, Ocwen, Wells Fargo, the Securities Administrator, the Master Servicer and any director, officer, employee or agent of the Depositor, Ocwen, Wells Fargo, the Securities Administrator or the Master Servicer shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to this Agreement, the Certificates or any Credit Risk Management Agreement or any loss, liability or expense incurred other than by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. None of the Depositor, Ocwen, Wells Fargo, the Securities Administrator or the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, in its opinion, does not involve it in any expense or liability; provided, however, that each of the Depositor, Ocwen, Wells Fargo, the Securities Administrator and the Master Servicer may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom (except any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder) shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, Ocwen, Wells Fargo, the Securities Administrator and the Master Servicer shall be entitled to be reimbursed therefor from the related Collection Account or the Distribution Account as and to the extent provided in Article III and Article IV of this Agreement, any such right of reimbursement being prior to the rights of the Certificateholders to receive any amount in the Collection Accounts and the Distribution Account.

Notwithstanding anything to the contrary contained herein, Ocwen and Wells Fargo shall not be liable for any actions or inactions prior to the Cut-off Date of any prior servicer of the Mortgage Loans and the Master Servicer shall not be liable for any action or inaction of the Servicers, except to the extent expressly provided herein, or the Credit Risk Management Agreements.

SECTION 7.04  Limitation on Resignation of Ocwen and Wells Fargo.

(a)  Except as expressly provided herein, Ocwen and Wells Fargo shall not assign all or substantially all of its rights under this Agreement or the servicing hereunder or delegate all or substantially all of its duties hereunder nor sell or otherwise dispose of all or substantially all of its property or assets without, in each case, the prior written consent of the Master Servicer, which consent shall not be unreasonably withheld; provided, that in each case, there must be delivered to the Trustee and the Master Servicer a letter from each Rating Agency to the effect that such transfer of servicing or sale or disposition of assets will not result in a qualification, withdrawal or downgrade of the then-current rating of any of the Certificates. Notwithstanding the foregoing, Ocwen and Wells Fargo, without the consent of the Trustee or the Master Servicer, may retain third-party contractors to perform certain servicing and loan administration functions, including without limitation hazard insurance administration, tax payment and administration, flood certification and administration, collection services and similar functions, provided, however, that the retention of such contractors by the related Servicer shall not limit the obligation of such Servicer to service the related Mortgage Loans pursuant to the terms and conditions of this Agreement. Neither Ocwen nor Wells Fargo shall resign from the obligations and duties hereby imposed on it except by consent of the Master Servicer or upon determination that its duties hereunder are no longer permissible under applicable law. Any such determination pursuant to the preceding sentence permitting the resignation of Ocwen or Wells Fargo shall be evidenced by an Opinion of Counsel to such effect obtained at the expense of the related Servicer and delivered to the Trustee and the Rating Agencies. No resignation of Ocwen or Wells Fargo shall become effective until the Master Servicer or a successor Servicer shall have assumed the related Servicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement.

(b)  Except as expressly provided herein, neither Ocwen nor Wells Fargo shall assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the related Servicer hereunder. The foregoing prohibition on assignment shall not prohibit the related Servicer from designating a Sub-Servicer as payee of any indemnification amount payable to the related Servicer hereunder; provided, however, that as provided in Section 3.02 of this Agreement, no Sub-Servicer shall be a third-party beneficiary hereunder and the parties hereto shall not be required to recognize any Sub-Servicer as an indemnitee under this Agreement.

SECTION 7.05  Limitation on Resignation of the Master Servicer.

The Master Servicer shall not resign from the obligations and duties hereby imposed on it except upon determination that its duties hereunder are no longer permissible under applicable law. Any such determination pursuant to the preceding sentence permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect obtained at the expense of the Master Servicer and delivered to the Trustee and the Rating Agencies. No resignation of the Master Servicer shall become effective until the Trustee or a successor Master Servicer meeting the criteria specified in Section 7.06 of this Agreement shall have assumed the Master Servicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement.

SECTION 7.06  Assignment of Master Servicing.

The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement; provided, however, that: (i) the purchaser or transferee accept in writing such assignment and delegation and assume the obligations of the Master Servicer hereunder (a) shall have a net worth of not less than $25,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); (b) shall be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (c) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer and the Trustee; and (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Independent counsel, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement. No such assignment or delegation shall affect any liability of the Master Servicer arising out of acts or omissions prior to the effective date thereof.

SECTION 7.07  Rights of the Depositor in Respect of Ocwen, Wells Fargo and the Master Servicer.

Each of the Master Servicer and any Servicer that is a party hereto shall afford (and any Sub-Servicing Agreement or sub-contracting agreement shall provide that each Sub-Servicer or Subcontractor, as applicable, shall afford) the Depositor and the Trustee, upon reasonable notice, during normal business hours, access to all records maintained by the Master Servicer or the related Servicer (and any such Sub-Servicer or Subcontractor, as applicable) in respect of the related Servicer’s rights and obligations hereunder and access to officers of the Master Servicer or such Servicer (and those of any such Sub-Servicer or Subcontractor, as applicable) responsible for such obligations, and the Master Servicer shall have access to all such records maintained by such Servicer and any Sub-Servicers or Subcontractors. Upon request, each of the Master Servicer and the related Servicer shall furnish to the Depositor and the Trustee its (and any such Sub-Servicer’s or Subcontractor’s) most recent financial statements and such other information relating to the Master Servicer’s or such Servicer’s capacity to perform its obligations under this Agreement as it possesses (and that any such Sub-Servicer or Subcontractor possesses). To the extent that the Master Servicer, Ocwen or Wells Fargo informs the Depositor and the Trustee that such information is not otherwise available to the public, the Depositor and the Trustee shall not disseminate any information obtained pursuant to the preceding two sentences without the Master Servicer’s or the related Servicer’s written consent, except as required pursuant to this Agreement or to the extent that it is appropriate to do so (i) to its legal counsel, auditors, taxing authorities or other governmental agencies and the Certificateholders, (ii) pursuant to any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Depositor and the Trustee or the Trust Fund, and in any case, the Depositor or the Trustee, (iii) disclosure of any and all information that is or becomes publicly known, or information obtained by the Trustee from sources other than the Depositor, the related Servicer or the Master Servicer, (iv) disclosure as required pursuant to this Agreement or (v) disclosure of any and all information (A) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated by the Agreement approved in advance by the Depositor, the related Servicer or the Master Servicer or (B) to any affiliate, independent or internal auditor, agent, employee or attorney of the Trustee having a need to know the same, provided that the Trustee advises such recipient of the confidential nature of the information being disclosed, shall use its best efforts to assure the confidentiality of any such disseminated non-public information. Nothing in this Section 7.07 shall limit the obligation of Ocwen or Wells Fargo to comply with any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of Ocwen or Wells Fargo to provide access as provided in this Section 7.07 as a result of such obligation shall not constitute a breach of this Section. Nothing in this Section 7.07 shall require Ocwen or Wells Fargo to collect, create, collate or otherwise generate any information that it does not generate in its usual course of business. Ocwen and Wells Fargo shall not be required to make copies of or ship documents to any party unless provisions have been made for the reimbursement of the costs thereof. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer, Ocwen and Wells Fargo under this Agreement and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer, Ocwen or Wells Fargo under this Agreement or exercise the rights of the Master Servicer, Ocwen or Wells Fargo under this Agreement; provided that none of the Master Servicer, Ocwen or Wells Fargo shall be relieved of any of its obligations under this Agreement by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer, Ocwen or Wells Fargo and is not obligated to supervise the performance of the Master Servicer, Ocwen or Wells Fargo under this Agreement or otherwise.

SECTION 7.08  Duties of the Credit Risk Manager.

For and on behalf of the Depositor, the Credit Risk Manager will provide reports and recommendations concerning certain delinquent and defaulted Mortgage Loans, and as to the collection of any Prepayment Charges with respect to the Mortgage Loans. Such reports and recommendations will be based upon information provided to the Credit Risk Manager pursuant to the Credit Risk Management Agreements, and the Credit Risk Manager shall look solely to the related Servicer and/or Master Servicer for all information and data (including loss and delinquency information and data) relating to the servicing of the related Mortgage Loans. Upon any termination of the Credit Risk Manager or the appointment of a successor Credit Risk Manager, the Depositor shall give written notice thereof to the related Servicer, the Master Servicer, the Securities Administrator, the Trustee, and each Rating Agency. Notwithstanding the foregoing, the termination of the Credit Risk Manager pursuant to this Section shall not become effective until the appointment of a successor Credit Risk Manager. The Trustee is hereby authorized to enter into any Credit Risk Management Agreement necessary to effect the foregoing.

SECTION 7.09  Limitation Upon Liability of the Credit Risk Manager.

Neither the Credit Risk Manager, nor any of its directors, officers, employees, or agents shall be under any liability to the Trustee, the Certificateholders, or the Depositor for any action taken or for refraining from the taking of any action made in good faith pursuant to this Agreement, in reliance upon information provided by a Servicer and/or Master Servicer under the related Credit Risk Management Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Credit Risk Manager or any such person against liability that would otherwise be imposed by reason of willful malfeasance or bad faith in its performance of its duties. The Credit Risk Manager and any director, officer, employee, or agent of the Credit Risk Manager may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder or under the related Credit Risk Management Agreement, and may rely in good faith upon the accuracy of information furnished by a Servicer and/or Master Servicer pursuant to the related Credit Risk Management Agreement in the performance of its duties thereunder and hereunder. The Credit Risk Manager shall be held harmless and indemnified by the Trust Fund for any claims, costs or liability (each a “Claim”) arising out of or related in any way to the performance of its duties hereunder absent bad faith, willful misfeasance or gross negligence on the part of the Credit Risk Manager with respect to the applicable Claim and the legal expenses for any applicable Claim shall be expenses, costs and liabilities of the Trust Fund.

SECTION 7.10  Removal of the Credit Risk Manager.

So long as Deutsche Bank Securities Inc. is the Holder of the Class CE-1 Certificate it may, at its option, terminate the Credit Risk Manager if the Credit Risk Manager breaches its obligations under the Credit Risk Management Agreements in any material respect and has not cured such breach as promptly as practicable but in no event later than 30 days after receiving written notice of such breach. In the event that a party other than Deutsche Bank Securities Inc. is the Holder of the Class CE-1 Certificate, the Holder of the Class CE-1 Certificate shall not have such termination right. In addition, the Credit Risk Manager may be removed as Credit Risk Manager under both Credit Risk Management Agreements by Certificateholders holding not less than 66 2/3% of the Voting Rights in the Trust Fund, in the exercise of its or their sole discretion. Upon the termination of the Credit Risk Manager by the Certificateholders or Deutsche Bank Securities Inc. as provided above, the Certificateholders or Deutsche Bank Securities Inc., as applicable, shall provide written notice of the Credit Risk Manager’s removal to the Trustee and the Servicers. Upon receipt of such notice, the Trustee shall provide written notice to the Credit Risk Manager of its removal, which shall be effective upon receipt of such notice by the Credit Risk Manager with a copy to the Securities Administrator and the Master Servicer.

Upon the termination of the Credit Risk Manager by the Holder of the Class CE-1 Certificate as provided above, the Holder of the Class CE-1 Certificate may, at its option, appoint a successor Credit Risk Manager. If the Holder of the Class CE-1 Certificate fails to appoint a successor Credit Risk Manager, the Depositor may appoint a successor Credit Risk Manager. Upon the termination of the Credit Risk Manager by the Certificateholders as provided above, the Depositor shall appoint a successor Credit Risk Manager. Notwithstanding the foregoing, the termination of the Credit Risk Manager pursuant to this Section shall not become effective until the appointment of a successor Credit Risk Manager.

SECTION 7.11  Transfer of Servicing by Sponsor.

The Sponsor may, at its option, transfer the servicing responsibilities of each Servicer with respect to the related Mortgage Loans at any time without cause. No such transfer shall become effective unless and until a successor to the related Servicer shall have been appointed to service and administer the related Mortgage Loans pursuant to the terms and conditions of this Agreement. No appointment shall be effective unless (i) such successor meets the eligibility criteria set forth in Section 7.04 and (ii) all amounts reimbursable to such Servicer under this Agreement shall have been paid by the successor appointed pursuant to the terms of this Section 7.11 or by the Sponsor including without limitation, all unreimbursed P&I Advances and Servicing Advances made by such Servicer accrued and unpaid Servicing Fees and all out-of-pocket expenses of such Servicer incurred in connection with the transfer of servicing to such successor. The Sponsor shall provide a copy of the written confirmation of the Rating Agencies to the Trustee, the Securities Administrator and the Master Servicer. In connection with such appointment and assumption described herein, the Sponsor may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted for the related Servicer hereunder. In addition, with respect to any successor servicer to Wells Fargo hereunder, such compensation shall not be in excess of the Servicing Fee Rate. The Sponsor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

ARTICLE VIII

DEFAULT

SECTION 8.01  Servicer Events of Default.

(a)  “Servicer Event of Default,” wherever used herein, means with respect to Ocwen and Wells Fargo any one of the following events:

(i)  any failure by the related Servicer to remit to the Securities Administrator for distribution to the Certificateholders any payment (other than a P&I Advance required to be made from its own funds on any Servicer Remittance Date pursuant to Section 5.03 of this Agreement) required to be made by the related Servicer under the terms of the Certificates and this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer by the Depositor or the Trustee (in which case notice shall be provided by telecopy), or to such Servicer, the Depositor and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

(ii)  any failure on the part of the related Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Servicer contained in this Agreement, or the material breach by such Servicer of any representation and warranty contained in Section 2.05 of this Agreement, which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer by the Depositor or the Trustee or to such Servicer, the Depositor and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that in the case of a failure that cannot be cured within thirty (30) days, the cure period may be extended for an additional thirty (30) days if the related Servicer can demonstrate to the reasonable satisfaction of the Trustee that such Servicer is diligently pursuing remedial action; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against the related Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of ninety (90) days; or

(iv)  the related Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(v)  the related Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)  failure by the related Servicer to duly perform, within the required time period, its obligations under Sections 3.17, 3.18 or 3.19; or

(vii)  any failure of the related Servicer to make any P&I Advance on any Servicer Remittance Date required to be made from its own funds pursuant to Section 5.03 which continues unremedied until 3:00 p.m. New York time on the Business Day immediately following the Servicer Remittance Date; or

(viii)  failure of the related Servicer to maintain at least an “average” rating from the Rating Agencies.

A “Servicer Event of Default” whenever used herein means, with respect to SPS, an event of default by SPS under the Servicing Agreement.

If a Servicer Event of Default described in clauses (a)(i) through (vi) or (viii) of this Section or a corresponding Servicer Event of Default under the Servicing Agreement shall occur, then, and in each and every such case, so long as such Servicer Event of Default shall not have been remedied, the Depositor or the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 51% of Voting Rights, the Trustee shall, by notice in writing to the defaulting Servicer (and to the Depositor if given by the Trustee or to the Trustee if given by the Depositor) with a copy to the Master Servicer and each Rating Agency, terminate all of the rights and obligations of the defaulting Servicer in its capacity as a Servicer under this Agreement, to the extent permitted by law, and in and to the related Mortgage Loans and the proceeds thereof. If a Servicer Event of Default described in clause (vii) hereof or the corresponding Servicer Event of Default under the Servicing Agreement shall occur, the Trustee shall, by notice in writing to the defaulting Servicer, the Depositor and the Master Servicer, terminate all of the rights and obligations of the defaulting Servicer in its capacity as a Servicer under this Agreement and in and to the related Mortgage Loans and the proceeds thereof. Subject to Section 8.02 of this Agreement, on or after the receipt by the defaulting Servicer of such written notice, all authority and power of the defaulting Servicer under this Agreement or the Servicing Agreement, as applicable, whether with respect to the Certificates (other than as a Holder of any Certificate) or the related Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer or, with respect to a default by Wells Fargo, to a successor Servicer appointed by the Trustee pursuant to and under this Section, and, without limitation, the Master Servicer is hereby authorized and empowered, as attorney-in-fact or otherwise, to execute and deliver, on behalf of and at the expense of the defaulting Servicer, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the related Mortgage Loans and related documents, or otherwise. The defaulting Servicer agrees promptly (and in any event no later than ten Business Days subsequent to such notice) to provide the Master Servicer or other successor Servicer with all documents and records requested by it to enable it to assume such Servicer’s functions under this Agreement, and to cooperate with the Master Servicer or, with respect to Wells Fargo, the Trustee in effecting the termination of the defaulting Servicer’s responsibilities and rights under this Agreement, including, without limitation, the transfer within one Business Day to the Master Servicer or other successor Servicer for administration by it of all cash amounts which at the time shall be or should have been credited by the defaulting Servicer to the related Collection Account held by or on behalf of such Servicer or thereafter be received with respect to the related Mortgage Loans or any related REO Property (provided, however, that the defaulting Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of P&I Advances, Servicing Advances, accrued and unpaid Servicing Fees or otherwise, and shall continue to be entitled to the benefits of Section 7.03 of this Agreement, notwithstanding any such termination, with respect to events occurring prior to such termination). Reimbursement of unreimbursed P&I Advances, Servicing Advances and accrued and unpaid Servicing Fees shall be made on a first in, first out (“FIFO”) basis no later than the Servicer Remittance Date. For purposes of this Section 8.01(a), the Trustee shall not be deemed to have knowledge of a Servicer Event of Default unless a Responsible Officer of the Trustee assigned to and working in the Trustee’s Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such a Servicer Event of Default is received by the Trustee at its Corporate Trust Office and such notice references the Certificates, the Trust or this Agreement. The Trustee shall promptly notify the Master Servicer and the Rating Agencies of the occurrence of a Servicer Event of Default of which it has knowledge as provided above.

The Master Servicer, any other successor servicer and the Trustee shall be entitled to be reimbursed by the defaulting Servicer (or from amounts on deposit in the Distribution Account if the defaulting Servicer is unable to fulfill its obligations hereunder) for all reasonable out-of-pocket or third party costs associated with the transfer of servicing from the predecessor Servicer (or if the predecessor Servicer is the Master Servicer, from the Servicer immediately preceding the Master Servicer), including without limitation, any reasonable out-of-pocket or third party costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Master Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the Master Servicer to service the Mortgage Loans properly and effectively, upon presentation of reasonable documentation of such costs and expenses.

(b)  “Master Servicer Event of Default,” wherever used herein, means any one of the following events:

(i)  any failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer contained in this Agreement, or the breach by the Master Servicer of any representation and warranty contained in Section 2.04, which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Depositor or the Trustee or to the Master Servicer, the Depositor and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

(ii)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of ninety (90) days; or

(iii)  the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(iv)  the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(v)  failure by the Master Servicer to duly perform, within the required time period, its obligations under Sections 4.15, 4.16, 4.17 and 4.18.

If a Master Servicer Event of Default shall occur, then, and in each and every such case, so long as such Master Servicer Event of Default shall not have been remedied, the Depositor or the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 51% of Voting Rights, the Trustee shall, by notice in writing to the Master Servicer (and to the Depositor if given by the Trustee or to the Trustee if given by the Depositor) with a copy to each Rating Agency, terminate all of the rights and obligations of the Master Servicer in its capacity as Master Servicer under this Agreement, to the extent permitted by law, and in and to the Mortgage Loans and the proceeds thereof. On or after the receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise including, without limitation, the compensation payable to the Master Servicer under this Agreement, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered, as attorney-in-fact or otherwise, to execute and deliver, on behalf of and at the expense of the Master Servicer, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer agrees promptly (and in any event no later than ten Business Days subsequent to such notice) to provide the Trustee with all documents and records requested by it to enable it to assume the Master Servicer’s functions under this Agreement, and to cooperate with the Trustee in effecting the termination of the Master Servicer’s responsibilities and rights under this Agreement (provided, however, that the Master Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination and shall continue to be entitled to the benefits of Section 7.03 of this Agreement, notwithstanding any such termination, with respect to events occurring prior to such termination). For purposes of this Section 8.01(b), the Trustee shall not be deemed to have knowledge of a Master Servicer Event of Default unless a Responsible Officer of the Trustee assigned to and working in the Trustee’s Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such a Master Servicer Event of Default is received by the Trustee and such notice references the Certificates, the Trust or this Agreement. The Trustee shall promptly notify the Rating Agencies of the occurrence of a Master Servicer Event of Default of which it has knowledge as provided above.

To the extent that the costs and expenses of the Trustee related to the termination of the Master Servicer, appointment of a successor Master Servicer or the transfer and assumption of the master servicing by the Trustee (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Master Servicer as a result of a Master Servicer Event of Default and (ii) all costs and expenses associated with the complete transfer of the master servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor Master Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor Master Servicer to master service the Mortgage Loans in accordance with this Agreement) are not fully and timely reimbursed by the terminated Master Servicer, the Trustee shall be entitled to reimbursement of such costs and expenses from the Distribution Account.

Neither the Trustee nor any other successor master servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the Master Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

Notwithstanding the foregoing, the Trustee may, if it shall be unwilling to continue to act, or shall, if it is unable to so act, petition a court of competent jurisdiction to appoint, or appoint on its own behalf, any established housing and home finance institution servicer, master servicer, servicing or mortgage servicing institution having a net worth of not less than $25,000,000 and meeting such other standards for a successor master servicer as are set forth in this Agreement, as the successor to such Master Servicer in the assumption of all of the responsibilities, duties or liabilities of a master servicer.

SECTION 8.02  Master Servicer to Act; Appointment of Successor.

(a)  On and after the time a Servicer receives a notice of termination, the Master Servicer or other successor Servicer as appointed by the Trustee shall be the successor in all respects to such Servicer in its capacity as a Servicer under this Agreement or the Servicing Agreement, as applicable, and the transactions set forth or provided for herein or therein, and all the responsibilities, duties and liabilities relating thereto and arising thereafter shall be assumed by the Master Servicer or such successor Servicer (except for any representations or warranties of the related Servicer under this Agreement or the Servicing Agreement, as applicable, the responsibilities, duties and liabilities contained in Section 2.03 of this Agreement and the obligation to deposit amounts in respect of losses pursuant to Section 3.10(b) of this Agreement) by the terms and provisions hereof including, without limitation, the related Servicer’s obligations to make P&I Advances pursuant to Section 5.03 of this Agreement or pursuant to the Servicing Agreement; provided that the Trustee shall be obligated to make P&I Advances in connection with the Wells Fargo Mortgage Loans in the event Wells Fargo is terminated as Servicer hereunder; provided, further, that if the Master Servicer, the Trustee or other successor servicer, is prohibited by law or regulation from obligating itself to make advances regarding delinquent mortgage loans, then the Master Servicer, the Trustee or other successor servicer shall not be obligated to make P&I Advances pursuant to Section 5.03 of this Agreement or pursuant to the Servicing Agreement; and provided further, that any failure to perform such duties or responsibilities caused by the related Servicer’s failure to provide information required by Section 8.01 of this Agreement or under the Servicing Agreement shall not be considered a default by the Master Servicer as successor to such Servicer hereunder; provided, however, that (1) it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed ninety (90) days) before the actual servicing functions can be fully transferred to the Master Servicer or any successor Servicer appointed in accordance with the following provisions and (2) any failure to perform such duties or responsibilities caused by the related Servicer’s failure to provide information required by Section 8.01 of this Agreement or under the Servicing Agreement shall not be considered a default by the Master Servicer as successor to such Servicer. As compensation therefor, the Master Servicer or other successor servicer, as applicable, shall be entitled to the Servicing Fee and all funds relating to the Mortgage Loans to which the terminated Servicer would have been entitled if it had continued to act hereunder or under the Servicing Agreement. Notwithstanding the above and subject to the immediately following paragraph, the Master Servicer may, if it shall be unwilling to so act, or shall, if it is unable to so act promptly appoint or petition a court of competent jurisdiction to appoint, a Person that satisfies the eligibility criteria set forth below as the successor to the terminated Servicer under this Agreement or under the Servicing Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of the related Servicer under this Agreement or under the Servicing Agreement.

Notwithstanding anything herein to the contrary, in no event shall the Trustee or the Master Servicer be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder or under the Servicing Agreement and the amount necessary to induce any successor Servicer to act as successor Servicer under this Agreement or the Servicing Agreement and the transactions set forth or provided for herein.

Any successor Servicer appointed under this Agreement must (i) be an established mortgage loan servicing institution that is a Fannie Mae and Freddie Mac approved seller/servicer, (ii) be approved by each Rating Agency by a written confirmation from each Rating Agency that the appointment of such successor Servicer would not result in the reduction or withdrawal of the then current ratings of any outstanding Class of Certificates, (iii) have a net worth of not less than $25,000,000 and (iv) assume all the responsibilities, duties or liabilities of the related Servicer (other than liabilities of the related Servicer hereunder incurred prior to termination of the related Servicer under Section 8.01 herein) under this Agreement as if originally named as a party to this Agreement.

(b)  (1) All servicing transfer costs (including, without limitation, servicing transfer costs of the type described in Section 8.02(a) of this Agreement and incurred by the Trustee, the Master Servicer and any successor Servicer under paragraph (b)(2) below) in connection with the termination of a Servicer shall be paid by the terminated Servicer upon presentation of reasonable documentation of such costs, and if such predecessor or initial Servicer, as applicable, defaults in its obligation to pay such costs, the successor Servicer, the Master Servicer and the Trustee shall be entitled to reimbursement therefor from the assets of the Trust Fund.

(2) No appointment of a successor to a Servicer under this Agreement shall be effective until the assumption by the successor of all of such Servicer’s responsibilities, duties and liabilities hereunder. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the related Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the related Servicer as such hereunder or under the Servicing Agreement. The Depositor, the Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Pending appointment of a successor to a Servicer under this Agreement, the Master Servicer shall act in such capacity as hereinabove provided.

SECTION 8.03  Notification to Certificateholders.

(a)  Upon any termination of a Servicer or the Master Servicer pursuant to the Servicing Agreement or Section 8.01(a) or Section 8.01(b) of this Agreement, as applicable, or any appointment of a successor to a Servicer or the Master Servicer pursuant to the Servicing Agreement or Section 8.02 of this Agreement, as applicable, the Trustee shall give prompt written notice thereof to the Certificateholders at the expense of the Trust Fund at their respective addresses appearing in the Certificate Register.

(b)  Not later than the later of sixty (60) days after the occurrence of any event, which constitutes or which, with notice or lapse of time or both, would constitute a Servicer Event of Default or a Master Servicer Event of Default or five (5) days after a Responsible Officer of the Trustee becomes aware of the occurrence of such an event, the Trustee shall transmit by mail to all Holders of Certificates notice of each such occurrence, unless such default or Servicer Event of Default or Master Servicer Event of Default shall have been cured or waived.

SECTION 8.04  Waiver of Servicer Events of Default.

The Holders representing at least 66% of the Voting Rights evidenced by all Classes of Certificates affected by any default, Servicer Event of Default or Master Servicer Event of Default hereunder may waive such default, Servicer Event of Default or Master Servicer Event of Default; provided, however, that a Servicer Event of Default under clause (i) or (vii) of Section 8.01(a) of this Agreement may be waived only by all of the Holders of the Regular Certificates. Upon any such waiver of a default, Servicer Event of Default or Master Servicer Event of Default, such default, Servicer Event of Default or Master Servicer Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other default, Servicer Event of Default or Master Servicer Event of Default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE IX

CONCERNING THE TRUSTEE AND THE SECURITIES ADMINISTRATOR

SECTION 9.01  Duties of Trustee and Securities Administrator.

The Trustee, prior to the occurrence of a Master Servicer Event of Default and after the curing or waiver of all Master Servicer Events of Default which may have occurred, and the Securities Administrator each undertake to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee and the Securities Administrator, respectively. During the continuance of a Master Servicer Event of Default, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Any permissive right of the Trustee enumerated in this Agreement shall not be construed as a duty.

Each of the Trustee and the Securities Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to it, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Securities Administrator, as the case may be, shall take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to its satisfaction, the Securities Administrator will provide notice to the Trustee thereof and the Trustee will provide notice to the Certificateholders.

The Trustee shall promptly remit to the related Servicer any complaint, claim, demand, notice or other document (collectively, the “Notices”) delivered to the Trustee as a consequence of the assignment of any Mortgage Loan hereunder and relating to the servicing of the Mortgage Loans; provided than any such notice (i) is delivered to the Trustee at its Corporate Trust Office, (ii) is in writing and contains information sufficient to permit the Trustee to make a determination that the real property to which such document relates is a Mortgaged Property. The Trustee shall have no duty hereunder with respect to any Notice it may receive or which may be alleged to have been delivered to or served upon it unless such Notice is delivered to it or served upon it at its Corporate Trust Office and such Notice contains the information required pursuant to clause (ii) of the preceding sentence.

No provision of this Agreement shall be construed to relieve the Trustee or the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

(i)  Prior to the occurrence of a Master Servicer Event of Default, and after the curing or waiver of all such Master Servicer Events of Default which may have occurred with respect to the Trustee and at all times with respect to the Securities Administrator, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Securities Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Securities Administrator and, in the absence of bad faith on the part of the Trustee or the Securities Administrator, respectively, the Trustee or the Securities Administrator, respectively, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Securities Administrator, respectively, that conform to the requirements of this Agreement;

(ii)  Neither the Trustee nor the Securities Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or an officer or officers of the Securities Administrator, respectively, unless it shall be proved that the Trustee or the Securities Administrator, respectively, was negligent in ascertaining the pertinent facts; and

(iii)  Neither the Trustee nor the Securities Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Securities Administrator or exercising any trust or power conferred upon the Trustee or the Securities Administrator under this Agreement.

SECTION 9.02  Certain Matters Affecting Trustee and Securities Administrator.

(a)  Except as otherwise provided in Section 9.01 of this Agreement:

(i)  Before taking any action hereunder, the Trustee and the Securities Administrator may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)  The Trustee and the Securities Administrator may consult with counsel of its selection and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(iii)  Neither the Trustee nor the Securities Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Securities Administrator, as the case may be, reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Master Servicer Event of Default (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)  Neither the Trustee nor the Securities Administrator shall be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)  Prior to the occurrence of a Master Servicer Event of Default hereunder and after the curing or waiver of all Master Servicer Events of Default which may have occurred with respect to the Trustee and at all times with respect to the Securities Administrator, neither the Trustee nor the Securities Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Securities Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Securities Administrator, as applicable, not reasonably assured to the Trustee or the Securities Administrator by such Certificateholders, the Trustee or the Securities Administrator, as applicable, may require reasonable indemnity satisfactory to it against such expense, or liability from such Certificateholders as a condition to taking any such action;

(vi)  The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(vii)  The Trustee shall not be liable for any loss resulting from (a) the investment of funds held in any Collection Account or the Custodial Account, (b) the investment of funds held in the Reserve Fund, (c) the investment of funds held in the Distribution Account or (d) the redemption or sale of any such investment as therein authorized;

(viii)  The Trustee shall not be deemed to have notice of any default, Master Servicer Event of Default or Servicer Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Certificates and this Agreement; and

(ix)  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, each agent, custodian and other Person employed to act hereunder.

(b)  All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(c)  [Reserved].

(d)  None of the Securities Administrator, the Master Servicer, the Servicers, the Sponsor, the Depositor, the Custodians or the Trustee shall be responsible for the acts or omissions of the others, it being understood that this Agreement shall not be construed to render those partners joint venturers or agents of one another.

SECTION 9.03  Trustee and Securities Administrator not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature of the Securities Administrator, the authentication of the Securities Administrator on the Certificates, the acknowledgments of the Trustee contained in Article II and the representations and warranties of the Trustee in Section 9.12 of this Agreement) shall be taken as the statements of the Depositor and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness. Neither the Trustee nor the Securities Administrator makes any representations or warranties as to the validity or sufficiency of this Agreement (other than as specifically set forth in Section 9.12 of this Agreement) or of the Certificates (other than the signature of the Securities Administrator and authentication of the Securities Administrator on the Certificates) or of any Mortgage Loan or related document. The Trustee and the Securities Administrator shall not be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor or the Master Servicer in respect of the Mortgage Loans or deposited in or withdrawn from any Collection Account or the Custodial Account by the related Servicer, other than with respect to the Securities Administrator any funds held by it or on behalf of the Trustee in accordance with Section 3.23 and Section 3.24 of this Agreement.

SECTION 9.04  Trustee and Securities Administrator May Own Certificates.

Each of the Trustee and the Securities Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates and may transact business with other interested parties and their Affiliates with the same rights it would have if it were not Trustee or the Securities Administrator.

SECTION 9.05  Fees and Expenses of Trustee, Custodians and Securities Administrator.

The fees of the Trustee and the Securities Administrator hereunder and of Wells Fargo Bank, National Association as the Custodian under the Wells Fargo Custodial Agreement and of DBNTC as the Custodian under the DBNTC Custodial Agreement shall be paid in accordance with a side letter agreement with the Master Servicer and at the sole expense of the Master Servicer. In addition, the Trustee, the Securities Administrator, the Custodians and any director, officer, employee or agent of the Trustee, the Securities Administrator and the Custodians shall be indemnified by the Trust and held harmless against any loss, liability or expense (including reasonable attorney’s fees and expenses) incurred by the Trustee, the Custodians or the Securities Administrator in connection with any claim or legal action or any pending or threatened claim or legal action arising out of or in connection with the acceptance or administration of its respective obligations and duties under this Agreement, including any and all other agreements related hereto, other than any loss, liability or expense, as applicable (i) solely with respect to the Trustee, for which the Trustee is indemnified by the Master Servicer or any Servicer, (ii) that constitutes a specific liability of the Trustee or the Securities Administrator, as applicable, pursuant to Section 11.01(g) of this Agreement or (iii) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder by the Trustee or the Securities Administrator, as applicable, or by reason of reckless disregard of its obligations and duties hereunder. In no event shall the Trustee, the Custodians, the Master Servicer or the Securities Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if it has been advised of the likelihood of such loss or damage and regardless of the form of action. The Master Servicer agrees to indemnify the Trustee, from, and hold the Trustee harmless against, any loss, liability or expense (including reasonable attorney’s fees and expenses) incurred by the Trustee by reason of the Master Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or by reason of the Master Servicer’s reckless disregard of its obligations and duties under this Agreement. In addition, the Sponsor agrees to indemnify the Trustee for, and to hold the Trustee harmless against, any loss, liability or expense arising out of, or in connection with, the provisions set forth in the last paragraph of Section 2.01 of this Agreement, including, without limitation, all costs, liabilities and expenses (including reasonable legal fees and expenses) of investigating and defending itself against any claim, action or proceeding, pending or threatened, relating to the provisions of such paragraph. The indemnities in this Section 9.05 shall survive the termination or discharge of this Agreement and the resignation or removal of the Master Servicer, the Trustee, the Securities Administrator or the Custodians. Any payment under this Section 9.05 made by the Master Servicer to the Trustee in respect of the Trustee’s fees or the Master Servicer’s indemnification obligation to the Trustee shall be from the Master Servicer’s own funds, without reimbursement from REMIC I therefor.

SECTION 9.06  Eligibility Requirements for Trustee and Securities Administrator.

The Trustee and the Securities Administrator shall at all times be a corporation or an association (other than the Depositor, the Sponsor, the Master Servicer or any Affiliate of the foregoing) organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 (or a member of a bank holding company whose capital and surplus is at least $50,000,000) and subject to supervision or examination by federal or state authority. If such corporation or association publishes reports of conditions at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published. In case at any time the Trustee or the Securities Administrator, as applicable, shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Securities Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 9.07 of this Agreement.

Additionally, the Securities Administrator (i) may not be an originator, Master Servicer, Servicer, the Depositor or an affiliate of the Depositor unless the Securities Administrator is in an institutional trust department, (ii) must be authorized to exercise corporate trust powers under the laws of its jurisdiction of organization, and (iii) must be rated at least "A/F1" by Fitch, if Fitch is a Rating Agency, or the equivalent rating by S&P (or such rating acceptable to Fitch pursuant to a rating confirmation). If no successor securities administrator shall have been appointed and shall have accepted appointment within 60 days after Wells Fargo Bank, National Association, as Securities Administrator, ceases to be the securities administrator pursuant to this Section 9.06, then the Trustee shall petition any court of competent jurisdiction, at the expense of the Trust Fund, for the appointment of a successor securities administrator. The Trustee shall notify the Rating Agencies of any change of Securities Administrator.

SECTION 9.07  Resignation and Removal of Trustee and Securities Administrator.

The Trustee and the Securities Administrator may at any time resign and be discharged from the trust hereby created by giving written notice thereof to the Depositor, to the Master Servicer, to the Securities Administrator (or the Trustee, if the Securities Administrator resigns) and to the Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or successor securities administrator by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Securities Administrator, as applicable, and to the successor trustee or successor securities administrator, as applicable. A copy of such instrument shall be delivered to the Certificateholders, the Trustee, the Securities Administrator and the Master Servicer by the Depositor. If no successor trustee or successor securities administrator shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Trustee or Securities Administrator, as the case may be, may, at the expense of the Trust Fund, petition any court of competent jurisdiction for the appointment of a successor trustee, successor securities administrator, Trustee or Securities Administrator, as applicable.

If at any time the Trustee or the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 9.06 of this Agreement and shall fail to resign after written request therefor by the Depositor, or if at any time the Trustee or the Securities Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Securities Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee or the Securities Administrator, as applicable and appoint a successor trustee or successor securities administrator, as applicable, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or the Securities Administrator so removed and to the successor trustee or successor securities administrator. A copy of such instrument shall be delivered to the Certificateholders, the Trustee, the Securities Administrator and the Master Servicer by the Depositor.

The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee or the Securities Administrator and appoint a successor trustee or successor securities administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee or the Securities Administrator so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Certificateholders, the Trustee (in the case of the removal of the Securities Administrator), the Securities Administrator (in the case of the removal of the Trustee) and the Master Servicer by the Depositor.

Any resignation or removal of the Trustee or the Securities Administrator and appointment of a successor trustee or successor securities administrator pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor trustee or successor securities administrator, as applicable, as provided in Section 9.08.

Notwithstanding anything to the contrary contained herein, the Master Servicer and the Securities Administrator shall at all times be the same Person.

SECTION 9.08  Successor Trustee or Securities Administrator.

Any successor trustee or successor securities administrator appointed as provided in Section 9.07 of this Agreement shall execute, acknowledge and deliver to the Depositor and its predecessor trustee or predecessor securities administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee or predecessor securities administrator shall become effective and such successor trustee or successor securities administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or securities administrator herein. The predecessor trustee or predecessor securities administrator shall deliver to the successor trustee or successor securities administrator all Mortgage Loan Documents and related documents and statements to the extent held by it hereunder, as well as all monies, held by it hereunder, and the Depositor and the predecessor trustee or predecessor securities administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee or successor securities administrator all such rights, powers, duties and obligations.

No successor trustee or successor securities administrator shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee or successor securities administrator shall be eligible under the provisions of Section 9.06 and the appointment of such successor trustee or successor securities administrator shall not result in a downgrading of any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency.

Upon acceptance of appointment by a successor trustee or successor securities administrator as provided in this Section, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within ten (10) days after acceptance of appointment by the successor trustee or successor securities administrator, the successor trustee or successor securities administrator shall cause such notice to be mailed at the expense of the Depositor.

SECTION 9.09  Merger or Consolidation of Trustee or Securities Administrator.

Any corporation or association into which the Trustee or the Securities Administrator may be merged or converted or with which it may be consolidated or any corporation or association resulting from any merger, conversion or consolidation to which the Trustee or the Securities Administrator shall be a party, or any corporation or association succeeding to the business of the Trustee or the Securities Administrator shall be the successor of the Trustee or the Securities Administrator hereunder, provided such corporation or association shall be eligible under the provisions of Section 9.06 of this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 9.10  Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the REMIC I or property securing the same may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of REMIC I, and to vest in such Person or Persons, in such capacity, and for the benefit of the Holders of the Certificates, such title to REMIC I, or any part thereof, and, subject to the other provisions of this Section 9.10, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 9.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 9.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 9.10 all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed by the Trustee (whether as Trustee hereunder or as successor to a defaulting Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to REMIC I or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article IX. Each separate trustee and co-trustee, upon its acceptance of the trust conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee, or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee or co-trustee.

SECTION 9.11  Appointment of Office or Agency.

The Certificates may be surrendered for registration of transfer or exchange at the Securities Administrator’s office located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, and presented for final distribution at the Corporate Trust Office of the Securities Administrator where notices and demands to or upon the Securities Administrator in respect of the Certificates and this Agreement may be served.

SECTION 9.12  Representations and Warranties.

The Trustee hereby represents and warrants to the Master Servicer, the Securities Administrator, the Servicers and the Depositor as applicable, as of the Closing Date, that:

(i)  It is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(ii)  The execution and delivery of this Agreement by it, and the performance and compliance with the terms of this Agreement by it, will not violate its articles of association or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

(iii)  It has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)  It is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in its good faith and reasonable judgment, is likely to affect materially and adversely either the ability of it to perform its obligations under this Agreement or its financial condition.

(vi)  No litigation is pending or, to the best of its knowledge, threatened against it, which would prohibit it from entering into this Agreement or, in its good faith reasonable judgment, is likely to materially and adversely affect either the ability of it to perform its obligations under this Agreement or its financial condition.

ARTICLE X

TERMINATION

SECTION 10.01  Termination Upon Repurchase or Liquidation of All Mortgage Loans.

(a)  Subject to Section 10.02 of this Agreement, the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Securities Administrator, the Servicers and the Trustee (other than the obligations of the Master Servicer to the Trustee pursuant to Section 9.05 of this Agreement and of the Servicers to make remittances to the Securities Administrator and the Securities Administrator to make payments in respect of the REMIC I Regular Interests, REMIC I Regular Interests or the Classes of Certificates as hereinafter set forth) shall terminate upon payment to the Certificateholders and the deposit of all amounts held by or on behalf of the Trustee and required hereunder to be so paid or deposited on the Distribution Date coinciding with or following the earlier to occur of (i) the purchase by the Terminator (as defined below) of all Mortgage Loans and each REO Property remaining in REMIC I and (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in REMIC I; provided, however, that in no event shall the trust created hereby continue beyond the earlier of (a) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof and (b) the Last Scheduled Distribution Date. The purchase by the Terminator (defined below) of all Mortgage Loans and each REO Property remaining in REMIC I shall be at a price (the “Termination Price”) equal to the sum of (i) the greater of (A) the aggregate Purchase Price of all the Mortgage Loans included in REMIC I, plus the appraised value of each REO Property, if any, included in REMIC I, such appraisal to be conducted by an appraiser mutually agreed upon by the Master Servicer and the Trustee in their reasonable discretion and (B) the aggregate fair market value of all of the assets of REMIC I (as determined by the Master Servicer, as of the close of business on the third Business Day next preceding the date upon which notice of any such termination is furnished to Certificateholders pursuant to the third paragraph of this Section 10.01) plus (ii) any amounts due the Servicers and the Master Servicer in respect of unpaid Servicing Fees and outstanding P&I Advances and Servicing Advances.

(b)  The Master Servicer or, if the Master Servicer fails to exercise such optional termination right, Ocwen (either the Master Servicer or Ocwen, the “Terminator”) shall have the right to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) of the preceding paragraph no later than the Determination Date in the month immediately preceding the Distribution Date on which the Certificates will be retired; provided, however, that the Terminator may elect to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) above only if the aggregate Scheduled Principal Balance of the Mortgage Loans and each REO Property remaining in the Trust Fund at the time of such election is reduced to less than or equal to 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date. By acceptance of the Residual Certificates, the Holder of the Residual Certificates agrees, in connection with any termination hereunder, to assign and transfer any portion of the Termination Price in excess of par, and to the extent received in respect of such termination, to pay any such amounts to the Holders of the Class CE-1 Certificates. Notwithstanding the foregoing, the optional termination right may only be exercised by Ocwen if (1) Ocwen receives written notification from the Master Servicer that the Master Servicer will not exercise such optional termination right or (2) Ocwen does not receive such written notification from the Master Servicer, and the Master Servicer fails to exercise its optional termination right by the third Distribution Date following the date such right became exercisable; provided, however, in no event shall Ocwen exercise its optional termination right under (1) or (2) above unless it first provides written notice to the Authorized Officers of the Sponsor that it intends to exercise such optional termination right.

(c)  Notice of the liquidation of the Certificates shall be given promptly by the Securities Administrator by letter to the Certificateholders mailed (a) in the event such notice is given in connection with the purchase of the Mortgage Loans and each REO Property by the Terminator, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and the final payment in respect of the REMIC I Regular Interests or the Certificates will be made upon presentation and surrender of the related Certificates at the office of the Securities Administrator therein designated, (ii) the amount of any such final payment, (iii) that no interest shall accrue in respect of the REMIC I Regular Interests or the Certificates from and after the Interest Accrual Period relating to the final Distribution Date therefor and (iv) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office of the Securities Administrator. In the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in REMIC I by the Terminator, the Terminator shall deliver to the Securities Administrator for deposit in the Distribution Account not later than the Business Day prior to the Distribution Date on which the final distribution on the Certificates an amount in immediately available funds equal to the above-described Termination Price. The Securities Administrator shall remit to the Servicers, the Master Servicer, the Trustee and the applicable Custodian from such funds deposited in the Distribution Account (i) any amounts which the related Servicer would be permitted to withdraw and retain from the Custodial Account pursuant to the Servicing Agreement or from the related Collection Account pursuant to Section 3.09 of this Agreement, as applicable, as if such funds had been deposited therein (including all unpaid Servicing Fees, Master Servicing Fees and all outstanding P&I Advances and Servicing Advances) and (ii) any other amounts otherwise payable by the Securities Administrator to the Master Servicer, the Trustee, the applicable Custodian and the Servicers from amounts on deposit in the Distribution Account pursuant to the terms of this Agreement or the Servicing Agreement prior to making any final distributions pursuant to Section 10.01(d) below. Upon certification to the Trustee by the Securities Administrator of the making of such final deposit, the Trustee shall promptly release or cause to be released to the Terminator the Mortgage Files for the remaining Mortgage Loans, and Trustee shall execute all assignments, endorsements and other instruments delivered to it and necessary to effectuate such transfer.

(d)  Upon presentation of the Certificates by the Certificateholders on the final Distribution Date, the Securities Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates the amount otherwise distributable on such Distribution Date in accordance with Section 5.01 in respect of the Certificates so presented and surrendered. Any funds not distributed to any Holder or Holders of Certificates being retired on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 10.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Securities Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Securities Administrator shall, directly or through an agent, mail a final notice to the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in the trust funds. If within one year after the final notice any such Certificates shall not have been surrendered for cancellation, the Securities Administrator shall pay to the Depositor all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Securities Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) on the final Distribution Date for final payment thereof in accordance with this Section 10.01. Any such amounts held in trust by the Securities Administrator shall be held uninvested in an Eligible Account.

SECTION 10.02  Additional Termination Requirements.

(a)  In the event that the Terminator purchases all the Mortgage Loans and each REO Property or the final payment on or other liquidation of the last Mortgage Loan or REO Property remaining in REMIC I pursuant to Section 10.01, the Trust Fund shall be terminated in accordance with the following additional requirements:

(i)  The Securities Administrator shall specify the first day in the 90-day liquidation period in a statement attached to each Trust REMIC’s final Tax Return pursuant to Treasury regulation Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel obtained by and at the expense of the Terminator;

(ii)  During such 90-day liquidation period and, at or prior to the time of making of the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I to the Terminator for cash; and

(iii)     At the time of the making of the final payment on the Certificates, the Securities Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Residual Certificates all cash on hand in the Trust Fund (other than cash retained to meet claims), and the Trust Fund shall terminate at that time.

(b)  At the expense of the Terminator (or, if the Trust Fund is being terminated as a result of the occurrence of the event described in clause (ii) of the first paragraph of Section 10.01, at the expense of the Trust Fund), the Terminator shall prepare or cause to be prepared the documentation required in connection with the adoption of a plan of liquidation of each Trust REMIC pursuant to this Section 10.02.

(c)  By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Securities Administrator to specify the 90-day liquidation period for each Trust REMIC, which authorization shall be binding upon all successor Certificateholders.

ARTICLE XI

REMIC PROVISIONS

SECTION 11.01  REMIC Administration.

(a)  The Securities Administrator shall elect to treat each Trust REMIC as a REMIC under the Code and, if necessary, under applicable state law. Each such election will be made by the Securities Administrator on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the Certificates are issued. For the purposes of the REMIC election in respect of REMIC I, the REMIC I Regular Interests shall be designated as the Regular Interests in REMIC I and the Class R-I Interest shall be designated as the Residual Interests in REMIC I. The Class A Certificates and the Mezzanine Certificates (exclusive of any right to receive payments from the Reserve Fund), the Class P Certificates, the Class CE-1 Certificates and the Class CE-2 Certificates shall be designated as the Regular Interests in REMIC II and the Class R-II Interest shall be designated as the Residual Interests in REMIC II. The Trustee shall not permit the creation of any “interests” in each Trust REMIC (within the meaning of Section 860G of the Code) other than the REMIC I Regular Interests and the interests represented by the Certificates.

(b)  The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.

(c)  The Securities Administrator shall be reimbursed for any and all expenses relating to any tax audit of the Trust Fund (including, but not limited to, any professional fees or any administrative or judicial proceedings with respect to each Trust REMIC that involve the Internal Revenue Service or state tax authorities), including the expense of obtaining any tax related Opinion of Counsel except as specified herein. The Securities Administrator, as agent for each Trust REMIC’s tax matters person shall (i) act on behalf of the Trust Fund in relation to any tax matter or controversy involving any Trust REMIC and (ii) represent the Trust Fund in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The holder of the largest Percentage Interest of each Class of Residual Certificates shall be designated, in the manner provided under Treasury regulations section 1.860F-4(d) and Treasury regulations section 301.6231(a)(7)-1, as the tax matters person of the related REMIC created hereunder. By their acceptance thereof, the holder of the largest Percentage Interest of the Residual Certificates hereby agrees to irrevocably appoint the Securities Administrator or an Affiliate as its agent to perform all of the duties of the tax matters person for the Trust Fund.

(d)  The Securities Administrator shall prepare and file and the Trustee shall sign all of the Tax Returns in respect of each REMIC created hereunder. The expenses of preparing and filing such returns shall be borne by the Securities Administrator without any right of reimbursement therefor.

(e)  The Securities Administrator shall perform on behalf of each Trust REMIC all reporting and other tax compliance duties that are the responsibility of such REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority. Among its other duties, as required by the Code, the REMIC Provisions or other such compliance guidance, the Securities Administrator shall provide (i) to any Transferor of a Residual Certificate such information as is necessary for the application of any tax relating to the transfer of a Residual Certificate to any Person who is not a Permitted Transferee upon receipt of additional reasonable compensation, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required) and (iii) to the Internal Revenue Service the name, title, address and telephone number of the person who will serve as the representative of each Trust REMIC. The Depositor shall provide or cause to be provided to the Securities Administrator, within ten (10) days after the Closing Date, all information or data that the Securities Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flow of the Certificates.

(f)  To the extent in the control of the Trustee or the Securities Administrator, each such Person (i) shall take such action and shall cause each REMIC created hereunder to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions, (ii) shall not take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (A) endanger the status of each Trust REMIC as a REMIC or (B) result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”) unless such action or inaction is permitted under this Agreement or the Trustee and the Securities Administrator have received an Opinion of Counsel, addressed to the them (at the expense of the party seeking to take such action but in no event at the expense of the Trustee or the Securities Administrator) to the effect that the contemplated action will not, with respect to any Trust REMIC, endanger such status or result in the imposition of such a tax, nor (iii) shall the Securities Administrator take or fail to take any action (whether or not authorized hereunder) as to which the Trustee has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action; provided that the Securities Administrator may conclusively rely on such Opinion of Counsel and shall incur no liability for its action or failure to act in accordance with such Opinion of Counsel. In addition, prior to taking any action with respect to any Trust REMIC or the respective assets of each, or causing any Trust REMIC to take any action, which is not contemplated under the terms of this Agreement, the Securities Administrator will consult with the Trustee or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to any Trust REMIC, and the Securities Administrator shall not take any such action or cause any Trust REMIC to take any such action as to which the Trustee has advised it in writing that an Adverse REMIC Event could occur. The Trustee may consult with counsel to make such written advice, and the cost of same shall be home by the party seeking to take the action not permitted by this Agreement, but in no event shall such cost be an expense of the Trustee.

(g)  In the event that any tax is imposed on “prohibited transactions” of any REMIC created hereunder as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of such REMIC as defined in Section 860G(c) of the Code, on any contributions to any such REMIC after the Startup Day therefor pursuant to Section 860G(d) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws, such tax shall be charged (i) to the Trustee pursuant to Section 11.03 of this Agreement, if such tax arises out of or results from a breach by the Trustee of any of its obligations under this Article XI, (ii) to the Securities Administrator pursuant to Section 11.03 of this Agreement, if such tax arises out of or results from a breach by the Securities Administrator of any of its obligations under this Article XI, (iii) to the Master Servicer pursuant to Section 11.03 of this Agreement, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article IV or under this Article XI, (iv) to the related Servicer pursuant to Section 11.03 of this Agreement, if such tax arises out of or results from a breach by a Servicer of any of its obligations under Article III or under this Article XI, or (v) in all other cases, against amounts on deposit in the Distribution Account and shall be paid by withdrawal therefrom.

(h)  The Securities Administrator shall, for federal income tax purposes, maintain books and records with respect to each Trust REMIC on a calendar year and on an accrual basis.

(i)  Following the Startup Day, neither the Securities Administrator nor the Trustee shall accept any contributions of assets to any Trust REMIC other than in connection with any Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03 unless it shall have received an Opinion of Counsel to the effect that the inclusion of such assets in the Trust Fund will not cause the related REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject such REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(j)  Neither the Trustee nor the Securities Administrator shall knowingly enter into any arrangement by which any Trust REMIC will receive a fee or other compensation for services nor permit either REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k)  The Securities Administrator shall apply for an employer identification number with the Internal Revenue Service via a Form SS-4 or other comparable method for each REMIC. In connection with the foregoing, the Securities Administrator shall provide the name and address of the person who can be contacted to obtain information required to be reported to the holders of Regular Interests in each REMIC as required by IRS Form 8811.

SECTION 11.02  Prohibited Transactions and Activities.

None of the Depositor, any Servicer, the Securities Administrator, the Master Servicer or the Trustee shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of REMIC I, (iii) the termination of REMIC I pursuant to Article X of this Agreement, (iv) a substitution pursuant to Article II of this Agreement or (v) a purchase of Mortgage Loans pursuant to Article II of this Agreement), nor acquire any assets for any Trust REMIC (other than REO Property acquired in respect of a defaulted Mortgage Loan), nor sell or dispose of any investments in the Collection Accounts, the Custodial Account or the Distribution Account for gain, nor accept any contributions to any Trust REMIC after the Closing Date (other than a Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03), unless it has received an Opinion of Counsel, addressed to the Trustee and the Securities Administrator (at the expense of the party seeking to cause such sale, disposition, substitution, acquisition or contribution but in no event at the expense of the Trustee) that such sale, disposition, substitution, acquisition or contribution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) cause any Trust REMIC to be subject to a tax on “prohibited transactions” or “contributions” pursuant to the REMIC Provisions.

SECTION 11.03  Indemnification.

(a)  The Trustee agrees to be liable for any taxes and costs incurred by the Trust Fund, the Depositor, the Master Servicer, the Securities Administrator or the Servicers including, without limitation, any reasonable attorneys fees imposed on or incurred by the Trust Fund, the Depositor, the Master Servicer, the Securities Administrator or a Servicer as a result of the Trustee’s failure to perform its covenants set forth in this Article XI in accordance with the standard of care of the Trustee set forth in this Agreement.

(b)  Each Servicer party hereto agrees to indemnify the Trust Fund, the Depositor, the Master Servicer, the Securities Administrator, the other Servicer and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Master Servicer, the Securities Administrator, the other Servicer or the Trustee, as a result of the related Servicer’s failure to perform its covenants set forth in Article III in accordance with the standard of care of such Servicer set forth in this Agreement.

(c)  The Master Servicer agrees to indemnify the Trust Fund, the Depositor, each Servicer party hereto and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Servicers or the Trustee, as a result of the Master Servicer’s failure to perform its covenants set forth in Article IV in accordance with the standard of care of the Master Servicer set forth in this Agreement.

(d)  The Securities Administrator agrees to be liable for any taxes and costs incurred by the Trust Fund, the Depositor, the Servicers which are a party hereto or the Trustee including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, a Servicer or the Trustee as a result of the Securities Administrator’s failure to perform its covenants set forth in this Article XI in accordance with the standard of care of the Securities Administrator set forth in this Agreement.

(e)  Each of the Depositor, Master Servicer, Securities Administrator, Servicers and any Servicing Function Participant engaged by such party, respectively, shall indemnify and hold harmless the Master Servicer, the Securities Administrator and the Depositor, respectively, and each of its directors, officers, employees, agents, and affiliates from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon (a) any breach by such party of any if its obligations under hereunder, including particularly its obligations to provide any Assessment of Compliance, Attestation Report, Compliance Statement or any information, data or materials required to be included in any Exchange Act report, (b) any material misstatement or omission in any information, data or materials provided by such party (or, in the case of the Securities Administrator or Master Servicer, any material misstatement or material omission in (i) any Compliance Statement, Assessment of Compliance or Attestation Report delivered by it, or by any Servicing Function Participant engaged by it, pursuant to this Agreement, or (ii) any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure concerning the Master Servicer or the Securities Administrator), or (c) the negligence, bad faith or willful misconduct of such indemnifying party in connection with its performance hereunder. If the indemnification provided for in this Section 11.03(e) is unavailable or insufficient to hold harmless the Master Servicer, the Securities Administrator or the Depositor, as the case may be, then each such party agrees that it shall contribute to the amount paid or payable by the Master Servicer, the Securities Administrator or the Depositor, as applicable, as a result of any claims, losses, damages or liabilities incurred by such party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the indemnifying party on the other. This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.01  Amendment.

This Agreement may be amended from time to time by the Depositor, Ocwen, Wells Fargo, the Master Servicer, the Securities Administrator and the Trustee, but without the consent of any of the Certificateholders, (i) to cure any ambiguity or defect, (ii) to correct, modify or supplement any provisions herein (including to give effect to the expectations of Certificateholders), (iii) to ensure compliance with Regulation AB, or (iv) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement, and that such action shall not, as evidenced by an Opinion of Counsel delivered to the Trustee, adversely affect in any material respect the interests of any Certificateholder; provided that any such amendment shall be deemed not to adversely affect in any material respect the interests of the Certificateholders and no such Opinion of Counsel shall be required if the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates. No amendment shall be deemed to adversely affect in any material respect the interests of any Certificateholder who shall have consented thereto, and no Opinion of Counsel shall be required to address the effect of any such amendment on any such consenting Certificateholder.

This Agreement may also be amended from time to time by the Depositor, Ocwen, Wells Fargo, the Master Servicer, the Securities Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner, other than as described in (i), without the consent of the Holders of Certificates of such Class evidencing at least 66% of the Voting Rights allocated to such Class, or (iii) modify the consents required by the immediately preceding clauses (i) and (ii) without the consent of the Holders of all Certificates then outstanding. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 12.01, Certificates registered in the name of the Depositor or a Servicer or any Affiliate thereof shall be entitled to Voting Rights with respect to matters affecting such Certificates. Without limiting the generality of the foregoing, any amendment to this Agreement required in connection with the compliance with or the clarification of any reporting obligations described in Section 5.06 hereof shall not require the consent of any Certificateholder and without the need for any Opinion of Counsel or Rating Agency confirmation.

Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel to the effect that such amendment is permitted hereunder and will not result in the imposition of any tax on any Trust REMIC pursuant to the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding and that such amendment is authorized or permitted by this Agreement.

Promptly after the execution of any such amendment the Trustee shall furnish a copy of such amendment to each Certificateholder.

It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

The cost of any Opinion of Counsel to be delivered pursuant to this Section 12.01 shall be borne by the Person seeking the related amendment, but in no event shall such Opinion of Counsel be an expense of the Trustee.

The Trustee may, but shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

SECTION 12.02  Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement (or an abstract hereof, if acceptable by the applicable recording office) is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor at the expense of the Certificateholders, but only after the Depositor has delivered to the Trustee an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 12.03  Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of any of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 15 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder. and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

SECTION 12.04  Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations Law which shall govern.

SECTION 12.05  Notices.

All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when received if sent by facsimile, receipt confirmed, if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service or delivered in any other manner specified herein, to (a) in the case of the Depositor, ACE Securities Corp., AMACAR GROUP, 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211, Attention: Juliana Johnson (telecopy number: (704) 365-1362) with a copy to Deutsche Bank Securities, Inc., 60 Wall Street, New York, NY 10005, Attention: Legal Department (telecopy number: (212) 797-4561), or such other address or telecopy number as may hereafter be furnished to the Servicers, the Master Servicer, the Securities Administrator and the Trustee in writing by the Depositor, (b) in the case of Ocwen, Ocwen Loan Servicing, LLC, 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409, Attention: Secretary (telecopy number: (561) 682-8177), or such other address or telecopy number as may hereafter be furnished to the Trustee, the Master Servicer, the Securities Administrator and the Depositor in writing by Ocwen, (c) in the case of Wells Fargo as Servicer, Wells Fargo Bank, National Association, 1 Home Campus, Des Moines, Iowa 50328, Attention: John Brown MAC X2401-042, Facsimile No. (515) 213-7121, with a copy to Wells Fargo Bank, N.A., 1 Home Campus, Des Moines, Iowa 50328, Attention: General Counsel MAC X2401-06T, or such other address or telecopy number as may hereafter be furnished to the Trustee, the Master Servicer, the Securities Administrator and the Depositor in writing by Wells Fargo, (d) in the case of the Master Servicer and the Securities Administrator, P.O. Box 98, Columbia, Maryland 21046 and for overnight delivery to 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Ace Securities Corp., 2006-SD2 (telecopy number: (410) 715-2380), or such other address or telecopy number as may hereafter be furnished to the Trustee, the Depositor and the Servicers in writing by the Master Servicer or the Securities Administrator and (e) in the case of the Trustee, at the Corporate Trust Office or such other address or telecopy number as the Trustee may hereafter be furnish to the Servicers, the Master Servicer, the Securities Administrator and the Depositor in writing by the Trustee. Any notice required or permitted to be given to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice. A copy of any notice required to be telecopied hereunder also shall be mailed to the appropriate party in the manner set forth above.

SECTION 12.06  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

SECTION 12.07  Notice to Rating Agencies.

The Trustee shall use its best efforts promptly to provide notice to the Rating Agencies with respect to each of the following of which a Responsible Officer has actual knowledge:

1.	Any material change or amendment to this Agreement;

2.	The occurrence of any Servicer Event of Default or Master Servicer Event of Default that has not been cured or waived;

3.	The resignation or termination of a Servicer, the Master Servicer or the Trustee;

4.	The repurchase or substitution of Mortgage Loans pursuant to or as contemplated by Section 2.03;

5.	The final payment to the Holders of any Class of Certificates;

6.	Any change in the location of the Distribution Account; and

7.	Any event that would result in the inability of the Trustee as successor to Wells Fargo in its capacity as a Servicer hereunder to make advances regarding delinquent Wells Fargo Mortgage Loans.

In addition, the Securities Administrator shall promptly make available to each Rating Agency copies of each report to Certificateholders described in Section 5.02 of this Agreement.

Each Servicer shall make available to each Rating Agency copies of the following:

1.	Each Annual Statement of Compliance described in Section 3.17 of this Agreement;

2.	Each Assessment of Compliance and Attestation Report described in Section 3.18 of this Agreement; and

3.	Any change in the location of the related Collection Account.

Any such notice pursuant to this Section 12.07 shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service to Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041; and to Fitch Ratings, 1 State Street Plaza, New York, New York 10004 or such other addresses as the Rating Agencies may designate in writing to the parties hereto.

SECTION 12.08  Article and Section References.

All article and section references used in this Agreement, unless otherwise provided, are to articles and sections in this Agreement.

SECTION 12.09  Grant of Security Interest.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Depositor to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders, be, and be construed as, a sale of the Mortgage Loans by the Depositor and not a pledge of the Mortgage Loans to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Depositor, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Depositor to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders, to secure a debt or other obligation of the Depositor and (b)(1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code as in effect from time to time in the State of New York; (2) the conveyance provided for in Section 2.01 shall be deemed to be a grant by the Depositor to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders, of a security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Accounts and the Distribution Account, whether in the form of cash, instruments, securities or other property; (3) the obligations secured by such security agreement shall be deemed to be all of the Depositor’s obligations under this Agreement, including the obligation to provide to the Certificateholders the benefits of this Agreement relating to the Mortgage Loans and the Trust Fund; and (4) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Accordingly, the Depositor hereby grants to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders, a security interest in the Mortgage Loans and all other property described in clause (2) of the preceding sentence, for the purpose of securing to the Trustee the performance by the Depositor of the obligations described in clause (3) of the preceding sentence. Notwithstanding the foregoing, the parties hereto intend the conveyance pursuant to Section 2.01 to be a true, absolute and unconditional sale of the Mortgage Loans and assets constituting the Trust Fund by the Depositor to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders.

SECTION 12.10  Survival of Indemnification.

Any and all indemnities to be provided by any party to this Agreement shall survive the termination and resignation of any party hereto and the termination of this Agreement.

SECTION 12.11  Servicing Agreement.

With respect to the Servicing Agreement, in the event of any conflict between the provisions of this Agreement and the provisions of the Servicing Agreement, the provisions of the Servicing Agreement shall control.

SECTION 12.12  Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 3.17, 3.18, 3.19, 4.15, 4.16, 4.17, 4.18 and 5.06 of this Agreement is to facilitate compliance by the Sponsor, the Master Servicer, the Securities Administrator and the Depositor with the provisions of Regulation AB promulgated by the SEC under the Exchange Act (17 C.F.R. §§ 229.1100 - 229.1123), as such may be amended from time to time and subject to clarification and interpretive advice as may be issued by the staff of the SEC from time to time. Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB and (c) the parties shall comply with reasonable requests made by the Master Servicer, the Securities Administrator, the Sponsor or the Depositor for delivery of additional or different information as the Master Servicer, the Securities Administrator, the Sponsor or the Depositor may determine in good faith is necessary to comply with the provisions of Regulation AB.

IN WITNESS WHEREOF, the Depositor, Ocwen, Wells Fargo, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

ACE SECURITIES CORP., as Depositor

By:	/s/ Doris J Hearn
Name: Doris J Hearn
Title: Vice President

By:	/s/ Evelyn Echevarria
Name: Evelyn Echevarria
Title: Vice President

OCWEN LOAN SERVICING, LLC, as a Servicer

By:	/s/ Richard Delgado
Name: Richard Delgado
Title: Authorized Representative

WELLS FARGO BANK, NATIONAL ASSOCIATION as a Servicer

By:	/s/ Laurie McGoogan
Name: Laurie McGoogan
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION not in its individual capacity but solely as Trustee

By:	/s/ Elena Zheng
Name: Elena Zheng
Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION as Master Servicer and Securities Administrator

By:	/s/ Jennifer Richardson
Name: Jennifer Richardson
Title: Assistant Vice President

Acknowledged and Agreed for purposes of Sections 7.08, 7.09 and 7.10:

RISK MANAGEMENT GROUP, LLC

By:	/s/ Charlie Cacici
Name: Charlie Cacici
Title: President/Managing Member

By:	/s/ John Cafiero
Name: John Cafiero
Title: Managing Member

Acknowledged and Agreed for purposes of Section 9.05:

DB STRUCTURED PRODUCTS, INC.

By:	/s/ Darren Hadlock
Name: Darren Hadlock
Title: Director

By:	/s/ Susan Valenti
Name: Susan Valenti
Title: Director

Acknowledged and Agreed for purposes of Section 5.01(b):

DEUTSCHE BANK SECURITIES INC. as Class CE-2 Certificateholder

By:	/s/ Rika Yano
Name: Rika Yano
Title: Vice President

By:	/s/ Susan Valenti
Name: Susan Valenti
Title: Director

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of June 2006, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of ACE Securities Corp., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]     My commission expires

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of June 2006, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of ACE Securities Corp., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]     My commission expires

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of June 2006, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of Wells Fargo Bank, National Association, a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]     My commission expires

STATE OF	)
	)	ss.:
COUNTY OF	)

On the __ day of June 2006, before me, a notary public in and for said State, personally appeared ___________________________ known to me to be a ____________________ of Ocwen Loan Servicing, LLC, a Delaware limited liability company that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]     My commission expires

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of June 2006, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of Wells Fargo Bank, National Association, a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]     My commission expires

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of June 2006, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of HSBC Bank USA, National Association, a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]     My commission expires

EXHIBIT A-1

FORM OF CLASS A CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Series 2006-SD2, Class A	Aggregate Certificate Principal Balance of the Class A Certificates as of the Issue Date: $________
Pass-Through Rate: Variable	Denomination: $_____________________
Date of Pooling and Servicing Agreement: May 31, 2006	Master Servicer: Wells Fargo Bank, National Association
First Distribution Date: July 25, 2006	Trustee: HSBC Bank USA, National Association
Cut-off Date: May 31, 2006	Issue Date: June 26, 2006
No.__	CUSIP:________________

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2006-SD2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family family, fixed and adjustable-rate first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that [Cede & Co.] is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A Certificates in REMIC II created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp. as depositor (hereinafter called the “Depositor”, which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), Wells Fargo Bank, National Association as a servicer (“Wells Fargo”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. Certain of the Mortgage Loans are being serviced by Select Portfolio Servicing, Inc. (“SPS,” together with Ocwen and Wells Fargo, each a “Servicer” and together the “Servicers”) pursuant to a separate servicing agreement. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Business Day immediately preceding such Distribution Date (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class A Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class A Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall be a rate per annum equal to the lesser of (i) One-Month LIBOR plus [___]%, in the case of each Distribution Date through and including the Distribution Date on which the aggregate principal balance of the Mortgage Loans (and properties acquired in respect thereof) remaining in the Trust Fund is reduced to less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, or One-Month LIBOR plus [___]%, in the case of any Distribution Date thereafter and (ii) the Net WAC Pass-Through Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as an Asset Backed Pass-Through Certificate of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers party thereto and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers party thereto with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or a Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; provided, however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect thereof) at the time of purchase being less than or equal to 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:
WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class A Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act
TEN ENT -	as tenants by the entireties		________________ (State)
JT TEN -	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-2

FORM OF CLASS M-[1][2][3][4][5] CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES [[,/AND] CLASS M-1 CERTIFICATES] [[,/AND] CLASS M-2 CERTIFICATES] [[,/AND] CLASS M-3 CERTIFICATES] [[AND] CLASS M-4 CERTIFICATES] TO THE EXTENT DESCRIBED IN THE AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH SECTION 6.02(c) OF THE AGREEMENT REFERRED TO HEREIN.

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO AS DESCRIBED IN THE AGREEMENT REFERRED TO HEREIN. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

Series 2006-SD2, Class M-[1][2][3][4][5]	Aggregate Certificate Principal Balance of the Class M-[1][2][3][4][5] Certificates as of the Issue Date: $______________
Pass-Through Rate: Variable	Denomination: $______________
Date of Pooling and Servicing Agreement: May 31, 2006	Master Servicer: Wells Fargo Bank, National Association
First Distribution Date: July 25, 2006	Trustee: HSBC Bank USA, National Association
Cut-off Date: May 31, 2006	Issue Date: June 26, 2006
No.___	CUSIP:_________________

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2006-SD2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed and adjustable-rate first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that [Cede & Co.] is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-[1][2][3][4][5] Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-[1][2][3][4][5] Certificates in REMIC II created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp. as depositor (hereinafter called the “Depositor”, which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), Wells Fargo Bank, National Association as a servicer (“Wells Fargo”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. Certain of the Mortgage Loans are being serviced by Select Portfolio Servicing, Inc. (“SPS,” together with Ocwen and Wells Fargo, each a “Servicer” and together the “Servicers”) pursuant to a separate servicing agreement. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Business Day immediately preceding such Distribution Date (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-[1][2][3][4][5] Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-[1][2][3][4][5] Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-[1][2][3][4][5] Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall be a rate per annum equal to the lesser of (i) One-Month LIBOR plus [___]%, in the case of each Distribution Date through and including the Distribution Date on which the aggregate principal balance of the Mortgage Loans (and properties acquired in respect thereof) remaining in the Trust Fund is reduced to less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, or One-Month LIBOR plus [___]%, in the case of any Distribution Date thereafter and (ii) the Net WAC Pass-Through Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as an Asset Backed Pass-Through Certificate of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers party thereto and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers party thereto with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No transfer of this Certificate may be made except in accordance with Section 6.02(c) of the Agreement.

No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or a Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; provided, however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect thereof) at the time of purchase being less than or equal to 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class M-[1][2][3][4][5] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act
TEN ENT -	as tenants by the entireties		________________ (State)
JT TEN -	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

 (Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to _____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-3

FORM OF CLASS CE-1 CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES AND THE MEZZANINE CERTIFICATES TO THE EXTENT DESCRIBED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND (1) OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF AND IN COMPLIANCE WITH REGULATION S UNDER THE 1933 ACT (“REGULATION S”), OR (2) WITHIN THE UNITED STATES TO (A) “QUALIFIED INSTITUTIONAL BUYERS” WITHIN THE MEANING OF AND IN COMPLIANCE WITH RULE 144A UNDER THE 1933 ACT (“RULE 144A”) OR (B) TO INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF “REGULATION D” UNDER THE 1933 ACT.

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES A CERTIFICATION PURSUANT TO SECTION 6.02(c) OF THE AGREEMENT REFERRED TO HEREIN.

Series 2006-SD2, Class CE-1	Aggregate Notional Amount of the Class CE-1 Certificates as of the Issue Date: $_____________
Pass-Through Rate: Variable	Denomination: $_________________
Date of Pooling and Servicing Agreement: May 31, 2006	Master Servicer: Wells Fargo Bank, National Association
First Distribution Date: July 25, 2006	Trustee: HSBC Bank USA, National Association
Cut-off Date: May 31, 2006	Issue Date: June 26, 2006
No. __

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2006-SD2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that [_______________] is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Notional Amount of the Class CE-1 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class CE-1 Certificates in REMIC II created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp. as depositor (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), Wells Fargo Bank, National Association as a servicer (“Wells Fargo”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. Certain of the Mortgage Loans are being serviced by Select Portfolio Servicing, Inc. (“SPS,” together with Ocwen and Wells Fargo, each a “Servicer” and together the “Servicers”) pursuant to a separate servicing agreement. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Notional Amount (as defined in the Agreement) hereof at a per annum rate equal to the applicable Pass-Through Rate as set forth in the Agreement. Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the last Business Day of the calendar month immediately preceding the month in which the related Distribution Date occurs (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class CE-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class CE-1 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class CE-1 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as an Asset Backed Pass-Through Certificate of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Notional Amount of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers party thereto and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers party thereto with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the 1933 Act, and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A or Regulation S under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit B-1, (ii) if such transfer is purportedly being made in reliance upon Rule 501(a) under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-2 and (iii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer or the Securities Administrator in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor, the Trustee or the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Master Servicer and the Securities Administrator against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made except in accordance with Section 6.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or a Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; provided, however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect hereof) at the time of purchase being less than or equal to 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:
WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class CE-1 Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Officer

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act
TEN ENT -	as tenants by the entireties		________________ (State)
JT TEN -	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-4

FORM OF CLASS CE-2 CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND (1) OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF AND IN COMPLIANCE WITH REGULATION S UNDER THE 1933 ACT (“REGULATION S”), OR (2) WITHIN THE UNITED STATES TO (A) “QUALIFIED INSTITUTIONAL BUYERS” WITHIN THE MEANING OF AND IN COMPLIANCE WITH RULE 144A UNDER THE 1933 ACT (“RULE 144A”) OR (B) TO INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF “REGULATION D” UNDER THE 1933 ACT.

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES A CERTIFICATION PURSUANT TO SECTION 6.02(c) OF THE AGREEMENT REFERRED TO HEREIN.

Series 2006-SD2, Class CE-2	Aggregate Percentage Interest of the Class CE-2 Certificates as of the Issue Date: 100.00%
Pass-Through Rate: Variable	Master Servicer: Wells Fargo Bank, National Association
Date of Pooling and Servicing Agreement: May 31, 2006	Trustee: HSBC Bank USA, National Association
First Distribution Date: July 25, 2006	Issue Date: June 26, 2006
Cut-off Date: May 31, 2006
No. __

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2006-SD2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that ________________ is the registered owner of a Percentage Interest set forth above in that certain beneficial ownership interest evidenced by all the Class CE-2 Certificates in REMIC II created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp. as depositor (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), Wells Fargo Bank, National Association as a servicer (“Wells Fargo”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. Certain of the Mortgage Loans are being serviced by Select Portfolio Servicing, Inc. (“SPS,” together with Ocwen and Wells Fargo, each a “Servicer” and together the “Servicers”) pursuant to a separate servicing agreement. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Notional Balance hereof at a per annum rate equal to the applicable Pass-Through Rate as set forth in the Agreement. Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the last Business Day of the calendar month immediately preceding the month in which the related Distribution Date occurs (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class CE-2 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class CE-2 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as an Asset Backed Pass-Through Certificate of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers party thereto and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers party thereto with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the 1933 Act, and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A or Regulation S under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit B-1, (ii) if such transfer is purportedly being made in reliance upon Rule 501(a) under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-2 and (iii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer or the Securities Administrator in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor, the Trustee or the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Master Servicer and the Securities Administrator against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made except in accordance with Section 6.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or a Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; provided, however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect hereof) at the time of purchase being less than or equal to 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:
WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class CE-2 Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Officer

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act
TEN ENT -	as tenants by the entireties		________________ (State)
JT TEN -	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-5

FORM OF CLASS P CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND (1) OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF AND IN COMPLIANCE WITH REGULATION S UNDER THE ACT (“REGULATION S”), OR (2) WITHIN THE UNITED STATES TO (A) “QUALIFIED INSTITUTIONAL BUYERS” WITHIN THE MEANING OF AND IN COMPLIANCE WITH RULE 144A UNDER THE ACT (“RULE 144A”) OR (B) TO INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF “REGULATION D” UNDER THE ACT.

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES A CERTIFICATION PURSUANT TO SECTION 6.02(c) OF THE AGREEMENT REFERRED TO HEREIN.

Series 2006-SD2, Class P	Aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date: $100.00
Date of Pooling and Servicing Agreement: May 31, 2006	Denomination: $100.00
First Distribution Date: July 25, 2006	Master Servicer: Wells Fargo Bank, National Association
Cut-off Date: May 31, 2006	Trustee: HSBC Bank USA, National Association
No. __	Issue Date: June 26, 2006

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2006-SD2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, first and second lien, fixed and adjustable-rate mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that____________________ is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all of the Class P Certificates in REMIC II created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp., as depositor (hereinafter called the “Depositor”, which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Wells Fargo Bank, National Association as a servicer (“Wells Fargo”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. Certain of the Mortgage Loans are being serviced by Select Portfolio Servicing, Inc. (“SPS”, together with Ocwen and Wells Fargo, each a “Servivcer” and together the “Servicers”) pursuant to a separate servicing agreement. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the last Business Day of the calendar month immediately preceding the month in which the related Distribution Date occurs (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class P Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five (5) Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class P Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class P Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as an Asset Backed Pass-Through Certificate of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers party thereto and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers party thereto with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A or Regulation S under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit B-1, (ii) if such transfer is purportedly being made in reliance upon Rule 501(a) under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-2 and (iii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer or the Securities Administrator in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor, the Trustee or the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Master Servicer and the Securities Administrator against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made except in accordance with Section 6.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or a Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; provided, however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect thereof) at the time of purchase being less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assume any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:
WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class P Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Officer

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act
TEN ENT -	as tenants by the entireties		________________ (State)
JT TEN -	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address: ________________________________________________________________________________________________________________
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-6

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A NON-UNITED STATES PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS THE SOLE “RESIDUAL INTEREST” IN EACH “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (“REMIC”), AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 6.02 OF THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO THE 1933 ACT AND SUCH LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER THE 1933 ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 6.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN AND IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES (I) AN AFFIDAVIT TO THE SECURITIES ADMINISTRATOR THAT (A) SUCH TRANSFEREE IS NOT (1) THE UNITED STATES OR ANY POSSESSION THEREOF, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (2) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (3) ANY ORGANIZATION DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (1), (2) OR (3) SHALL HEREINAFTER BE REFERRED TO AS A “DISQUALIFIED ORGANIZATION”) OR (4) AN AGENT OF A DISQUALIFIED ORGANIZATION AND (B) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, AND (II) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH AND THE PROVISIONS OF SECTION 6.02(d) OF THE AGREEMENT REFERRED TO HEREIN. ANY PERSON THAT IS A DISQUALIFIED ORGANIZATION IS PROHIBITED FROM ACQUIRING BENEFICIAL OWNERSHIP OF THIS CERTIFICATE.

Series 2006-SD2, Class R	Aggregate Percentage Interest of the Class R Certificates as of the Issue Date: 100.00%
Date of Pooling and Servicing Agreement: May 31, 2006	Master Servicer: Wells Fargo Bank, National Association
First Distribution Date: July 25, 2006	Trustee: HSBC Bank USA, National Association
Cut-off Date: May 31, 2006	Issue Date: June 26, 2006
No __

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2006-SD2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that _______________ is the registered owner of a Percentage Interest set forth above in that certain beneficial ownership interest evidenced by all the Class R Certificates in REMIC II created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp. as depositor (hereinafter called the “Depositor”, which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), Wells Fargo Bank, National Association as a servicer (“Wells Fargo”; each of Wells Fargo and Ocwen, a “Servicer” and together, the “Servicers”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. Certain of the Mortgage Loans are being serviced by Select Portfolio Servicing, Inc. (“SPS,” together with Ocwen and Wells Fargo, each a “Servicer” and together the “Servicers”) pursuant to a separate servicing agreement. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the last Business Day of the calendar month immediately preceding the month in which the related Distribution Date occurs (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class R Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class R Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificate of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest in the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers party thereto and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers party thereto with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the 1933 Act, and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit B-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer or the Securities Administrator in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor, the Trustee or the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Master Servicer and the Securities Administrator against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made except in accordance with Section 6.02 of the Agreement.

Prior to registration of any transfer, sale or other disposition of this Certificate, the proposed transferee shall provide to the Securities Administrator (i) an affidavit to the effect that such transferee is any Person other than a Disqualified Organization or the agent (including a broker, nominee or middleman) of a Disqualified Organization, and (ii) a certificate that acknowledges that (A) the Class R Certificates have been designated as representing the beneficial ownership of the residual interests in each of REMIC I and REMIC II, (B) it will include in its income a pro rata share of the net income of the Trust Fund and that such income may be an “excess inclusion,” as defined in the Code, that, with certain exceptions, cannot be offset by other losses or benefits from any tax exemption, and (C) it expects to have the financial means to satisfy all of its tax obligations including those relating to holding the Class R Certificates. Notwithstanding the registration in the Certificate Register of any transfer, sale or other disposition of this Certificate to a Disqualified Organization or an agent (including a broker, nominee or middleman) of a Disqualified Organization, such registration shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Certificateholder for any purpose, including, but not limited to, the receipt of distributions in respect of this Certificate.

The Holder of this Certificate, by its acceptance hereof, shall be deemed to have consented to the provisions of Section 6.02 of the Agreement and to any amendment of the Agreement deemed necessary by counsel of the Depositor to ensure that the transfer of this Certificate to any Person other than a Permitted Transferee or any other Person will not cause any portion of the Trust Fund to cease to qualify as a REMIC or cause the imposition of a tax upon any REMIC.

No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or a Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; provided, however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect thereof) at the time of purchase being less than or equal to 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:
WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class R Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION as Securities Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act
TEN ENT -	as tenants by the entireties		________________ (State)
JT TEN -	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B-1
FORM OF TRANSFEROR REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2006-SD2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates Class CE-1, Class CE-2, Class P and Class R Certificates

Ladies and Gentlemen:

In connection with the transfer by ______________________ (the “Transferor”) to ___________________ (the “Transferee”) of the captioned asset-backed pass-through certificates (the “Certificates”), the Transferor hereby certifies as follows:

Neither the Transferor nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, (e) has taken any other action, that (in the case of each of subclauses (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933, as amended (the “1933 Act”), or would render the disposition of any Certificate a violation of Section 5 of the 1933 Act or any state securities law or would require registration or qualification pursuant thereto. The Transferor will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate. The Transferor will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of that certain Pooling and Servicing Agreement, dated as of May 31, 2006, among ACE Securities Corp. as Depositor, Ocwen Loan Servicing, LLC as a Servicer, Wells Fargo Bank, National Association as a Servicer, Wells Fargo Bank, National Association as Master Servicer and Securities Administrator and HSBC Bank USA, National Association as Trustee (the “Pooling and Servicing Agreement”), pursuant to which Pooling and Servicing Agreement the Certificates were issued.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

Very truly yours,
[Transferor]

By:
Name:
Title:

FORM OF TRANSFEREE REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2006-SD2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates Class CE-1, Class CE-2, Class P and Class R Certificates

Ladies and Gentlemen:

In connection with the purchase from ______________________________ (the “Transferor”) on the date hereof of the captioned trust certificates (the “Certificates”), (the “Transferee”) hereby certifies as follows:

1. The Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933 (the “1933 Act”) and has completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Certificates for its own account or for the account of a qualified institutional buyer, and understands that such Certificate may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the 1933 Act.

2. The Transferee has been furnished with all information regarding (a) the Certificates and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement referred to below, and (d) any credit enhancement mechanism associated with the Certificates, that it has requested.

3. The Transferee: (a) is not an employee benefit plan or other plan subject to the prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each, a “Plan”), or any other person (including an investment manager, a named fiduciary or a trustee of any Plan) acting, directly or indirectly, on behalf of or purchasing any Certificate with “plan assets” of any Plan within the meaning of the Department of Labor (“DOL”) regulation at 29 C.F.R. § 2510.3-101 or (b) has provided the Securities Administrator with an Opinion of Counsel on which the Trustee, the Depositor, the Master Servicer, the Securities Administrator and the Servicers may rely, acceptable to and in form and substance satisfactory to the Securities Administrator to the effect that the purchase of Certificates is permissible under applicable law, will not constitute or result in any non-exempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Trust Fund, the Trustee, the Depositor, the Master Servicer, the Securities Administrator or the Servicers to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in the Pooling and Servicing Agreement.

In addition, the Transferee hereby certifies, represents and warrants to, and covenants with, the Depositor, the Trustee, the Securities Administrator, the Master Servicer and the Servicers that the Transferee will not transfer such Certificates to any Plan or person unless such Plan or person meets the requirements set forth in paragraph 3 above.

All capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of May 31, 2006, among ACE Securities Corp. as Depositor, Wells Fargo Bank, National Association as Master Servicer and Securities Administrator, Ocwen Loan Servicing, LLC as a Servicer, Wells Fargo Bank, National Association as a Servicer and HSBC Bank USA, National Association as Trustee, pursuant to which the Certificates were issued.

[TRANSFEREE]

By:
Name:
Title:

ANNEX A TO EXHIBIT B-1

FORM OF REGULATION S TRANSFER CERTIFICATE

[Date]

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2006-SD2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates, Class CE-1, Class CE-2 and Class P Certificates

Ladies and Gentlemen:

Reference is hereby made to the Pooling and Servicing Agreement (the “Agreement”), dated as of May 31, 2006, among ACE Securities Corp. as Depositor, Ocwen Loan Servicing, LLC as a servicer, Wells Fargo Bank, National Association as a servicer, Wells Fargo Bank, National Association as Master Servicer and Securities Administrator and HSBC Bank USA, National Association as Trustee. Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Agreement.

This letter relates to U.S. $[__________] Certificate Principal Balance of Class [CE-1][CE-2][P] Certificates (the “Certificates”) which are held in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Certificates to a person who wishes to take delivery thereof in the form of an equivalent beneficial interest [name of transferee] (the “Transferee”).

In connection with such request, the Transferor hereby certifies that such transfer has been effected in accordance with the transfer restrictions set forth in the Agreement relating to the Certificates and that the following additional requirements (if applicable) were satisfied:

(a) the offer of the Certificates was not made to a person in the United States;

(b) at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;

(c) no directed selling efforts were made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(d) the transfer or exchange is not part of a plan or scheme to evade the registration requirements of the Securities Act;

(e) the Transferee is not a U.S. Person, as defined in Regulation S under the Securities Act;

(f) the transfer was made in accordance with the applicable provisions of Rule 903(b)(2) or (3) or Rule 904(b)(1), as the case may be; and

(g) the Transferee understands that the Certificates have not been and will not be registered under the Securities Act, that any offers, sales or deliveries of the Certificates purchased by the Transferee in the United States or to U.S. persons prior to the date that is forty (40) days after the later of (i) the commencement of the offering of the Certificates and (ii) the Closing Date, may constitute a violation of United States law, and that (x) distributions of principal and interest and (y) the exchange of beneficial interests in a Temporary Regulation S Global Certificate for beneficial interests in the related Permanent Regulation S Global Certificate, in each case, will be made in respect of such Certificates only following the delivery by the Holder of a certification of non-U.S. beneficial ownership, at the times and in the manner set forth in the Agreement.

ANNEX 1 TO EXHIBIT B-1

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees Other Than Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and Wells Fargo Bank, National Association, as Securities Administrator, with respect to the asset backed pass-through certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the entity purchasing the Certificates (the “Transferee”).

2. In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because (i) the Transferee owned and/or invested on a discretionary basis $________________1  in securities (except for the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

___
Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

___
Bank. The Transferee (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

___
Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

___	Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.
___
Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

___
State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

___	ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.
___	Investment Advisor The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

3. The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit, (v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee and did not include any of the securities referred to in the preceding paragraph. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee’s direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934.

5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

___	___	Will the Transferee be purchasing the Certificates
Yes	No	only for the Transferee’s own account?
6. If the answer to the foregoing question is “no”, the Transferee agrees that, in connection with any purchase of securities sold to the Transferee for the account of a third party (including any separate account) in reliance on Rule 144A, the Transferee will only purchase for the account of a third party that at the time is a “qualified institutional buyer” within the meaning of Rule 144A. In addition, the Transferee agrees that the Transferee will not purchase securities for a third party unless the Transferee has obtained a current representation letter from such third party or taken other appropriate steps contemplated by Rule 144A to conclude that such third party independently meets the definition of “qualified institutional buyer” set forth in Rule 144A.

7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee’s purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

Dated:
Print Name of Transferee

By:
Name:
Title:

ANNEX 2 TO EXHIBIT B-1

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees That Are Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and Wells Fargo Bank, National Association, as Securities Administrator, with respect to the asset backed pass-through certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the entity purchasing the Certificates (the “Transferee”) or, if the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because the Transferee is part of a Family of Investment Companies (as defined below), is such an officer of the investment adviser (the “Adviser”).

2. In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone, or the Transferee’s Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee’s Family of Investment Companies, the cost of such securities was used.

___
The Transferee owned $________________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

___
The Transferee is part of a Family of Investment Companies which owned in the aggregate $_______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3. The term “Family of Investment Companies” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

4. The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee’s Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

5. The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A. In addition, the Transferee will only purchase for the Transferee’s own account.

6. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee’s purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

Dated:
Print Name of Transferee or Advisor

By:
Name:
Title:

IF AN ADVISER:

Print Name of Transferee

FORM OF TRANSFEREE REPRESENTATION LETTER

The undersigned hereby certifies on behalf of the purchaser named below (the “Purchaser”) as follows:

1. I am an executive officer of the Purchaser.

2. The Purchaser is a “qualified institutional buyer”, as defined in Rule 144A, (“Rule 144A”) under the Securities Act of 1933, as amended.

3. As of the date specified below (which is not earlier than the last day of the Purchaser’s most recent fiscal year), the amount of “securities”, computed for purposes of Rule 144A, owned and invested on a discretionary basis by the Purchaser was in excess of $100,000,000.

Name of Purchaser
By: (Signature)
Name of Signatory
Title
Date of this certificate
Date of information provided in paragraph 3

1 Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities.

EXHIBIT B-2

FORM OF TRANSFEROR REPRESENTATION LETTER

____________, 20__

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2006-SD2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates, Class CE-1, Class CE-2, Class P and Class R Certificates

Ladies and Gentlemen:

In connection with the transfer by ________________ (the “Transferor”) to __________________________ (the “Transferee”) of the captioned asset-backed pass-through certificates (the “Certificates”), the Transferor hereby certifies as follows:

Neither the Seller nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, or (e) has taken any other action, that (as to any of (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933 (the “Act’), that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The Seller will not act, in any manner set forth in the foregoing sentence with respect to any Certificate. The Seller has not and will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of that certain Pooling and Servicing Agreement, dated as of May 31, 2006, among ACE Securities Corp. as Depositor, Ocwen Loan Servicing, LLC as a servicer, Wells Fargo Bank, National Association as a servicer, Wells Fargo Bank, National Association as Master Servicer and Securities Administrator and HSBC Bank USA, National Association as Trustee (the “Pooling and Servicing Agreement”), pursuant to which Pooling and Servicing Agreement the Certificates were issued.

Very truly yours,
(Transferor)

By:
Name:
Title:

FORM OF TRANSFEREE REPRESENTATION LETTER

_______________, 20__

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2006-SD2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates, Class CE-1, Class CE-2, Class P and Class R Certificates

Ladies and Gentlemen:

In connection with the transfer by ______________________ (the “Transferor”) to __________________________ (the “Transferee”) of the captioned mortgage pass-through certificates (the “Certificates”), the Transferee hereby certifies as follows:

1. The Transferee understands that (a) the Certificates have not been and will not be registered or qualified under the Securities Act of 1933, as amended (the “Act”) or any state securities law, (b) the Depositor is not required to so register or qualify the Certificates, (c) the Certificates may be resold only if registered and qualified pursuant to the provisions of the Act or any state securities law, or if an exemption from such registration and qualification is available, (d) the Pooling and Servicing Agreement contains restrictions regarding the transfer of the Certificates and (e) the Certificates will bear a legend to the foregoing effect.

2. The Transferee is acquiring the Certificates for its own account for investment only and not with a view to or for sale in connection with any distribution thereof in any manner that would violate the Act or any applicable state securities laws.

3. The Transferee is (a) a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters, and, in particular, in such matters related to securities similar to the Certificates, such that it is capable of evaluating the merits and risks of investment in the Certificates, (b) able to bear the economic risks of such an investment and (c) an “accredited investor” within the meaning of Rule 501(a) promulgated pursuant to the Act.

4. The Transferee has been furnished with, and has had an opportunity to review (a) a copy of the Pooling and Servicing Agreement and (b) such other information concerning the Certificates, the Mortgage Loans and the Depositor as has been requested by the Transferee from the Depositor or the Transferor and is relevant to the Transferee’s decision to purchase the Certificates. The Transferee has had any questions arising from such review answered by the Depositor or the Transferor to the satisfaction of the Transferee.

5. The Transferee has not and will not nor has it authorized or will it authorize any person to (a) offer, pledge, sell, dispose of or otherwise transfer any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicit any offer to buy or to accept a pledge, disposition of other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approach or negotiate with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) make any general solicitation by means of general advertising or in any other manner or (e) take any other action, that (as to any of (a) through (e) above) would constitute a distribution of any Certificate under the Act, that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The Transferee will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

6. The Transferee: (a) is not an employee benefit plan or other plan subject to the prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each, a “Plan”), or any other person (including an investment manager, a named fiduciary or a trustee of any Plan) acting, directly or indirectly, on behalf of or purchasing any Certificate with “plan assets” of any Plan within the meaning of the Department of Labor (“DOL”) regulation at 29 C.F.R. § 2510.3-101 or (b) has provided the Securities Administrator with an Opinion of Counsel on which the Depositor, the Master Servicer, the Securities Administrator, the Trustee and the Servicers may rely, acceptable to and in form and substance satisfactory to the Securities Administrator to the effect that the purchase of Certificates is permissible under applicable law, will not constitute or result in any non-exempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Trust Fund, the Trustee, the Master Servicer, the Securities Administrator, the Depositor or the Servicers to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in the Pooling and Servicing Agreement.

In addition, the Transferee hereby certifies, represents and warrants to, and covenants with, the Depositor, the Trustee, the Securities Administrator, the Master Servicer and the Servicers that the Transferee will not transfer such Certificates to any Plan or person unless such Plan or person meets the requirements set forth in paragraph 6 above.

All capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of May 31, 2006, among ACE Securities Corp. as Depositor, Wells Fargo Bank, National Association as Master Servicer and Securities Administrator, Ocwen Loan Servicing, LLC as a servicer, Wells Fargo Bank, National Association as a servicer and HSBC Bank USA, National Association as Trustee, pursuant to which the Certificates were issued.

Very truly yours,

By:
Name:
Title:

EXHIBIT B-3

FORM OF TRANSFER AFFIDAVIT AND AGREEMENT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

___________________________ being duly sworn, deposes, represents and warrants as follows:

1.
I am a _____________________ of _______________________________ (the “Owner”) a corporation duly organized and existing under the laws of _________________________, the record owner of ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates, Class R Certificates (the “Class R Certificates”), on behalf of whom I make this affidavit and agreement. Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement pursuant to which the Class R Certificates were issued.

2.
The Owner (i) is and will be a “Permitted Transferee” as of ____________________, ____ and (ii) is acquiring the Class R Certificates for its own account or for the account of another Owner from which it has received an affidavit in substantially the same form as this affidavit. A “Permitted Transferee” is any person other than a “disqualified organization” or a possession of the United States. For this purpose, a “disqualified organization” means the United States, any state or political subdivision thereof, any agency or instrumentality of any of the foregoing (other than an instrumentality all of the activities of which are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of whose board of directors is not selected by any such governmental entity) or any foreign government, international organization or any agency or instrumentality of such foreign government or organization, any real electric or telephone cooperative, or any organization (other than certain farmers’ cooperatives) that is generally exempt from federal income tax unless such organization is subject to the tax on unrelated business taxable income.

3.
The Owner is aware (i) of the tax that would be imposed on transfers of the Class R Certificates to disqualified organizations under the Internal Revenue Code of 1986 that applies to all transfers of the Class R Certificates after April 31, 1988; (ii) that such tax would be on the transferor or, if such transfer is through an agent (which person includes a broker, nominee or middleman) for a non-Permitted Transferee, on the agent; (iii) that the person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such person an affidavit that the transferee is a Permitted Transferee and, at the time of transfer, such person does not have actual knowledge that the affidavit is false; and (iv) that each of the Class R Certificates may be a “noneconomic residual interest” within the meaning of proposed Treasury regulations promulgated under the Code and that the transferor of a “noneconomic residual interest” will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to impede the assessment or collection of tax.

4.
The Owner is aware of the tax imposed on a “pass-through entity” holding the Class R Certificates if, at any time during the taxable year of the pass-through entity, a non-Permitted Transferee is the record holder of an interest in such entity. (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.)

5.
The Owner is aware that the Securities Administrator will not register the transfer of any Class R Certificate unless the transferee, or the transferee’s agent, delivers to the Securities Administrator, among other things, an affidavit in substantially the same form as this affidavit. The Owner expressly agrees that it will not consummate any such transfer if it knows or believes that any of the representations contained in such affidavit and agreement are false.

6.
The Owner consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificates will only be owned, directly or indirectly, by an Owner that is a Permitted Transferee.

7.	The Owner’s taxpayer identification number is ________________.
8.
The Owner has reviewed the restrictions set forth on the face of the Class R Certificates and the provisions of Section 6.02(d) of the Pooling and Servicing Agreement under which the Class R Certificates were issued (in particular, clauses (iii)(A) and (iii)(B) of Section 6.02(d) which authorize the Securities Administrator to deliver payments to a person other than the Owner and negotiate a mandatory sale by the Securities Administrator in the event that the Owner holds such Certificate in violation of Section 6.02(d)); and that the Owner expressly agrees to be bound by and to comply with such restrictions and provisions.

9.	The Owner is not acquiring and will not transfer the Class R Certificates in order to impede the assessment or collection of any tax.
10.
The Owner anticipates that it will, so long as it holds the Class R Certificates, have sufficient assets to pay any taxes owed by the holder of such Class R Certificates, and hereby represents to and for the benefit of the person from whom it acquired the Class R Certificates that the Owner intends to pay taxes associated with holding such Class R Certificates as they become due, fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Class R Certificates.

11.	The Owner has no present knowledge that it may become insolvent or subject to a bankruptcy proceeding for so long as it holds the Class R Certificates.
12.	The Owner has no present knowledge or expectation that it will be unable to pay any United States taxes owed by it so long as any of the Certificates remain outstanding.
13.
The Owner is not acquiring the Class R Certificates with the intent to transfer the Class R Certificates to any person or entity that will not have sufficient assets to pay any taxes owed by the holder of such Class R Certificates, or that may become insolvent or subject to a bankruptcy proceeding, for so long as the Class R Certificates remain outstanding.

14.
The Owner will, in connection with any transfer that it makes of the Class R Certificates, obtain from its transferee the representations required by Section 6.02(d) of the Pooling and Servicing Agreement under which the Class R Certificate were issued and will not consummate any such transfer if it knows, or knows facts that should lead it to believe, that any such representations are false.

15.
The Owner will, in connection with any transfer that it makes of the Class R Certificates, deliver to the Securities Administrator an affidavit, which represents and warrants that it is not transferring the Class R Certificates to impede the assessment or collection of any tax and that it has no actual knowledge that the proposed transferee: (i) has insufficient assets to pay any taxes owed by such transferee as holder of the Class R Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Class R Certificates remains outstanding; and (iii) is not a “Permitted Transferee”.

16.
The Owner is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States may be included in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

17.
The Owner of the Class R Certificate, hereby agrees that in the event that the Trust Fund created by the Pooling and Servicing Agreement is terminated pursuant to Section 10.01 thereof, the undersigned shall assign and transfer to the Holders of the Class CE-1 Certificates any amounts in excess of par received in connection with such termination. Accordingly, in the event of such termination, the Securities Administrator is hereby authorized to withhold any such amounts in excess of par and to pay such amounts directly to the Holders of the Class CE-1 Certificates. This agreement shall bind and be enforceable against any successor, transferee or assigned of the undersigned in the Class R Certificate. In connection with any transfer of the Class R Certificate, the Owner shall obtain an agreement substantially similar to this clause from any subsequent owner.

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Vice] President, attested by its [Assistant] Secretary, this ____ day of _________________, ____.

[OWNER]

By:
Name:
Title:	[Vice] President

ATTEST:

By:
Name:
Title:	[Assistant] Secretary

Personally appeared before me the above-named __________________, known or proved to me to be the same person who executed the foregoing instrument and to be a [Vice] President of the Owner, and acknowledged to me that [he/she] executed the same as [his/her] free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ______________ day of __________, ____.

Notary Public

County of _____________________________ State of _______________________________

My Commission expires:

FORM OF TRANSFEROR AFFIDAVIT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

_________________________, being duly sworn, deposes, represents and warrants as follows:

1. I am a ____________________ of _________________________ (the “Owner”), a corporation duly organized and existing under the laws of _____________, on behalf of whom I make this affidavit.

2. The Owner is not transferring the Class R Certificates (the “Residual Certificates”) to impede the assessment or collection of any tax.

3. The Owner has no actual knowledge that the Person that is the proposed transferee (the “Purchaser”) of the Residual Certificates: (i) has insufficient assets to pay any taxes owed by such proposed transferee as holder of the Residual Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Residual Certificates remain outstanding and (iii) is not a Permitted Transferee.

4. The Owner understands that the Purchaser has delivered to the Trustee or a transfer affidavit and agreement in the form attached to the Pooling and Servicing Agreement as Exhibit B-2. The Owner does not know or believe that any representation contained therein is false.

5. At the time of transfer, the Owner has conducted a reasonable investigation of the financial condition of the Purchaser as contemplated by Treasury Regulations Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Owner has determined that the Purchaser has historically paid its debts as they became due and has found no significant evidence to indicate that the Purchaser will not continue to pay its debts as they become due in the future. The Owner understands that the transfer of a Residual Certificate may not be respected for United States income tax purposes (and the Owner may continue to be liable for United States income taxes associated therewith) unless the Owner has conducted such an investigation.

6. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Vice] President, attested by its [Assistant] Secretary, this ____ day of ________________, ____.

[OWNER]

By:
Name:
Title:	[Vice] President

ATTEST:

By:
Name:
Title:	[Assistant] Secretary

Personally appeared before me the above-named _________________, known or proved to me to be the same person who executed the foregoing instrument and to be a [Vice] President of the Owner, and acknowledged to me that [he/she] executed the same as [his/her] free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ______ day of _____________, ____.

Notary Public

County of _____________________________ State of _______________________________

My Commission expires:

EXHIBIT C

BACK-UP CERTIFICATION

Re: __________ (the “Trust”)

Mortgage Pass-Through Certificates, Series 2006-SD2

I, [identify the certifying individual], certify to ACE Securities Corp. (the “Depositor”), HSBC Bank USA, National Association (the “Trustee”) and Wells Fargo Bank, National Association (the “Master Servicer”), and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the Master Servicer pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the Master Servicer;

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5) The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the Master Servicer. Any material instances of noncompliance described in such reports have been disclosed to the Master Servicer. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Capitalized terms used and not otherwise defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement, dated as of May 31, 2006, among ACE Securities Corp. as Depositor, Wells Fargo Bank, National Association as Master Servicer, Securities Administrator and as a Servicer, Ocwen Loan Servicing, LLC as a Servicer and HSBC Bank USA, National Association as Trustee.

Date:

[Signature]

[Title]

EXHIBIT D

FORM OF POWER OF ATTORNEY

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO
[Servicer]
[Servicer’s Address]
Attn: _________________________________

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that HSBC Bank USA, National Association, having its principal place of business at _______________________, as Trustee (the “Trustee”) pursuant to that Pooling and Servicing Agreement among ACE Securities Corp. (the “Depositor”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), Wells Fargo Bank, National Association as a servicer (“Wells Fargo”), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and as securities administrator (the “Securities Administrator”) and the Trustee, dated as of May 31, 2006 (the “Pooling and Servicing Agreement”), hereby constitutes and appoints [Ocwen][Wells Fargo], by and through [Ocwen][Wells Fargo]’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans serviced by [Ocwen][Wells Fargo] pursuant to the Pooling and Servicing Agreement for the purpose of performing all acts and executing all documents in the name of the Trustee as may be customarily and reasonably necessary and appropriate to effectuate the following enumerated transactions in respect of any of the mortgages or deeds of trust (the “Mortgages” and the “Deeds of Trust”, respectively) and promissory notes secured thereby (the “Mortgage Notes”) for which the undersigned is acting as Trustee for various certificateholders (whether the undersigned is named therein as mortgagee or beneficiary or has become mortgagee by virtue of endorsement of the Mortgage Note secured by any such Mortgage or Deed of Trust) and for which [Ocwen][Wells Fargo] is acting as servicer, all subject to the terms of the Pooling and Servicing Agreement.

This appointment shall apply to the following enumerated transactions only:

1.
The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recordings is for the purpose of correcting the Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued and said modification or re-recording, in either instance, does not adversely affect the lien of the Mortgage or Deed of Trust as insured.

2.
The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

3.	The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

4.	The completion of loan assumption agreements.

5.
The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

6.	The assignment of any Mortgage or Deed of Trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

7.
The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

8.
With respect to a Mortgage or Deed of Trust, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and the Deed of Trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of a deed in lieu of foreclosure; and

f.
the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 8.a. through 8.e., above.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, _________________ as Trustee pursuant to that Pooling and Servicing Agreement among the Depositor, Ocwen, Wells Fargo, the Master Servicer, the Securities Administrator and the Trustee, dated as of May 31, 2006 (ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates), has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by ____________ its duly elected and authorized Vice President this ___ day of ___________, 200__.

as Trustee for ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates

By:

STATE OF

COUNTY OF

On _______________, 200__, before me, the undersigned, a Notary Public in and for said state, personally appeared _____________, Vice President of __________________ as Trustee for ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed that same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted and executed the instrument.

WITNESS my hand and official seal.
(SEAL)

Notary Public
My Commission Expires

EXHIBIT E

SERVICING CRITERIA

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

Schedule 1122 (Pooling and Servicing Agreement)

Assessments of Compliance and Attestation Reports Servicing Criteria2

Reg. AB Item 1122(d) Servicing Criteria	Depositor	Seller	Servicer	Trustee	Custodian	Paying Agent	Master Servicer	Securities Administrator
(1) General Servicing Considerations
(i) monitoring performance or other triggers and events of default			X				X	X
(ii) monitoring performance of vendors of activities outsourced			X				X
(iii) maintenance of back-up servicer for pool assets
(iv) fidelity bond and E&O policies in effect			X				X
(2) Cash Collection and Administration
(i) timing of deposits to custodial account			X			X	X	X
(ii) wire transfers to investors by authorized personnel			X			X		X
(iii) advances or guarantees made, reviewed and approved as required			X				X
(iv) accounts maintained as required			X			X	X	X
(v) accounts at federally insured depository institutions			X			X	X	X
(vi) unissued checks safeguarded			X			X		X
(vii) monthly reconciliations of accounts			X			X	X	X
(3) Investor Remittances and Reporting
(i) investor reports			X				X	X
(ii) remittances			X			X		X
(iii) proper posting of distributions			X			X		X
(iv) reconciliation of remittances and payment statements			X			X	X	X
(4) Pool Asset Administration
(i) maintenance of pool collateral			X		X
(ii) safeguarding of pool assets/documents			X		X
(iii) additions, removals and substitutions of pool assets		X	X
(iv) posting and allocation of pool asset payments to pool assets			X
(v) reconciliation of servicer records			X
(vi) modifications or other changes to terms of pool assets			X
(vii) loss mitigation and recovery actions			X
(viii)records regarding collection efforts			X
(ix) adjustments to variable interest rates on pool assets			X
(x) matters relating to funds held in trust for obligors			X
(xi) payments made on behalf of obligors (such as for taxes or insurance)			X
(xii) late payment penalties with respect to payments made on behalf of obligors			X
(xiii)records with respect to payments made on behalf of obligors			X
(xiv) recognition and recording of delinquencies, charge-offs and uncollectible accounts			X				X
(xv) maintenance of external credit enhancement or other support

* The descriptions of the Item 1122(d) servicing criteria use key words and phrases and are not verbatim recitations of the servicing criteria. Refer to Regulation AB, Item 1122 for a full description of servicing criteria.

EXHIBIT F

MORTGAGE LOAN PURCHASE AGREEMENT

This is a Mortgage Loan Purchase Agreement (this “Agreement”), dated June 26, 2006, between DB Structured Products, Inc., a Delaware corporation (the “Seller”) and ACE Securities Corp., a Delaware corporation (the “Purchaser”).

Preliminary Statement

The Seller intends to sell the Mortgage Loans (as hereinafter identified) to the Purchaser on the terms and subject to the conditions set forth in this Agreement. The Purchaser intends to deposit the Mortgage Loans into a mortgage pool comprising the Trust Fund. The Trust Fund will be evidenced by a single series of mortgage pass-through certificates designated as ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2, Asset Backed Pass-Through Certificates (the “Certificates”). The Certificates will consist of ten classes of certificates. The Certificates will be issued pursuant to a Pooling and Servicing Agreement for ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2, Asset Backed Pass-Through Certificates, dated as of May 31, 2006 (the “Pooling and Servicing Agreement”), among the Purchaser as depositor, Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), Wells Fargo Bank, National Association as a servicer (“Wells Fargo”) and HSBC Bank USA, National Association, as trustee (the “Trustee”). Certain of the Mortgage Loans will be serviced by Select Portfolio Servicing, Inc. (“SPS”, and together with Ocwen and Wells Fargo, each a “Servicer” and collectively the “Servicers”) pursuant to a separate servicing agreement between the Seller and SPS (the “SPS Servicing Agreement”) which will be assigned to the Purchaser as of the date hereof. The Purchaser will sell the Class A, Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates (collectively, the “Offered Certificates”) to Deutsche Bank Securities Inc. (“DBSI”), pursuant to the Second Amended and Restated Underwriting Agreement, dated June 24, 1999, as amended and restated to and including January 25, 2006, between the Purchaser and DBSI, and the Terms Agreement, dated June 22, 2006 (collectively, the “Underwriting Agreement”), between the Purchaser and DBSI. Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

The parties hereto agree as follows:

SECTION 1. Agreement to Purchase. The Seller hereby sells, and the Purchaser hereby purchases, on or before June 26, 2006 (the “Closing Date”), certain fixed-rate and adjustable-rate, residential first and second lien mortgage loans on mortgaged properties consisting of attached, detached or semi-detached, one to four-family dwelling units, individual condominium units, manufactured homes and individual units in planned unit developments (the “Mortgage Loans”), having an aggregate principal balance as of the close of business on May 31, 2006 (the “Cut-off Date”) of approximately $145,159,298 (the “Closing Balance”), including the right to any Prepayment Charges payable by the related Mortgagors in connection with any Principal Prepayments on the Mortgage Loans, but excluding the rights to the servicing of the Mortgage Loans which shall be retained by the Seller (the “Servicing Rights”).

SECTION 2. Closing Schedule. The Purchaser and the Seller have agreed upon which of the mortgage loans owned by the Seller are to be purchased by the Purchaser pursuant to this Agreement and the Seller will prepare or cause to be prepared on or prior to the Closing Date a final schedule (the “Closing Schedule”) that shall describe such Mortgage Loans and set forth all of the Mortgage Loans to be purchased under this Agreement, including the Prepayment Charges. The Closing Schedule will conform to the requirements set forth in this Agreement and to the definition of “Mortgage Loan Schedule” under the Pooling and Servicing Agreement.

SECTION 3. Consideration.

(a) In consideration for the Mortgage Loans to be purchased hereunder, the Purchaser shall, as described in Section 8, pay to or upon the order of the Seller in immediately available funds an amount (the “Purchase Price”) equal to (i) $__________1  and (ii) a 100% interest in the Class CE-1, Class CE-2, Class P and Class R Certificates (collectively the “DB Certificates”). The DB Certificates shall be in the name of “Deutsche Bank Securities Inc.”

(b) The Purchaser or any assignee, transferee or designee of the Purchaser shall be entitled to (i) with respect to all of the Mortgage Loans other than the Mortgage Loans set forth on Schedule B attached hereto, all payments of principal collected after the Cut-off Date and all payments of interest on the Mortgage Loans collected after the Cut-off Date and (ii) with respect to the Mortgage Loans set forth on Schedule B attached hereto, all scheduled principal due after the related Cut-off Date, all other recoveries of principal collected after the Cut-off Date (provided, however, that all scheduled payments of principal due on or before the Cut-off Date and collected by the Seller after the Cut-off Date shall belong to the Seller), and all payments of interest on the Mortgage Loans (minus that portion of any such interest payment that is allocable to the period prior to the Cut-off Date).

(c) Pursuant to the Pooling and Servicing Agreement, the Purchaser will assign all of its right, title and interest in and to the Mortgage Loans, together with its rights under this Agreement, to the Trustee for the benefit of the Certificateholders.

SECTION 4. Transfer of the Mortgage Loans.

(a) Possession of Mortgage Files.  The Seller does hereby sell to the Purchaser, without recourse but subject to the terms of this Agreement, all of its right, title and interest in, to and under the Mortgage Loans, including the Prepayment Charges on the Mortgage Loans, but excluding the Servicing Rights. The contents of each Mortgage File not delivered to the Purchaser or to any assignee, transferee or designee of the Purchaser on or prior to the Closing Date and not listed as a defect on Schedule A attached hereto are and shall be held in trust by the Seller for the benefit of the Purchaser or any assignee, transferee or designee of the Purchaser.  Upon the sale of the Mortgage Loans, the ownership of each Mortgage Note, the related Mortgage and the other contents of the related Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of the Seller on or after the Closing Date shall immediately vest in the Purchaser and shall be delivered immediately to the Purchaser or as otherwise directed by the Purchaser.

(b) Delivery of Mortgage Loan Documents.  Except as set forth on Schedule A attached hereto, the Seller will, on or prior to the Closing Date, deliver or cause to be delivered to the Purchaser or any assignee, transferee or designee of the Purchaser each of the following documents for each Mortgage Loan:

(A) the original Mortgage Note (including all riders thereto) bearing all intervening endorsements necessary to show a complete chain of endorsements from the original payee, endorsed in blank, via original signature, and, if previously endorsed, signed in the name of the last endorsee by a duly qualified officer of the last endorsee. If the Mortgage Loan was acquired by the last endorsee in a merger, the endorsement must be by “[name of last endorsee], successor by merger to [name of predecessor]”. If the Mortgage Loan was acquired or originated by the last endorsee while doing business under another name, the endorsement must be by “[name of last endorsee], formerly known as [previous name]”;

(B) Reserved;

(C) the original Assignment of Mortgage executed in blank;

(D) the original of any guarantee executed in connection with the Mortgage Note, if any;

(E) the original Mortgage (including all riders thereto) with evidence of recording thereon and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon, and in the case of each MOM Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loan and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS®, with evidence of recording indicated thereon; or, if the original Mortgage with evidence of recording thereon has not been returned by the public recording office where such Mortgage has been delivered for recordation or such Mortgage has been lost or such public recording office retains the original recorded Mortgage, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an officer’s certificate of the title insurer insuring the Mortgage, the escrow agent, the seller or the related Servicer stating that such Mortgage has been delivered to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Purchaser’s designee upon receipt thereof by the party delivering the officer’s certificate or by the related Servicer; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage with the recording information thereon certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

(F) the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon, if any;

(G) the originals of any intervening assignments of mortgage with evidence of recording thereon evidencing a complete chain of ownership from the originator of the Mortgage Loan to the last assignee, or if any such intervening assignment of mortgage has not been returned from the applicable public recording office or has been lost or if such public recording office retains the original recorded intervening assignments of mortgage, a photocopy of such intervening assignment of mortgage, together with (i) in the case of a delay caused by the public recording office, an officer’s certificate of the title insurer insuring the Mortgage, the escrow agent, the seller or the related Servicer stating that such intervening assignment of mortgage has been delivered to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Purchaser’s designee upon receipt thereof by the party delivering the officer’s certificate or by the related Servicer; or (ii) in the case of an intervening assignment of mortgage where a public recording office retains the original recorded intervening assignment of mortgage or in the case where an intervening assignment of mortgage is lost after recordation in a public recording office, a copy of such intervening assignment of mortgage with recording information thereon certified by such public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage;

(H) if the Mortgage Note, the Mortgage, any Assignment of Mortgage, or any other related document has been signed by a Person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such Person to sign;

(I) the original lender’s title insurance policy in the form of an ALTA mortgage title insurance policy or, if the original lender’s title insurance policy has not been issued, the irrevocable commitment to issue the same; provided, that the Seller shall deliver such original title insurance policy to the Purchaser or any assignee, transferee or designee of the Purchaser promptly upon receipt by the Seller, if any; and

(J) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

Notwithstanding anything to the contrary contained in this Section 4, with respect to certain of the Mortgage Loans, if any original Mortgage Note referred to in this Section 4(b) cannot be located, the obligations of the Seller to deliver such document shall be deemed to be satisfied upon delivery to the Purchaser or any assignee, transferee or designee of the Purchaser of a photocopy of such Mortgage Note, if available, with a lost note affidavit substantially in the form of Exhibit 1 attached hereto. If any of the original Mortgage Notes for which a lost note affidavit was delivered to the Purchaser or any assignee, transferee or designee of the Purchaser is subsequently located, such original Mortgage Note shall be delivered to the Purchaser or any assignee, transferee or designee of the Purchaser within three Business Days.

Each original document relating to a Mortgage Loan which is not delivered to the Purchaser or its assignee, transferee or designee, if held by the Seller, shall be so held for the benefit of the Purchaser, its assignee, transferee or designee.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Seller further agrees that it will cause, at the Seller’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Seller further agrees that it will not, and will not permit any Servicer or the Master Servicer to, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement or the Pooling and Servicing Agreement.

(c) Acceptance of Mortgage Loans. The documents delivered pursuant to Section 4(b) hereof shall be reviewed by the Purchaser or any assignee, transferee or designee of the Purchaser at any time before or after the Closing Date (and with respect to each document permitted to be delivered after the Closing Date, within seven days of its delivery) to ascertain that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Closing Schedule.

(d) Transfer of Interest in Agreements. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, to the Trustee, as may be required to effect the purposes of the Pooling and Servicing Agreement, without the consent of the Seller, and the assignee shall succeed to the rights and obligations hereunder of the Purchaser.  Any expense reasonably incurred by or on behalf of the Purchaser or the Trustee in connection with enforcing any obligations of the Seller under this Agreement will be promptly reimbursed by the Seller.

(e) Examination of Mortgage Files. Prior to the Closing Date, the Seller shall either (i) deliver in escrow to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination the Mortgage File pertaining to each Mortgage Loan, or (ii) make such Mortgage Files available to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination.  Such examination may be made by the Purchaser or the Trustee, and their respective designees, upon reasonable notice to the Seller during normal business hours before the Closing Date and within 60 days after the Closing Date.  If any such person makes such examination prior to the Closing Date and identifies any Mortgage Loans that do not conform to the requirements of the Purchaser as described in this Agreement, including the exceptions set forth in Schedule A attached hereto, such Mortgage Loans shall be deleted from the Closing Schedule.  The Purchaser may, at its option and without notice to the Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination.  The fact that the Purchaser or any person has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the rights of the Purchaser or any assignee, transferee or designee of the Purchaser to demand repurchase or other relief as provided herein or under the Pooling and Servicing Agreement.

SECTION 5. Representations, Warranties and Covenants of the Seller.

The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i) The Seller is a Delaware corporation with full corporate power and authority to conduct its business as presently conducted by it to the extent material to the consummation of the transactions contemplated herein. The Agreement has been duly authorized, executed and delivered by the Seller. The Seller had the full corporate power and authority to own the Mortgage Loans and to transfer and convey the Mortgage Loans to the Purchaser and has the full corporate power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement;

(ii) The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or reorganization or general principles of equity;

(iii) The execution, delivery and performance of this Agreement by the Seller (x) does not conflict and will not conflict with, does not breach and will not result in a breach of and does not constitute and will not constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under (A) any terms or provisions of the organizational documents of the Seller, (B) any term or provision of any material agreement, contract, instrument or indenture, to which the Seller is a party or by which the Seller or any of its property is bound, or (C) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Seller or any of its property and (y) does not create or impose and will not result in the creation or imposition of any lien, charge or encumbrance (other than any created hereby in favor of the Purchaser and its assignees) which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

(iv) No consent, approval, authorization or order of, registration or filing with, or notice on behalf of the Seller to any governmental authority or court is required, under federal laws or the laws of the State of New York, for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation by the Seller of any other transaction contemplated hereby and by the Pooling and Servicing Agreement; provided, however, that the Seller makes no representation or warranty regarding federal or state securities laws in connection with the sale or distribution of the Certificates;

(v) The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(vi) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(vii) The Mortgage Loan Documents and any other documents required to be delivered with respect to each Mortgage Loan pursuant to this Agreement have been delivered to the Custodians, all in compliance with the specific requirements of this Agreement;

(viii) Immediately prior to the payment of the Purchase Price for each Mortgage Loan, the Seller was the owner of record of the related Mortgage and the indebtedness evidenced by the related Mortgage Note and upon the payment of the Purchase Price by the Purchaser, in the event that the Seller retains record title, the Seller shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof and only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

(ix) There are no actions or proceedings against, or, to the best knowledge of Seller, investigations of, the Seller before any court, administrative agency or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans by the Seller or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement;

(x) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any relevant jurisdiction, except any as may have been complied with;

(xi) The Seller has not dealt with any broker, investment banker, agent or other person, except for the Purchaser or any of its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans (except that an entity that previously financed the Seller’s ownership of the Mortgage Loans may be entitled to a fee to release its security interest in the Mortgage Loans, which fee shall have been paid and which security interest shall have been released on or prior to the Closing Date);

(xii) There is no litigation currently pending or, to the best of the Seller’s knowledge without independent investigation, threatened against the Seller that would reasonably be expected to adversely affect the transfer of the Mortgage Loans, the issuance of the Certificates or the execution, delivery, performance or enforceability of this Agreement, or that would result in a material adverse change in the financial condition of the Seller; and

(xiii) The information set forth in the applicable part of the Closing Schedule relating to the existence of a Prepayment Charge on the Mortgage Loans is complete, true and correct in all material respects at the date or dates respecting which such information is furnished and each Prepayment Charge on the Mortgage Loans is permissible and enforceable in accordance with its terms upon the mortgagor’s full and voluntary principal prepayment under applicable law, except to the extent that (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (2) the collectability thereof may be limited due to acceleration in connection with a foreclosure or other involuntary prepayment or (3) subsequent changes in applicable law may limit or prohibit enforceability thereof under applicable law.

SECTION 6. Representations and Warranties of the Seller Relating to the Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser that as to each Mortgage Loan as of the Closing Date (unless otherwise specified):

(i) Information provided to the Rating Agencies, including the loan level detail set forth on the Closing Schedule, is true and correct in all material respects as of the Cut-off Date according to the Rating Agency Requirements;

(ii) With respect to each Mortgage Loan other than the Mortgage Loans identified on Schedule C attached hereto, no error, omission, misrepresentation, negligence, fraud or similar occurrence has taken place on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of such Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. With respect to each Mortgage Loan identified on Schedule C attached hereto, no material misrepresentation, fraud or similar occurrence has taken place on the part of the originator and Seller;

(iii) Except with respect to Mortgage Loans that are delinquent, that have borrowers in bankruptcy and/or that are subject to forbearance plans (collectively, the “Delinquent/Plan Mortgage Loans”), all payments required to be made prior to the Cut-off Date with respect to each Mortgage Loan have been made;

(iv) Neither the Seller nor the related originator of the Mortgage Loan has advanced any Monthly Payment required under the terms of the Mortgage Note;

(v) Except with respect to certain of the Delinquent/Plan Mortgage Loans, there are no delinquent taxes, assessment liens or insurance premiums affecting the related Mortgaged Property;

(vi) The terms of the Mortgage Note and the Mortgage have not been materially impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement (approved by the title insurer to the extent required by the policy) and which assumption agreement has been delivered to the Trustee;

(vii) The Mortgaged Property is insured against loss by fire and hazards of extended coverage (excluding earthquake insurance) in an amount which is at least equal to the lesser of (i) the amount necessary to compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis or (ii) the outstanding principal balance of the Mortgage Loan. If the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect. All such insurance policies contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and the Seller has not engaged in any act or omission which would impair the coverage of any such insurance policies. Except as may be limited by applicable law, the Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(viii) Each Mortgage Loan and the related Prepayment Charge, if any, complied in all material respects with any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, anti-predatory lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing or disclosure laws applicable to the origination and servicing of the Mortgage Loans and the consummation of the transactions contemplated hereby will not involve the violation of any such laws;

(ix) Except as otherwise set forth in the Mortgage File, the Mortgage has not been satisfied, cancelled, subordinated (other than with respect to second lien Mortgage Loans, the subordination to the first lien) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release;

(x) The Mortgage was recorded or was submitted for recording in accordance with all applicable laws and is a valid, existing and enforceable first or second lien on the Mortgaged Property including all improvements on the Mortgaged Property;

(xi) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, insured under the related title policy, and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by a bankruptcy, insolvency or reorganization;

(xii) The Seller is the sole legal, beneficial and equitable owner of the Mortgage Note and the Mortgage and has the full right to convey, transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien (other than with respect to second lien Mortgage Loans, the subordination to the related first lien mortgage loan), pledge, charge, claim or security interest and immediately upon the sale, assignment and endorsement of the Mortgage Loans from the Seller to the Purchaser, the Purchaser shall have good and indefeasible title to and be the sole legal owner of the Mortgage Loans subject only to any encumbrance, equity, lien, pledge, charge, claim or security interest arising out of the Purchaser’s actions;

(xiii) Each Mortgage Loan is covered by a valid and binding American Land Title Association lender’s title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, in either case, issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located. Except as set forth in the related Mortgage File, no claims have been filed under such lender’s title insurance policy, and the Seller has not done, by act or omission, anything that would impair the coverage of the lender’s title insurance policy;

(xiv) Except with respect to the Delinquent/Plan Mortgage Loans, there is no material default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, and the Seller has not, nor has its predecessors, waived any material default, breach, violation or event of acceleration;

(xv) Except as set forth in the related Mortgage Files, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material provided to the related Mortgaged Property prior to the origination of the Mortgage Loan which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage, except as may be disclosed in the related title policy;

(xvi) Approximately 98.23% of the Mortgage Notes are payable on the first day of each month in monthly payments which (a) in the case of a fixed rate Mortgage Loans are sufficient to amortize the Mortgage Loan fully by the stated maturity date over an original term from commencement of amortization to not more than 30.5 years, (b) in the case of adjustable rate Mortgage Loans, are changed on each adjustment date, and in any case are sufficient to amortize the Mortgage Loan fully by the stated maturity date over an original term from commencement of amortization to not more than 40 years and (c) in the case of balloon Mortgage Loans, are based on a set amortization schedule of not more than 30 years, as set forth in the related Mortgage Note, and include a final monthly payment substantially greater than the preceding monthly payment which is sufficient to amortize the remaining principal balance of such balloon Mortgage Loan. Other than with respect to Simple Interest Mortgage Loans, interest is calculated on each Mortgage Loan on a 30/360 basis. Interest is payable on each Mortgage Loan in arrears. Except for 6.49% of the Mortgage Loans (measured by the aggregate principal balance of the Mortgage Loans as of the Cut-off Date), no Mortgage Loan is a balloon loan. No Mortgage Loan permits negative amortization;

(xvii) The servicing practices used in connection with the servicing of the Mortgage Loans have been in all respects reasonable and customary in the mortgage servicing industry of like mortgage loan servicers, servicing similar sub prime mortgage loans originated in the same jurisdiction as the Mortgaged Property;

(xviii) At the time of origination of the Mortgage Loan there was no proceeding pending for the total or partial condemnation of the Mortgaged Property and, as of the date such Mortgage Loan was purchased by the Purchaser, to the best of the Purchaser’s knowledge there is no proceeding pending for the total or partial condemnation of the Mortgaged Property;

(xix) The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure;

(xx) The Mortgage Note is not and has not been secured by any collateral except the lien of the related Mortgage referred to in subsection (x) above;

(xxi) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Seller to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(xxii) At the time of origination and except as otherwise set forth in the related Mortgage Files, the Mortgage Loan is not subject to any valid right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any such right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(xxiii) To the best of the Seller’s knowledge, the Mortgaged Property is free of material damage and in good repair, excepting therefrom any Mortgage Loan subject to an escrow withhold as shown on the Closing Schedule;

(xxiv) All of the improvements which were included in determining the appraised value of the Mortgaged Property lie wholly within the Mortgaged Property’s boundary lines and no improvements on adjoining properties encroach upon the Mortgaged Property, excepting therefrom: (i) any encroachment insured against in the lender’s title insurance policy identified in subsection (xiii), (ii) any encroachment generally acceptable to sub prime mortgage loan originators doing business in the same jurisdiction as the Mortgaged Property, and (iii) any encroachment which does not materially interfere with the benefits of the security intended to be provided by such Mortgage;

(xxv) All parties to the Mortgage Note had the legal capacity to execute the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly executed by such parties;

(xxvi) To the best of the Seller’s knowledge, at the time of origination of the Mortgage Loan, no appraised improvement located on or being part of the Mortgaged Property was in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required in connection with the origination of any Mortgage Loan with respect to the occupancy of the Mortgaged Property, have been made or obtained from the appropriate authorities;

(xxvii) No Mortgagor has notified the Seller of any relief requested or allowed under the Servicemembers Civil Relief Act;

(xxviii) All parties which have held an interest in the Mortgage Loan are (or during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the state wherein the Mortgaged Property is located, (2) organized under the laws of such state, (3) qualified to do business in such state, (4) a federal savings and loan association or national bank, (5) not doing business in such state, or (6) exempt from the applicable licensing requirements of such state;

(xxix) Except as otherwise disclosed by the Seller, the Mortgage File contains an appraisal of the related Mortgaged Property which was made prior to the approval of the Mortgage Loan by a qualified appraiser, duly appointed by the related originator and was made in accordance with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the Uniform Standards of Professional Appraisal Practice;

(xxx) Except as may otherwise be limited by applicable law, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder;

(xxxi) The Mortgage Loan does not contain any provision which would constitute a “buydown” provision and pursuant to which Monthly Payments are paid or partially paid with funds deposited in a separate account established by the related originator, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor. The Mortgage Loan is not a “graduated payment mortgage loan” and the Mortgage loan does not have a shared appreciation or other contingent interest feature;

(xxxii) To the best of the Seller’s knowledge there is no action or proceeding directly involving the Mortgaged Property presently pending in which compliance with any environmental law, rule or regulation is at issue and the Seller has received no notice of any condition at the Mortgaged Property which is reasonably likely to give rise to an action or proceeding in which compliance with any environmental law, rule or regulation is at issue;

(xxxiii) Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of Treasury Regulation section 1.860G-2(a);

(xxxiv) Each Mortgage Loan is directly secured by a first or second lien on, and consists of vacant land or a single parcel of, real property with a detached one-to-four family residence erected thereon, a townhouse or an individual condominium unit in a condominium project, an individual unit in a planned unit development (“PUD”). No residence or dwelling is a mobile home or a manufactured dwelling unless it is an Acceptable Manufactured Dwelling (as defined herein). An “Acceptable Manufactured Dwelling” is a manufactured dwelling, which is permanently affixed to a foundation and treated as “real estate” under applicable law. No Mortgaged Property is used for commercial purposes. Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

(xxxv) The Mortgage Interest Rate with respect to the Adjustable Rate Mortgage Loans is subject to adjustment at the time and in the amounts as are set forth in the related Mortgage Note;

(xxxvi) No Mortgage Loan contains a provision whereby the Mortgagor can convert an Adjustable Rate Mortgage Loan into a Fixed Rate Mortgage Loan;

(xxxvii) No Mortgage Loan is subject to the Home Ownership and Equity Protection Act of 1994 or any comparable law and no Mortgage Loan is classified and/or defined as “high cost”, “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) or “predatory” loan under any other federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) including, but not limited to, the States of Georgia or North Carolina, or the City of New York;

(xxxviii) There is no Mortgage Loan that was originated or modified on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia. There is no such Mortgage Loan underlying the Certificate that was originated on or after March 7, 2003, which is a “high cost home loan” as defined under the Georgia Fair Lending Act;

(xxxix) With respect to any Mortgage Loan that is secured by a second lien on the related Mortgaged Property, either (a) no consent for the Mortgage Loan is required by the holder of any related senior lien or (b) such consent has been obtained and is contained in the Mortgage File;

(xl) With respect to a Mortgage Loan which is a second lien, as of the date hereof, the Seller has not received a notice of default of a senior lien on the related Mortgaged Property which has not been cured;

(xli) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.);

(xlii) No Mortgage Loan is a “High-Cost Home Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C)

(xliii) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(xliv) No Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.);

(xlv) There is no Mortgage Loan that (a) is secured by property located in the State of Kentucky; (b) was originated on or after June 24, 2003, and (c) which is a “high cost home loan” as defined under Kentucky State Statute KRS 360.100, effective as of June 24, 2003;

(xlvi) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary which is now Version 5.6(d) Revised, Appendix E (attached hereto as Exhibit 2));

(xlvii) No Loan secured by property located in the State of Indiana is a high-cost home loan as defined in the Indiana High Cost Home Loan Act;

(xlviii) There is no Mortgage Loan that (a) is secured by property located in the State of Arkansas, (b) has a note date on or after July 16, 2003, and (c) which is a “high cost home loan” as defined under the Arkansas Home Loan Protection Act, effective as of July 16, 2003; and

(xlix) No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan.

SECTION 7. Repurchase Obligation for Defective Documentation and for Breach of Representation and Warranty.

(a) The representations and warranties contained in Section 6 shall not be impaired by any review and examination of loan files or other documents evidencing or relating to the Mortgage Loans or any failure on the part of the Seller or the Purchaser to review or examine such documents and shall inure to the benefit of any assignee, transferee or designee of the Purchaser, including the Trustee for the benefit of the Certificateholders. With respect to the representations and warranties contained herein as to which the Seller has no knowledge, if it is discovered that the substance of any such representation and warranty was inaccurate as of the date such representation and warranty was made or deemed to be made, and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, then notwithstanding the lack of knowledge by the Seller with respect to the substance of such representation and warranty being inaccurate at the time the representation and warranty was made, the Seller shall take such action described in the following paragraph in respect of such Mortgage Loan.

Except with respect to the defects set forth on Schedule A attached hereto, upon discovery by the Seller, the Purchaser or any assignee, transferee or designee of the Purchaser of any materially defective document in, or that any material document was not transferred by the Seller, as listed on a Custodian’s preliminary exception report, as described in the related Custodial Agreement, as part of any Mortgage File, or of a breach of any of the representations and warranties contained in Section 6 that materially and adversely affects the value of any Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, the party discovering such breach shall give prompt written notice to the Seller. Within 60 days of its discovery or its receipt of notice of any such missing documentation that was not transferred by the Seller as described above, or of materially defective documentation, or any such breach of a representation and warranty, the Seller promptly shall deliver such missing document or cure such defect or breach in all material respects or, in the event the Seller cannot deliver such missing document or cannot cure such defect or breach, the Seller shall, within 90 days of its discovery or receipt of notice of any such missing or materially defective documentation or of any such breach of a representation and warranty, either (i) repurchase the affected Mortgage Loan at the Purchase Price (as such term is defined in the Pooling and Servicing Agreement) or (ii) pursuant to the provisions of the Pooling and Servicing Agreement, cause the removal of such Mortgage Loan from the Trust Fund and substitute one or more Qualified Substitute Mortgage Loans. The Seller shall amend the Closing Schedule to reflect the withdrawal of such Mortgage Loan from the terms of this Agreement and the Pooling and Servicing Agreement. The Seller shall deliver to the Purchaser such amended Closing Schedule and shall deliver such other documents as are required by this Agreement or the Pooling and Servicing Agreement within five (5) days of any such amendment. Any repurchase pursuant to this Section 7(a) shall be accomplished by transfer to an account designated by the Purchaser of the amount of the Purchase Price in accordance with Section 2.03 of the Pooling and Servicing Agreement. Any repurchase required by this Section shall be made in a manner consistent with Section 2.03 of the Pooling and Servicing Agreement.

(b) If the representation made by the Seller in Section 5(xiii) is breached, the Seller shall not have the right or obligation to cure, substitute or repurchase the affected Mortgage Loan but shall remit to the related Servicer for deposit in the related Collection Account or the Custodial Account, as applicable, prior to the next succeeding Servicer Remittance Date, the amount of the Prepayment Charge indicated on the applicable part of the Closing Schedule to be due from the Mortgagor in the circumstances less any amount collected and remitted to such Servicer for deposit into the related Collection Account or the Custodial Account.

(c) It is understood and agreed that the obligations of the Seller set forth in this Section 7 to cure or repurchase a defective Mortgage Loan (and to make payments pursuant to Section 7(b)) constitute the sole remedies of the Purchaser against the Seller respecting a missing document or a breach of the representations and warranties contained in Section 6.

SECTION 8. Closing; Payment for the Mortgage Loans. The closing of the purchase and sale of the Mortgage Loans, shall be held at the New York City office of Thacher Proffitt & Wood llp at 10:00 a.m. New York City time on the Closing Date.

The closing shall be subject to each of the following conditions:

(a) All of the representations and warranties of the Seller under this Agreement shall be true and correct in all material respects as of the date as of which they are made and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b) The Purchaser shall have received, or the attorneys of the Purchaser shall have received in escrow (to be released from escrow at the time of closing), all closing documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(c) The Seller shall have delivered or caused to be delivered and released to the Purchaser or to its designee, all documents (including without limitation, the Mortgage Loans) required to be so delivered by the Purchaser pursuant to Section 2.01 of the Pooling and Servicing Agreement; and

(d) All other terms and conditions of this Agreement and the Pooling and Servicing Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall deliver or cause to be delivered to the Seller on the Closing Date, against delivery and release by the Seller to the Trustee of all documents required pursuant to the Pooling and Servicing Agreement, the consideration for the Mortgage Loans as specified in Section 3 of this Agreement.

SECTION 9. Closing Documents. Without limiting the generality of Section 8 hereof, the closing shall be subject to delivery of each of the following documents:

(a) An Officers’ Certificate of the Seller, dated the Closing Date, upon which the Purchaser and DBSI may rely with respect to certain facts regarding the sale of the Mortgage Loans by the Seller to the Purchaser;

(b) An Opinion of Counsel of the Seller, dated the Closing Date and addressed to the Purchaser and DBSI;

(c) Such opinions of counsel as the Rating Agencies or the Trustee may request in connection with the sale of the Mortgage Loans by the Seller to the Purchaser or the Seller’s execution and delivery of, or performance under, this Agreement; and

(d) Such further information, certificates, opinions and documents as the Purchaser or DBSI may reasonably request.

SECTION 10. Costs. The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) all costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including without limitation, fees for title policy endorsements and continuations, the fees and expenses of the Seller’s accountants and attorneys, the costs and expenses incurred in connection with producing any Servicer’s loan loss, foreclosure and delinquency experience, and the costs and expenses incurred in connection with obtaining the documents referred to in Sections 9(a), 9(b) and 9(c), the costs and expenses of printing (or otherwise reproducing) and delivering this Agreement, the Pooling and Servicing Agreement, the Certificates, the prospectus and prospectus supplement, and any private placement memorandum relating to the Certificates and other related documents, the initial fees, costs and expenses of the Trustee, the fees and expenses of the Purchaser’s counsel in connection with the preparation of all documents relating to the securitization of the Mortgage Loans, the filing fee charged by the Commission for registration of the Certificates and the fees charged by any rating agency to rate the Certificates.  All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

SECTION 11. Servicing. Each Mortgage Loan will be master serviced by the Master Servicer under the Pooling and Servicing Agreement and serviced by the related Servicer on behalf of the Trust under the Pooling and Servicing Agreement or under the SPS Servicing Agreement, as applicable, and the Seller has represented to the Purchaser that the Mortgage Loans are not subject to any other servicing agreements with third parties. It is understood and agreed between the Seller and the Purchaser that the Mortgage Loans are to be delivered free and clear of any servicing agreements (other than the SPS Servicing Agreement, which will be assigned to the Purchaser as of the date hereof). Neither the Purchaser nor any affiliate of the Purchaser is servicing the Mortgage Loans under any such servicing agreement and, accordingly, neither the Purchaser nor any affiliate of the Purchaser is entitled to receive any fee for releasing the Mortgage Loans from any such servicing agreement. The Seller shall arrange for the orderly transfer of such servicing to the related Servicers. For so long as the Master Servicer master services a Mortgage Loan and the related Servicers service such Mortgage Loan, the Master Servicer shall be entitled to the Master Servicing Fee and the Servicer shall be entitled to the servicing fee with respect to such Mortgage Loan and such other payments as provided for under the terms of the Pooling and Servicing Agreement and the SPS Servicing Agreement, as applicable.

SECTION 12. Mandatory Delivery; Grant of Security Interest.  The sale and delivery on the Closing Date of the Mortgage Loans (exclusive of the Servicing Rights) described on the Closing Schedule in accordance with the terms and conditions of this Agreement is mandatory.  It is specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser in the event of the Seller’s failure to deliver the Mortgage Loans on or before the Closing Date.  The Seller hereby grants to the Purchaser a lien on and a continuing security interest in the Seller’s interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligation hereunder, and the Seller agrees that it holds such Mortgage Loans in custody for the Purchaser, subject to the Purchaser’s (i) right, prior to the Closing Date, to reject any Mortgage Loan to the extent permitted by this Agreement and (ii) obligation to deliver or cause to be delivered the consideration for the Mortgage Loans pursuant to Section 8 hereof.  Any Mortgage Loans rejected by the Purchaser shall concurrently therewith be released from the security interest created hereby.  All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

Notwithstanding the foregoing, if on the Closing Date, each of the conditions set forth in Section 8 hereof shall have been satisfied and the Purchaser shall not have paid or caused to be paid the Purchase Price, or any such condition shall not have been waived or satisfied and the Purchaser determines not to pay or cause to be paid the Purchase Price, the Purchaser shall immediately effect the redelivery of the Mortgage Loans, if delivery to the Purchaser has occurred, and the security interest created by this Section 12 shall be deemed to have been released.

SECTION 13. Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by fax and, receipt of which is confirmed by telephone, if to the Purchaser, addressed to the Purchaser at 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211, fax: (704) 365-1362, Attention: Juliana Johnson, or such other address as may hereafter be furnished to the Seller in writing by the Purchaser; and if to the Seller, addressed to the Seller at 60 Wall Street, New York, New York 10005, fax: (212) 250-2740, Attention:  Michael Commaroto, or to such other address as the Seller may designate in writing to the Purchaser.

SECTION 14. Severability of Provisions.  Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 15. Agreement of Parties.  The Seller and the Purchaser each agree to execute and deliver such instruments and take such actions as either of the others may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.

SECTION 16. Survival.  The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on its behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

SECTION 17. GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (EXCLUDING THE CHOICE OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 18. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans (exclusive of the Servicing Rights) by the Seller to the Purchaser as provided in Section 4 hereof be, and be construed as, a sale of the Mortgage Loans by the Seller to the Purchaser and not as a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Seller, then (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller and (b) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (2) the conveyance provided for in Section 4 hereof shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in a Collection Account or the Custodial Account whether in the form of cash, instruments, securities or other property; (3) the possession by the Purchaser or its agent of Mortgage Notes, the related Mortgages and such other items of property that constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 of the New York Uniform Commercial Code; and (4) notifications to persons holding such property and acknowledgments, receipts or confirmations from persons holding such property shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to Section 4(d) hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

SECTION 19. Third Party Beneficiary.  The parties hereto acknowledge and agree that DBSI and each of its respective successors and assigns shall have all the rights of a third-party beneficiary in respect of Section 12 of this Agreement and shall be entitled to rely upon and directly enforce the provisions of Section 12 of this Agreement.

[signature page to follow]

1 Please contact the Mortgage Loan Seller for this information.

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

DB STRUCTURED PRODUCTS, INC.

By:
Name:
Title:

By:
Name:
Title:

ACE SECURITIES CORP.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 1

Loan #: _______
Borrower:_____

LOST NOTE AFFIDAVIT

I, as _____________________ of ____________________, a _______________ am authorized to make this Affidavit on behalf of __________________ (the “Seller”). In connection with the administration of the Mortgage Loans held by ______________________, a _______________ [corporation] as Seller on behalf of ____________________ (the “Purchaser”), _______________________ (the “Deponent”), being duly sworn, deposes and says that:

1. The Seller’s address is:

2. The Seller previously delivered to the Purchaser a signed Initial Certification with respect to such Mortgage and/or Assignment of Mortgage;

3. Such Mortgage Note and/or Assignment of Mortgage was assigned or sold to the Purchaser by __________________, a     pursuant to the terms and provisions of a Mortgage Loan Purchase Agreement dated as of _____________;

4. Such Mortgage Note and/or Assignment of Mortgage is not outstanding pursuant to a request for release of Documents;

5. Aforesaid Mortgage Note and/or Assignment of Mortgage (the “Original”) has been lost;

6. Deponent has made or caused to be made a diligent search for the Original and has been unable to find or recover same;

7. The Seller was the Seller of the Original at the time of the loss; and

8. Deponent agrees that, if said Original should ever come into Seller’s possession, custody or power, Seller will immediately and without consideration surrender the Original to the Purchaser.

9. Attached hereto is a true and correct copy of (i) the Note, endorsed in blank by the Mortgagee and (ii) the Mortgage or Deed of Trust (strike one) which secures the Note, which Mortgage or Deed of Trust is recorded in the county where the property is located.

10. Deponent hereby agrees that the Seller (a) shall indemnify and hold harmless the Purchaser, its successors and assigns, against any loss, liability or damage, including reasonable attorney’s fees, resulting from the unavailability of any Notes, including but not limited to any loss, liability or damage arising from (i) any false statement contained in this Affidavit, (ii) any claim of any party that purchased a mortgage loan evidenced by the Lost Note or any interest in such mortgage loan, (iii) any claim of any borrower with respect to the existence of terms of a mortgage loan evidenced by the Lost Note on the related property to the fact that the mortgage loan is not evidenced by an original note and (iv) the issuance of a new instrument in lieu thereof (items (i) through (iv) above hereinafter referred to as the “Losses”) and (b) if required by any Rating Agency in connection with placing such Lost Note into a Pass-Through Transfer, shall obtain a surety from an insurer acceptable to the applicable Rating Agency to cover any Losses with respect to such Lost Note.

11. This Affidavit is intended to be relied upon by the Purchaser, its successors and assigns. Seller represents and warrants that is has the authority to perform its obligations under this Affidavit of Lost Note.

Executed this _ day of _______, 200_.

By:
Name:
Title:

On this __ day of ______, 200_, before me appeared ______________________ to me personally known, who being duly sworn did say that he is the _______________________ of ____________________, a ______________________ and that said Affidavit of Lost Note was signed and sealed on behalf of such corporation and said acknowledged this instrument to be the free act and deed of said entity.

Signature:

[Seal]

EXHIBIT 2
APPENDIX E - Standard & Poor’s Predatory Lending Categories

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 et seq.
Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	High Cost Home Loan

Standard & Poor’s High Cost Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia as amended (Mar. 7, 2003 - current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and;
High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 - High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan

Sandard & Poor’s High Cost Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor’s Covered Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective November 27, 2003 - July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan

Revised 4/18/06

SCHEDULE A
DEFECTS SCHEDULE

[PROVIDED UPON REQUEST]

SCHEDULE B

NONE.

SCHEDULE C

[PROVIDED UPON REQUEST]

EXHIBIT G

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act Reports pursuant to Section 5.06(a)(ii).

Under Item 1 of Form 10-D: a) items marked “monthly statement” are required to be included in the periodic Distribution Date statement under Section 5.02, provided by the Securities Administrator based on information received from the Master Servicer; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the monthly statement, provided by the party indicated. Information under all other Items of Form 10-D is to be included in the Form 10-D report.

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
10-D	Must be filed within 15 days of the distribution date for the asset-backed securities.
	1	Distribution and Pool Performance Information
Item 1121(a) - Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.			X (monthly Statement)
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.			X (monthly Statement)
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:			X (monthly Statement)
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.			X (monthly Statement)
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.
X (monthly Statement)
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.			X (monthly Statement)
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.			X (monthly Statement)
		(4) Beginning and ending principal balances of the asset-backed securities.			X (monthly Statement)
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.
X (monthly Statement)
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.			X (monthly Statement)
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.
X (monthly Statement)
(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average remaining term, pool factors and prepayment amounts.
					X (monthly Statement)			Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period.	X	X	X (monthly Statement)
		In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets. (methodology)	X	X
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.
			X	X	X (monthly Statement)
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	X	X	X (monthly Statement)
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	X	X				X
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.			X (monthly Statement)
(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool, any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.
			X	X	X				X
Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.
X
		Item 1121(b) - Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).							X
	2	Legal Proceedings
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
		Trustee					X
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X
		Custodian				X
	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.
X
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)			X		X
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q			X		X
	6	Significant Obligors of Pool Assets
		Item 1112(b) - Significant Obligor Financial Information*						X	X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
Item 1114(b)(2) - Credit Enhancement Provider Financial Information*
		Determining applicable disclosure threshold			X
		Requesting required financial information or effecting incorporation by reference			X
Item 1115(b) - Derivative Counterparty Financial Information*
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Requesting required financial information or effecting incorporation by reference			X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
		Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported	The Responsible Party for the applicable Form 8-K item as indicated below.
	9	Exhibits
		Distribution report			X
		Exhibits required by Item 601 of Regulation S-K, such as material agreements						X
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
			X	X	X (if Master Servicer is not a party)		X (if Master Servicer is not a party)	X (if Master Servicer is not a party)	X (if Master Servicer is not a party)
	1.02	Termination of a Material Definitive Agreement	X	X	X (if Master Servicer is not a party)		X (if Master Servicer is not a party)	X (if Master Servicer is not a party)	X (if Master Servicer is not a party)
Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

	1.03	Bankruptcy or Receivership
Disclosure is required regarding the bankruptcy or receivership, if known to the Master Servicer, with respect to any of the following:

Sponsor (Seller), Depositor, Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers, Certificate Administrator, Trustee, significant obligor, credit enhancer (10% or more), derivatives counterparty, Custodian
			X	X	X	X	X	X	X
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the 5.02 statement
				X	X
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement		X	X		X	X
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”					X	X
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]						X
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 3.18]						X
	6.02	Change of Servicer or Trustee
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, certificate administrator or trustee.
			X	X	X		X	X
		Reg AB disclosure about any new servicer (from entity appointing new servicer) or trustee (from Depositor) is also required.	X				X	X
	6.03	Change in Credit Enhancement or Other External Support
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.
					X		X	X
		Reg AB disclosure about any new enhancement provider is also required						X
	6.04	Failure to Make a Required Distribution			X		X
	6.05	Securities Act Updating Disclosure
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
X
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.						X
	7.01	Regulation FD Disclosure	X	X	X		X	X	X
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.						X
	9.01	Financial Statements and Exhibits	The Responsible Party applicable to reportable event.
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
		Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported	The Responsible Party for the applicable Form 8-K as indicated above.
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) - Significant Obligor Financial Information						X	X
Item 1114(b)(2) - Credit Enhancement Provider Financial Information
		Determining applicable disclosure threshold			X
		Requesting required financial information or effecting incorporation by reference			X
Item 1115(b) - Derivative Counterparty Financial Information
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Requesting required financial information or effecting incorporation by reference			X
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
		Trustee					X
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X	X
		Custodian				X
Item 1119 - Affiliations and relationships between the following entities, or their respective affiliates, that are material to Certificateholders:
		Sponsor (Seller)							X
		Depositor						X
		Trustee					X (with respect to Item 1119(a) affiliations only)
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator						X	X
		Custodian				X (with respect to affiliations only)
		Credit Enhancer/Support Provider						X	X
		Significant Obligor						X	X
		Item 1122 - Assessment of Compliance with Servicing Criteria	X	X	X	X
		Item 1123 - Servicer Compliance Statement	X	X
EXHIBIT H

ADDITIONAL DISCLOSURE NOTIFICATION

**SENT VIA FAX TO [_XXX)XXX-XXXX] AND VIA EMAIL TO [_________________] AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW:

Wells Fargo Bank, National Association as Securities Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail: cts.sec.notifications@wellsfargo.com

Attn: Corporate Trust Services - ACE 2006-SD2 - SEC REPORT PROCESSING

ACE Securities Corp.
6525 Morrison Boulevard, Suite 318
Charlotte, North Carolina 28211
Fax: (704) 365-1362)
Attn: Juliana Johnson

RE: ** Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [__] of the Pooling and Servicing Agreement, dated as of [________] [__], 2006 among [_____________], as [______], [_____________], as [______], [_____________], as [______] and [_____________], as [______], the undersigned, as [______], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [_____________], phone number: [______]; email address: [_________________].

[NAME OF PARTY],
as [role]

By: _____________________
  Name:
  Title:

EXHIBIT I

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT AND SERVICING AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) is made and entered into as of June 26, 2006 (the “Closing Date”), among DB Structured Products, Inc., having an address at 60 Wall Street, New York, New York 10005 (the “Assignor”), ACE Securities Corp., having an address at 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211 (the “Assignee”), and Select Portfolio Servicing, Inc., having an address at 3815 South West Temple, Salt Lake City, Utah 84115-4412 (the “Company”).

In consideration of the mutual promises contained herein, the parties hereto agree that the residential mortgage loans listed on Attachment 1 annexed hereto (the “Assigned Loans”), which are now serviced by the Company on behalf of the Assignor and its successors and assigns pursuant to the terms of the Servicing Agreement, dated as of May 31, 2006, between the Assignor and the Company (the “Servicing Agreement”), shall be sold by the Assignor to the Assignee pursuant to the Mortgage Loan Purchase Agreement dated as of June 26, 2006 (the “MLPA”) between the Assignor and the Assignee and subject to the terms of this AAR Agreement. The Assignee intends to transfer all right, title and interest in and to the Assigned Loans to HSBC Bank USA, National Association, as trustee (the “Trustee”) for the holders of ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2 Asset Backed Pass-Through Certificates (the “Certificateholders”) pursuant to the Pooling and Servicing Agreement, dated as of May 31, 2006 (the “Pooling and Servicing Agreement”) among the Assignee, as depositor, the Trustee, Ocwen Loan Servicing, LLC as a servicer, Wells Fargo Bank, N.A. as a servicer, and Wells Fargo Bank, N.A., as master servicer (the “Master Servicer”) and securities administrator. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Servicing Agreement.

Assignment and Assumption

1.  Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in, to and under the Servicing Agreement as it relates to the Assigned Loans from and after the Closing Date. Assignor specifically reserves and does not assign to Assignee any right, title and interest in, to or under any mortgage loans subject to the Servicing Agreement other than the Assigned Loans.

Representations, Warranties and Covenants

2.  Assignor warrants and represents to Assignee and Company as of the Closing Date:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Servicing Agreement, which agreement is in full force and effect as of the Closing Date and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor was the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee under the MLPA, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor’s interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(d)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s certificate of incorporation and by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

(e)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

3.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the Closing Date:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s certificate of incorporation or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)  Assignee agrees to be bound by all of the terms, covenants and conditions of the Servicing Agreement with respect to the Assigned Loans, and from and after the Closing Date, Assignee assumes for the benefit of each of Assignor and Company all of Assignor’s obligations thereunder but solely with respect to such Assigned Loans.

4.  Company warrants and represents to, and covenants with, Assignor and Assignee as of the Closing Date:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Servicing Agreement, which Agreement is in full force and effect as of the Closing Date and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Servicing Agreement;

(c)  Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s articles of incorporation or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  The representations and warranties made by Company in Section 3.01(b) of the Servicing Agreement are true and correct in all material respects as of the Closing Date;

(f)  Company shall service the Assigned Loans in accordance with the terms and provisions of the Servicing Agreement and shall establish a Collection Account and Servicing Accounts under the Servicing Agreement with respect to the Assigned Loans separate from any Collection Account and Servicing Accounts previously established under the Servicing Agreement in favor of Assignor and shall remit collections received to such account to the Master Servicer, on behalf of the related trust established under the Pooling and Servicing Agreement. The Collection Account and Servicing Accounts shall be entitled “Select Portfolio Servicing, Inc. as servicer in trust for ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2”; and

(g)  (i) No default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of Company; (ii) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by Company; (iii) Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iv) no material changes to Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (v) there are no aspects of Company’s financial condition that could reasonably be expected to have a material adverse impact on the performance by Company of its obligations hereunder; (vi) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against Company that could be material to investors in the securities issued; and (vii) there are no affiliations, relationships or transactions relating to Company of a type that are described under Item 1119 of Regulation AB.

5.  Company hereby acknowledges that the Master Servicer has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement. Company shall deliver all reports and other documents relating to the servicing of the Assigned Loans required to be delivered under the Servicing Agreement to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: ACE 2006-SD2
Telecopier No.: (410) 715-2380

Recognition of Assignee

6.  From and after the Closing Date, Company shall recognize Assignee as owner of the Assigned Loans and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans from and after the Closing Date in accordance with the Servicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of the Trustee and the Master Servicer. Pursuant to the Pooling and Servicing Agreement, the Assignee will assign all of its rights under this AAR Agreement to the Trustee for the benefit of the Certificateholders.

Any indemnification obligations and other expenses required to be paid by the Trustee, as assignee of the Assignee, to the Company under the Servicing Agreement, which are not attributable to any actions or inactions by the Assignor with respect to the Assigned Loans, shall be obligations of the trust fund established under the Pooling and Servicing Agreement and payable out of the distribution account established under the Pooling and Servicing Agreement.

In addition, Company hereby acknowledges that from and after the Closing Date, the Assigned Loans will be subject to the terms and conditions of the Pooling and Servicing Agreement pursuant to which the Master Servicer is required to monitor the performance by Company of its servicing obligations under the Servicing Agreement, and has the right to enforce the obligations of Company under the Servicing Agreement with respect to the servicing of the Assigned Loans. Such right will include, without limitation, the right to terminate Company under the Servicing Agreement as provided therein, the right to receive all remittances required to be made by Company under the Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by Company under the Servicing Agreement, the right to examine the books and records of Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by Company. In connection therewith, Company hereby agrees to make all remittances required under the Servicing Agreement with respect to the Assigned Loans to the Master Servicer in accordance with the following wire transfer instructions:

Wells Fargo Bank, National Association
ABA # 121000248
Account Name: SAS Clearing Account
Account # 3970771416
For Further Credit to: ACE Securities Corp., Series 2006-SD2,
Account Number 50929100

Prepayment Penalty Verification.

7.  On or prior to each Determination Date, the Company shall provide in an electronic format reasonably acceptable to the Master Servicer the data necessary for the Master Servicer to perform its verification duties set forth in this Section 7 of the AAR Agreement. The Master Servicer or a third party reasonably acceptable to the Master Servicer and the Assignee (the “Verification Agent”) will perform such verification duties and will use its best efforts to issue its findings in a report (the “Verification Report”) delivered to the Master Servicer and the Assignee within ten (10) Business Days following the related Remittance Date; provided, however, that if the Verification Agent is unable to issue the Verification Report within ten (10) Business Days following the Remittance Date, the Verification Agent may issue and deliver to the Master Servicer and the Assignee the Verification Report upon the completion of its verification duties. The Master Servicer shall forward the Verification Report to the Company and shall notify the Company if the Master Servicer has determined that the Company did not deliver the appropriate Prepayment Charge to the Master Servicer in accordance with this AAR Agreement. Such written notification from the Master Servicer shall include the loan number, prepayment penalty code and prepayment penalty amount as calculated by the Master Servicer or the Verification Agent, as applicable, of each Assigned Loan for which there is a discrepancy. If the Company agrees with the verified amounts, the Company shall adjust the immediately succeeding Remittance Report and the amount remitted to the Master Servicer with respect to prepayments accordingly. If the Company disagrees with the determination of the Master Servicer, the Company shall use its best efforts to notify the Master Servicer of such disagreement and provide the Master Servicer with detailed information to support its position within ten (10) Business Days of its receipt of the Verification Report. The Company and the Master Servicer shall cooperate to resolve any discrepancy on or prior to the immediately succeeding Remittance Date, and the Company will indicate the effect of such resolution on the related Remittance Report and shall adjust the amount remitted with respect to prepayments on such Remittance Date accordingly.

During such time as the Company and the Master Servicer are resolving discrepancies with respect to the Prepayment Charges, no payments in respect of any disputed Prepayment Charges will be remitted to the Master Servicer for deposit in the related distribution account established under the Pooling and Servicing Agreement. In connection with such duties, the Master Servicer shall be able to rely solely on the information provided to it by the Company in accordance with this Section 7 of the AAR Agreement. The Master Servicer shall not be responsible for verifying the accuracy of any of the information provided to it by the Company.

Notwithstanding anything in this AAR Agreement or in the Servicing Agreement to the contrary, the Company shall not be liable for waiving any Prepayment Charge under the following circumstances: (a) if the related Mortgage Loan is in default or foreseeable default and such waiver would, in the reasonable judgment of the Company, maximize recovery of total proceeds on the related Mortgage Loan, (b) if the enforceability of the Prepayment Charge is limited by bankruptcy, insolvency, moratorium, receivership or other similar law relating to creditors’ rights generally, (c) if the prepayment is due to acceleration in connection with a foreclosure or other involuntary payment, (d) if the enforceability of the Prepayment Charge is prohibited or restricted by applicable law, or (e) if the Company has not received, on a timely basis, documentation sufficient to allow it to confirm the existence and amount of the Prepayment Charge after using reasonable efforts to obtain such documentation.

Modification of the Servicing Agreement

8.  Assignor and Company hereby amend the Servicing Agreement with respect to the Assigned Loans as follows:

(a)  The following definitions shall be added to Section 1.01 of the Servicing Agreement:

“Arrearages”: With respect to each Mortgage Loan, the amount, if any, equal to the interest portion of the payments due on such Mortgage Loan on or prior to the Cut-off Date but not yet received by the Servicer by such date, as shown on the Mortgage Loan Schedule.

“Simple Interest Mortgage Loan”: Any Mortgage Loan for which the interest due thereon is calculated based on the actual number of days elapsed between the date on which interest was last paid through the date on which the most current payment is received and identified as such on the Mortgage Loan Schedule.

(b)  The definition of “Closing Date” in Section 1.01 of the Servicing Agreement is hereby deleted in its entirety and replaced with the following:

“Closing Date”: Shall mean June 26, 2006.

(c)  The definition of “Cut-off Date” in Section 1.01 of the Servicing Agreement is hereby deleted in its entirety and replaced with the following:

“Cut-off Date”: Shall mean May 31, 2006.

(d)  Section 4.19 of the Servicing Agreement is hereby deleted in its entirety.

(e)  Section 4.20 of the Servicing Agreement is hereby deleted in its entirety.

(f)  Section 5.02 of the Servicing Agreement is hereby amended by adding the following sentence to the end of the first paragraph of such Section:

“Any Remittance Report delivered by the Servicer pursuant to this Section 5.02 shall include the amount collected by the Servicer in respect of Arrearages and principal due on the Mortgage Loans prior to the Cut-off Date.”

(g)  Section 5.03(a) of the Servicing Agreement is hereby deleted in its entirety and replaced with the following:

“The amount of Advances to be made by the Servicer for any Remittance Date shall equal, subject to Section 5.03(d), the sum of (i) the aggregate amount of scheduled Monthly Payments (net of the related Servicing Fee), due during the related Due Period in respect of the Mortgage Loans other than the Simple Interest Mortgage Loans, which scheduled Monthly Payments were delinquent on a contractual basis as of the Close of Business on the related Determination Date; provided however, that with respect to any Balloon Mortgage Loan that is delinquent on its maturity date, the Servicer will not be required to advance the related Balloon Payment but will be required to continue to make Advances in accordance with this Section 5.03 with respect to such Balloon Mortgage Loan in an amount equal to an assumed scheduled principal and interest that would otherwise be due based on the original amortization schedule for that Balloon Mortgage Loan (with interest at the Net Mortgage Rate), (ii) with respect to each REO Property, which REO Property was acquired during or prior to the related Due Period and as to which REO Property an REO Disposition did not occur during the related Due Period, an amount equal to the excess, if any, of the Monthly Payment (with each interest portion thereof net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loan, over the net income from such REO Property transferred to the Collection Account pursuant to Section 4.21 for remittance on such Remittance Date and (iii) with respect to each Simple Interest Mortgage Loan, the applicable number of days’ interest (net of the related Servicing Fees) accruing during the related Due Period on each such Simple Interest Mortgage Loan for which the Monthly Payment was due during the related Due Period which Monthly Payment was delinquent as of the Close of Business on the related Determination Date. For purposes of the preceding sentence, the Monthly Payment on each Balloon Mortgage Loan with a delinquent Balloon Payment is equal to the assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such Balloon Mortgage Loan.

Notwithstanding the generality of the foregoing, for purposes of the Servicer's determination of whether or not an Advance is required to be made on a Mortgage Loan for which the Mortgagor has failed to make one or more Monthly Payments due on such Mortgage Loan on or prior to the Cut-off Date, any payment in an amount equal to a Monthly Payment received by the Servicer during the Due Period relating to such Remittance Date shall be deemed to be the Monthly Payment due during such Due Period and the Servicer shall not be required to make an Advance with respect to such Mortgage Loan. In addition, no portion of such Monthly Payment received on such Mortgage Loan will constitute the receipt of an Arrearage with respect to such Mortgage Loan unless all Monthly Payments required to be made on such Mortgage Loan for all prior Due Periods occurring subsequent to the Cut-off Date have been received by the Servicer.”

(h)  The second paragraph of Section 6.06 of the Servicing Agreement is hereby amended by replacing the words “set forth below” in the first sentence thereof with the words “set forth in this Section”.

(i)  Subsection 7.01(vi) is hereby amended by deleting such subsection in its entirety and replacing it with “[Reserved];”

(j)  Exhibit E of the Servicing Agreement is modified to include the information set forth on Attachment 3 hereto.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Servicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)  In the case of Company,

Select Portfolio Servicing, Inc.
3815 South West Temple
Salt Lake City, Utah 84115-4412
Attention: General Counsel

(b)  In the case of Assignor,

DB Structured Products, Inc.
60 Wall Street
New York, New York 10005
Attention: Susan Valenti

(c)  In the case of Assignee,

Ace Securities Corp.
6525 Morrison Boulevard,
Suite 318
Charlotte, North Carolina 28211
Attention: Juliana Johnson

10.  Notwithstanding anything to the contrary herein, the Company’s obligation to deliver any reports, certificates or other documents to the Master Servicer shall survive the termination or expiration of this AAR Agreement.

11.  The Company hereby acknowledges that the Master Servicer has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement and therefor has the right to enforce all obligations of the Company under the Servicing Agreement.

12.  Each party will pay any commissions, fees and expenses, including attorney’s fees, it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than 5-1401 or 5-1402 of the General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated or which succeeds to the business or assets thereof shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Servicing Agreement to the extent of the Assigned Loans by Assignor to Assignee, and the termination of the Servicing Agreement.

17.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  For purposes of this AAR Agreement, any Master Servicer shall be considered a third party beneficiary to this AAR Agreement entitled to all the related rights and benefits accruing to any Master Servicer as if it were a direct party to this AAR Agreement.

19.  In the event that any provision of this AAR Agreement conflicts with any provision of the Servicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

20.  A copy of all assessments, attestations, reports and certifications required to be delivered by the Servicer under this AAR Agreement and the Servicing Agreement shall be delivered to the Master Servicer, the Assignee and any other parties entitled herein or therin to receive such assessments, attestations, reports and certifications by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addressees shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

DB STRUCTURED PRODUCTS, INC. Assignor

By:
Name:
Title:

By:
Name:
Title:

ACE SECURITIES CORP. Assignee

By:
Name:
Title:

By:
Name:
Title:

SELECT PORTFOLIO SERVICING, INC. Company

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO: WELLS FARGO BANK, NATIONAL ASSOCIATION Master Servicer

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOANS

ATTACHMENT 2

SERVICING AGREEMENT

ATTACHMENT 3

Monthly Data

BASE LIQUIDATION REPORT
[SEE ATTACHED]

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

• Mortgagor
• Tenant
• Unknown
• Vacant

The Property Condition field should show the last reported condition of the property as follows:

• Damaged
• Excellent
• Fair
• Gone
• Good
• Poor
• Special Hazard
• Unknown

Exhibit: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

SELECT PORTFOLIO SERVICING, INC.,
Servicer

and

DB STRUCTURED PRODUCTS, INC.,
Owner

_______________________________________

SERVICING AGREEMENT

_______________________________________

Dated as of May 31, 2006

Fixed Rate and Adjustable Rate
Mortgage Loans

ACE Securities Corp. Home Equity Loan Trust, Series 2006-SD2

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
Section 1.01.	Defined Terms.

ARTICLE II	SERVICING TRANSFER; RECORD TITLE AND POSSESSION OF MORTGAGE LOANS
Section 2.01.	Servicing Transfer; Record Title and Possession of Servicing Files.
Section 2.02.	Books and Records.
Section 2.03.	Transfer of Mortgage Loans.
Section 2.04.	Delivery of Documents.

ARTICLE III	REPRESENTATIONS AND WARRANTIES
Section 3.01.	Representations, Warranties and Covenants of the Owner and the Servicer.

ARTICLE IV	ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS
Section 4.01.	Servicer to Act as Servicer.
Section 4.02.	Sub-Servicing Agreements Between Servicer and Subservicers.
Section 4.03.	Successor Subservicers.
Section 4.04.	Liability of the Servicer.
Section 4.05.	No Contractual Relationship Between Subservicers and the Owner.
Section 4.06.	Assumption or Termination of Sub-Servicing Agreements by Owner.
Section 4.07.	Collection of Certain Mortgage Loan Payments.
Section 4.08.	Sub-Servicing Accounts.
Section 4.09.	Collection of Taxes, Assessments and Similar Items; Servicing Accounts.
Section 4.10.	Collection Account.
Section 4.11.	Withdrawals from the Collection Account and Distribution Account.
Section 4.12.	Investment of Funds in the Collection Account and the REO Account.
Section 4.13.	Collection Account Statements.
Section 4.14.	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.
Section 4.15.	Enforcement of Due-On-Sale Clauses; Assumption Agreements.
Section 4.16.	Realization Upon Defaulted Mortgage Loans.
Section 4.17.	Release of Mortgage Files.
Section 4.18.	Servicing Compensation.
Section 4.19.	Statement as to Compliance.
Section 4.20.	Independent Public Accountants' Servicing Report.
Section 4.21.	Title, Management and Disposition of REO Property.
Section 4.22.	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.
Section 4.23.	Solicitations.
Section 4.24.	Obligations of the Servicer in Respect of Mortgage Rates and Monthly Payments.
Section 4.25.	The Servicer Indemnification.
Section 4.26.	Certificate Insurer Access.

ARTICLE V	PAYMENTS TO THE OWNER
Section 5.01.	Remittances.
Section 5.02.	Reports.
Section 5.03.	Advances.

ARTICLE VI	THE SERVICER
Section 6.01.	Liability of the Servicer.
Section 6.02.	Merger or Consolidation of, or Assumption of the Obligations of, the Servicer.
Section 6.03.	Limitation on Liability of the Servicer and Others.
Section 6.04.	Servicer Not to Resign.
Section 6.05.	Delegation of Duties.
Section 6.06.	Successor to the Servicer.
Section 6.07.	Inspection.

ARTICLE VII	DEFAULT
Section 7.01.	Events of Default.
Section 7.02.	Waiver of Defaults.
Section 7.03.	Survivability of Servicer Liabilities.

ARTICLE VIII	TERMINATION
Section 8.01.	Termination.
Section 8.02.	Removal of Mortgage Loans from Inclusion under this Agreement upon a Whole Loan Transfer or a Securitization Transaction on One or More Reconstitution Dates.

ARTICLE IX	MISCELLANEOUS PROVISIONS
Section 9.01.	Amendment.
Section 9.02.	Governing Law; Jurisdiction.
Section 9.03.	Notices.
Section 9.04.	Severability of Provisions.
Section 9.05.	Article and Section References.
Section 9.06.	Benefits of Agreement.
Section 9.07.	Advance Facility.
Section 9.08.	Master Servicer.
Section 9.09.	Exhibits.
Section 9.10.	General Interpretive Principles.
Section 9.11.	Reproduction of Documents.
Section 9.12.	Counterparts.
Section 9.13.	Entire Agreement.
Section 9.14.	Confidential Information.

ARTICLE X	COMPLIANCE WITH REGULATION AB.
Section 10.01.	Intent of the Parties; Reasonableness.
Section 10.02.	Additional Representations and Warranties of the Servicer.
Section 10.03.	Information to Be Provided by the Servicer.
Section 10.04.	Servicer Compliance Statement.
Section 10.05.	Report on Assessment of Compliance and Attestation.
Section 10.06.	Use of Subservicers and Subcontractors.
Section 10.07.	Indemnification; Remedies.

Exhibits:

Schedule One	Mortgage Loan Schedule
Exhibit A	Request for Release
Exhibit B	Form of Annual Certification
Exhibit C	Form of Servicing Account Letter Agreement
Exhibit D	Form of Collection Account Letter Agreement
Exhibit E	Remittance Report
Exhibit F	Servicing Criteria to be Addressed in Assessment of Compliance

This Servicing Agreement is dated as of May 31, 2006 (the “Agreement”), between SELECT PORTFOLIO SERVICING, INC. as servicer (the “Servicer”) and DB STRUCTURED PRODUCTS, INC. as owner (the “Owner”).

PRELIMINARY STATEMENT:

WHEREAS, the Owner has purchased certain mortgage loans (“Mortgage Loans”) pursuant to the terms of certain mortgage loan purchase agreements between the Owner and certain third party sellers on a servicing-released basis;

WHEREAS, the Owner owns the servicing rights to the mortgage loans and the Servicer and the Owner have agreed that the Servicer shall service the Mortgage Loans on behalf of the Owner commencing on the Closing Date, and the parties hereto desire to provide the mechanics of such servicing by the Servicer.

NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.	Defined Terms.

Whenever used in this Agreement or in the Preliminary Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“Advance”: As to any Mortgage Loan or REO Property, any advance made by the Servicer in respect of any Remittance Date pursuant to Section 5.03.

“Affiliate”: With respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreement”: This Servicing Agreement and all amendments hereof and supplements hereto.

“Assignment”: An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect or record the sale of the Mortgage.

“Balloon Mortgage Loan”: A Mortgage Loan that provides for the payment of the unamortized principal balance of such Mortgage Loan in a single payment at the maturity of such Mortgage Loan that is substantially greater than the preceding monthly payment.

“Balloon Payment”: A payment of the unamortized principal balance of a Mortgage Loan in a single payment at the maturity of such Mortgage Loan that is substantially greater than the preceding Monthly Payment.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978 (Title 11 of the United States Code), as amended.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking or savings institutions in the State of Delaware, Maryland, Minnesota, New York or Utah are authorized or obligated by law or executive order to be closed.

“Close of Business”: As used herein, with respect to any Business Day, 5:00 p.m. (New York time).

“Closing Date”: The date or dates set forth in the related pricing letter on which the Servicer from time to time shall begin servicing the Mortgage Loans listed on the related Mortgage Loan Schedule.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collection Account”: A separate, segregated account or accounts created and maintained by the Servicer pursuant to Section 4.10, which shall be entitled “Select Portfolio Servicing, Inc., as Servicer, in trust for [Owner],” which must be an Eligible Account.

“Commission”: The United States Securities and Exchange Commission.

“Compensating Interest”: As defined in Section 4.22 hereof.

“Custodial Agreement”: The agreement governing the retention of the originals of the related Mortgage Loan Documents.

“Custodian”: Wells Fargo Bank, National Association, or any successor thereto.

“Cut-off Date”: With respect to each Mortgage Loan, the date or dates set forth in the related pricing letter.

“Delinquent”: With respect to any Mortgage Loan and related Monthly Payment, the Monthly Payment due on a Due Date which is not made by the Close of Business on the next scheduled Due Date for such Mortgage Loan. For example, a Mortgage Loan is 60 or more days Delinquent if the Monthly Payment due on a Due Date is not made by the Close of Business on the second scheduled Due Date after such Due Date.

“Depositor”: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

“Determination Date”: With respect to any Remittance Date, the 15th day of the calendar month in which such Remittance Date occurs or, if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by the Servicer other than through a Subcontractor; provided, however, that the Servicer shall not be considered to Directly Operate an REO Property solely because the Servicer establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

“Due Date”: The day of the month on which each Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Period”: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month in which such Remittance Date occurs and ending on the first day of the month in which such Remittance Date occurs.

“Eligible Account”: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by S&P and P-1 by Moody's (or comparable ratings if S&P and Moody's are not the Rating Agencies) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC (to the limits established by such corporation), the uninsured deposits in which account are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Owner, the Owner will have a claim with respect to the funds in such account or a perfected first priority security interest against such collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such account is maintained or (iii) a trust account or accounts maintained with the trust department of a federal or state chartered depository institution, national banking association or trust company acting in its fiduciary capacity. Eligible Accounts may bear interest.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water rates, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

“Event of Default”: One or more of the events described in Section 7.01 hereof.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fannie Mae”: Federal National Mortgage Association or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or any REO Property, a determination made by the Servicer that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto.

“HUD”: The United States Department of Housing and Urban Development or any successor thereto.

“Independent”: When used with respect to any specified Person, any such Person who (a) is in fact independent of the Servicer and its respective Affiliates, (b) does not have any direct financial interest in or any material indirect financial interest in the Servicer or any Affiliate thereof, and (c) is not connected with the Servicer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Servicer or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Servicer or any Affiliate thereof, as the case may be.

“Insurance Proceeds”: Proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan and received in or prior to the month of charge off, to the extent such proceeds are received by the Servicer.

“Late Collections”: With respect to any Mortgage Loan, all amounts received subsequent to the Determination Date immediately following any related Due Period, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent on a contractual basis for such Due Period and not previously recovered.

“Liquidated Mortgage Loan”: As to any Remittance Date, any Mortgage Loan in respect of which the Servicer has determined, in accordance with the servicing procedures specified herein, as of the end of the related Prepayment Period, that all Liquidation Proceeds which it expects to recover with respect to the liquidation of the Mortgage Loan or disposition of the related REO Property have been recovered.

“Liquidation Proceeds”: The amount (other than amounts received in respect of the rental of any REO Property prior to REO Disposition) received by the Servicer in connection with (i) the taking of all or a part of a Mortgaged Property by exercise of the power of eminent domain or condemnation, (ii) the liquidation of a defaulted Mortgage Loan by means of a trustee's sale, foreclosure sale or otherwise or (iii) the sale of an REO Property pursuant to or as contemplated by Section 4.21.

“Master Servicer”: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

“Monthly Payment”: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan which is payable by the related Mortgagor from time to time under the related Mortgage Note.

“Moody's”: Moody's Investors Service, Inc., or its successor in interest.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on, or first priority security interest in, a Mortgaged Property securing a Mortgage Note.

“Mortgage Loan File”: The mortgage loan documents held by the Custodian for the benefit of the Owner.

“Mortgage Loan”: An individual Mortgage Loan subject to the terms of this Agreement and identified on the Mortgage Loan Schedule attached hereto as Schedule One.

“Mortgage Loan Schedule”: The list of Mortgage Loans subject to this Agreement and identified on the schedule attached hereto as Schedule One.

“Mortgage Note”: The original executed note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Rate”: With respect to each Mortgage Loan, the rate set forth in the related Mortgage Note.

“Mortgaged Property”: The underlying property securing a Mortgage Loan, including any REO Property, consisting of a fee simple estate in a parcel of real property improved by a Residential Dwelling.

“Mortgagor”: The obligor on a Mortgage Note.

“Net Liquidation Proceeds”: With respect to any Liquidated Mortgage Loan or any other disposition of related Mortgaged Property (including REO Property), the related Liquidation Proceeds and Insurance Proceeds net of Advances, Servicing Advances, Servicing Fees and any other accrued and unpaid servicing fees or ancillary income received in or prior to the month of charge-off and retained in connection with the liquidation of such Mortgage Loan or Mortgaged Property.

“Net Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property), as of any date of determination, a per annum rate of interest equal to the then applicable Mortgage Rate for such Mortgage Loan minus the Servicing Fee Rate.

“New Lease”: Any lease of REO Property entered into on behalf of the Owner, including any lease renewed or extended on behalf of the Owner.

“Nonrecoverable Advance”: Any Advance or Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer, will not be ultimately recoverable from Late Collections, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“Officers' Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a vice president (however denominated), and by the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Servicer.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be a salaried counsel for the Servicer, acceptable to the Owner.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued or managed by the Servicer or any of its respective Affiliates:

(i)  direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)  (A) demand and time deposits in, certificates of deposit of, bankers' acceptances issued by or federal funds sold by any depository institution or trust company (including the Owner or its agent acting in their respective commercial capacities) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state authorities, so long as, at the time of such investment or contractual commitment providing for such investment, such depository institution or trust company (or, if the only Rating Agency is S&P, in the case of the principal depository institution in a depository institution holding company, debt obligations of the depository institution holding company) or its ultimate parent has a short-term uninsured debt rating in one of the two highest available ratings of Moody's and the highest available rating category of S&P and provided that each such investment has an original maturity of no more than 365 days; and provided further that, if the only Rating Agency is S&P and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and, provided further that, if the original maturity of such short- term obligations of a domestic branch of a foreign depository institution or trust company shall exceed 30 days, the short-term rating of such institution shall be A-1 in the case of S&P if S&P is the Rating Agency; and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

(iii)  repurchase obligations with a term not to exceed 30 days with respect to any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) rated P-1 by Moody's and rated A-1 or higher by S&P, provided, however, that collateral transferred pursuant to such repurchase obligation must be of the type described in clause (i) above and must (A) be valued daily at current market prices plus accrued interest, (B) pursuant to such valuation, be equal, at all times, to 105% of the cash transferred by the Owner in exchange for such collateral and (C) be delivered to the Owner or, if the Owner is supplying the collateral, an agent for the Owner, in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities;

(iv)  securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any State thereof and that are rated by a Rating Agency in its highest long-term unsecured rating category at the time of such investment or contractual commitment providing for such investment;

(v)  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by a Rating Agency in its highest short-term unsecured debt rating available at the time of such investment; and

(vi)  units of money market funds that have been rated “Aaa” by Moody's and “AAA” by S&P.

provided, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Prepayment Charge”: With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.

“Prepayment Interest Excess”: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a voluntary Principal Prepayment in full during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Remittance Date occurs and the last day of such Prepayment Period, an amount equal to interest (to the extent received) at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Remittance Date occurs and ending on the date on which such prepayment is so applied.

“Prepayment Interest Shortfall”: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a voluntary Principal Prepayment in full by or on behalf of the applicable Mortgagor during the portion of the related Prepayment Period occurring between the first day of such Prepayment Period and the last day of the calendar month preceding the calendar month in which such Remittance Date occurs, an amount equal to interest at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding the calendar month in which such Remittance Date occurs. The obligations of the Servicer in respect of any Prepayment Interest Shortfall are set forth in Section 4.22.

“Prepayment Period”: With respect to any Remittance Date and prepayments in full, the period commencing on the sixteenth (16th) day in the calendar month preceding the calendar month in which such Remittance Date occurs and ending on the fifteenth (15th) day in the calendar month in which such Remittance Date occurs. With respect to any Remittance Date and prepayments in part, the calendar month prior to such Remittance Date.

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any Due Date in any Due Period or Due Periods subsequent to the month of prepayment.

“Rating Agency or Rating Agencies”: Moody's and S&P or their successors. If such agencies or their successors are no longer in existence, “Rating Agencies” shall be such nationally recognized statistical rating agencies.

“Realized Loss”: With respect to any Liquidated Mortgage Loan, the amount of loss realized equal to the portion of the Unpaid Principal Balance after application of all Net Liquidation Proceeds in respect of such Mortgage Loan.

“Reconstitution”: Any Securitization Transaction or Whole Loan Transfer.

“Reconstitution Agreements”: The agreement or agreements entered into by the Servicer and the Owner and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or a Securitization Transaction as provided in Section 8.02.

“Reconstitution Date”: The date or dates on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Whole Loan Transfer or Pass-Through Transfer pursuant to Section 8.02 hereof.

“Refinanced Mortgage Loan”: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

“Regulation AB”: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Relief Act”: The Servicemembers’ Civil Relief Act, as amended.

“Relief Act Interest Shortfall”: With respect to any Remittance Date, for any Mortgage Loan with respect to which there has been a reduction in the amount of interest collectible thereon for the most recently ended Due Period as a result of the application of the Relief Act or similar state or local law, the amount by which (i) interest collectible on such Mortgage Loan during such Due Period is less than (ii) one month's interest on the Unpaid Principal Balance of such Mortgage Loan at the Mortgage Rate for such Mortgage Loan before giving effect to the application of the Relief Act or similar state or local law.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date”: The eighteenth (18th) day of each month, or if such day is not a Business Day, the first Business Day preceding such date.

“Remittance Report”: A report prepared by the Servicer and delivered to the Owner pursuant to Section 5.02, in the form of Exhibit E attached hereto.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: The account or accounts maintained by the Servicer in respect of an REO Property pursuant to Section 4.21.

“REO Disposition”: The sale or other disposition of an REO Property on behalf of the Owner.

“REO Property”: A Mortgaged Property acquired by the Servicer on behalf of the Owner through foreclosure or deed-in-lieu of foreclosure, as described in Section 4.21.

“Request for Release”: A release signed by a Servicing Officer, in the form of Exhibit A attached hereto.

“Residential Dwelling”: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a Fannie Mae eligible condominium project, (iv) a manufactured home, or (v) a detached one-family dwelling in a planned unit development, none of which is a co-operative or mobile home.

“S&P”: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor in interest.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002, as amended from time to time.

“Securities Act”: The Securities Act of 1933, as amended.

“Securitization Transaction”: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

“Servicer”: Select Portfolio Servicing, Inc., a Utah corporation, or any successor servicer appointed as herein provided, in its capacity as Servicer hereunder.

“Servicer Information”: As defined in Section 10.07(a).

“Servicer Prepayment Charge Payment Amount”: The amounts payable by the Servicer in respect of any waived Prepayment Charges pursuant to Sections 4.01 or 4.10.

“Servicing Account”: The account or accounts created and maintained pursuant to Section 4.09.

“Servicing Advances”: All customary, reasonable and necessary “out-of-pocket” costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the REO Property, (iv) compliance with the obligations under Sections 4.01, 4.09, 4.14, 4.15, 4.16, and 4.21, (v) obtaining broker price opinions, and (vi) locating missing Mortgage Loan documents.

“Servicing Criteria”: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

“Servicing Fee”: With respect to each Mortgage Loan and for any calendar month, an amount equal to the Servicing Fee Rate accrued for such month (or in the event of any Principal Prepayment in full made by the Mortgagor during such month, the Servicing Fee Rate accrued for the number of days covered by the payment of interest accompanying the Principal Prepayment in full), on the same principal amount on which interest on such Mortgage Loan accrues for such month. A portion of such Servicing Fee may be retained by any Subservicer as its servicing compensation.

“Servicing Fee Rate”: 0.40% per annum.

“Servicing File”: The documents pertaining to each Mortgage Loan, which are delivered to the Servicer in connection with the servicing of the Mortgage Loans, as well as any documents and information accumulated by Servicer in its role as servicer.

“Servicing Officer”: Any officer of the Servicer involved in, or responsible for, the administration and servicing of Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by the Servicer to the Owner on the Closing Date, as such list may from time to time be amended.

“Servicing Transfer Costs”: Shall mean all reasonable costs and expenses incurred by the Servicer or its designee in connection with the transfer of servicing from a predecessor servicer, including, without limitation, any reasonable costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Servicer or its designee to correct any errors or insufficiencies in the servicing data or otherwise to enable the Servicer or its designee (or any successor servicer appointed pursuant to Section 6.06) to service the Mortgage Loans properly and effectively.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

“Subservicer”: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Account”: An account established by a Subservicer which meets the requirements set forth in Section 4.08 and is otherwise acceptable to the Servicer.

“Sub-Servicing Agreement”: The written contract between the Servicer and a Subservicer relating to servicing and administration of certain Mortgage Loans as provided in Section 4.02.

“Uninsured Cause”: Any cause of damage to a Mortgaged Property such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant to Section 4.14.

“Unpaid Principal Balance”: As to each Mortgage Loan on any date of determination, the unpaid principal balance of the Mortgage Loan.

“Whole Loan Transfer”: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE II

SERVICING TRANSFER;
RECORD TITLE AND POSSESSION OF MORTGAGE LOANS

Section 2.01.	Servicing Transfer; Record Title and Possession of Servicing Files.

With respect to each Mortgage Loan to be serviced hereunder, the Owner shall deliver to the Servicer the Mortgage Loan Schedule not later than the Cut-off Date.

The Owner shall cause the prior servicer of the Mortgage Loans to transfer the servicing with respect thereto to the Servicer in a manner which complies with the Real Estate Settlement Procedures Act (RESPA) and which allows the Servicer to board and service the Mortgage Loans in accordance with this Agreement.

Record title to the Mortgage Loans shall be retained by the Owner, and possession of any Servicing Files delivered to the Servicer shall be held in trust for the Owner as the owner thereof, for the sole purpose of servicing the Mortgage Loans. The ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the Mortgage Loan Documents, the contents of the related Servicing File, the servicing rights and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, is vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the benefit of the Owner as the owner of the Mortgage Loans. Any portion of the Servicing Files held by the Servicer shall be segregated from the other books and records of the Servicer and shall be appropriately marked to clearly reflect the ownership of the Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans. Except as provided herein, the original Mortgage Loan File for each Mortgage Loan shall be retained by the Custodian pursuant to the Custodial Agreement. Any fees and expenses of the Custodian shall be payable by the Owner from its funds.

Section 2.02.	Books and Records.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be clearly marked to reflect the ownership of the Mortgage Loans by the Owner.

Section 2.03.	Transfer of Mortgage Loans.

The Owner shall have the right to assign its interest under this Agreement with respect to the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans; provided, however, that the consent of the Servicer shall be required (which consent shall not be unreasonably withheld) before the Owner may assign interest under this Agreement as set forth in this Section 2.03 to any person other than a trustee in connection with a Securitization Transaction. All references to the Owner shall be deemed to include its assignee or designee.

Section 2.04.	Delivery of Documents.

The Servicer shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution; provided, however, that the Servicer shall provide the Custodian with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its submission for recordation. In the event that the Servicer cannot provide a copy of such document certified by the public recording office within such 180 day period, the Servicer shall deliver to the Custodian, within such 180 day period, an Officers' Certificate of the Servicer which shall (A) identify the recorded document, (B) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (C) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, if known and (D) specify the date the applicable recorded document is expected to be delivered to the Custodian, and, upon receipt of a copy of such document certified by the public recording office, the Servicer shall immediately deliver such document to the Custodian. In the event the appropriate public recording office will not certify as to the accuracy of such document, the Servicer shall deliver a copy of such document certified by an officer of the Servicer to be a true and complete copy of the original to the Custodian.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.	Representations, Warranties and Covenants of the Owner and the Servicer.

(a)  The Owner hereby represents, warrants and covenants to the Servicer, that as of the Closing Date or as of such date specifically provided herein:

(i)  The Owner is a Delaware Corporation with full corporate power and authority to conduct its business as presently conducted by it to the extent material to the consummation of the transactions contemplated herein. The Agreement has been duly authorized, executed and delivered by the Owner. The Owner has the full corporate power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement. This Agreement evidences the valid, binding and enforceable obligation of the Owner, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and all requisite corporate action has been taken by the Owner to make this Agreement valid and binding upon the Owner in accordance with its terms;

(ii)  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Owner and will not result in the breach of any term or provision of any organizational documents of the Owner or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which the Owner or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Owner or its property is subject;

(iii)  The execution and delivery of this Agreement by the Owner and the performance and compliance with its obligations and covenants hereunder do not require the consent or approval of any governmental authority or, if such consent or approval is required, it has been obtained;

(iv)  The Owner does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement; and

(v)  There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against the Owner that, either individually or in the aggregate, (A) in the judgment of the Owner would reasonably be expected to result in any change in the business, operations, financial condition, properties or assets of the Owner that might prohibit or materially and adversely affect the performance by such Servicer of its obligations under, or validity or enforceability of, this Agreement, or (B) in the judgment of the Owner would reasonably be expected to result in any material impairment of the right or ability of the Owner to carry on its business substantially as now conducted, or (C) in the judgment of the Owner would reasonably be expected to draw into question the validity or enforceability of this Agreement or of any action taken or to be taken in connection with the obligations of the Owner contemplated herein, or (D) in the judgment of the Owner would reasonably be expected to otherwise be likely to impair materially the ability of the Owner to perform under the terms of this Agreement.

(vi)  Neither this Agreement nor any information, certificate of an officer, statement furnished in writing or report delivered by the Owner in connection with the transactions contemplated hereby contains any untrue statement of a material fact;

(b)  The Servicer hereby represents, warrants and covenants to the Owner, that as of the Closing Date or as of such date specifically provided herein:

(i)  The Servicer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer or to ensure the enforceability or validity of each Mortgage Loan; the Servicer has the power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Servicer, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and all requisite corporate action has been taken by the Servicer to make this Agreement valid and binding upon the Servicer in accordance with its terms;

(ii)  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer and will not result in the breach of any term or provision of the charter or by-laws of the Servicer or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which the Servicer or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

(iii)  The execution and delivery of this Agreement by the Servicer and the performance and compliance with its obligations and covenants hereunder do not require the consent or approval of any governmental authority or, if such consent or approval is required, it has been obtained;

(iv)  The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(v)  There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against the Servicer that, either individually or in the aggregate, (A) in the judgment of the Servicer would reasonably be expected to result in any change in the business, operations, financial condition, properties or assets of the Servicer that might prohibit or materially and adversely affect the performance by such Servicer of its obligations under, or validity or enforceability of, this Agreement, or (B) in the judgment of the Servicer would reasonably be expected to result in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or (C) in the judgment of the Servicer would reasonably be expected to draw into question the validity or enforceability of this Agreement or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or (D) in the judgment of the Servicer would reasonably be expected to otherwise be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement;

(vi)  Neither this Agreement nor any information, certificate of an officer, statement furnished in writing or report delivered by the Servicer in connection with the transactions contemplated hereby contains any untrue statement of a material fact;

(vii)  The Servicer represents that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that the Servicer can service the Mortgage Loans in accordance with the terms of this Agreement;

(viii)  The Servicer is an approved servicer for Fannie Mae and Freddie Mac in good standing and is a HUD approved mortgagee pursuant to Section 203 of the National Housing Act. No event has occurred, including but not limited to a change in insurance coverage, which would make the Servicer unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements or which would require notification to Fannie Mae, Freddie Mac or HUD; and

(ix)  The Servicer will not waive any Prepayment Charge unless it is waived in accordance with the standard set forth in Section 4.01.

Upon discovery by the Owner of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan, Prepayment Charge or the interests therein of the Owner, the Owner shall give prompt written notice (but in no event later than two Business Days following such discovery) to the Servicer. Notwithstanding the foregoing, within 90 days of the earlier of discovery by the Servicer or receipt of notice by the Servicer of the breach of the representation or covenant of the Servicer set forth in Section 3.01(ix) above which materially and adversely affects the interests of the Owner, the Servicer must pay the amount of such waived Prepayment Charge, by depositing such amount into the Custodial Account.

ARTICLE IV

ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS

Section 4.01.	Servicer to Act as Servicer.

The Servicer shall service and administer the Mortgage Loans on behalf and in the best interests of the Owner in accordance with the terms of this Agreement and the Mortgage Loans, and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

(i)  any relationship that the Servicer, any Subservicer or any Affiliate of the Servicer or any Subservicer may have with the related Mortgagor;

(ii)  the ownership or non-ownership interest of any Mortgage Loan by the Servicer or any Affiliate of the Servicer;

(iii)  the Servicer's obligation to make Advances or Servicing Advances; or

(iv)  the Servicer's or any Subservicer's right to receive compensation for its services hereunder or with respect to any particular transaction.

To the extent consistent with the foregoing, the Servicer (a) shall seek the timely and complete recovery of principal and interest on the Mortgage Notes and (b) shall waive (or permit a Subservicer to waive) a Prepayment Charge only under the following circumstances: (i) the Servicer determines that such waiver would maximize recovery of Liquidation Proceeds for such Mortgage Loan, taking into account the value of such Prepayment Charge and the Mortgage Loan, and the waiver of such Prepayment Charge is standard and customary in servicing similar Mortgage Loans (including the waiver of a Prepayment Charge in connection with a refinancing of the Mortgage Loan related to a default or a reasonably foreseeable default), or (ii) (A) the enforceability thereof is limited (1) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors' rights generally or (2) due to acceleration in connection with a foreclosure or other involuntary payment, or (B) the enforceability is otherwise limited or prohibited by subsequent changes in applicable law or (iii) the Servicer has not received any documentation and/or information to enable the Servicer to confirm the existence of such Prepayment Charge. In no event shall the Servicer waive a Prepayment Charge in connection with a refinancing of a Mortgage Loan that is not related to a default or a reasonably foreseeable default. If the Servicer waives or does not collect all or a portion of a Prepayment Charge relating to a Principal Prepayment in full or in part due to any action or omission of the Servicer, other than as provided above, the Servicer shall deposit the amount of such Prepayment Charge (or such portion thereof as had been waived for deposit) into the Collection Account at the time of such prepayment for distribution in accordance with the terms of this Agreement. Subject only to the above-described servicing standards and the terms of this Agreement and of the Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Subservicers as provided in Section 4.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable with the goal of maximizing proceeds of the Mortgage Loan. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of a Subservicer is hereby authorized and empowered by the Owner when the Servicer believes it appropriate in its best judgment in accordance with the servicing standards set forth above, to execute and deliver, on behalf of the Owner, and upon written notice to the Owner, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Owner. The Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 4.17, within five (5) days of the Closing Date, the Owner shall execute, at the written request of the Servicer, and furnish to the Servicer and any Subservicer any special or limited powers of attorney and other documents necessary or appropriate to enable the Servicer or any Subservicer to carry out their servicing and administrative duties hereunder; provided, such limited powers of attorney or other documents shall be prepared by the Servicer and submitted to the Owner for execution. The Owner shall not be liable for the actions of the Servicer or any Subservicers under such powers of attorney.

In addition, the Servicer hereby covenants to furnish, on a monthly basis, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information on its borrower credit files to Equifax, Experian and the TransUnion Credit Information Company with respect to each Mortgagor under a Mortgage Loan serviced by the Servicer subject to this Agreement.

Subject to Section 4.09 hereof, in accordance with the standards of the second preceding paragraph, the Servicer, on escrowed accounts, shall advance or cause to be advanced funds as necessary for the purpose of effecting the payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 4.09, and further as provided in Section 4.11. Any cost incurred by the Servicer or by Subservicers in effecting the payment of taxes and assessments on a Mortgaged Property shall not be added to the Unpaid Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

Notwithstanding anything in this Agreement to the contrary, the Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 5.03) and the Servicer shall not (i) except, as provided in Section 4.07 (when the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable), permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the Unpaid Principal Balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan, or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (B) cause any REMIC created in connection with the Mortgage Loans to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions after the startup date” under the REMIC Provisions.

Section 4.02.	Sub-Servicing Agreements Between Servicer and Subservicers.

(a)  The Servicer may enter into Sub-Servicing Agreements with Subservicers for the servicing and administration of the Mortgage Loans; provided, however, that such agreements would not result in a withdrawal or a downgrading by any Rating Agency of the rating on any certificates issued in connection with a Securitization Transaction.

Each Subservicer shall be (i) authorized to transact business in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Sub-Servicing Agreement and (ii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Sub-Servicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 4.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Servicer will examine each Sub-Servicing Agreement and will be familiar with the terms thereof. The terms of any Sub-Servicing Agreement will not be inconsistent with any of the provisions of this Agreement. The Servicer and the Subservicers may enter into and make amendments to the Sub-Servicing Agreements or enter into different forms of Sub-Servicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Owner without the consent of the Owner; provided, further, that the consent of the Owner shall not be required (i) to cure any ambiguity or defect in a Sub-Servicing Agreement, (ii) to correct, modify or supplement any provisions of a Subservicing Agreement, or (iii) to make any other provisions with respect to matters or questions arising under a Sub-Servicing Agreement, which, in each case, shall not be inconsistent with the provisions of this Agreement. Any variation without the consent of the Owner from the provisions set forth in Section 4.08 relating to insurance or priority requirements of Sub-Servicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the Owner copies of all Sub-Servicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer's execution and delivery of such instruments.

(b)  As part of its servicing activities hereunder, the Servicer, for the benefit of the Owner, shall enforce the obligations of each Subservicer under the related Sub-Servicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Sub-Servicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans, or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

Section 4.03.	Successor Subservicers.

The Servicer shall be entitled to terminate any Sub-Servicing Agreement and the rights and obligations of any Subservicer pursuant to any Sub-Servicing Agreement in accordance with the terms and conditions of such Sub-Servicing Agreement. In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Subservicer or the Servicer, and the Servicer either shall service directly the related Mortgage Loans or shall enter into a Sub-Servicing Agreement with a successor Subservicer which qualifies under Section 4.02.

Any Sub-Servicing Agreement shall include the provision that such agreement may be immediately terminated by the Servicer without fee, in accordance with the terms of this Agreement, in the event that the Servicer shall, for any reason, no longer be the Servicer (including termination due to an Event of Default).

Section 4.04.	Liability of the Servicer.

Notwithstanding any Sub-Servicing Agreement or the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated and primarily liable to the Owner for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section 4.01 without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 4.05.	No Contractual Relationship Between Subservicers and the Owner.

Any Sub-Servicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the Servicer alone, and the Owner shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 4.06. The Servicer shall be solely liable for all fees owed by it to any Subservicer, irrespective of whether the Servicer's compensation pursuant to this Agreement is sufficient to pay such fees.

Section 4.06.	Assumption or Termination of Sub-Servicing Agreements by Owner.

In the event the Servicer shall for any reason no longer be the servicer (including by reason of the occurrence of an Event of Default), the Owner shall thereupon assume all of the rights and obligations of the Servicer under each Sub-Servicing Agreement that the Servicer may have entered into, provided however, that any successor servicer may terminate the Subservicer. Upon such assumption, the Owner (or the successor servicer appointed pursuant to Section 6.06) shall be deemed, subject to Section 4.03, to have assumed all of the departing Servicer's interest therein and to have replaced the departing Servicer as a party to each Sub-Servicing Agreement to the same extent as if each Sub-Servicing Agreement had been assigned to the assuming party, except that (i) the departing Servicer shall not thereby be relieved of any liability or obligations under any Sub-Servicing Agreement that arose before it ceased to be the Servicer and (ii) neither the Owner nor any successor Servicer shall be deemed to have assumed any liability or obligation of the Servicer that arose before it ceased to be the Servicer.

The Servicer at its expense shall, upon request of the Owner, deliver to the assuming party all documents and records relating to each Sub-Servicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreements to the assuming party. All Servicing Transfer Costs shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs, and if such predecessor Servicer defaults in its obligation to pay such costs, such costs shall be paid by the successor Servicer.

Section 4.07.	Collection of Certain Mortgage Loan Payments.

The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable insurance policies provided to the Servicer, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing, the Servicer may in its discretion (i) waive any late payment charge or, if applicable, any penalty interest (other than any Prepayment Charge except as set forth in Section 4.01), or (ii) extend the due dates for the Monthly Payments due on a Mortgage Note for a period of not greater than 180 days; provided, however, that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 5.03 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangement. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer, consistent with the standards set forth in Section 4.01, may also waive, modify or vary any term of such Mortgage Loan (including modifications that would change the Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan), accept payment from the related Mortgagor of an amount less than the Unpaid Principal Balance in final satisfaction of such Mortgage Loan, or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor (any and all such waivers, modifications, variances, forgiveness of principal or interest, postponements, or indulgences collectively referred to herein as “forbearance”), provided, however, that in no event shall the Servicer grant any such forbearance (other than as permitted by the second sentence of this Section) with respect to any one Mortgage Loan more than once in any 12 month period or more than three times over the life of such Mortgage Loan. The Servicer's analysis supporting any forbearance and the conclusion that any forbearance meets the standards of Section 4.01 shall be reflected in writing in the Servicing File.

Section 4.08.	Sub-Servicing Accounts.

In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Sub-Servicing Agreement, the Subservicer will be required to establish and maintain one or more accounts (collectively, the “Sub-Servicing Account”). The Sub-Servicing Account shall be an Eligible Account and shall comply with all requirements of this Agreement relating to the Collection Account. The Subservicer shall deposit in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Subservicer's receipt thereof, all proceeds of Mortgage Loans received by the Subservicer less its servicing compensation to the extent permitted by the Sub-Servicing Agreement, and shall thereafter deposit such amounts in the Sub-Servicing Account, in no event more than two Business Days after the receipt of such amounts. The Subservicer shall thereafter deposit such proceeds in the Collection Account or remit such proceeds to the Servicer for deposit in the Collection Account not later than two Business Days after the deposit of such amounts in the Sub-Servicing Account. For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer receives such payments.

Section 4.09.	Collection of Taxes, Assessments and Similar Items; Servicing Accounts.

The Servicer shall establish and maintain, or cause to be established and maintained, one or more accounts (the “Servicing Accounts”), into which all Escrow Payments shall be deposited and retained. Servicing Accounts shall be Eligible Accounts. The creation of any Servicing Account shall be evidenced by a letter agreement in the form set forth in Exhibit C hereto. The Servicer shall deposit in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, all Escrow Payments and Insurance Proceeds collected on account of the Mortgage Loans and shall thereafter deposit in the Servicing Accounts, in no event more than two Business Days after the receipt of such Escrow Payments/Insurance Proceeds, all Escrow Payments and Insurance Proceeds (to the extent that such Insurance Proceeds are to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedure that the Servicer would follow in servicing mortgage loans held for its own account) collected on account of the Mortgage Loans for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from a Servicing Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items in a manner and at a time that assures that the lien priority of the Mortgage is not jeopardized (or, with respect to the payment of taxes, in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien); (ii) reimburse the Servicer (or a Subservicer to the extent provided in the related Sub-Servicing Agreement) out of related collections for any Servicing Advances made pursuant to Section 4.01 (with respect to taxes and assessments) and Section 4.14 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Servicing Account; (v) apply to restoration repair of the Mortgaged Property; or (vi) clear and terminate the Servicing Account at the termination of the Servicer's obligations and responsibilities in respect of the Mortgage Loans under this Agreement. In the event the Servicer shall deposit in a Servicing Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. The Servicer will be responsible for the administration of the Servicing Accounts and will be obligated to make Servicing Advances to such accounts when and as necessary to avoid the lapse of insurance coverage on the Mortgaged Property, or which the Servicer knows, or in the exercise of the required standard of care of the Servicer hereunder should know, is necessary to avoid the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien. If any such payment has not been made and the Servicer receives notice of a tax lien with respect to the Mortgage being imposed, the Servicer will, within ten Business Days of receipt of such notice, advance or cause to be advanced funds necessary to discharge such lien on the Mortgaged Property. As part of its servicing duties, the Servicer or Subservicers shall pay to the Mortgagors interest on funds in the Servicing Accounts, to the extent required by law and, to the extent that interest earned on funds in the Servicing Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. The Servicer may pay to itself any excess interest on funds in the Servicing Accounts, to the extent such action is in conformity with the servicing standard set forth in Section 4.01, is permitted by law and such amounts are not required to be paid to Mortgagors or used for any of the other purposes set forth above.

Section 4.10.	Collection Account.

(a)  On behalf of the Owner, the Servicer shall establish and maintain, or cause to be established and maintained, one or more segregated accounts (such account or accounts, the “Collection Account”), held in trust for the benefit of the Owner. The creation of any Collection Account shall be evidenced by a letter agreement in the form set forth in Exhibit D. On behalf of the Owner, the Servicer shall deposit or cause to be deposited in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, and shall thereafter deposit in the Collection Account, in no event more than two Business Days after the Servicer's receipt thereof, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the Mortgage Loans due on or before the Cut-off Date) or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

(i)  all payments on account of principal, including Principal Prepayments (but not Prepayment Charges), on the Mortgage Loans;

(ii)  all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

(iii)  all Net Liquidation Proceeds and condemnation proceeds (other than proceeds collected in respect of any particular REO Property, amounts paid in connection with a purchase of Mortgage Loans and REO Properties and Insurance Proceeds to be applied toward the restoration or repair of the Mortgaged Property);

(iv)  any amounts required to be deposited pursuant to Section 4.12 in connection with any losses realized on Permitted Investments with respect to funds held in the Collection Account;

(v)  any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 4.14(a) in respect of any blanket policy deductibles;

(vi)  all Prepayment Charges collected by the Servicer and any Servicer Prepayment Charge Payment Amounts in connection with the Principal Prepayment of any of the Mortgage Loans;

(vii)  any Advances, as required pursuant to Section 5.03;

(viii)  any amounts required to be deposited pursuant to Section 4.21(c) in connection with any REO Property, in the event the Collection Account is used as an REO Account pursuant to Section 4.21; and

(ix)  any Compensating Interest to be deposited pursuant to Section 4.22 in connection with any Prepayment Interest Shortfall.

The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of Servicing Fees, late payment charges, assumption fees, insufficient funds charges and ancillary income (other than Prepayment Charges) need not be deposited by the Servicer in the Collection Account and may be retained by the Servicer as additional compensation. In the event the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

Section 4.11.	Withdrawals from the Collection Account and Distribution Account.

The Servicer shall, from time to time, make withdrawals from the Collection Account for any of the following purposes or as described in Section 5.01:

(i)  to remit to the Owner for deposit in the amounts required or permitted to be so remitted pursuant to Section 5.01;

(ii)  subject to Section 4.16(c), to reimburse the Servicer for (a) any unreimbursed Advances to the extent of amounts received which represent Late Collections (net of the related Servicing Fees), Liquidation Proceeds and Insurance Proceeds on Mortgage Loans or REO Properties with respect to which such Advances were made in accordance with the provisions of Section 5.03; or (b) without limiting any right of withdrawal set forth in clauses (v) or (vi) below, any unreimbursed Advances made with respect to a Mortgage Loan that, upon a Final Recovery Determination with respect to such Mortgage Loan are Nonrecoverable Advances, but only to the extent that Late Collections, Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan are insufficient to reimburse the Servicer for such unreimbursed Advances;

(iii)  subject to Section 4.16(c), to pay the Servicer or any Subservicer (a) any unpaid Servicing Fees, (b) any unreimbursed Servicing Advances with respect to each Mortgage Loan, but only to the extent of any Late Collections, Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan or REO Property, and (c) without limiting any right of withdrawal set forth in clauses (v) or (vi) below, any Servicing Advances made with respect to a Mortgage Loan that, upon a Final Recovery Determination with respect to such Mortgage Loan are Nonrecoverable Advances, but only to the extent that Late Collections, Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan are insufficient to reimburse the Servicer or any Subservicer for Servicing Advances;

(iv)  to pay to the Servicer as servicing compensation (in addition to the Servicing Fee) on the Servicer Remittance Date any interest or investment income earned on funds deposited in the Collection Account;

(v)  to reimburse the Servicer for any Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable Advance in accordance with the provisions of Section 5.03;

(vi)  to pay, or to reimburse the Servicer for Servicing Advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to Section 4.16(b);

(vii)  to reimburse the Servicer for expenses incurred by or reimbursable to the Servicer pursuant to Section 6.03;

(viii)  to pay itself any Prepayment Interest Excess;

(ix)  to make withdrawals from the REO Account pursuant to Section 4.21 if the Collection Account is an REO Account as set forth in Section 4.21; and

(x)  to clear and terminate the Collection Account.

The foregoing requirements for withdrawal from the Collection Account shall be exclusive. In the event the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

The Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (ii) through (ix) above. The Servicer shall provide written notification to the Owner, on or prior to the next succeeding Remittance Date, upon making any withdrawals from the Collection Account pursuant to subclause (v) above; provided that an Officers' Certificate in the form described under Section 5.03(d) shall suffice for such written notification to the Owner in respect hereof.

Section 4.12.	Investment of Funds in the Collection Account and the REO Account.

(a)  The Servicer may direct any depository institution maintaining the Collection Account or REO Account to invest the funds on deposit in such accounts, (each such account, for the purposes of this Section 4.12, an “Investment Account”). All investments pursuant to this Section 4.12 shall be in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Owner is the obligor thereon or if such investment is managed or advised by a Person other than the Owner or an Affiliate of the Owner, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Owner is the obligor thereon or if such investment is managed or advised by the Owner or any Affiliate. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Owner, or in the name of a nominee of the Owner. The Owner shall be entitled to sole possession (except with respect to investment direction of funds held in the Collection Account and any income and gain realized thereon) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Owner or its agent, together with any document of transfer necessary to transfer title to such investment to the Owner or its nominee.

(b)  All income and gain realized from the investment of funds deposited in the Collection Account and any REO Account held by or on behalf of the Servicer shall be for the benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 4.11 or Section 4.21, as applicable. The Servicer shall deposit in the Collection Account or any REO Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such account immediately upon realization of such loss.

Section 4.13.	Collection Account Statements.

With respect to any Securitization Transaction, not later than fifteen days after each Remittance Date, the Servicer shall forward to the master servicer, the securities administrator, the trustee and the depositor a statement prepared by the institution at which the related Collection Account is maintained setting forth the status of the related Collection Account as of the close of business on such Remittance Date and showing, for the period covered by such statement, the aggregate amount of deposits into and withdrawals from the related Collection Account of each category of deposit specified in Section 4.10 and each category of withdrawal specified in Section 4.11.

Section 4.14.	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.

(a)  The Servicer shall cause to be maintained for each Mortgage Loan hazard insurance with extended coverage on the Mortgaged Property in an amount which is at least equal to the lesser of (i) the current Unpaid Principal Balance of such Mortgage Loan and (ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicer shall also cause to be maintained hazard insurance with extended coverage on each REO Property in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the Unpaid Principal Balance of the related Mortgage Loan at the time it became an REO Property. The Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 4.11, if received in respect of a Mortgage Loan, or in the REO Account, subject to withdrawal pursuant to Section 4.21, if received in respect of an REO Property. Any cost incurred by the Servicer in maintaining any such insurance shall not be added to the Unpaid Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the Unpaid Principal Balance of the related Mortgage Loan and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

In the event that the Servicer shall obtain and maintain a blanket policy with an insurer having a General Policy Rating of B:III or better in Best's Key Rating Guide (or such other rating that is comparable to such rating) insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 4.14, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 4.14, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself and the Owner claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

(b)  The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of the Servicer's obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days' prior written notice to the Owner. The Servicer shall also cause each Subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements. The Servicer shall furnish a copy of such errors and omissions policy and fidelity bond or waiver of the same upon request by the master servicer with respect to any Securitization Transaction.

Section 4.15.	Enforcement of Due-On-Sale Clauses; Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause, if any, applicable thereto; provided, however, that the Servicer shall not be required to take such action if in its sole business judgment the Servicer believes it is not in the best interests of the Owner and shall not exercise any such rights if prohibited by law from doing so. If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note, provided that no such substitution shall be effective unless such person satisfies the underwriting criteria of the Servicer and has a credit risk rating at least equal to that of the original Mortgagor. In connection with any assumption or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy. Any fee collected by the Servicer in respect of an assumption, modification or substitution of liability agreement shall be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Monthly Payment) may be amended or modified, except as permitted hereunder or as otherwise required pursuant to the terms thereof. The Servicer shall notify the Owner that any such substitution, modification or assumption agreement has been completed by forwarding to the Owner the executed original of such substitution, modification or assumption agreement, which document shall be added to the related Servicing File and shall, for all purposes, be considered a part of such Servicing File to the same extent as all other documents and instruments constituting a part thereof.

Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 4.15, the term “assumption” is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 4.16.	Realization Upon Defaulted Mortgage Loans.

(a)  The Servicer shall use its best efforts, consistent with the servicing standards set forth in Section 4.01, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.07. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances by the Servicer as contemplated in Section 4.11 and Section 4.21. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan after reimbursement to itself for such expenses.

(b)  Notwithstanding the foregoing provisions of this Section 4.16 or any other provision of this Agreement, with respect to any Mortgage Loan as to which the Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall not, on behalf of the Owner, either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property, if, as a result of any such action, the Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(1)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Owner to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

(2)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Owner to take such actions with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this Section 4.16 shall be advanced by the Servicer, subject to the Servicer's right to be reimbursed therefor from the Collection Account as provided in Section 4.11(vi), such right of reimbursement being prior to the rights of Owner to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

If the Servicer determines, as described above, that it is in the best economic interest of the Owner to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in the best economic interest of the Owner; provided that any amounts disbursed by the Servicer pursuant to this Section 4.16 shall constitute Servicing Advances, subject to Section 5.03(d). The cost of any such compliance, containment, clean-up or remediation shall be advanced by the Servicer, subject to the Servicer's right to be reimbursed therefor from the Collection Account as provided in Section 4.11(vi), such right of reimbursement being prior to the rights of Owner to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

(c)  Proceeds received in connection with any Final Recovery Determination, as well as any recovery resulting from a partial collection of Insurance Proceeds, Liquidation Proceeds or condemnation proceeds, in respect of any Mortgage Loan, will be applied in the following order of priority: first, to unpaid Servicing Fees; second, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances pursuant to Section 4.11(iii) and Advances pursuant to Section 4.11(ii); third, to accrued and unpaid interest on the Mortgage Loan, to the date of the Final Recovery Determination, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a Final Recovery Determination; and fourth, as a recovery of principal of the Mortgage Loan. The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Servicer or any Subservicer pursuant to Section 4.11(iii).

Section 4.17.	Release of Mortgage Files.

(a)  Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer shall deliver to the Custodian with a copy to the Owner, in written (with two executed copies) or electronic format, a Request for Release in the form of Exhibit A hereto (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 4.10 have been or will be so deposited) signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer) and shall request delivery to it of the Mortgage File. Upon receipt of such certification and request, the Custodian shall, within three Business Days, release and send by overnight mail, at the expense of the Servicer, the related Mortgage File to the Servicer. The Owner agrees to indemnify the Servicer, out of its own funds, for any loss, liability or expense incurred by the Servicer as a proximate result of the Custodian's breach of its obligations pursuant to this Section 4.17. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any insurance policy relating to the Mortgage Loans, the Custodian shall, upon any request made by or on behalf of the Servicer and delivery to the Custodian with a copy to Owner, in written (with two executed copies) or electronic format, of a Request for Release in the form of Exhibit A hereto signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File to the Servicer within three Business Days, and the Owner shall, at the direction of the Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Mortgage File to the Custodian when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered, or caused to be delivered, to the Custodian with a copy to the Owner an additional Request for Release certifying as to such liquidation or action or proceedings. Upon the request of the Owner, the Servicer shall provide notice to the Owner of the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a Request for Release, in written (with two executed copies) or electronic format, from a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, such Mortgage Loan shall be released by the Custodian to the Servicer or its designee within three Business Days.

Section 4.18.	Servicing Compensation.

As compensation for the activities of the Servicer hereunder, the Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan payable solely from payments of interest in respect of such Mortgage Loan, subject to Section 4.22. In addition, the Servicer shall be entitled to recover unpaid Servicing Fees out of Insurance Proceeds, Liquidation Proceeds or condemnation proceeds to the extent permitted by Section 4.11(iii) and out of amounts derived from the operation and sale of an REO Property to the extent permitted by Section 4.21. Except as provided in Section 9.07, the right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement; provided, however, that the Servicer may pay from the Servicing Fee any amounts due to a Subservicer pursuant to a Sub-Servicing Agreement entered into under Section 4.02.

Additional servicing compensation in the form of assumption fees, late payment charges, insufficient funds charges, ancillary income or otherwise (other than Prepayment Charges) shall be retained by the Servicer only to the extent such fees or charges are received by the Servicer. The Servicer shall also be entitled pursuant to Section 4.11(iv) to withdraw from the Collection Account and pursuant to Section 4.21(b) to withdraw from any REO Account, as additional servicing compensation, interest or other income earned on deposits therein, subject to Section 4.12 and Section 4.21. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including amounts required to be paid by the Servicer under the second paragraph of Section 4.14) and shall not be entitled to reimbursement therefor except as specifically provided herein.

The Servicer shall be entitled to any Prepayment Interest Excess, which it may withdraw from the Collection Account pursuant to Section 4.11(viii).

Section 4.19.	Statement as to Compliance.

(a)  The Servicer shall deliver to the Owner and the Master Servicer (as defined below), on or before March 1st (or if not a Business Day, the immediately preceding Business Day), of each year beginning on March 1, 2007, an Officer's Certificate, stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement or similar agreements has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Servicer to cure such default.

(b)  [Reserved]

(c)  The Servicer shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 4.19 or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Servicer agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Section 4.19 or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

Section 4.20.	Independent Public Accountants' Servicing Report.

Not later than March 1st following the end of each calendar year, commencing in 2007, the Servicer, at its expense, shall cause a nationally recognized firm of independent certified public accountants to furnish to the Servicer a report in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to Form 10-K or other required form, stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Servicer which includes an assertion that the Servicer has complied with certain minimum residential mortgage loan servicing standards, identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of residential mortgage loans during the most recently completed fiscal year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate. In rendering its report such firm may rely, as to matters relating to the direct servicing of residential mortgage loans by Subservicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those Subservicers. Immediately upon receipt of such report, the Servicer shall furnish a copy of such report to the Owner and the Master Servicer, if applicable.

Section 4.21.	Title, Management and Disposition of REO Property.

(a)  The deed or certificate of sale of any REO Property shall be taken in the name of the Owner, or its nominee, subject to applicable laws. The Servicer, on behalf of the Owner, shall sell any REO Property as soon as practicable and in any event no later than the end of the third full taxable year after the taxable year in which any REMIC acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code or request from the Internal Revenue Service, no later than 60 days before the day on which the three-year grace period would otherwise expire, an extension of such three-year period, unless the Servicer shall have delivered to the Owner an Opinion of Counsel to the effect that the holding by a REMIC of such REO Property subsequent to three years after its acquisition will not result in the imposition on any such REMIC of taxes on “prohibited transactions” thereof, as defined in Section 860F of the Code, or cause any REMICs created in connection with the Mortgage Loans to fail to qualify as a REMIC under Federal law at any time. The Servicer shall manage, conserve, protect and operate each REO Property for the Owner solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by any REMICs created in connection with the Mortgage Loans of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC Provisions.

(b)  The Servicer shall separately account for all funds collected and received in connection with the operation of any REO Property and shall establish and maintain, or cause to be established and maintained, with respect to REO Properties an account held in trust for the Owner (the “REO Account”), which shall be an Eligible Account. The Servicer shall be permitted to allow the Collection Account to serve as the REO Account, subject to separate ledgers for each REO Property. The Servicer shall be entitled to retain or withdraw any interest income paid on funds deposited in the REO Account.

(c)  The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Servicer manages and operates similar property owned by the Servicer or any of its Affiliates, all on such terms and for such period (subject to the requirement of prompt disposition set forth in Section 4.21(a) as the Servicer deems to be in the best interests of Owner. In connection therewith, the Servicer shall deposit, or cause to be deposited in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, and shall thereafter deposit in the REO Account, in no event more than two Business Days after the Servicer's receipt thereof, all revenues received by it with respect to an REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property including, without limitation:

(i)  all insurance premiums due and payable in respect of such REO Property;

(ii)  all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

(iii)  all costs and expenses necessary to maintain, operate or dispose of such REO Property.

To the extent that amounts on deposit in the REO Account with respect to an REO Property are insufficient for the purposes set forth in clauses (i) through (iii) above with respect to such REO Property, the Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, the Servicer would make such advances if the Servicer owned the REO Property and if in the Servicer's judgment, the payment of such amounts will be recoverable from the rental or sale of the REO Property.

Notwithstanding the foregoing, the Servicer shall not:

(A)  enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(B)  authorize any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(C)  authorize any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(D)  authorize any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Owner;

unless, in any such case, the Servicer has obtained an Opinion of Counsel, provided to the Owner to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held by any REMIC, in which case the Servicer may take such actions as are specified in such Opinion of Counsel.

The Servicer may contract with any Subcontractor for the operation and management of any REO Property, provided that:

(1)  the terms and conditions of any such contract shall not be inconsistent herewith;

(2)  any such contract shall require, or shall be administered to require, that the Subcontractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Subcontractor;

(3)  none of the provisions of this Section 4.21(c) relating to any such contract or to actions taken through any such Subcontractor shall be deemed to relieve the Servicer of any of its duties and obligations to the Owner with respect to the operation and management of any such REO Property; and

(4)  the Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Servicer shall be entitled to enter into any agreement with any Subcontractor performing services for it related to its duties and obligations hereunder for indemnification of the Servicer by such Subcontractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. The Servicer shall be solely liable for all fees owed by it to any such Subcontractor, irrespective of whether the Servicer's compensation pursuant to Section 4.18 is sufficient to pay such fees; provided, however, that to the extent that any payments made by such Subcontractor would constitute Servicing Advances if made by the Servicer, such amounts shall be reimbursable as Servicing Advances made by the Servicer.

(d)  In addition to the withdrawals permitted under Section 4.21(c), the Servicer may from time to time make withdrawals from the REO Account for any REO Property: (i) to pay itself or any Subservicer unpaid Servicing Fees in respect of the related Mortgage Loan; and (ii) to reimburse itself or any Subservicer for unreimbursed Servicing Advances and Advances made in respect of such REO Property or the related Mortgage Loan. On the Remittance Date, the Servicer shall withdraw from each REO Account maintained by it for distribution in accordance with Section 5.03, the income from the related REO Property received during the prior calendar month, net of any withdrawals made pursuant to Section 4.21(c) or this Section 4.21(d).

(e)  Subject to the time constraints set forth in Section 4.21(a), each REO Disposition shall be carried out by the Servicer in a manner, at such price and upon such terms and conditions as shall be normal and usual in the servicing standard set forth in Section 4.01.

(f)  The Servicer shall file information returns with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code, respectively. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

Section 4.22.	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.

Not later than 1:00 p.m. New York time on each Remittance Date, the Servicer shall remit to the Owner an amount (“Compensating Interest”) equal to the lesser of (A) the aggregate of the Prepayment Interest Shortfalls for the related Remittance Date and (B) one-half of its aggregate Servicing Fee received in the related Due Period. The Servicer shall not have the right to reimbursement for any amounts remitted to the Owner in respect of Compensating Interest. The Servicer shall not be obligated to pay Compensating Interest with respect to Relief Act Interest Shortfalls.

Section 4.23.	Solicitations.

From and after the Closing Date, the Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its agents and Affiliates, or by any independent contractors or independent mortgage brokerage companies on the Servicer's behalf, to personally, by telephone or mail, solicit the Mortgagor under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that the Servicer may solicit any Mortgagor for whom the Servicer has received a request for verification of mortgage, a request for demand for payoff, a mortgagor initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, another mortgage company has pulled a credit report on the mortgagor or the mortgagor initiates a title search; provided further, it is understood and agreed that promotions undertaken by the Servicer or any of its Affiliates which (i) concern optional insurance products or other additional products or (ii) are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section, nor is the Servicer prohibited from responding to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor. Furthermore, the Servicer shall be permitted to include in its monthly statements to borrowers or otherwise, statements regarding the availability of the Servicer's counseling services with respect to refinancing mortgage loans.

Section 4.24.  Obligations of the Servicer in Respect of Mortgage Rates and Monthly Payments.

In the event that a shortfall in any collection on or liability with respect to any Mortgage Loan results from or is attributable to adjustments to Mortgage Rates, Monthly Payments or Unpaid Principal Balances that were made by the Servicer in a manner not consistent with the terms of the related Mortgage Note and this Agreement, the Servicer, upon discovery or receipt of notice thereof, immediately shall deliver to the Owner for deposit in the Custodial Account from its own funds the amount of any such shortfall and, with respect to a Securitization Transaction, shall indemnify and hold harmless the trust fund, the trustee, the securities administrator, the master servicer, the depositor and any successor servicer in respect of any such liability. Such indemnities shall survive the termination or discharge of this Agreement. Notwithstanding the foregoing, this Section 4.24 shall not limit the ability of the Servicer to seek recovery of any such amounts from the related Mortgagor under the terms of the related Mortgage Note and Mortgage, to the extent permitted by applicable law.

Section 4.25.  The Servicer Indemnification.

With respect to any Securitization Transaction, the Servicer agrees to indemnify the certificate insurer, trustee, master servicer and the securities administrator from, and hold the trustee, master servicer and the securities administrator harmless against, any loss, liability or expense (including reasonable attorney’s fees and expenses) incurred by any such Person by reason of the Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or by reason of the Servicer’s reckless disregard of its obligations and duties under this Agreement. Such indemnity shall survive the termination or discharge of this Agreement and the resignation or removal of the certificate insurer, the Servicer, the trustee, the master servicer and the securities administrator. Any payment hereunder made by the Servicer to any such Person shall be from the Servicer’s own funds, without reimbursement from the Collection Account therefor.

Section 4.26.  Certificate Insurer Access.

With respect to any Securitization Transaction, upon the occurrence of a trigger event (as defined in the related pooling and servicing agreement), the Servicer shall afford the certificate insurer access to its books and records concerning the servicing of the Mortgage Loans, and shall make servicing officers available to the certificate insurer to discuss the servicing of the Mortgage Loans, upon reasonable prior notice to the Servicer, and during the Servicer’s normal business hours.

ARTICLE V

PAYMENTS TO THE OWNER

Section 5.01.	Remittances.

On each Remittance Date, the Servicer shall remit to the Owner (A)(i) all amounts credited to the Collection Account as of the close of business on the preceding Determination Date (net of charges against or withdrawals from the Collection Account pursuant to Section 4.11) plus (ii) all Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03; minus (B) (x) any amounts attributable to voluntary Principal Prepayments in full received after the last day of the Prepayment Period immediately preceding the related Remittance Date and (y) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date.

All remittances made to the Owner on each Remittance Date shall be made by wire transfer of immediately available funds to the account designated by the Owner at a bank or other entity having appropriate facilities therefor identified by the Owner to the Servicer at least two (2) Business Days prior to such Remittance Date.

With respect to any remittance received by the Owner after the Business Day on which such payment was due, the Servicer shall pay to the Owner, with such remittance, interest on any such late payment at an annual rate equal to the federal funds rate as is publicly announced from time to time, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicer to the Owner on the date such late payment is made and shall cover the period commencing with the day following the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default.

Section 5.02.	Reports.

Not later than the 10th day of the each month (or if such 10th day is not a Business Day, the preceding Business Day), the Servicer shall deliver to the Owner by telecopy or electronic mail (or by such other means as the Servicer and the Owner may agree from time to time) a Remittance Report with respect to the related Remittance Date. Not later than the 10th day of each month (or if such 10th day is not a Business Day, the preceding Business Day), the Servicer shall deliver or cause to be delivered to the Owner in addition to the information provided on the Remittance Report, such other information reasonably available to it with respect to the Mortgage Loans as the Owner may reasonably require.

On the second Business Day following each Determination Date, but in no event later than the 18th day of each month (or, if such 18th day is not a Business Day, the preceding Business Day), the Servicer shall deliver to the Master Servicer by electronic mail (or by such other means as the Servicer and the Master Servicer may agree from time to time) a prepayment report with respect to the related Remittance Date. Such prepayment report shall include such information with respect to the prepayment charges as the Master Servicer may reasonable require.

The Servicer is authorized to make loan-level data with respect to the Mortgage Loans (with personal information subject to the Gramm-Leach-Bliley Act and state consumer privacy statutes suppressed) publicly available on an SPS website.

The Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority pursuant to any applicable law with respect to the Mortgage Loans.

Section 5.03.	Advances.

(a)  The amount of Advances to be made by the Servicer for any Remittance Date shall equal, subject to Section 5.03(d), the sum of (i) the aggregate amount of scheduled Monthly Payments (net of the related Servicing Fee), due during the related Due Period in respect of the Mortgage Loans, which scheduled Monthly Payments were delinquent on a contractual basis as of the Close of Business on the related Determination Date; provided however, that with respect to any Balloon Mortgage Loan that is delinquent on its maturity date, the Servicer will not be required to advance the related Balloon Payment but will be required to continue to make Advances in accordance with this Section 5.03 with respect to such Balloon Mortgage Loan in an amount equal to an assumed scheduled principal and interest that would otherwise be due based on the original amortization schedule for that Balloon Mortgage Loan (with interest at the Net Mortgage Rate) and (ii) with respect to each REO Property, which REO Property was acquired during or prior to the related Due Period and as to which REO Property an REO Disposition did not occur during the related Due Period, an amount equal to the excess, if any, of the Monthly Payment (with each interest portion thereof net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loan, over the net income from such REO Property transferred to the Collection Account pursuant to Section 4.21 for remittance on such Remittance Date.

(b)  On or before 1:00 p.m. New York time on the Remittance Date, the Servicer shall remit in immediately available funds to the Owner an amount equal to the aggregate amount of Advances, if any, to be made in respect of the Mortgage Loans and REO Properties on such Remittance Date either (i) from its own funds or (ii) from the Collection Account, to the extent of funds held therein for future distribution (in which case it will cause to be made an appropriate entry in the records of the Collection Account that amounts held for future distribution have been, as permitted by this Section 5.03, used by the Servicer in discharge of any such Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of Advances to be made by the Servicer with respect to the Mortgage Loans and REO Properties. Any amounts held for future distribution used by the Servicer to make an Advance as permitted in the preceding sentence shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the Collection Account on or before any future Remittance Date to the extent that the Available Funds for such Remittance Date (determined without regard to Advances to be made on the Remittance Date) shall be less than the total amount that would be distributed to the Owner on such Remittance Date if such amounts held for future distributions had not been so used to make Advances. The Owner will provide notice to the Servicer by telecopy by the Close of Business on any Remittance Date in the event that the amount remitted by the Servicer to the Owner on such date is less than the Advances required to be made by the Servicer for such Remittance Date, as set forth in the related Remittance Report.

(c)  The obligation of the Servicer to make such Advances is mandatory, notwithstanding any other provision of this Agreement but subject to (d) below, and, with respect to any Mortgage Loan, shall continue until the Mortgage Loan is paid in full or until the recovery of all Liquidation Proceeds thereon.

(d)  Notwithstanding anything herein to the contrary, no Advance or Servicing Advance shall be required to be made hereunder by the Servicer if such Advance or Servicing Advance would, if made, constitute a Nonrecoverable Advance. The determination by the Servicer that it has made a Nonrecoverable Advance or that any proposed Advance or Servicing Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by an Officers' Certificate of the Servicer delivered to the Owner. In addition, the Servicer shall not be obligated to make any Advances with respect to Relief Act Interest Shortfalls.

ARTICLE VI

THE SERVICER

Section 6.01.	Liability of the Servicer.

The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by Servicer herein.

Section 6.02.	Merger or Consolidation of, or Assumption of the Obligations of, the Servicer.

Any entity into which the Servicer may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any corporation succeeding to the business or all of the assets of the Servicer, shall be the successor of the Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor Servicer shall satisfy all the requirements of Section 6.06 with respect to the qualifications of a successor Servicer.

Section 6.03.	Limitation on Liability of the Servicer and Others.

Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action by the Servicer in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such Person against any liability which would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties of the Servicer or by reason of its reckless disregard of its obligations and duties of the Servicer hereunder. The Servicer and any director or officer or employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer and any director or officer or employee or agent of the Servicer shall be indemnified by the Owner and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement or any loss, liability or expense incurred, other than any loss, liability or expense related to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) and any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or negligence in the performance of the Servicer's duties hereunder or by reason of its reckless disregard of obligations and duties hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, in its opinion, does not involve it in any expense or liability; provided, however, that the Servicer may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Owner hereunder. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom (except any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder) shall be expenses, costs and liabilities of the Owner, and the Servicer shall be entitled to be reimbursed therefor from the Collection Account as and to the extent provided in Section 4.11. The Servicer's right to indemnity or reimbursement pursuant to this Section shall survive any resignation or termination of the Servicer pursuant to Section 6.04 or 7.01 with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination).

Section 6.04.	Servicer Not to Resign.

Subject to the provisions of Section 7.01 and Section 6.06, the Servicer shall not resign from the obligations and duties hereby imposed on it except (i) upon determination that the performance of its obligations or duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it or its subsidiaries or Affiliates, the other activities of the Servicer so causing such a conflict being of a type and nature carried on by the Servicer or its subsidiaries or Affiliates at the date of this Agreement or (ii) upon satisfaction of the following conditions: (a) the Servicer has proposed a successor servicer to the Owner in writing and such proposed successor servicer is acceptable to the Owner and (b) if any Mortgage Loan has been subject to a Securitization Transaction, (1) each Rating Agency shall have delivered a letter to the related trustee prior to the appointment of the successor servicer stating that the proposed appointment of such successor servicer as Servicer hereunder will not result in the reduction or withdrawal of the then current rating of any certificates issued with respect to such Securitization Transaction, and (2) the Servicer has obtained the prior written consent of the trustee and the certificate insurer, which consent shall not be unreasonably withheld; provided that in each case, there must be delivered to the trustee and the master servicer a letter from each Rating Agency to the effect that such transfer of servicing or sale or disposition of assets will not result in a qualification, withdrawal or downgrade of the then-current rating of any of the certificates (and with respect to the insured certificates, without regard to the certificate insurance policy). Notwithstanding the foregoing, no such resignation by the Servicer shall become effective until such successor servicer or, in the case of (i) above, the Owner shall have assumed the Servicer's responsibilities and obligations hereunder or the Owner shall have designated a successor servicer in accordance with Section 6.06. Any such resignation shall not relieve the Servicer of responsibility for any of the obligations specified in Sections 7.01 and 6.06 as obligations that survive the resignation or termination of the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner.

Notwithstanding anything to the contrary herein, for so long as Select Portfolio Servicing, Inc. is the Servicer hereunder, it may pledge or assign as collateral all its rights, title and interest under this Agreement relating to the servicing and administration of the Mortgage Loans to a lender (the “Lender”), provided, that:

(1) upon an Event of Default and receipt of a notice of termination by Select Portfolio Servicing, Inc., the Lender may direct Select Portfolio Servicing, Inc. or its designee to appoint a successor servicer pursuant to the provisions, and subject to the conditions, set forth in Section 6.06 regarding Select Portfolio Servicing, Inc.’s appointment of a successor servicer;

(2) the Lender’s rights are subject to this Agreement; and

(3) Select Portfolio Servicing, Inc. shall remain subject to termination as servicer under this Agreement pursuant to the terms hereof.

Section 6.05.	Delegation of Duties.

In the ordinary course of business, the Servicer at any time may delegate any of its duties hereunder to any Person, including any of its Affiliates, who agrees to conduct such duties in accordance with standards comparable to those set forth in Section 4.01. Such delegation shall not relieve the Servicer of its liabilities and responsibilities with respect to such duties and shall not constitute a resignation within the meaning of Section 6.04. Except as provided in Section 4.02, no such delegation is permitted that results in the delegee subservicing any Mortgage Loans. The Servicer shall provide the Owner with reasonable prior written notice prior to the delegation of any of its duties to any Person other than any of the Servicer's Affiliates or their respective successors and assigns.

Section 6.06.	Successor to the Servicer.

(a)  Upon resignation or termination of the Servicer pursuant to Section 7.01, 8.01 or 6.04, the Owner (or such other successor Servicer as is approved by the Owner) shall be the successor in all respects to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof arising on and after its succession. Notwithstanding the above, (i) if the Owner is unwilling to act as successor Servicer or (ii) if the Owner is legally unable so to act, the Owner shall appoint or petition a court of competent jurisdiction to appoint a successor to the Servicer provided that such successor servicer shall: (1) be an established housing and home finance institution, bank or other mortgage loan or home equity loan servicer having a net worth of not less than $50,000,000; (2) be an established mortgage loan servicing institution that is a Fannie Mae and Freddie Mac approved seller/servicer; (3) with respect to any Securitization Transaction, be approved by each Rating Agency by a written confirmation from each Rating Agency that the appointment of such successor servicer would not result in the reduction or withdrawal of the then current rating of any outstanding class of certificates (without regard to the certificate insurance policy); (4) with respect to any Securitization Transaction, be reasonably acceptable to the certificate insurer and (5) shall assume all or any part of the responsibilities, duties or liabilities of the Servicer hereunder.

In connection with such appointment and assumption, the successor shall be entitled to receive compensation out of payments on Mortgage Loans in an amount equal to the compensation which the Servicer would otherwise have received pursuant to Section 4.18 (or such other compensation as the Owner and such successor shall agree, not to exceed the Servicing Fee). The appointment of a successor Servicer shall not affect any liability of the predecessor Servicer which may have arisen under this Agreement prior to its termination as Servicer to pay any deductible under an insurance policy pursuant to Section 4.14 or to reimburse the Owner pursuant to Section 4.06), nor shall any successor Servicer be liable for any acts or omissions of the predecessor Servicer or for any breach by such Servicer of any of its representations or warranties contained herein or in any related document or agreement. The Owner and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. All Servicing Transfer Costs shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs, and if such predecessor Servicer defaults in its obligation to pay such costs, such costs shall be paid by the successor Servicer.

(b)  Any successor to the Servicer shall during the term of its service as servicer continue to service and administer the Mortgage Loans for the benefit of Owner, and maintain in force a policy or policies of insurance covering errors and omissions in the performance of its obligations as Servicer hereunder and a fidelity bond in respect of its officers, employees and agents to the same extent as the Servicer is so required pursuant to Section 4.14.

Section 6.07.	Inspection.

The Servicer, in its capacity as Servicer, shall afford the Owner, upon reasonable notice, during normal business hours, access to all records maintained by the Servicer in respect of its rights and obligations hereunder and access to officers of the Servicer responsible for such obligations. Upon request, the Servicer shall furnish to the Owner its most recent publicly available financial statements and such other information relating to its capacity to perform its obligations under this Agreement.

ARTICLE VII

DEFAULT

Section 7.01.	Events of Default.

(a)  If any one of the following events (each, an “Event of Default”) shall occur and be continuing:

(i)  (A) The failure by the Servicer to make any Advance which it is required to make hereunder; (B) any other failure by the Servicer to deposit in the Collection Account any deposit required to be made under the terms of this Agreement; (C) the failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which, in each case, continues unremedied for a period of one Business Day after the date upon which written notice of such failure shall have been given to the Servicer;

(ii)  The failure by the Servicer to make any required Servicing Advance which failure continues unremedied for a period of 30 days, or the failure by the Servicer duly to observe or perform, in any material respect, any other covenants, obligations or agreements of the Servicer as set forth in this Agreement, which failure continues unremedied for a period of 30 days, in either case, after the date (A) on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer or (B) of actual knowledge of such failure by a Servicing Officer of the Servicer;

(iii)  The entry against the Servicer of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee, conservator, receiver or liquidator in any insolvency, conservatorship, receivership, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 days;

(iv)  The Servicer shall voluntarily go into liquidation, consent to the appointment of a conservator or receiver or liquidator or similar person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, liquidator or similar person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged, unbonded or unstayed for a period of 60 days; or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations;

(v)  The Servicer shall cease to meet the requirements to remain a Fannie Mae or Freddie Mac servicer or a HUD approved mortgagee;

(vi)  The Servicer shall fail to duly perform within the required time period, its obligations under Sections 4.19 and 4.20 which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any party to this Servicing Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans;

(vii)  The Servicer shall have been declared in material default under any consent agreement entered into with the Federal Trade Commission, HUD or any state regulatory authority, and such default (a) is not cured within forty-five days (45) days of the declaration thereof (provided that such period shall be extended with the consent of the Owner, which consent shall not be unreasonably withheld, so long as the Servicer is actively and diligently working to cure such default), or (b) results in the downgrade of any certificates or notes issued in connection with a Securitization Transaction;

(viii)  The Servicer fails to maintain, at a minimum, its “average” or equivalent servicer rating from each of Standard and Poor’s Rating Services, Moody’s Investors Service Inc. and Fitch Ratings; or

(ix)  The Servicer shall fail to duly perform, within the required time period, its obligations under Sections 10.04 and 10.05.

(b)  then, and in each and every such case, so long as an Event of Default shall not have been remedied within the applicable grace period, the Owner may (in addition to whatever rights the Owner may have at law or equity to damages), by notice then given in writing to the Servicer, terminate all of the rights and obligations of the Servicer as servicer under this Agreement. The Servicer agrees to cooperate with the Owner (or the applicable successor Servicer) in effecting the termination of the responsibilities and rights of the Servicer hereunder, including, without limitation, the delivery to the Owner of all documents and records requested by it to enable it to assume the Servicer's functions under this Agreement within ten Business Days subsequent to such notice, the transfer within one Business Day subsequent to such notice to the Owner (or the applicable successor Servicer) for the administration by it of all cash amounts or Permitted Investments that shall at the time be held by the Servicer and to be deposited by it in the Collection Account, any REO Account or any Servicing Account or that have been deposited by the Servicer in such accounts or thereafter received by the Servicer with respect to the Mortgage Loans or any REO Property received by the Servicer. All reasonable costs and expenses (including attorneys' fees) incurred in connection with transferring the Servicing Files to the successor Servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses.

Notwithstanding the termination of the Servicer hereunder, the Servicer shall be entitled to reimbursement of all unpaid Servicing Fees and all unreimbursed Advances and Servicing Advances in the manner and at the times set forth herein. Notwithstanding the foregoing, Select Portfolio Servicing, Inc. shall have no right to direct the manner in which the servicing and administration of the Mortgage Loans is performed by a successor Servicer, have any right to consent to any action to be taken by a successor Servicer or have the right to terminate any successor Servicer.

Section 7.02.	Waiver of Defaults.

The Owner may waive any events permitting removal of the Servicer as servicer pursuant to this Article VII. Upon any waiver of a past default, such default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

Section 7.03.	Survivability of Servicer Liabilities.

Notwithstanding anything herein to the contrary, upon termination of the Servicer hereunder, any liabilities of the Servicer which accrued prior to such termination shall survive such termination.

ARTICLE VIII

TERMINATION

Section 8.01.	Termination.

The Owner may terminate, at its sole option, any rights the Servicer may have hereunder, without cause. Any such notice of termination shall be in writing and delivered to the Servicer by registered mail as provided in Section 9.03.

Section 8.02.	Removal of Mortgage Loans from Inclusion under this Agreement upon a Whole Loan Transfer or a Securitization Transaction on One or More Reconstitution Dates.

The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, the Owner may effect either:

(a) one or more Whole Loan Transfers; and/or

(b) one or more Securitization Transactions.

With respect to each Whole Loan Transfer or Securitization Transaction, as the case may be, entered into by the Owner, the Servicer agrees:

(i) to cooperate fully with the Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures and with respect to the preparation (including, but not limited to, the endorsement, delivery, assignment, and execution) of the Mortgage Loan Documents and other related documents, and with respect to servicing requirements reasonably requested by the rating agencies and credit enhancers;

(ii) to execute all Reconstitution Agreements provided that each of the Servicer and the Owner is given an opportunity to review and reasonably negotiate in good faith the content of such documents not specifically referenced or provided for herein;

(iii) to deliver to the Owner such information, reports, letters and certifications as are required pursuant to Article X and to indemnify the Owner and its affiliates as set forth in Article X;

(1)
to deliver to, and at the request of, the Owner for inclusion in any prospectus or other offering material such publicly available information regarding the Servicer, its financial condition and its mortgage loan delinquency, foreclosure and loss experience and any additional information requested by the Owner, and to deliver to the Owner any similar nonpublic, unaudited financial information, in which case the Owner shall bear the cost of having such information audited by certified public accountants if the Owner desires such an audit, or as is otherwise reasonably requested by the Owner and which the Servicer is capable of providing without unreasonable effort or expense, and to indemnify the Owner and its affiliates for material misstatements or omissions contained (i) in such information and (ii) on the Mortgage Loan Schedule;

(2)
to deliver to the Owner and to any Person designated by the Owner, at the Owner’s expense, such statements and audit letters of reputable, certified public accountants pertaining to information provided by the Servicer pursuant to clause 1 above as shall be reasonably requested by the Owner;

(3)
to deliver to the Owner, and to any Person designated by the Owner, such legal documents and in-house Opinions of Counsel as are customarily delivered by servicers and reasonably determined by the Owner to be necessary in connection with any Reconstitution, as the case may be, such in-house Opinions of Counsel for a Securitization Transaction to be in the form reasonably acceptable to the Owner, it being understood that the cost of any opinions of outside special counsel that may be required for a Reconstitution, as the case may be, shall be the responsibility of the Owner;

(4)
to negotiate and execute one or more subservicing agreements between the Servicer and any master servicer which is generally considered to be a prudent master servicer in the secondary mortgage market, designated by the Owner in its sole discretion after consultation with the Servicer and/or one or more custodial and servicing agreements among the Owner, the Servicer and a third party custodian/trustee which is generally considered to be a prudent custodian/trustee in the secondary mortgage market designated by the Owner in its sole discretion after consultation with the Servicer, in either case for the purpose of pooling the Mortgage Loans with other Mortgage Loans for resale or securitization;

(5)
in connection with any securitization of any Mortgage Loans, to execute a pooling and servicing agreement, which pooling and servicing agreement may, at the Owner’s direction, contain contractual provisions including, but not limited to, a 24-day certificate payment delay (54-day total payment delay), servicer advances of delinquent scheduled payments of principal and interest through liquidation (unless deemed non-recoverable) and prepayment interest shortfalls (to the extent of the monthly servicing fee payable thereto), servicing and mortgage loan representations and warranties which in form and substance conform to the representations and warranties in this Agreement and to secondary market standards for securities backed by mortgage loans similar to the Mortgage Loans and such provisions with regard to servicing responsibilities, investor reporting, segregation and deposit of principal and interest payments, custody of the Mortgage Loans, and other covenants as are required by the Owner and one or more nationally recognized rating agencies for mortgage pass-through transactions. If the Owner deems it advisable at any time to pool the Mortgage Loans with other mortgage loans for the purpose of resale or securitization, the Servicer agrees to execute one or more subservicing agreements between itself and a master servicer designated by the Owner at its sole discretion, and/or one or more servicing agreements among the Servicer, the Owner and a trustee designated by the Owner at its sole discretion, such agreements in each case incorporating terms and provisions substantially identical to those described in the immediately preceding paragraph; and

(6)
in the event that the Owner appoints a credit risk manager in connection with a Securitization Transaction, to execute a credit risk management agreement and provide reports and information reasonably required by the credit risk manager.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01.	Amendment.

This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer, the Owner and the certificate insurer with respect to any Securitization Transaction, provided however, such amendment shall not result in a qualification, withdrawal or downgrade of the then-current rating of any of the certificates with respect to any Securitization Transaction (and with respect to the insured certificates, without regard to the certificate insurance policy).

Section 9.02.	Governing Law; Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. With respect to any claim arising out of this Agreement, each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in The City of New York, and each party irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating hereto brought in any such courts, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party, provided that service of process has been made by any lawful means.

Section 9.03.	Notices.

All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, by facsimile or by express delivery service, to (a) in the case of the Servicer, (i) if by overnight mail, Select Portfolio Servicing, Inc., 3815 South West Temple, Salt Lake City, Utah 84115-4412, Attention: General Counsel, facsimile number (801) 293-2555 or (ii) if by regular mail, P.O. Box 65250 Salt Lake City, Utah 84165-0250, Attention: General Counsel, facsimile number (801) 293-2555, or such other address or telecopy number as may hereafter be furnished to the Owner in writing by the Servicer, and (b) in the case of the Owner, DB Structured Products, Inc., 60 Wall Street, New York, New York 10005, Attention: Michael Commaroto (212) 250-3114. Notice of any Event of Default shall be given by telecopy and by certified mail.

Section 9.04.	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 9.05.	Article and Section References.

All article and section references used in this Agreement, unless otherwise provided, are to articles and sections in this Agreement.

Section 9.06.	Benefits of Agreement.

Nothing in this Agreement, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 9.07.	Advance Facility.

(a)  The Servicer is hereby authorized to enter into a financing or other facility (any such arrangement, an “Advance Facility”) under which (1) the Servicer assigns or pledges to another Person (an “Advancing Person”) the Servicer's rights under this Agreement to be reimbursed for any Advances or Servicing Advances and/or (2) an Advancing Person agrees to fund (i) a portion of the purchase price of the servicing rights attributable to the Mortgage Loans or (ii) some or all Advances and/or Servicing Advances required to be made by the Servicer pursuant to this Agreement. No consent of the Owner is required before the Servicer may enter into an Advance Facility; provided, however, that the consent of the Owner shall be required before the Servicer may cause to be outstanding at one time more than one Advance Facility with respect to Advances or more than one Advance Facility with respect to Servicing Advances. Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund Advances and/or Servicing Advances on the Servicer's behalf, the Servicer shall remain obligated pursuant to this Agreement to make Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

To the extent that an Advancing Person makes all or a portion of any Advance or any Servicing Advance and provides the Owner with notice acknowledged by the Servicer that such Advancing Person is entitled to reimbursement, such Advancing Person shall be entitled to receive reimbursement pursuant to this Agreement for such amount to the extent provided in 9.07(b). Such notice from the Advancing Person must specify the amount of the reimbursement and must specify which Section of this Agreement permits the applicable Advance or Servicing Advance to be reimbursed. The Owner shall be entitled to rely without independent investigation on the Advancing Person's statement with respect to the amount of any reimbursement pursuant to this 9.07 and with respect to the Advancing Person's statement with respect to the Section of this Agreement that permits the applicable Advance or Servicing Advance to be reimbursed. An Advancing Person whose obligations are limited to the making of Advances and/or Servicing Advances shall not be required to meet the qualifications of a Servicer or a Sub-Servicer and will not be deemed to be a Sub-Servicer under this Agreement.

(b)  If the Advancing Person and the Servicer submit to the Owner the notice set forth in subsection (a) above, then the Servicer shall be permitted to pay to the Advancing Person reimbursements for Advances and Servicing Advances from the Collection Account to the same extent the Servicer would have been permitted to reimburse itself for such Advances and/or Servicing Advances in accordance with this Agreement prior to the remittance to the Owner.

(c)  All Advances and Servicing Advances made pursuant to the terms of this Agreement shall be deemed made and shall be reimbursed on a “first in-first out” (FIFO) basis.

Section 9.08.	Master Servicer.

For purposes of this Agreement, including but not limited to Section 4.19 and Article X, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement.

Section 9.09.	Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 9.10.	General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)  the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 9.11.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 9.12.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Section 9.13.	Entire Agreement.

Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto and supersedes all rights and prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

Section 9.14.	Confidential Information.

The Owner and the Servicer shall keep confidential and shall not divulge to any party the terms of this Agreement, unless (i) otherwise required by law or any governmental agency (ii) it is appropriate for the Owner or the Servicer to do so in working with legal counsel, auditors, taxing authorities and/or other governmental agencies or (iii) otherwise mutually agreed to by Owner and Servicer.

ARTICLE X

COMPLIANCE WITH REGULATION AB.

Section 10.01.	Intent of the Parties; Reasonableness.

The Owner and the Servicer acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Servicer acknowledges that investors in privately offered securities may require that the Owner or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Owner nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and, in each case, the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act) and the Sarbanes-Oxley Act. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Owner, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of established and evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Servicer shall cooperate fully with the Owner and any Master Servicer to deliver to the Owner (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner, the Master Servicer or any Depositor to permit the Owner, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance. In the event of any conflict between Article X and any other term or provision in this Agreement, the provisions of Article X shall control.

The Owner (including any of its assignees or designees) shall cooperate with the Servicer by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Owner’s reasonable judgment, to comply with Regulation AB.

Section 10.02.	Additional Representations and Warranties of the Servicer.

(a)  The Servicer hereby represents to the Owner, to any Master Servicer and to any Depositor, as of the date on which information is first provided to the Owner, any Master Servicer or any Depositor under Section 10.03 that, except as disclosed in writing to the Owner, such Master Servicer or such Depositor prior to such date: (i) the Servicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Servicer; (ii) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as servicer has been disclosed or reported by the Servicer; (iv) no material changes to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Servicer’s financial condition that could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Servicer or any Subservicer; and (vii) there are no affiliations, relationships or transactions relating to the Servicer or any Subservicer with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b)  If so requested by the Owner, any Master Servicer or any Depositor on any date following the date on which information is first provided to the Owner, any Master Servicer or any Depositor under Section 10.03, the Servicer shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 10.03.	Information to Be Provided by the Servicer.

In connection with any Securitization Transaction the Servicer shall (i) within five (5) Business Days following request by the Owner or any Depositor, provide to the Owner and such Depositor (or, as applicable, cause each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, the information and materials specified in paragraphs (c) and (g) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Servicer, provide to the Owner and any Depositor (in writing and in form and substance reasonably satisfactory to the Owner and such Depositor) the information specified in paragraph (d) of this Section.

(a)   [reserved]

(b)   [reserved]

(c)  If so requested by the Owner or any Depositor, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and each Subservicer (each of the Servicer and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicer’s form of organization;

(B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Owner or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(2) the extent of outsourcing the Servicer utilizes;

(3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5) such other information as the Owner or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts;

(H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience;

(I) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(J) a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Owner or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(d)  For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Owner, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Servicer or any Subservicer (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer or Subcontractor to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships.

(e)  As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, all information reasonably requested by the Owner or any Depositor in order to comply with the Depositor’s reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(f)  In addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall, to the extent the Servicer or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(g)  The Servicer shall provide to the Owner, any Master Servicer and any Depositor, such additional information as such party may reasonably request, including evidence of the authorization of the person signing any certification or statement, copies or other evidence of fidelity bond insurance and errors and omission insurance policy financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer or such Subservicer’s performance hereunder.

Section 10.04.	Servicer Compliance Statement.

On or before March 15 of each calendar year, commencing in 2007, the Servicer shall deliver to the Owner, any Master Servicer and any Depositor a statement of compliance addressed to the Owner, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, to the effect that (i) a review of the Servicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 10.05.	Report on Assessment of Compliance and Attestation.

(a)  On or before March 15 of each calendar year, commencing in 2007, the Servicer shall:

(i) deliver to the Owner, any Master Servicer and any Depositor a report (in form and substance reasonably satisfactory to the Owner, such Master Servicer and such Depositor) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Owner, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, and shall address each of the “Applicable Servicing Criteria” specified on Exhibit F hereto;

(ii) deliver to the Owner, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Owner, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 10.06(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and, to the extent required of such Subservicer or Subcontractor under Item 1123 of Regulation AB, an annual compliance certificate as and when provided buy Section 10.04, to deliver to the Owner, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv) if requested by the Owner, any Depositor or any Master Servicer not later than March 15 of the calendar year in which such certification is to be delivered, deliver, and cause each Subservicer and Subcontractor described in clause (iii) above to deliver, to the Owner, any Depositor, any Master Servicer and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification, signed by the appropriate officer of the Servicer, in the form attached hereto as Exhibit B.

The Servicer acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission. Neither the Owner, any Depositor or any Master Servicer will request delivery of a certification under clause (a)(iv) above unless a Depositor is required under the Exchange Act to file an annual report on Form 10-K or any amendment thereto with respect to an issuing entity whose asset pool includes Mortgage Loans.

(b)  Each assessment of compliance provided by a Subservicer pursuant to Section 10.05(a)(i) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit F hereto delivered to the Owner concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 10.05(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer pursuant to Section 10.06.

Section 10.06.	Use of Subservicers and Subcontractors.

The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (a) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section.

(a)  It shall not be necessary for the Servicer to seek the consent of the Owner, any Master Servicer or any Depositor to the utilization of any Subservicer. The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of this Section and with Sections 10.02, 10.03(c), (e), (f) and (g), 10.04, 10.05 and 10.07 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 10.03(d) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 10.04, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 10.05 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 10.05 as and when required to be delivered.

(b)  It shall not be necessary for the Servicer to seek the consent of the Owner, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Servicer shall promptly upon request provide to the Owner, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Owner, such Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(c)  As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 10.05 and 10.07 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 10.05, in each case as and when required to be delivered.

Section 10.07.	Indemnification; Remedies.

(a)  The Servicer shall indemnify the Owner, each affiliate of the Owner, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any actual claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided in written or electronic form under this Article X by or on behalf of the Servicer, or provided under this Article X by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Servicer of its obligations under this Article X, including particularly any failure by the Servicer, any Subservicer or Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article X, including any failure by the Servicer to identify pursuant to Section 10.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Servicer of a representation or warranty set forth in Section 10.02(a) or in a writing furnished pursuant to Section 10.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 10.02(b) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence, bad faith or willful misconduct of the Servicer in connection with its performance under this Article X.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b)  (i)Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article X, or any breach by the Servicer of a representation or warranty set forth in Section 10.02(a) or in a writing furnished pursuant to Section 10.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 10.02(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Owner, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Servicer and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer, in accordance with the related securitization agreement, reasonably acceptable to any Master Servicer of such Securitization Transaction; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

(ii) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 10.04 or 10.05, including (except as provided in the following paragraph) any failure by the Servicer to identify pursuant to Section 10.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, shall constitute an Event of Default with respect to the Servicer, automatically, without notice and without any cure period, under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Owner, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

None of the Owner, any Master Servicer, nor any Depositor shall be entitled to terminate the rights and obligations of the Servicer pursuant to this subparagraph (b)(ii) if a failure of the Servicer to identify a Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

(iii) The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer pursuant to Section 10.07(b). The provisions of this paragraph shall not limit whatever rights the Owner or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

SELECT PORTFOLIO SERVICING, INC., as Servicer

By:
Name:
Title:

DB STRUCTURED PRODUCTS, INC., as Owner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

REQUEST FOR RELEASE OF DOCUMENTS

To:	Wells Fargo Bank, National Association
36 Executive Park
Irvine, California 92614

Re:	Servicing Agreement dated as of May 31, 2006 between Select Portfolio Servicing, Inc. as Servicer and DB Structured Products, Inc. as Owner

In connection with the servicing of the Mortgage Loans held by you as Custodian pursuant to a certain custodial agreement, we request the release, and hereby acknowledge receipt of the Mortgage File or the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_________1.	Mortgage Paid in Full

_________2.	Foreclosure

_________3.	Substitution

_________4.	Other Liquidation (Repurchases, etc.)

_________5.	Nonliquidation	Reason:_____________________

Address to which Custodian should deliver the Mortgage File:

By:
(authorized signer)
Issuer:
Address:
Date:

Custodian

Wells Fargo Bank, National Association

Please acknowledge the execution of the above request by your signature and date below:

____________________________	___________________
Signature	Date

Documents returned to Custodian:
____________________________	____________________________
Custodian	Date

EXHIBIT B

FORM OF ANNUAL CERTIFICATION

I, the _______________________ of [NAME OF SERVICER] certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(i) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Servicer Servicing Information”);

(ii) Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;

(iii) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(iv) I am responsible for reviewing the activities performed by the Servicer as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement in all material respects; and

(v) The Compliance Statement required to be delivered by the Servicer pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Servicer and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

SELECT PORTFOLIO SERVICING, INC. (Servicer)

By:
Name:
Title:
Date:

EXHIBIT C

SERVICING ACCOUNT LETTER AGREEMENT

                        (date)
To:	_____________________________________

_____________________________________

_____________________________________

(the “Depository”)

As “Servicer” under the Servicing Agreement, dated as of May 31, 2006, between Select Portfolio Servicing, Inc. and DB Structured Products, Inc. (the “Agreement”), we hereby authorize and request you to establish an account, as a Servicing Account pursuant to Section 4.09 of the Agreement, to be designated as “Select Portfolio Servicing, Inc. in trust for [Owner].” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in a violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

SELECT PORTFOLIO SERVICING, INC.

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration.

______________________________ (name of Depository)

By:
Name:
Title:

EXHIBIT D

COLLECTION ACCOUNT LETTER AGREEMENT

(date)

To:	_____________________________________

_____________________________________

_____________________________________

(the “Depository”)

As “Servicer” under the Servicing Agreement, dated as of May 31, 2006, between Select Portfolio Servicing, Inc. and DB Structured Products, Inc. (the “Agreement”), we hereby authorize and request you to establish an account, as a Collection Account pursuant to Section 4.10 of the Agreement, to be designated as “Select Portfolio Servicing, Inc. in trust for [Owner].” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in a violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

SELECT PORTFOLIO SERVICING, INC.

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number     at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration.

______________________________ (name of Depository)

By:
Name:
Title:

EXHIBIT E

REMITTANCE REPORT

Data Field	Format	Data Description
Servicer loan number	VARCHAR2(15)	Individual number that uniquely identifies loan as defined by servicer.
Investor number	NUMBER (10,2)	Unique number assigned to a group of loans in the servicing system.
% of MI coverage	NUMBER(6,5)	The percent of coverage provided by the PMI company in the event of loss on a defaulted loan.
Actual bankruptcy start date	DATE(MM/DD/YYYY)	Actual date that the bankruptcy petition is filed with the court.
Actual discharge date	DATE(MM/DD/YYYY)	Actual date that the Discharge Order is entered in the bankruptcy docket.
Actual due date	DATE(MM/DD/YYYY)	Actual due date of the next outstanding payment amount due from the mortgagor.
Actual eviction complete date	DATE(MM/DD/YYYY)	Actual date that the eviction proceedings are completed by local counsel.
Actual eviction start date	DATE(MM/DD/YYYY)	Actual date that the eviction proceedings are commenced by local counsel.
Actual first legal date	DATE(MM/DD/YYYY)	Actual date that foreclosure counsel filed the first legal action as defined by state statute.
Actual MI claim amount filed	NUMBER(15,2)	The amount of the claim that was filed by the servicer with the PMI company.
Actual MI claim filed date	DATE(MM/DD/YYYY)	Actual date that the claim was submitted to the PMI company.
Actual redemption end date	DATE(MM/DD/YYYY)	Actual date that the foreclosure redemption period expires.
Bankruptcy Case Number	VARCHAR2(15)	The court assigned case number of the bankruptcy filed by a party with interest in the property.
Bankruptcy chapter	VARCHAR2(2) 7= Chapter 7 filed 11= Chapter 11 filed 12= Chapter 12 filed 13= Chapter 13 filed	Chapter of bankruptcy filed.
Bankruptcy flag	VARCHAR2(2) Y=Active Bankruptcy N=No Active Bankruptcy	Servicer defined indicator that identifies that the property is an asset in an active bankruptcy case.
Corporate expense balance	NUMBER(10,2)
Total of all cumulative expenses advanced by the servicer for non-escrow expenses such as but not limited to: FC fees and costs, bankruptcy fees and costs, property preservation and property inspections.

Current loan amount	NUMBER(10,2)	Current unpaid principal balance of the loan as of the date of reporting to Aurora Master Servicing.
Date FC sale scheduled	DATE(MM/DD/YYYY)	Date that the foreclosure sale is scheduled to be held.
Date relief/dismissal granted	DATE(MM/DD/YYYY)	Actual date that the dismissal or relief from stay order is entered by the bankruptcy court.
Date REO offer accepted	DATE(MM/DD/YYYY)	Actual date of acceptance of an REO offer.
Date REO offer received	DATE(MM/DD/YYYY)	Actual date of receipt of an REO offer.
Delinquency flag	VARCHAR2(2) Y= 90+ delinq. Not in FC, Bky or Loss mit N=Less than 90 days delinquent	Servicer defined indicator that indentifies that the loan is delinquent but is not involved in loss mitigation, foreclosure, bankruptcy or REO.
Delinquency value	NUMBER(10,2)	Value obtained typically from a BPO prior to foreclosure referral not related to loss mitigation activity.
Delinquency value date	DATE(MM/DD/YYYY)	Date that the delinquency valuation amount was completed by vendor or property management company.
Delinquency value source	VARCHAR2(15) BPO= Broker's Price Opinion Appraisal=Appraisal	Name of vendor or management company that provided the delinquency valuation amount.
Escrow balance/advance balance	NUMBER(10,2)	The positive or negative account balance that is dedicated to payment of hazard insurance, property taxes, MI, etc. (escrow items only)
First Vacancydate/ Occupancy status date	DATE(MM/DD/YYYY)	The date that the most recent occupancy status was determined. Typically the date of the most recent property inspection.
Foreclosure actual sale date	DATE(MM/DD/YYYY)	Actual date that the foreclosure sale was held.
Foreclosure attorney referral date	DATE(MM/DD/YYYY)	Actual date that the loan was referred to local counsel to begin foreclosure proceedings.
Foreclosure flag	VARCHAR2(2) Y=Active foreclosure N=No active foreclosure	Servicer defined indicator that identifies that the loan is involved in foreclosure proceedings.
Foreclosure valuation amount	NUMBER(15,2)	Value obtained during the foreclosure process. Usually as a result of a BPO and typically used to calculate the bid.
Foreclosure valuation date	DATE(MM/DD/YYYY)	Date that foreclosure valuation amount was completed by vendor or property management company.
Foreclosure valuation source	VARCHAR2(80) BPO= Broker's Price Opinion Appraisal=Appraisal	Name of vendor or management company that provided the foreclosure valuation amount.
Loan type	VARCHAR2(2) 1=FHA Residential 2=VA Residential 3=Conventional w/o PMI 4=Commercial 5=FHA Project 6=Conventional w/PMI 7=HUD 235/265 8=Daily Simple Interest Loan 9=Farm Loan U=Unknown S=Sub prime	Type of loan being serviced generally defined by the existence of certain types of insurance. (ie: FHA, VA, conventional insured, conventional uninsured, SBA, etc.)
Loss mit approval date	DATE(MM/DD/YYYY)	The date determined that the servicer and mortgagor agree to pursue a defined loss mitigation alternative.
Loss mit flag	VARCHAR2(2) Y= Active loss mitigation N=No active loss mitigation	Servicer defined indicator that identifies that the loan is involved in completing aloss mitigation alternative.
Loss mit removal date	DATE(MM/DD/YYYY)	The date that the mortgagor is denied loss mitigation alternatives or the date that the loss mitigation alternative is completed resulting in a current or liquidated loan.
Loss mit type	VARCHAR2(2) L= Loss Mitigation LT=Ligitation pending NP=Pending non-performing sale CH= Charge off DI= Deed in lieu FB= Forbearance plan MO=Modification PC=Partial claim SH=Short sale VA=VA refunding	The defined loss mitigation alternative identified on the loss mit approval date.
Loss mit value	NUMBER(10,2)	Value obtained typically from a BPO prior to foreclosure sale intended to aid in the completion of loss mitigation activity.
Loss mit value date	DATE(MM/DD/YYYY)	Name of vendor or management company that provided the loss mitigation valuation amount.
Loss mit value source	VARCHAR2(15) BPO= Broker's Price Opinion Appraisal=Appraisal	Date that the lostt mitigation valuation amount was completed by vendor or property management company.
LPMI Cost	NUMBER(7,7)	The current premium paid to the PMI company for Lender Paid Mortgage Insurance.
MI certificate number	VARCHAR2(15)	A number that is assigned individually to the loan by the PMI company at the time of origination. Similar to the VA LGC/FHA Case Number in purpose.
MI claim amount paid	NUMBER(15,2)	The amount paid to the servicer by the PMI company as a result of submitting an MI claim.
MI claim funds received date	DATE(MM/DD/YYYY)	Actual date that funds were received from the PMI company as a result of transmitting an MI claim.
Occupancy status	VARCHAR2(1) O=Owner occupied T=Tenant occupied U=Unknown V=Vacant	The most recent status of the property regarding who if anyone is occupying the property. Typically a result of a routine property inspection.
Original loan amount	NUMBER(10,2)	Amount of the contractual obligations (ie: note and mortgage/deed of trust).
Original value amount	NUMBER(10,2)	Appraised value of property as of origination typically determined through the appraisal process.
Origination date	DATE(MM/DD/YYYY)	Date that the contractual obligations (ie: note and mortgage/deed of trust) of the mortgagor was executed.
Post petition due date	DATE(MM/DD/YYYY)	The post petition due date of a loan involved in a chapter 13 bankruptcy.
Property condition	VARCHAR2(2) 1= Excellent 2=Good 3=Average 4=Fair 5=Poor 6=Very poor	Physical condition of the property as most recently reported to the servicer by vendor or property management company.
Property type
VARCHAR2(2)
1=Single family
2=Town house
3=Condo
4=Multifamily
5=Other
6=Prefabricated
B=Commercial
C=Land only
7=Mobile home
U=Unknown
D=Farm
A=Church
P=PUD
R=Row house
O=Co-op
M=Manufactured housing
24= 2-4 family
CT=Condotel
MU=Mixed use
Type of property secured by mortgage such as: single family, 2-4 unit, etc.
Reason for default
VARCHAR2(3)
001=Death of principal mtgr
002=Illness of principal mtgr
003=Illness of mtgr's family member
004=Death of mtgr's family member
005=Marital difficulties
006=Curtailment of income
007=Excessive obligations
008=Abandonment of property
009=Distant employee transfer
011=Property problem
012=Inability to sell property
013=Inability to rent property
014=Military service
015=Other
016=Unemployment
017=Business failure
019=Casualty loss
022=Energy-Environment costs
023= Servicing problems
026= Payment adjustment
027=Payment dispute
029=Transfer ownership pending
030=Fraud
031=Unable to contact borrower
INC=Incarceration
Cause of delinquency as identified by mortgagor.
REO actual closing date	DATE(MM/DD/YYYY)	The actual date that the sale of the REO property closed escrow.
REO flag	VARCHAR2(7) Y=Active REO N=No active REO	Servicer defined indicator that identifies that the property is now Real Estate Owned.
REO list price adjustment amount	NUMBER(15,2)	The most recent listing/pricing amount as updated by the servicer for REO properties.
REO list price adjustment date	DATE(MM/DD/YYYY)	The most recent date that the servicer advised the agent to make an adjustment to the REO listing price.
REO net sales proceeds	NUMBER(10,2)	The actual REO sales price less closing costs paid. The net sales proceeds are identified within the HUD1 settlement statement.
REO original list date	DATE(MM/DD/YYYY)	The initial/first date that the property was listed with an agent as an REO.
REO original list price	NUMBER(15,2)	The initial/first price that was used to list the property with an agent as an REO.
REO repaired value	NUMBER(10,2)	The projected value of the property that is adjusted from the "as is" value assuming necessary repairs have been made to the property as determined by the vendor/property management company.
REO sales price	NUMBER(10,2)	Actual sales price agreed upon by both the purchaser and servicer as documented on the HUD1 settlement statement.
REO scheduled close date	DATE(MM/DD/YYYY)	The date that the sale of the REO property is scheduled to close escrow.
REO value (as is)	NUMBER(10,2)	The value of the property without making any repairs as determined by the vendor/property management copmany.
REO value date	DATE(MM/DD/YYYY)	Date that the vendor or management company completed the valuation of the property resulting in the REO value (as is).
REO value source	VARCHAR2(15) BPO= Broker's Price Opinion Appraisal=Appraisal	Name of vendor or management company that provided the REO value (as is).
Repay first due date	DATE(MM/DD/YYYY)	The due date of the first scheduled payment due under a forbearance or repayment plan agreed to by both the mortgagor and servicer.
Repay next due date	DATE(MM/DD/YYYY)	The due date of the next outstanding payment due under a forbearance or repayment plan agreed to by both the mortgagor and servicer.
Repay plan broken/reinstated/closed date	DATE(MM/DD/YYYY)	The servicer defined date upon which the servicer considers that the plan is no longer in effect as a result of plan completion or mortgagor's failure to remit payments as scheduled.
Repay plan created date	DATE(MM/DD/YYYY)	The date that both the mortgagor and servicer agree to the terms of a forebearance or repayment plan.
Restricted escrow balance	NUMBER(10,2)	Money held in escrow by the mortgage company through completion of repairs to property.
Suspense balance	NUMBER(10,2)	Money submitted to the servicer, credited to the mortgagor's account but not allocated to principal, interest, escrow, etc.
Zip Code	VARCHAR2(5)	US postal zip code that corresponds to property location.

Field	Description	Decimal	Format comment
RPT_DATE	Period Report Cutoff Date	n/a	YYYYMM
Investor	Client ID	n/a	3 digit alphanumeric
Category	Client ID 2nd level	n/a	3 digit alphanumeric
loan_no	Servicer Loan Number	n/a
10 digit loan_no	Servicer Loan Number in 10 digit format	n/a	10 digit
inv_loanno	client loan number	n/a
int_rate	gross scheduled interest rate	5
sf_rate	service fee rate	5
yield	net scheduled interest rate	5
DUE_Date	borrower due date as of cutoff	n/a	MM/DD/YY
PI_CONst	scheduled principal and interest installment	2
beg_sch_bal	beginning of month scheduled unpaid pricipal balance	2
sch_Prn	scheduled pricipal installment	2
Gross_Int	scheduled gross interest installment	2
sch_net_int	scheduled net interest installment	2
Svc_Fee	scheduled service fee	2
Stop Date	scheduled installment stop advancing date	n/a	MM/DD/YY
Stop Prin	current month installment not advanced	2
Stop Int	current month installment not advanced	2
BeG_PRN_BAL	actual beginning principal balance	2
End_Prn_bal	actual ending principal balance	2
prn_coll	actual principal collected during cutoff period	2
int_coll	actual interest collected during cutoff period	2
S_FEE_COLL	actual sf collected during cutoff period	2
PIF Date	paid in full date or liquidation date	n/a	MM/DD/YY
Pif_prin	scheduled principal payoff amount	2
Curt	actual curtailment collections during cutoff	2
Curt_Adj	comp interest on curtailment paid	2
Pool To Security	pool to security balance test	2
Total Prin Adj	curtailment + curtailment interest + pool to security adjustment	2
Principal Collections After Stop	principal collections on stop advance loans during period, after all advanced payments have been repaid	2
Interest Collections After Stop	net interest collections on stop advance loans during period, after all advanced payments have been repaid	2
PPP	prepayment penalty collections during the collection period	2
Fee Code W	prepayment penalty on curtailment collections during the collection period	2
Dlq_Prn	cumulative delinquent principal installments	2
PrePay_Prn	cumulative prepaid principal installments	2
Losses	losses on loans during the collection period	2
End_Sch_bal	ending scheduled unpaid principal balance	2
REMITTANCE	total remittance amount per loan	2

FORM OF BASE LIQUIDATION REPORT

Type of Liquidation:		Neg. Payoff	Investor Loan Number:
Loan Number:			Liq Report Log No:
Lien Position:			Report Date:
REMIC #			Ending Interest Rate:
Original Amount of Loan:			Fixed or Adjustable:
UPB Accrued Int to frcl sale:
Advanced Delinquent Interest:
Date Borrower Paid To:
Borrower's Name:
Property Address:

MSP Bank/Category:
Note Date:
Date of REO:
Disposition Date:
		Amount	Date of Valuation	Type of Valuation
Market Value	AS IS:
Repaired:
Supplemental Value	AS IS:
Repaired:
REO BPO Value:
List Price:
Sales Price:
Proceeds			Expenses
List Price:			Servicing Advances:
Sales Price:			Payee 70R01 Acquisition:
Broker’s Commission			Payee 75R60 REO:
Bonus Commission:			Payee 75R49 Foreclosure:
Lien Purchase/Paid Off:			Payee 75 R36 Escrow:
Seller Closing Costs:			Payee 75R52 Bankruptcy:
Repair Costs:			Discrepancy Amount:
Seller Concessions:			Servicing Advance Total:
Other Closing Costs:			Advances Applied After Liquidation:
Net Proceeds:			Prior Additional Advances:
Escrow Advance:
Escrow Balance:			Interest On Advances:
Suspense Balance:			Other Advances:
Restricted Escrow:			Servicing Advance Holdbacks:
Rental Income Recevied:			Property Inspection:
Insurance Settlement Received:			BPO:
Other:			Lender Placed Insurance:
Total Liquidation Proceeds:			Utilities:
REO Repair Costs:
Total Liquidation Expenses:			Foreclosure Fees:
Bankruptcy:
Net Liquidation Proceeds:			Eviction Costs:
Loan Principal Balance:			Transfer Tax:
Realized Gain/Loss Amount:			Reconveyance Fees:
Other Holdbacks:
Additional Proceeds Applied:			Demand Fee:
Prior Additional Proceeds:			Total Holdbacks:
Loss Severity:			Other Fees (Including Fee Code B):
UPB Accrued Interest to COE:
Notes: Base liq created per Eric Nelson NTH			Advanced Delinquent Interest:
Stopped Delinquent Interest:
Deferred Interest:
Additional Interest:
Total Liquidation Expenses:
Mgr. Approval________________________			Corp. Approval____________________________

EXHIBIT F

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	[X]

SCHEDULE 1

MORTGAGE LOAN SCHEDULE

(AVAILABLE UPON REQUEST)

SCHEDULE 2

PREPAYMENT CHARGE SCHEDULE

(AVAILABLE UPON REQUEST)

SCHEDULE 3

STANDARD FILE LAYOUT- DELINQUENCY REPORTING

Exhibit : Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

Exhibit : Calculation of Realized Loss/Gain Form 332- Instruction Sheet
NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history  (to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.  The total of lines 1 through 12.

3.  Credits:

14-21.      Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________         Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale   Short Sale  Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes                             No
If “Yes”, provide deficiency or cramdown amount ________________________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________		________________
HOA/Condo Fees_______________________		________________
______________________________________		________________
______________________________________		________________
Total Expenses		$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	________________	(18a)
HUD Part A
HUD Part B		________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________		_________________
_________________________________________		_________________
Total Credits		$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

SCHEDULE 4

STANDARD FILE LAYOUT- MASTER SERVICING

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

SCHEDULE 5

STANDARD FILE LAYOUT- SIMPLE INTEREST MORTGAGE LOANS

FldName	FldType	FldSize	PositionOffset	Comments

Loan_Nbr	Text	10	(1:10)	REQUIRED. This is the loan Number as reported to the Investor. Data is left justified - retaining any leading zeros that are part of the loan number.

Svc_Seq_Num	Text	3	(11:13)
Servicer's Sequence Number - for each loan the transactions within the reporting period are assigned a sequence number indicating the order in which they were processed. For example, the first transaction for each loan would have sequence number 1. The next transaction, if any, for that loan would have sequence number 2, and so on. Data is right justified and may or may not have leading zeros.

Trans_Code	Text	6	(14:19)	This is the servicer's transaction code as generated by its accounting system. If supplied, the data is right justified and may or may not have leading zeros.

Trans_Amt	Text	11	(20:30)
REQUIRED. This is the transaction amount for the transaction being reported. This is not necessarily the same amount as the P&I constant, reported elsewhere in this file. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number. If no transaction took place in the reporting period, this field should be filled with zeros(0).

Last_Pay_Eff_Dt	Text	8	(31:38)	This is the last effective payment date for the current transaction. The format should be YYYYMMDD.

Curr_Pay_Eff_Dt	Text	8	(39:46)
REQUIRED. This is the effective payment date of the current transaction. If the Trans_Amt for this transaction is zero, this date will be the same as the Last_Pay_Eff_Dt. The format should be YYYYMMDD.

Beg_Act_Prin_Bal	Text	11	(47:57)
This will be the beginning actual principal balance for the current transaction. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Beg_Accr_Int_Recvd	Tex	11	(58:68)
This is the beginning balance of accrued interest that is unpaid before processing the current transaction. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Curr_Int_Accr	Text	11	(69:79)
This is the current interest accrual for this transaction. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Applied_Int_Amt	Text	11	(80:90)
This is that portion of the transaction amount that is applied against accrued interest. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

End_Accr_Int_Recv	Text	11	(91:101)
REQUIRED. This is the ending balance of accrued interest remaining unpaid after the current transaction is processed. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Applied_Princ_Amt	Text	11	(102:112)
This is that portion of the transaction amount that is being applied against principal when this transaction is processed. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

End_Act_Princ_Bal	Text	11	(113:123)
REQUIRED. This is the ending actual principal balance remaining after the current transaction is processed. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Sched_Secur_Int	Text	9	(124:132)
For Scheduled / Actual deals where the servicer is passing through scheduled interest each period, this is the gross scheduled security interest due from servicer. For these kinds of deals this amount is to be supplied whether or not a payment is being reported. When more than one transaction is being reported on a loan, this field would be populated only for the transaction with sequence number 1. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Serv_Fee_Amt	Text	9	(133:141)
This is the dollar amount of the servicer's fee associated with the current transaction only (each transaction may have a Serv_Fee_Amt associated with it). The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Beg_Defer_Bal	Text	9	(142:150)
This is the beginning balance of the deferred amount (if any) for the current transaction. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Chg_Defer_Bal	Text	9	(151:159)
This is that portion of the transaction amount for the current transaction that is applied to the deferred amount. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

End_Defer_Bal	Text	9	(160:168)
REQUIRED. This is the ending balance of the deferred amount after the current transaction is processed. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Net_Int_Exc_Short	Text	9	(169:177)
Net Simple Interest Excess / Shortfall is the difference between the net interest actually received by the servicer and the net interest passed through to the Investors with respect to current transaction (which is not a payment in full). The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number. Note, if this field is populated, then the fields <Prepay_Int_Exc_Short> and <Net_Int_Advance> will be zero-filled. Only one of these three fields should contain a value.

Prepay_Int_Exc_Short	Text	9	(178:186)
Prepayment Interest Excess / Shortfall is the difference between the net interest actually received by the servicer and the net interest passed through to the Investors with respect to current transaction (which is a payment in full). The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number. Note, if this field is populated, then the fields <Net_Int_Exc_Short> and <Net_Int_Advance> will be zero-filled. Only one of these three fields should contain a value.

Net_Int_Advanc	Text	9	(187:195)
Net Interest Advance is the difference between the net interest actually received by the servicer and the net interest passed through to the Investors for those loans on which no payment has be received during the reporting period. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number. Note, if this field is populated, then the fields <Prepay_Int_Exc_Short> and <Net_Int_Exc_Short> will be zero-filled. Only one of these three fields should contain a value.

Borr_Next_Due_Dt	Text	8	(196:203)	REQUIRED. This is the borrower's next payment due date. The format should be YYYYMMDD.

Borr_Name	Text	30	(204:233)	This is the borrower's name. If possible, please supply as LastName followed by as much of the first name as will fit ("Smith, John"). The data should be left justified.

Pi_Pay_Amt	Text	9	(234:242)
This is the P&I constant payment required under the note. This amount may or may not be the same as the amount reported in the <Trans_Amt> field. The data is right justified and may or may not have leading zeros. The data will have 2 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Gross_Note_Rate	Text	6	(243:248)	This is the current gross loan rate in effect for the current transaction. The data is right justified and may or may not have leading zeros. The data will have 4 decimal places which are implied.

Serv_Fee_Rate	Text	6	(249:254)
This is the servicer's fee rate, if fee is expressed as a rate rather than as a fixed amount. The data is right justified and may or may not have leading zeros. The data will have 4 decimal places which are implied. If the amount is negative, the negative sign must immediately precede the first value in the number.

Action_Code	Text	3	(255:257)	This will be the servicer's reported Action Code. If the code is supplied the data should be left justified.

Reversal_Flag	Text	1	(258:258)	This field will Indicate whether the transaction reported is a reversal. "Y" will indicate a reversal. Any other value indicates that the transaction is not a reversal.

SCHEDULE 6

SERVICING ADVANCE SCHEDULE

[LOAN NUMBER] [PRE-CUT-OFF DATE ADVANCE AMOUNT]

(AVAILABLE UPON REQUEST)

SCHEDULE 7

SCHEDULED MORTGAGE LOANS AS OF THE CUT-OFF DATE

(AVAILABLE UPON REQUEST)